Exhibit 10.1

Option Agreement

Made between
Silver Bull Resources Inc.
and
Minera Metalin S.A, de C.V.
and
Contratistas de Sierra Mojada S.A. de C.V.
and
South32 International Investment Holdings Pty Ltd

Sierra Mojada Project
June 1, 2018

6.3	Affiliate as Operator and Third Party Operator	46
6.4	Authority of Operator	46
6.5	Programs, Budgets and Reports	46
6.6	Operator’s Obligations	47
6.7	Indemnity on Access	49
6.8	Unsafe Acts or Conditions	49
6.9	Obligations to Inform	49
6.10	Property Matters	49
6.11	Technical Committee	50
6.12	Audit	51

7.	Assignment	51
7.1	Assignment by Silver Bull Party	51
7.2	Assignment by South32	52
7.3	Exceptions	52

8.	Force Majeure	52
8.1	Notice of Force Majeure	52
8.2	Force Majeure notice	52
8.3	Obligation to remedy and mitigate	53
8.4	Effect of Force Majeure on Time and Payment	53

9.	Confidential Information	53
9.1	Confidentiality	53
9.2	Public Announcements	54
9.3	Effect of Disclosure	55

10.	Area of Interest	55
10.1	AOI Property	55
10.2	Election to stake or acquire AOI Property	55

11.	Termination and Remedies	56
11.1	Events of Default	56
11.2	Other Rights	57
11.3	Consequences of Termination	57
11.4	Interpretation and Other Matters	57

12.	Disputes and Arbitration	57
12.1	Disputes	57
12.2	Dispute Representatives to Seek Resolution	58
12.3	Arbitration	58
12.4	Inconsistency between Rules and Agreement	59
12.5	Effect of Arbitration	59
12.6	Enforcement	59
12.7	Performance of Obligations During Dispute	59
12.8	Consolidation of Arbitration	60

13.	Notice	60
13.1	Form of Notice	60
13.2	Delivery	60
13.3	Address for Notice	60

14.	General	61
14.1	Parties	61
14.2	Relationship of Parties	61
14.3	No Holding Out	62
14.4	No Obligations	62
14.5	Other Activities and Interests	62
14.6	Recording of this Agreement	62

14.7	Entire Agreement	62
14.8	Amendment and variation	63
14.9	Consents or Approvals	63
14.10	Waiver	63
14.11	Costs and outlays	63
14.12	Manner of Payment	63
14.13	Further Assurances	63
14.14	Special Remedies	63
14.15	Survival	64
14.16	Governing Law	64
14.17	Violation of Law of another Jurisdiction	64
14.18	Language	64
14.19	Corrupt Practices	65
14.20	Severability	66
14.21	Successors and Assigns	66
14.22	Counterparts	66
14.23	Execution – Authorized Officer to Sign	67

Schedule 1 – Property Description
Schedule 2 – Existing Agreements
Schedule 3 - Company Shareholders Agreement
Schedule 4 - Contratistas Shareholders Agreement
Schedule 5 – Year 1 Approved Program
Schedule 6 – Disclosure Schedule

Option Agreement

This Agreement made as of the 1st day of June, 2018
Between:
Silver Bull Resources Inc. of 1610 - 777 Dunsmuir Street, Vancouver, British Columbia, Canada, V7Y 1K4
(“Silver Bull”)
and:
Minera Metalin S.A. de C.V. c/o Silver Bull Resources Inc. of 1610 - 777 Dunsmuir Street, Vancouver, British Columbia, Canada, V7Y 1K4
(“Company”)
and:
Contratistas de Sierra Mojada S.A. de C.V. c/o Silver Bull Resources Inc. of 1610 - 777 Dunsmuir Street, Vancouver, British Columbia, Canada, V7Y 1K4
(“Contratistas”)
and:
South32 International Investment Holdings Pty Ltd (ABN 28 601 444 704) of 108 St Georges Terrace, Perth, Western Australia, Australia 6000
(“South32”)
Introduction
A.	Silver Bull is the legal and beneficial owner of 99.98% of all the issued and outstanding shares of the Company and of 98% of all of the issued and outstanding shares of Contratistas.
B.	The Company is the legal and beneficial owner of the Property and Contratistas conducts operations on the Property.
C.
In accordance with the terms of this Agreement, the Silver Bull Parties have agreed to grant to South32 an option to subscribe for, be issued and become the holder of 70% of all of the issued and outstanding shares of the Company and 70% of all of the issued and outstanding shares of Contratistas.

In consideration of, among other things, the mutual promises contained in this Agreement, the Parties agree as follows:
1.	Definitions and Interpretation
1.1	Definitions
Unless the context otherwise expressly requires, in this Agreement:
(1)	“Acquiring Party” has the meaning given in section 10.1;
(2)	“Additional Income Tax” has the meaning given in section 3.11(1);
(3)	“Additional Qualifying Expenditure” means the amount of Qualifying Expenditure in any Year which is approved by the Technical Committee pursuant to section 6.11(8);
(4)	“Affiliate” means any person which directly or indirectly Controls, is Controlled by, or is under common Control with, a person;
(5)	“Agreement” or “this Agreement” means this document including any schedule or appendix to it;
(6)	“Annual Exploration Report” has the meaning given in section 6.6(12);
(7)
“Anti-Corruption Law” means any anti-corruption Law applicable to any Party (including any Affiliate) or this Agreement, and includes (but is not limited to) the Criminal Code Act 1995 and other applicable Laws of Australia, Canadian Corruption of Foreign Public Officials Act, the Canadian Proceeds of Crime (Money Laundering) and Terrorist Financing Act, the Criminal Code of Canada, Federal and applicable state law of the United States of America regarding corruption and the U.S. Foreign Corrupt Practices Act, and any applicable federal and state law of the United Mexican States regarding Bribery or other corruption (including the Mexican Federal Criminal Code and Mexican General Law of Administrative Responsibilities);

(8)	“Antitrust Authorization” means the authorization required from COFECE in order for South32 to acquire the Option Shares pursuant to the Option;
(9)	“AOI Property” means any interest or right including any Mineral Rights or Other Rights (direct or indirect) in any property which is all or partly within the Area of Interest;
(10)	“AOI Property Notice” has the meaning given in section 10.1;
(11)
“Application Period” means the period commencing on the date on which South32 gives the Silver Bull Parties the Option Exercise Notice and which expires on the date on which the Antitrust Authorization is granted to South32;

(12)
“Approved Budget” means a budget of estimated Qualifying Expenditure approved by the Technical Committee, or failing approval, as approved by South32, relating to the carrying out of an Approved Program or otherwise to be incurred during the period to which an Approved Budget relates and, for certainty, includes any Approved Budget which is increased pursuant to section 6.11(8);

(13)
“Approved Program” means the Year 1 Approved Program, the Year 2 Approved Program, the Year 3 Approved Program or the Year 4 Approved Program, as the context dictates, and, for certainty, includes any Approved Program which is altered or modified pursuant to section 6.11(8);

(14)	“Approved Program and Budget” means a Program and Budget approved by the Technical Committee;
(15)	“Area of Interest” means the land included within the area which is more particularly described and depicted as the Area of Interest in Schedule 1;

(16)
“Assets” means all property or assets of any nature or kind, whether real or personal, tangible or intangible, corporeal or incorporeal, and includes any other interest in that property or those assets;

(17)	“BCICAC” means the British Columbia International Commercial Arbitration Centre and includes any entity which replaces the BCICAC or which substantially succeeds to its powers or functions;
(18)
“Bribery” means the offering, authorising, giving, soliciting or accepting any monetary or other benefit to influence action of a Government Official in an official capacity, or to otherwise influence any person to act improperly. Bribery includes the making of facilitation payments, which are improper payments made to induce required routine official action;

(19)	“Business Day” means any day other than a Saturday, Sunday or a public or statutory holiday in the place where an act is to be performed or a payment is to be made;
(20)	“Capital Advance” has the meaning given in section 3.9(1)(b);
(21)	“Capital Advance Notice” has the meaning given in section 3.9(1);
(22)	“Charter Documents” means a constitution, articles, articles of incorporation, notice of articles, memoranda, by-laws or any similar constating document of a corporate entity;
(23)
“Claim” means any claim, action, proceeding, damage, loss, liability, cost, charge, expense, outgoing, payment or demand of any nature and whether present or future, fixed or unascertained, actual or contingent and whether at law, in equity, under statute, contract or otherwise;

(24)	“COFECE” means the Federal Economic Competition Commission of Mexico (Comisión Federal de Competencia Económica);
(25)	“Company Shareholders Agreement” means an agreement between Silver Bull and South32 (as the shareholders of the Company) and the Company on the terms set out in Schedule 3;
(26)	“Company Shares” means all of the issued and outstanding shares of the Company upon the performance by each Silver Bull Party of all of its obligations under section 4.4;
(27)	“Company Existing Shares” has the meaning given in section 2.2(22)(a);
(28)	“Company Series One Shares” has the meaning given in section 2.2(22)(b);
(29)	“Company Series Two Shares” has the meaning given in section 2.2(22)(b);
(30)	“Completion” means completion by the Parties of the subscription for and the issue of the Option Shares to South32 as provided in section 4;
(31)	“Completion Date” means the date of Completion;
(32)	“Confidential Information” has the meaning given in section 9.1;
(33)	“Confidentiality Agreement” means the confidentiality agreement between Silver Bull and South32 Group Operations Pty Ltd, dated June 7, 2017;
(34)	“Contratistas Existing Shares” has the meaning given in section 2.2(22)(d);
(35)	“Contratistas Series One Shares” has the meaning given in section 2.2(22)(d);

(36)	“Contratistas Shareholders Agreement” means an agreement between Silver Bull and South32 (as the shareholders of Contratistas) and Contratistas on the terms set out in Schedule 4;
(37)	“Contratistas Shares” means all of the issued and outstanding shares of Contratistas upon the performance by each Silver Bull Party of all of its obligations under section 4.4;
(38)
“Control” means, in relation to any person, possession, directly or indirectly, of the power to direct or cause direction of management and policies of that person through ownership of voting securities, contract, voting trust or otherwise;

(39)	“Defaulting Party” has the meaning given in section 11.1(1);
(40)	“Delay Notice” has the meaning given in section 3.6(2);
(41)
“Disclosure Material” means any item of information or any document or communication (whether written or oral or embodied in tangible or electronic form) which has been created or generated by or on behalf of a Silver Bull Party and disclosed and provided by or on behalf of a Silver Bull Party to South32 or its Personnel but, for certainty, does not include Third Party Disclosure Material;

(42)	“Disclosure Schedule” means the schedule titled “Disclosure Schedule” and attached as Schedule 6 to and forming part of this Agreement;
(43)
“Dispute” means a dispute, controversy or Claim arising out of or in relation to this Agreement including in relation to its existence, validity, interpretation, performance, breach or termination of this Agreement;

(44)	“Dispute Notice” has the meaning given in section 12.1;
(45)	“Dispute Representative” has the meaning given in section 12.2;
(46)	“Effective Date” means the date of this Agreement;
(47)
“Effective Date Warranties” means the representations and warranties of the Silver Bull Parties set out in sections 2.2(1), 2.2(2), 2.2(4), 2.2(5), 2.2(8), 2.2(9), 2.2(10), 2.2(11), 2.2(12), 2.2(13), 2.2(14), 2.2(15), 2.2(16), 2.2(17), 2.2(18), 2.2(19), 2.2(20), 2.2(21), 2.2(30), 2.2(31), 2.2(32), 2.2(33), 2.2(34) and 2.2(44);

(48)
“Encumbrance” means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, option, earn-in, licence or licence fee, royalty, production or streaming payment, back-in right, claw-back right, restrictive covenant or other encumbrance of any nature or any agreement to give or create any of the foregoing, whether registerable or not;

(49)	“Environment” means components of the earth including:
(a)	land, air or water;
(b)	any layer of the atmosphere;
(c)	any organic or inorganic matter and any living organism,
and includes interacting natural ecosystems that include any of the components of the kind referred to in sections 1.1(49)(a) to 1.1(49)(c);
(50)
“Environmental Law” means any applicable Law relating to restoration or reclamation of the Property, abatement of pollution, protection of the Environment, protection of wildlife including endangered species, ensuring public safety from environmental hazards, protection of cultural or historic resources, management, storage or control of Regulated Substances, releases or threatened release of Regulated Substances into the Environment (including ambient air, surface water, ground water and land) and all other Laws relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Regulated Substances;

(51)
“Environmental Liabilities” means all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, settlements, costs, disbursements or expenses (including without limitation attorney's fees and experts' fees) of any kind or of any nature whatsoever (including liability for study, testing or investigatory costs, cleanup costs, response actions or costs, removal actions or costs, remediation costs, containment costs, restoration costs, reclamation costs, corrective action costs, closure costs, natural resources damages, nuisances, property damages, business losses, penalties or fines) arising out of, based upon or resulting from, relating to, connected with or caused by the Assets of the Company or operations on or related to the Assets of the Company, however and by whomsoever caused, and whether caused by a breach of or arising under Environmental Laws, or otherwise, including without limiting the generality of the foregoing those existing as, arising from or related to:

(a)	the presence, release, threatened release, discharge or emission into the Environment of any Regulated Substance;
(b)	the violation or alleged violation of any Environmental Law;
(c)	surface, underground, air, ground water, surface water or marine environment contamination;
(d)	reclamation obligations;
(e)	the removal of or failure to remove foundations, structures or equipment; and
(f)	losses or damages suffered, sustained, paid or incurred by third parties as a result of any of the matters described in the foregoing provisions of this definition;
(52)	“Existing Agreements” means those agreements listed in Schedule 2;
(53)	“Existing Share Owners” has the meaning given in section 2.2(22)(f);
(54)	“Existing Shares” means the Company Existing Shares and the Contratistas Existing Shares;
(55)	“Expenditure” means all costs and expenses of whatever kind or nature funded, spent or incurred in the conduct of the Operations on or in relation to the Property including:
(a)
in holding the Property in good standing (including land maintenance costs and any monies expended as required to comply with applicable Law), in curing title defects and in acquiring and maintaining surface and other ancillary rights;

(b)	in preparing for and in the application for and acquisition of environmental and other Permits necessary or desirable to commence and complete exploration and development activities;
(c)	in connection with any applications and necessary studies in order to obtain Permits including the preparation for and attendance at hearings and other meetings related to the Property,

(d)
in undertaking geophysical, geological surveys and airborne surveys, drilling, assaying and metallurgical testing in, on or in respect of the Property, including costs of surface access, assays, metallurgical testing and other tests and analyses (including downhole photography) to determine the quantity and quality of Minerals, water and other materials or substances;

(e)
in the preparation of work programs and the presentation and reporting of data and other results obtained from those work programs including any program for the preparation of any preliminary assessment, technical report, pre-feasibility study, feasibility study or other evaluation of the Property;

(f)	in searching for, digging, trenching, sampling, assaying, testing or working Minerals;
(g)	in transporting samples of Minerals, personnel, supplies, buildings, machinery, tools, appliances or equipment in, to or from the Property;
(h)
in acquiring, erecting and installing improvements or maintenance to site facilities, tools, appliances or equipment to the extent necessary to carry out the Operations the subject of an Approved Program;

(i)	for environmental remediation and rehabilitation as required by applicable Law in connection with the Operations;
(j)	in acquiring or obtaining the use of facilities, equipment or machinery, and for all parts, supplies and consumables;
(k)	for salaries, wages and related costs for Personnel assigned to exploration, evaluation and development activities (other than non-cash items such as stock-based compensation payments);
(l)	in paying assessments or contributions under worker’s compensation, employment insurance, pension or other similar legislation or ordinances relating to the Personnel described in section 1.1(55)(k);
(m)	travelling expenses of all persons engaged in work with respect to and for the benefit of the Property, including for their food, lodging and other reasonable needs;
(n)	payments to contractors or consultants for work done, services rendered or materials supplied;
(o)	the cost of insurance premiums and performance bonds or other security;
(p)	the costs to be incurred in respect of maintenance and reporting of accounts and Expenditures; and
(q)	all Taxes levied against, or in respect of, the foregoing items of Expenditure, the Property, or activities on, or in respect of, the Property, but Expenditure will not in any circumstances include:
(r)	any amount paid under any Related Party Agreement which represents:
(i)
any profit element, mark up or margin on the provision of goods and services which has not been disclosed in writing to South32 on or before the Effective Date or which exceeds ten (10%) of the value of the goods or services the subject of such disclosed Related Party Agreements; or

(ii)
payment for services which exceeds the cash cost of providing such services (such that any payment which relates to stock based compensation payments to Personnel or others will not be or constitute Expenditure);

(s)
severance payments for any person other than employees of the Company or Contratistas who have been engaged by either the Company or Contratistas solely in order to conduct the Operations the subject of Approved Programs and Budgets;

(t)
severance payments for employees of the Company or Contratistas who are involved in the conduct of the Operations that relate to any period other than the Option Period or severance payments for employees of the Company or Contratistas who are involved in the conduct of the Operations whose employment continues or would have continued irrespective of whether or not the Approved Programs and Budgets existed or the Operations the subject of Approved Programs and Budgets are carried out;

(u)	any allocation of cost (including overhead) which does not fairly reflect the proportion of such allocated cost properly attributable to the Operations;
(v)	any Tax on goods and services provided under a Related Party Agreement; or
(w)	any payment made by way of indemnity contained in a Related Party Agreement or in respect of breach of a Related Party Agreement;
(56)
“Exploration Data” means any map, drill core, sample, assay, geological, geophysical, geochemical or other technical report or technical information and any study, design, plan and financial or other record (whether in tangible or electronic form) related to the Property or Operations in the possession, or under the control of, a Party or its Affiliates as at the Effective Date or thereafter acquired by any Party or its Affiliates with respect to the Property;

(57)
“First Tranche” means an advance of capital of not less than three million dollars ($3,000,000) to be advanced by South32 to the Company in accordance with section 3.2 together with, if applicable, any additional advance of capital by South32 to the Company to fund Additional Qualifying Expenditure approved by the Technical Committee;

(58)
“Force Majeure” means, other than as a consequence of the negligence or default of a Party, an event or cause which is beyond the control of the Party claiming force majeure, not able to be overcome by the exercise of reasonable care, proper precautions and the consideration of reasonable alternatives with the intention of avoiding the effects of the force majeure by that Party, and which could not have been reasonably foreseen, and includes (subject to satisfying the requirements of the foregoing):

(a)	an act of God (other than adverse weather);
(b)	earthquakes, cyclones, blizzards, fire or flood;
(c)	acts of war, acts of public enemies, terrorist acts, riots or civil commotions, criminal acts and cartel activities;
(d)
shortages of labour or strikes, interference of trade unions, lockout, secondary boycott, other labour difficulties (without regard to whether such difficulties can be resolved by acceding to the demands of the union);

(e)	break down or destruction of machinery, plant or equipment, delays in transportation, shortages or inability to obtain contractors, machinery, plant or equipment, fuel, transportation or power;
(f)
any action or failure to act within a reasonable time without justifiable cause by any Governmental Authority (including any action or failure to act within a reasonable time without justifiable cause by any duly authorized agent of any such Governmental Authority), including the denial of or delay in granting any Permit upon due application and diligent effort by the Party to obtain same, or the failure once granted to remain (without justifiable cause) in full force and effect or to be renewed on substantially similar terms;

(g)	laws, rules and regulations or orders of any Governmental Authority enacted or made after the Effective Date that cause the Operations to cease;
(h)	injunctions, civil disobedience, protests and other delays and disturbances caused by aboriginal or indigenous peoples that cause the Operations to cease; or
(i)	protests, demonstrations, blockades or other events by environmental lobbyists, non-governmental organisations or local community groups that cause the Operations to cease, but does not include:
(j)	economic hardship, lack of money, credit or markets or inability to pay any sum of money; or
(k)	delays in the performance of the obligations of a Party or its Personnel unless that delay is itself caused by Force Majeure or by the default or negligence of the other Party or its Personnel;
(59)
“Fourth Tranche” means an advance of capital equal to the full amount of the estimated Qualifying Expenditure provided for in the Approved Program (which forms part of the Year 4 Approved Program) to be advanced by South32 to the Company in accordance with section 3.5 together with, if applicable, any additional advance of capital by South32 to the Company to fund Additional Qualifying Expenditure approved by the Technical Committee, which advance of capital must not be less than two million dollars ($2,000,000) but if the aggregate of the First Tranche, the Second Tranche and the Third Tranche exceeds eight million dollars ($8,000,000), then such excess will reduce such minimum;

(60)
“Governmental Authority” means any federal, provincial, state, territorial, regional, municipal, local government or authority, quasi government authority, fiscal or judicial body, government or self-regulatory organisation, commission, board, tribunal, organisation, stock exchange or any regulatory, administrative or other agency, or any political or other subdivision, department, or branch of any of the foregoing including any indigenous or native body (or both, as the case may be) exercising governance powers by right, title or custom;

(61)	“Government Official” includes any:
(a)
individual who is employed by or acting on behalf of a Governmental Authority, a person Controlled by a Governmental Authority (including state owned enterprises) or a public international organisation;

(b)	political party, party official or political office candidate;

(c)	individual who holds or performs the duties of an appointment, office or position created by custom or convention, including, potentially, some tribal leaders and members of royal families; or
(d)	individual who holds themselves out to be the authorised intermediary of any person specified in sections 1.1(61)(a), 1.1(61)(b) and 1.1(61)(c);
(62)	“IFRS” means the international financial reporting standards adopted by the International Accounting Standards Board, as amended from time to time or any successor standards;
(63)	“Indemnified Party” has the meaning given in section 2.6(2);
(64)	“Indemnifying Party” has the meaning given in section 2.6(2);
(65)	“Initial Contribution” has the meaning given in the Company Shareholders Agreement;
(66)	“Insolvent Party” has the meaning given in section 11.1(2);
(67)	“Law” includes:
(a)	Federal, Provincial, State and local government legislation including regulations and by-laws;
(b)	legislation of any jurisdiction other than those referred to in section 1.1(67)(a) with which a Party must comply;
(c)	common law and equity;
(d)	judgments, decrees, writs, administrative interpretations, guidelines, policies, injunctions, orders or the like, of any Governmental Authority with which a Party is legally required to comply; and
(e)	Governmental Authority requirements and consents, certificates, licences, permits and approvals (including conditions in respect of those consents, certificates, licences, permits and approvals);
(68)	“Material Decision” means a decision relating to one or more of the following:
(a)
financial accommodation - the Company or Contratistas entering into borrowings or other financial accommodation resulting in total financial accommodation to, or borrowings of, the Company or Contratistas exceeding fifty thousand dollars ($50,000);

(b)
unusual transactions - the Company or Contratistas entering into any transaction that is not in the ordinary course of its business, or that requires the Company or Contratistas to outlay funds exceeding one percent (1%) of its net tangible Assets;

(c)	provision of loans - the provision of any loan to any person;
(d)
guarantees - the Company or Contratistas entering into or becoming liable under any guarantee or indemnity, or similar arrangement under which the Company or Contratistas may incur liability in respect of the financial obligation of any other person;

(e)	encumbrance - the creation of any Encumbrance over the Assets of the Company or Contratistas in favour of any person;

(f)
Assets - except as expressly contemplated by this Agreement, the sale, transfer, lease, assignment, disposal or acquisition of Assets or any contract to do so where the market value of such Assets or the consideration in respect of the sale or acquisition of such Assets is in excess of twenty five thousand dollars ($25,000);

(g)
winding up - the appointment of a receiver, liquidator or administrator to the Company or Contratistas or any proposal to wind up the Company or Contratistas or make any composition or arrangement with creditors;

(h)
litigation - the commencement or settlement of any litigation, arbitration or other proceedings that will cause, or is likely to cause, the Company or Contratistas to incur liabilities, losses, damages, costs or expenses (including legal costs) in excess of twenty five thousand dollars ($25,000) in aggregate;

(i)	Directors’ fees - the payment of any fee or other remuneration to a director for his or her service as a director of the Company or Contratistas;
(j)
Related Party Transactions - the making or entry into by the Company or Contratistas of any agreement, contract, arrangement or understanding with an Affiliate of the Company or Contratistas, a shareholder of the Company or Contratistas or a shareholder of any Affiliate of the Company or Contratistas other than related party transactions made or entered into in the ordinary course consistent with past practice and which are consistent with related party transactions made or entered into by the Company or Contratistas prior to the Effective Date and which have been expressly disclosed to South32 prior to the Effective Date; or

(k)
Non-Arm’s Length - the making or entry into by the Company or Contratistas of any agreement, contract, arrangement or understanding which is not in the ordinary course of business or which is not on an arm’s length basis at market terms, or both, as the case may be;

(69)	“Metalline” means Metalline, Inc.;
(70)	“Mexico” means the United Mexican States;
(71)
“Mineral Rights” means any claim, prospecting licence, exploration licence, exploration or mining lease, mining licence, mining claim, mineral concession, mineral claim and other forms of mineral tenure (including any application for the grant or issue of any of the foregoing) or other rights to minerals, or to work upon lands for the purpose of searching for, developing or extracting minerals under any form of mineral title recognized under applicable Law in Mexico, whether contractual, statutory or otherwise;

(72)
“Minerals” means all ores, solutions and concentrates or metals derived from them, containing precious, base and industrial minerals (including gems and uranium) which are found in, on or under the Property and may lawfully be explored for, mined and sold under the Mineral Rights and other instruments of title under which the Property is held;

(73)
“NI 43-101” means National Instrument 43-101, “Standards of Disclosure for Mineral Projects” published by the Canadian Securities Administrators, as amended from time to time, as amended from time to time or any successor instrument, rule or policy;

(74)	“Non-Defaulting Party” has the meaning given in section 11.1;
(75)	“Non-operating Party” has the meaning given in section 6.7;
(76)	“Notice” or “notice” has the meaning given in section 13;

(77)
“Operations” means every kind of work done, or activity performed on or in respect of the Property to explore for Minerals including investigating, prospecting, exploring, drilling, analysing, property maintenance, permitting, sampling, assaying, preparation of reports, estimates and studies (including feasibility studies), surveying, rehabilitation, reclamation and environmental protection, and any management and administration necessary to conduct the foregoing work or activities;

(78)	“Operator” means the operator of the Operations prior to the exercise of the Option;
(79)	“Option” has the meaning given in section 3.1(1);
(80)	“Option Agreement Accounts” has the meaning given in section 3.8(1);
(81)	“Option Condition” has the meaning given in section 4.1;
(82)	“Option Exercise Notice” has the meaning given in section 4.2(6);
(83)	“Option Period” means the period from the Effective Date to the earlier of:
(a)	the date on which Completion has been completed; or
(b)	the date on which this Agreement is terminated;
(84)	“Option Shares” means 70% of all of the Company Shares and 70% of all of the issued and outstanding shares of Contratistas;
(85)	“Other Party” has the meaning given in section 10.1;
(86)
“Other Rights” means any interest in real property, whether freehold, leasehold, licence, right of way, easement, any other surface or other right in relation to real property, and any right, licence or permit in relation to the use or diversion of water, but excluding any Mineral Rights;

(87)	“Party” means either Silver Bull, the Company or South32, as the context dictates;
(88)	“Parties” means Silver Bull, the Company and South32;
(89)	“Percentage Interest” has the meaning given in the Company Shareholders Agreement;
(90)
“Permit” means any applicable permit, consent, authorisation, registration, filing, lodgement, notarisation, certificate, endorsement, permission, licence, approval, authority or exemption by or with a Governmental Authority or other person or body having jurisdiction or authority in any way over the subject matter of this Agreement, the Property or the Operations;

(91)	“Permitted Encumbrances” means, with respect to the Property:
(a)	the exceptions and reservations contained in the original grant of the Mineral Rights or contained in any other grant or disposition from the relevant Governmental Authority;
(b)
bona fide easements, rights of way, servitudes or other similar surface rights granted in the ordinary course of business that, if not required to be granted under applicable Law, do not materially impair the exercise of the rights which comprise the Property or use of the Property for the purposes for which it is held which purposes include the exploration for Minerals and the development of a mining project within the mining plots which comprise the Property, and are currently of record in the Mining Public Registry or in the case of surface rights and rights affecting real property, in the corresponding Public Registry of Property, including rights of way and servitudes for highways, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone or cable television conduits, poles, wires or cables;

(c)	rights in the Property which are reserved to or vested in any Governmental Authority by applicable Law;
(d)	any mineral royalty due to any Governmental Authority;
(e)	liens granted in the ordinary course of business to a public utility, municipality or Governmental Authority with respect to operations pertaining to any part of the Property;
(f)	liens for taxes, charges, rates, duties, levies and assessments which relate to obligations not at the time due or delinquent;
(g)
builder’s, mechanic’s, materialmen’s and similar liens in respect of services rendered or goods supplied and undetermined or inchoate liens and charges incidental to current construction or current operation or which relate to obligations not at the time due or delinquent;

(h)	any Encumbrance specifically disclosed in the Technical Report; and
(i)	any Encumbrance expressly created by or arising from this Agreement.
(92)	“Personnel” means:
(a)
in relation to a Party, any of its (or any Affiliates) directors, officers, employees, agents, consultants, invitees, Subcontractors (including Subcontractors’ Personnel) and representatives involved either directly or indirectly in the performance of the Party’s obligations under this Agreement; and

(b)
in relation to a Subcontractor, any of its directors, officers, employees, agents, consultants, invitees, subcontractors or representatives involved either directly or indirectly in the performance of a Party’s obligations under this Agreement;

(93)
“Property” means the Mineral Rights and Other Rights, if any, described in Schedule 1, together with any present or future renewal, extension, modification, substitution, amalgamation or variation of any of those Mineral Rights or Other Rights that derive directly from those Mineral Rights or Other Rights (whether granting or conferring the same, similar or any greater rights and whether extending over the same or a greater or lesser domain) and where the context requires Property will also mean the geographical area which is the subject of the relevant rights;

(94)
“Qualifying Expenditure” means an item of Expenditure that, in accordance with an Approved Program, is permitted to be or qualifies as Qualifying Expenditure for the purposes of this Agreement and, for certainty, Qualifying Expenditure will include any Additional Qualifying Expenditure;

(95)
“Regulated Substances” means all pollutants, contaminants, chemicals, industrial, toxic, hazardous or noxious substances or wastes or any other materials or substances that are now or hereafter prohibited, controlled, prescribed or regulated by any Governmental Authority or applicable Law, or the presence or quantity of which now or hereafter requires reporting, monitoring, investigation, removal or remediation by any Governmental Authority or applicable Law, including:

(a)
any petroleum or petroleum compound (refined or crude), natural gas, natural gas liquids or related hydrocarbons, flammable substance, explosive, radioactive material or any other material or pollutant that poses a hazard or potential hazard to the Environment or any person;

(b)	asbestos or any asbestos-containing material of any kind or character, any materials or substances containing polychlorinated biphenyls or urea formaldehyde insulation;
(c)	any materials or substances designated as a “hazardous waste”, “hazardous substance”, “toxic pollutant” or “contaminant” under any Environmental Law; and
(d)	any materials or substances that are toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous;
(96)	“Representative” means the individual appointed from time to time by a Party to act as a Party’s representative in respect of this Agreement and its subject matter;
(97)	“Related Party” means Silver Bull or an Affiliate of Silver Bull;
(98)	“Related Party Agreement” means any contract or other legally binding transaction, arrangement or understanding between the Company and a Related Party;
(99)	“Report and Budget” means the Year 1 Report and Budget, the Year 2 Report and Budget or the Year 3 Report and Budget, as the context dictates;
(100)	“Rules” has the meaning given in section 12.3(1);
(101)
“Second Tranche” means an advance of capital equal to the full amount of the estimated Qualifying Expenditure provided for in the Approved Program (which forms part of the Year 2 Approved Program) to be advanced by South32 to the Company in accordance with section 3.3 together with, if applicable, any additional advance of capital by South32 to the Company to fund Additional Qualifying Expenditure approved by the Technical Committee, which advance of capital must not be less than three million dollars ($3,000,000) but if the amount of the First Tranche exceeds three million dollars ($3,000,000), then such excess will reduce such minimum;

(102)	“Share Certificates” has the meaning given in section 4.4(4);
(103)	“Silver Bull Party” means either Silver Bull, the Company or Contratistas, as the context dictates;
(104)	“Silver Bull Parties” means Silver Bull, the Company and Contratistas;
(105)	“Silver Bull Records” has the meaning given in section 2.7(2);
(106)
“South32 Initial Funding” means, together, any of the First Tranche, Second Tranche, Third Tranche or Fourth Tranche advanced by South32 to the Company (as an advance of capital) during the Option Period;

(107)	“Subcontractor” means any person engaged by a Party to perform any part of that Party’s obligations under this Agreement and includes a supplier of that Party;
(108)	“Subscription Amount” means the aggregate of the Subscription Price and all advances of capital made by South32 to the Company pursuant to the South32 Initial Funding;
(109)	“Subscription Price”, determined as at the date of the Option Exercise Notice, means one hundred million dollars ($100,000,000) less the aggregate of all South32 Initial Funding;

(110)	“Tax” means:
(a)	a tax, levy, charge, impost, duty, fee, deduction, compulsory loan or withholding; or
(b)	an income, value added tax, customs, mining, stamp or transaction duty, tax or charge,
(or both, as the case may be) that is or may be at any time assessed, levied, imposed or collected by a Governmental Authority and includes interest, fines, penalties, charges, fees or other amounts imposed on or in respect of any of the foregoing;
(111)	“Technical Committee” has the meaning given in section 6.11(1);
(112)	“Technical Report” means the Updated NI 43-101 Technical Report on the Resources of the Sierra Mojada Project Coahuila, Mexico, dated June 8, 2015 with an effective date of May 3, 2015;
(113)	“Third-Party Claim” has the meaning given in section 2.6(2);
(114)
“Third Party Disclosure Material” means any item of information in writing or any document or written communication (whether embodied in tangible or electronic form) which has been created or generated by a person other than a Silver Bull Party or its Personnel and which has been disclosed and provided by or on behalf of a Silver Bull Party to South32 or its Personnel prior to the Effective Date;

(115)
“Third Tranche” means an advance of capital equal to the full amount of the estimated Qualifying Expenditure provided for in the Approved Program (which forms part of the Year 3 Approved Program) to be advanced by South32 to the Company in accordance with section 3.4 together with, if applicable, any additional advance of capital by South32 to the Company to fund Additional Qualifying Expenditure approved by the Technical Committee, which advance of capital must not be less than two million dollars ($2,000,000) but if the aggregate of the First Tranche and the Second Tranche exceeds six million dollars ($6,000,000), then such excess will reduce such minimum;

(116)	“Tranche” means the First Tranche, the Second Tranche, the Third Tranche or the Fourth Tranche, as the context dictates;
(117)	“U.S. GAAP” means generally accepted accounting principles in the United States of America;
(118)	“Unsafe” includes actual or potential hazards and incidents relating to safety, health or the Environment;
(119)	“Warranty Period” means:
(a)
in the case of the representations and warranties set out in sections 2.2(1) to 2.2(14) (inclusive), sections 2.2(19) to 2.2(46) (inclusive) and sections 2.2(55) to 2.2(59) (inclusive), eighteen (18) months; and

(b)	in the case of the representations and warranties set out in sections 2.2(15) to 2.2(18) (inclusive) and sections 2.2(47) to 2.2(51) (inclusive), six (6) years;
(120)
“Year” means each period of 12 successive months, with the first such period commencing on the Effective Date and each successive period commencing on an anniversary of the Effective Date and, for the avoidance of doubt, the “Final Year” will, as the context requires, be the period commencing on an anniversary of the Effective Date occurring immediately prior to the earlier of:

(a)	the date of satisfaction of the Option Condition; or
(b)	the date of termination or expiry of this Agreement;
(121)	“Year 1 Expiration Date” means, subject to sections 3.7, 4.2(7) and 8.4, the date on which Year 1 expires;
(122)	“Year 2 Expiration Date” means, subject to sections 3.7, 4.2(7) and 8.4, the date on which Year 2 expires;
(123)	“Year 3 Expiration Date” means, subject to sections 3.7, 4.2(7) and 8.4, the date on which Year 3 expires;
(124)	“Year 4 Expiration Date” means, subject to sections 3.6, 4.2(7) and 8.4, the date on which Year 4 expires;
(125)
“Year 1 Approved Program” means the program of Operations (and related Approved Budget) to be undertaken in Year 1 set out in Schedule 5 to this Agreement, as altered or modified pursuant to section 6.11(8) (as the case may be);

(126)
“Year 2 Approved Program” means the program of Operations (and related Approved Budget) to be undertaken in Year 2 as approved by the members of the Technical Committee in accordance with section 6.11(6) or approved by South32 in accordance with section 6.11(9) (as the case may be), as altered or modified pursuant to section 6.11(8) (as the case may be);

(127)
“Year 3 Approved Program” means the program of Operations (and related Approved Budget) to be undertaken in Year 3 as approved by the members of the Technical Committee in accordance with section 6.11(6) or approved by South32 in accordance with section 6.11(9) (as the case may be), as altered or modified pursuant to section 6.11(8) (as the case may be);

(128)
“Year 4 Approved Program” means the program of Operations (and related Approved Budget) to be undertaken in Year 4 as approved by the members of the Technical Committee in accordance with section 6.11(6) or approved by South32 in accordance with section 6.11(9) (as the case may be), as altered or modified pursuant to section 6.11(8) (as the case may be);

(129)	“Year 4 Option Exercise Date” has the meaning given in section 4.2(3);
(130)	“Year 1 Report and Budget” has the meaning given in section 6.5(2)(a);
(131)	“Year 2 Report and Budget” has the meaning given in section 6.5(2)(b); and
(132)	“Year 3 Report and Budget” has the meaning given in section 6.5(2)(c).
1.2	Interpretation
Unless the context otherwise expressly requires, in this Agreement:
(1)	the singular includes the plural and conversely and a gender includes all genders;
(2)	if a word or phrase is defined, its other grammatical forms have a corresponding meaning;
(3)	a reference to a person (including a Party) includes an individual, company, other body corporate, association, partnership, firm, joint venture, trust or Governmental Authority;

(4)	a reference to a section, schedule or annexure is a reference to a section of or a schedule or annexure to this Agreement;
(5)	a reference to any party (including a Party) includes that party’s executors, administrators, substitutes (including, but not limited to, persons taking by novation), successors and permitted assigns;
(6)
a reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced except to the extent prohibited by this Agreement or that other agreement or document;

(7)
a reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation, code, by-law, ordinance or statutory instrument issued under it;

(8)	a reference to writing includes a facsimile or electronic mail transmission and any means of reproducing words in a tangible and permanently visible form;
(9)	a reference to, “dollars”, “$” or “USD” is to currency of the United States of America;
(10)	a reference to “CAD$” or “C$” is to the currency of Canada;
(11)	a reference to “MEX$” is to the currency of Mexico;
(12)	the word “including” means “including without limitation” and “include” and, “includes” will be construed similarly;
(13)	headings and any table of contents or index are for convenience only and do not form part of this Agreement or affect its interpretation;
(14)
a provision of this Agreement must not be construed to the disadvantage of a Party merely because that Party was responsible for the preparation of this Agreement or the inclusion of the provision in this Agreement;

(15)	if an act is prescribed to be done on a specified day which is not a Business Day, it must be done instead on the next Business Day;
(16)
where any representation, warranty or other statement in this Agreement is expressed to be given or made by Silver Bull (or the Silver Bull Parties) or South32, as applicable, to its knowledge or is otherwise expressed to be limited in scope to facts or matters known to Silver Bull (or the Silver Bull Parties) or South32, as applicable, or of which Silver Bull (or the Silver Bull Parties) or South32, as applicable, is aware, it will mean such knowledge as is actually known to the directors and officers of Silver Bull or the directors and officers of South32, as applicable, in each case after having made due inquiry; and

(17)
a reference to a thing (including a right, obligation or concept) includes a part of that thing but nothing in this section 1.2(17) implies that performance of part of an obligation constitutes performance of the obligation.

1.3	Parties and Other Matters
During the Option Period the Parties agree that for the purposes of this Agreement:
(1)	a notice given by South32 to one Silver Bull Party will be deemed to have been given to each Silver Bull Party;
(2)	any consent given, or agreement made, by a Silver Bull Party will be deemed to have been given or made (as the case may be) by each Silver Bull Party;

(3)	any consultation by South32 with one Silver Bull Party will be deemed to be consultation by South32 with each Silver Bull Party;
(4)
any election by one Silver Bull Party will be deemed to have been made by each Silver Bull Party and any failure by one Silver Bull Party to make an election will be deemed to be a failure of each Silver Bull Party to make an election;

(5)	a Dispute Representative nominated by a Silver Bull Party will be the Dispute Representative for each Silver Bull Party;
(6)
a breach of any representation or warranty given or made by a Silver Bull Party under this Agreement or a breach of, or failure by, a Silver Bull Party or its Personnel to perform any covenant or obligation of that Silver Bull Party under this Agreement will be deemed to be a breach of failure by each Silver Bull Party;

(7)	if a Silver Bull Party commits or is the subject of an Insolvency Event then each Silver Bull Party will be deemed to have committed or be the subject of that Insolvency Event; and
(8)
any right, power, authority, discretion, right of enforcement or remedy that is capable of exercise by each Silver Bull Party under or in connection with this Agreement will, when exercised by one Silver Bull Party, be deemed to have been exercised by each Silver Bull Party.

1.4	Schedules
The following schedules are attached to and incorporated in this Agreement:
(1)	Schedule 1 – Property Description;
(2)	Schedule 2 – Existing Agreements;
(3)	Schedule 3 – Company Shareholders Agreement;
(4)	Schedule 4 – Contratistas Shareholders Agreement;
(5)	Schedule 5 – Year 1 Approved Program; and
(6)	Schedule 6 – Disclosure Schedule
2.	Representations and Warranties
2.1	Mutual Representations and Warranties
(1)	Silver Bull, the Company and Contratistas, respectively, represent and warrant to South32 and South32 Party represents and warrants to each Silver Bull Party that on the Effective Date:
(a)	it is duly formed, incorporated, amalgamated or continued (as the case may be) and validly exists under the law of its place of formation, incorporation, amalgamation or continuance;
(b)	it is in good standing under the legislation under which it was formed, incorporated, amalgamated or continued (as the case may be);
(c)	it has full legal capacity and power:

(i)	to own its property and assets and to carry on its business; and
(ii)	to enter into this Agreement and to perform its obligations under this Agreement.
(d)
it is or at the relevant time will be directly or indirectly (through an Affiliate) qualified to do business in Coahuila State, Mexico and lawfully authorized to hold Mineral Rights in Coahuila State, Mexico;

(e)	it has taken all action (whether corporate, by its shareholders or otherwise) that is necessary to authorize its entry into this Agreement and to perform its obligations under this Agreement;
(f)
this Agreement constitutes a legal, valid and binding obligation of it enforceable in accordance with its terms by appropriate legal remedy subject to laws generally affecting creditors’ rights and to principles of equity (where applicable);

(g)
the execution, delivery and performance by it of this Agreement does not or will not (with or without the lapse of time, the giving of notice or both) contravene, conflict with or result in a breach of or default under:

(i)	its Charter Documents;
(ii)	any material term or provision of any security arrangement, undertaking, agreement or deed; or
(iii)	any writ, order or injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it or any of its property is bound;
(h)
no litigation, arbitration, mediation, conciliation or administrative proceedings are taking place, pending or, to its knowledge, threatened against it which if adversely decided could, in the reasonable opinion of the Party’s management, have a material adverse effect on the Party’s business, assets (including the Property) or financial condition such as to materially impair its ability to perform its obligations under this Agreement;

(i)	no liquidator, trustee in bankruptcy, receiver or receiver and manager or other external administrator is currently appointed in relation to it or any of its property;
(j)
to its knowledge, there are no facts, matters or circumstances which give any person the right to appoint or to apply to appoint (as the case may be) a liquidator, trustee in bankruptcy, receiver or receiver and manager or other external administrator to it or any of its property; and

(k)
it is unaware of any material facts or circumstances that have not been disclosed in this Agreement, which should be disclosed to each other Party in order to prevent the representations and warranties in this section 2.1(1) from being materially misleading.

(2)
The representations and warranties contained in section 2.1(1) will be treated as made and be binding upon each Party continuously during the term of this Agreement and each Party must immediately notify each other Party if any of its representations and warranties set out in this section 2.1 are not true and correct in any material respect.

2.2	Silver Bull Parties Representations and Warranties
Each Silver Bull Party jointly and severally represents and warrants to South32 that:

Absence of Approvals Required
(1)
except for the Antitrust Authorization, no authorization, approval, order, licence, permit or consent of any Governmental Authority or other third person, and no registration, declaration or filing by any Silver Bull Party with any such Governmental Authority is required in order for any Silver Bull Party:

(a)	to consummate the transactions contemplated by this Agreement;
(b)	to execute and deliver all of the documents and instruments to be delivered by a Silver Bull Party under this Agreement;
(c)	to duly perform and observe the terms and provisions of this Agreement; and
(d)	to render this Agreement legal, valid, binding and enforceable;
The Property and Related Matters
(2)	the Property is properly and accurately described in Schedule 1;
(3)	the Company is the exclusive beneficial and registered or recorded owner of a 100% undivided interest in the Property;
(4)	the Company is legally entitled to hold the Property;
(5)
except as disclosed in section 2.2(5) of the Disclosure Schedule, all of the Mineral Rights comprising the Property are current and in good standing and have been validly and properly located, staked, tagged and recorded (as the case may be) in accordance with the laws of the jurisdiction in which the Property is located and there are no disputes, threatened or now existing of which a Silver Bull Party is aware, as to title to or the staking or recording of, those Mineral Rights;

(6)	except for the Permitted Encumbrances, the Property and each Silver Bull’s Party’s interest in the Property (whether direct or indirect) is free and clear of any Encumbrance;
(7)
without limiting section 2.2(6) except as disclosed in section 2.2(7) of the Disclosure Schedule, there are no outstanding agreements, options or other arrangements to acquire or purchase the Property or any interest in the Property and no person has any royalty or other interest whatsoever in production or profits from the Property;

(8)
each Silver Bull Party has made available to South32 all material Exploration Data in its possession as at the Effective Date and such Exploration Data is true and correct (to the knowledge of the Silver Bull Parties) in all material respects and no relevant Exploration Data in respect of the Property has been withheld;

(9)
except as disclosed in section 2.2(9) of the Disclosure Schedule, the Company has obtained or acquired all authorizations, rights or powers necessary in, over or to the surface area of the Property to access the Property and to conduct Operations on the Property necessary to be obtained or acquired as at the Effective Date;

(10)
all work, payment or expenditure obligations applicable to the Property, all reports or evidence of the work or expenditure and other requirements to be satisfied or filed to keep the Property in good standing which were to have been satisfied by the Effective Date have been satisfied or filed to the satisfaction of the applicable Governmental Authority;

(11)
all rentals, taxes, assessments and renewal fees and other governmental charges applicable to, or imposed on, the Property which were due to be paid on or before the Effective Date have been paid in full;

(12)
except as disclosed in section 2.2(12) of the Disclosure Schedule, there are no actual, alleged, or, to the knowledge of the Silver Bull Parties, threatened adverse claims, challenges, suits, actions, prosecutions, investigations or proceedings against or to, the ownership of, or title to, the Property or of any challenge to the Company’s right, title or interest in the Property nor to the knowledge of each Silver Bull Party is there any basis for any of the foregoing;

(13)
each Silver Bull Party has no notice, or knowledge, of any proposal to terminate or vary the terms of or rights attaching to, the Property from any Governmental Authority or other person having jurisdiction in any way over the Property;

(14)
the Property does not lie within any protected area, rescued area, reserve, reservation or reserved area as designated by any Governmental Authority having jurisdiction, that would impair the exploration for Minerals or the development of a mining project on the Property;

(15)
except as disclosed in section 2.2(15) of the Disclosure Schedule, the Property and the Company are not subject to any Environmental Liabilities nor to the knowledge of each Silver Bull Party is there any basis for the Property and the Company to be subject to any Environmental Liabilities;

(16)
except as disclosed in section 2.2(16) of the Disclosure Schedule, there are no orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Property or the conduct of the business related to the Property, nor to the best of the Silver Bull Parties’ knowledge has any activity by the Company or Contratistas on the Property been in violation of any applicable Environmental Law, and to their knowledge, conditions on and relating to the Property are in compliance with that Environmental Law;

(17)
except as disclosed in section 2.2(18) of the Disclosure Schedule, there has been no material spill, discharge, leak, emission, ejection, escape, dumping, or any release or threatened release of any Regulated Substance from, on, in or under the Property or into the Environment by the Company or Contratistas, except releases expressly permitted or otherwise authorized by applicable Law;

(18)
except as disclosed in section 2.2(18) of the Disclosure Schedule and except as is expressly permitted by the terms of the Mineral Rights comprising the Property, no Regulated Substance has been treated, disposed of or is located or stored on the Property as a result of activities of a Silver Bull Party or, to its knowledge, its predecessors in title or interest;

(19)
except as disclosed in section 2.2(19) of the Disclosure Schedule, to the knowledge of each Silver Bull Party, there is no pending or ongoing claims or actions taken by or on behalf of any native or aboriginal persons, community groups or non-governmental organizations with respect to the Property or the operations and activities of the Company on, in or with respect to the Property and no archaeological remains have been found on the surface of the Property;

Compliance with Applicable Law
(20)
each Silver Bull Party and its Personnel, and, to its knowledge, its predecessors in title or interest, have conducted its business, operations and activities (including all activities to acquire interests in, on or in respect of the Property) in compliance in all material respects with all applicable Law (including Anti-corruption Law);

(21)	each Silver Bull Party, its Personnel and its Affiliates have not engaged in any conduct that is in breach of section 14.19;

Existing Shares
(22)	as at the Effective Date:
(a)	the issued and outstanding share capital of the Company consists of 556,393,500 shares with a par value of MEX$ 556,393,500.00 (“Company Existing Shares”);
(b)
50,000 of the Company Existing Shares are “Series One” representing the fixed portion of the capital stock of the Company (“Company Series One Shares”), and 556,343,500 of the Company Existing Shares are “Series Two” representing the variable portion of the capital stock of the Company (“Company Series Two Shares”);

(c)
Silver Bull is the registered legal owner of 49,999 of the Company Series One Shares, and of 556,343,500 of the Company Series Two Shares and Metalline is the registered legal owner of one (1) Company Series One Share;

(d)
the issued and outstanding share capital of Contratistas consists of 50 shares with a par value of MEX$ 50,000.00 (“Contratistas Existing Shares”) and all of the Contratistas Existing Shares are “Series One” representing the fixed portion of the capital stock of Contratistas (“Contratistas Series One Shares”);

(e)	Silver Bull is the registered legal owner of 49 of the Contratistas Series One Shares and Metalline is the registered legal owner of 1 (one) Contratistas Series One Share; and
(f)	Silver Bull and Metalline own all of the Existing Shares (“Existing Share Owners”).
The Existing Shares are ordinary shares and do not grant to or confer on the Existing Share Owners any preferential, pre-emptive or other third party rights;
(23)
the Existing Share Owners are the registered, legal and beneficial owner of 100% of the Existing Shares, have good and marketable title to the Existing Shares and the Existing Shares are free and clear of any Encumbrance or third party claim;

(24)	the Existing Share Owners have not given or agreed to give any Encumbrance over any of the Existing Shares;
(25)	the Existing Shares have been validly issued and fully paid and no moneys are owing in respect of them;
(26)
none of the Existing Shares has been issued in violation of any preferential, pre-emptive or other third party rights and the Company and Contratistas has not declared any dividend or other distribution and is not under any obligation to redeem or repurchase any shares or other securities issued by it;

(27)	there is no shareholder agreement, voting trust, proxy or other agreement or understanding relating to the voting of the Existing Shares;
(28)
except for this Agreement, there are no agreements, arrangements or understandings in effect under which the Company or Contratistas is obliged at any time to issue any shares or other securities of the Company or Contratistas;

(29)
no person has any agreement, right (including any pre-emptive right) or option, present or future, contingent, absolute or capable of becoming an agreement, or which will with the passage of time or the occurrence of any event become an agreement, right (including a pre-emptive right) or option to acquire any Existing Shares;

Option Shares
(30)	upon issue by the Company and Contratistas the Option Shares will be validly allotted and fully paid and no money will owing in respect of them;
(31)
upon issue by the Company and Contratistas no Option Shares will be issued in violation of any preferential, pre-emptive or other rights of others and the Company and Contratistas will have irrevocably and expressly waived any preferential or pre-emptive rights to subscribe for or acquire the Option Shares or any of them. The Company and Contratistas will not declare any dividend or other distribution in respect of the Option Shares and will not be under any obligation to redeem or repurchase any of the Option Shares;

(32)
except as provided, respectively, in the Company Shareholders Agreement and the Contratistas Shareholders Agreement, upon issue by the Company and Contratistas of the Option Shares there will be no shareholder agreement, voting trust, proxy or other agreement or understanding relating to the voting of the Option Shares;

(33)
except as provided, respectively, in the Company Shareholders Agreement and the Contratistas Shareholders Agreement, upon issue by the Company and Contratistas of the Option Shares there will be no agreements, arrangements or understandings in place in respect of the Option Shares under which the Company or Contratistas is obliged at any time to issue any shares or other securities in the Company or Contratistas;

(34)
upon issue by the Company and Contratistas of the Option Shares no person will have any agreement, right or option, present or future, contingent, absolute or capable of becoming an agreement, or which will with the passage of time or the occurrence of any event become an agreement, right or option to acquire the Option Shares or any of them;

(35)
upon issue by the Company and Contratistas the Option Shares will grant full voting and economic rights, with no restrictions whatsoever, and will be issued as part of the variable portion of the capital stock of the Company and Contratistas, respectively;

No Indebtedness, Security or Claims
(36)
except as disclosed in section 2.2(36) of the Disclosure Schedule and other than as expressly contemplated by or incurred pursuant to Approved Programs, the Company has no liabilities or obligations whatsoever (whether accrued, absolute, contingent or otherwise);

(37)
without limiting section 2.2(36) and except as disclosed in section 2.2(37) of the Disclosure Schedule, the Company and Contratistas is not indebted to Silver Bull, its Personnel or any Affiliate of Silver Bull, on any account whatsoever;

(38)
except for the Permitted Encumbrances, the Company and its Assets and Contratistas and its Assets are not the subject of any Encumbrance and the Company and Contratistas, respectively, has not given or agreed to give any Encumbrance over it or its Assets (or both);

(39)
except as disclosed in section 2.2(39) of the Disclosure Schedule, to the Silver Bull Parties’ knowledge, no person has any Claim of any nature against the Company or its Assets or Contratistas and its Assets;

Absence of Investments or Agreements
(40)
except as disclosed in section 2.2(40) of the Disclosure Schedule, the Company and Contratistas do not own any shares or other securities in any person and has no obligation to acquire any Assets from, or any interest in, any person;

(41)
except as disclosed in this Agreement and in Schedule 2, the Company and Contratistas have not made or entered into any material contract, agreement, arrangement or understanding (including with any Government Authority) which is still in force and effect and which are in respect of or which pertain to the Property, the Company or Contratistas;

Assets of Company
(42)	except for the Permitted Encumbrances, the Company and Contratistas each own and possess and has a good marketable title to its Assets free and clear of all Encumbrances;
(43)
except for the Permitted Encumbrances, no person has any agreement, right (including any pre-emptive right) or option, present or future, contingent, absolute or capable of becoming an agreement, or which will with the passage of time or the occurrence of any event become an agreement, right (including a pre-emptive right) or option to acquire:

(a)	the Assets of the Company or any of them or an interest (whether direct or indirect) in the Assets of the Company; or
(b)	the Assets of Contratistas or any of them or an interest (whether direct or indirect) in the Assets of Contratistas;
(44)
all Permits required as at the Effective Date for the uses to which the Assets of the Company have been put, have been obtained in compliance with all applicable Law (including Anti-corruption Law) and, to the knowledge of each Silver Bull Party, are in good standing;

Corporate Records/Books and Records of the Company
(45)
the corporate records of the Company and Contratistas, as required to be maintained by it pursuant to applicable Law, are accurate, complete and up to date in all material respects, and are maintained at the records office of the Company and Contratistas. Without limiting the foregoing, the minute books of the Company and Contratistas contain true, correct and complete copies of the minutes of every meeting of its board of directors and of its shareholders and every written resolution of its directors and shareholders during the periods covered by such minute books. All corporate proceedings and actions reflected in the corporate records of the Company and Contratistas (including the minute books) have been, in all material respects, conducted or taken in compliance with applicable Law and with the Charter Documents of the Company and of Contratistas;

(46)
all transactions of the Company and Contratistas have been properly and accurately recorded in the appropriate books and records of the Company and Contratistas and such books and records are correct and complete in all material respects and have been maintained and retained in accordance with applicable Law, including tax and corporate laws and regulations, accounting requirements and good business practice in the jurisdictions where the Company and Contratistas operate;

Tax and Tax Returns of the Company
(47)	all Tax and other information returns required to be filed with respect to:

(a)	the Company or its Assets (including the relevant parts of the Property), business or income; and
(b)	Contratistas or its Assets, business or income,
for all previous years or other reporting periods, under applicable Law (including the laws of Canada and Mexico) have been prepared and duly filed on or before their respective due dates or as such dates may have been extended in accordance with applicable Law, and all amounts due and owing in respect of such returns, for all previous years or other reporting periods, whether for Tax, interest, penalties or otherwise, have been duly paid, and all required instalments that have become due have been paid by their due dates;
(48)
all the Tax and information returns referred to in section 2.2(47) have been completed accurately and correctly in all material respects, no Claim has been asserted against the Company or Contratistas with respect to any Taxes arising with respect to the income of the Company or Contratistas for any period and there are no agreements, waivers or other arrangements providing for extensions of time with respect to the filing of any return or the payment of any Tax or the assessment or collection of unpaid Tax with respect to the income of the Company or Contratistas;

(49)
there are no tax audits, reviews, examinations, actions, suits, proceedings, investigations or claims now threatened or pending against the Company or Contratistas with respect to any unpaid Tax, nor are there any matters under discussion with any Governmental Authority of Canada or Mexico relating to any amount of unpaid Tax in any taxation periods that remain open for assessment or reassessment as of the Effective Date;

(50)
to the Silver Bull Parties’ knowledge there are no contingent Tax liabilities of the Company or Contratistas nor are there any grounds that would prompt a reassessment for Tax purposes of the Company or Contratistas, including grounds based on aggressive unlawful treatment of income and expenses;

(51)
to the Silver Bull Parties’ knowledge, the financial statements, tax accounting records and schedules attached to the corporate income tax returns as filed by the Company and Contratistas for each of its taxation years reflect and disclose all transactions to which the Company or Contratistas (as the case may be) was a party as required by the applicable revenue or tax Laws of Canada and Mexico and all of the transactions to which the Company or Contratistas (as the case may be) was or is a party are reflected or disclosed in such financial statements and schedules and the corporate income tax returns and schedules have been duly and accurately completed in all material respects as required by the applicable revenue and tax Laws of Canada and Mexico;

(52)
the Company and Contratistas retain all tax accounting and corporate records required by Law to support any tax or accounting position, filing or claim with respect to Taxes imposed by Mexico within the statutory period provided by applicable tax Laws;

(53)	neither the Company nor Contratistas have ever:
(a)	been a member of an affiliated group of corporations; or
(b)	been included in any “consolidated”, “unitary” or “combined” tax return;
(54)
all Taxes that the Company and Contratistas are (or were) required by Law to withhold or collect in connection with amounts paid to any employee, independent contractor, creditor, shareholder, member or other third party have been duly withheld or collected, and have been timely paid over to the proper Governmental Authorities to the extent due and payable;

Existing Agreements
(55)	the Company and Contratistas is not in default of any covenant or agreement arising under or by virtue of the Existing Agreements to which it is a party;
(56)	the Company and Contratistas has made available to South32 complete, true and accurate copies of all the Existing Agreements to which it is a party;
(57)
the creation of the Option, the execution and delivery of this Agreement and the performance by the Silver Bull Parties of their respective obligations under this Agreement and the other documents and agreements referred to in this Agreement, does not and will not constitute a breach of, or default under, any Existing Agreement;

Accuracy of Information
(58)	the Disclosure Material that was provided by or on behalf of each Silver Bull Party was provided in good faith and in so doing each Silver Bull Party has, to its knowledge, not:
(a)
omitted anything material to the Assets of the Company or Contratistas including the relevant parts of the Property or to the Company or Contratistas from such Disclosure Material that has not separately been disclosed in writing to South32; or

(b)	included anything materially misleading in such Disclosure Material;
(59)
subject to section 2.3(5), the Third Party Disclosure Material that was provided by or on behalf of each Silver Bull Party was provided in good faith and in so doing each Silver Bull Party has, to its knowledge, not:

(a)
omitted to disclose or provide any material Third Party Disclosure Material relevant to the Assets of the Company or Contratistas including the Property or to the Company or Contratistas that was or is in the possession or under the control of a Silver Bull Party that has not separately been disclosed in writing to South32; or

(b)	included anything that is materially inaccurate or materially misleading in such Third Party Disclosure Material; and;
(60)
it is unaware of any material facts or circumstances that have not been disclosed in this Agreement, which should be disclosed to South32 in order to prevent the representations and warranties in this section 2.2 from being materially misleading.

2.3	When Warranties Given and Breach
(1)	South32 acknowledges and agrees that the Effective Date Warranties are given and made only as of and at the Effective Date.
(2)	Except for the Effective Date Warranties, the representations and warranties given in and under section 2.2:
(a)
will be treated as made and be binding upon each Silver Bull Party continuously during the period commencing on and from the Effective Date to that date which is the day immediately prior to the date of exercise by South32 of the Option;

(b)	without limiting section 2.3(2)(a), will be treated as re-made and be binding upon each Silver Bull Party as at the time immediately before Completion; and
(c)	subject to section 2.3(5), will remain in full force and effect after the Completion Date despite Completion.

(3)
No Silver Bull Party will have any liability, obligation or other responsibility whatsoever to South32 arising out of a breach of, or inaccuracy in, any representation or warranty of a Silver Bull Party given or made in this Agreement if South32 had actual knowledge of such breach or inaccuracy on or prior to the Effective Date, it being acknowledged by South32 that it has had the opportunity to conduct due diligence and investigation with respect to the Silver Bull Parties and the Property. For purposes of this section 2.3(3), “knowledge” of South32 is limited to the actual knowledge of South32, its directors and officers and Darryl Steane and Mirek Wozga (both being employees and respectively being a manager corporate development and a senior manager resource evaluation) obtained in connection with this Agreement and the transactions contemplated by this Agreement.

(4)
In addition and with reference to section 2.3(3), no Party will be entitled to indemnification in respect of a Claim for breach of, or inaccuracy in, any representation or warranty given or made in this Agreement to the extent that this Agreement or any one or more of the sections to the Disclosure Schedule describes facts or events which make it reasonably apparent that an exception to the representation or warranty which gives rise to the Claim is made in this Agreement or in the applicable portion of the Disclosure Schedule, whether or not so stated in that specific representation or warranty or that specific section of the Disclosure Schedule.

(5)
Except to the extent set out in section 2.2(59), South32 acknowledges and agrees that no Silver Bull Party has given or made any representation or warranty (whether express, implied or otherwise) in respect of the Third Party Disclosure Material including that the Third Party Disclosure Material is free of inaccuracies, errors or is complete.

(6)
Except for the Effective Date Warranties, all representations and warranties set out in section 2.2 will survive the Completion Date for the Warranty Period, after which time neither Party will have any further liability under this Agreement with respect to such representations or warranties, except in respect of any claim with respect to any breach of any such representation and warranty made or brought in writing by a Party against another Party in accordance with this Agreement prior to the expiration of the Warranty Period or in respect of a claim against a Party based on fraud or willful misconduct.

(7)	For the purposes of section 2.3(2)(b), a reference in section 2.2(44) to the Effective Date will be taken to be a reference to the time immediately before Completion.
2.4	Silver Bull Indemnity
(1)	Subject to sections 2.3 and 2.6, Silver Bull indemnifies and must keep indemnified South32 from and against any Claim which South32 suffers, sustains or incurs arising out of or in connection with:
(a)	the breach of any representation or warranty given or made by a Silver Bull Party under this Agreement;
(b)	the breach of, or failure by, a Silver Bull Party to perform any covenant or obligation of that Silver Bull Party under this Agreement; or
(c)
any act, matter, event or other circumstance that occurred or arose in connection with the Property or the Company from April 16, 2010 to the Effective Date including the presence, release or discharge of any Regulated Substance.

(2)	It is not necessary for South32 to make an out-of-pocket payment before enforcing a right of indemnity conferred by this Agreement.

(3)	A Silver Bull Party must promptly give notice to South32 in the event that there is a material breach of a representation or warranty given or made by a Silver Bull Party under this Agreement.
(4)
A Silver Bull Party must promptly give notice to South32 if at any time during the Option Period any Silver Bull Party becomes aware of any matter, fact, circumstance or thing that would constitute a material breach of a representation or warranty given or made by a Silver Bull Party in sections 2.2(12), 2.2(13), 2.2(15), 2.2(16), 2.2(17), 2.2(18) and 2.2(19) if such representations and warranties continued to be binding on the Silver Bull Parties during the Option Period.

2.5	South32 Indemnity
(1)
Subject to sections 2.3 and 2.6, South32 indemnifies and must keep indemnified each Silver Bull Party from and against any Claim which a Silver Bull Party suffers, sustains or incurs arising out of or in connection with:

(a)	the breach of any representation or warranty given or made by South32 under this Agreement; or
(b)	the breach of, or failure by, a South32 to perform any covenant or obligation of South32 under this Agreement.
(2)	It is not necessary for a Silver Bull Party to make an out-of-pocket payment before enforcing a right of indemnity conferred by this Agreement.
(3)	South32 must promptly give notice to the Silver Bull Parties in the event that there is a material breach of a representation or warranty given or made by South32 under this Agreement.
2.6	Indemnification and Third-Party Claims
(1)
All claims for indemnification by any indemnified Party under section 2.4 or section 2.5 (as the case may be) as to a third party claim asserted or initiated against such indemnified Party must be asserted and resolved as set out in this section 2.6.

(2)
If any third person notifies any Party indemnified under section 2.4 or section 2.5 (“Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against a Party (“Indemnifying Party”) under section 2.4 or section 2.5 (as the case may be), then the Indemnified Party must promptly (and in any event within fourteen (14) days after receiving notice of the Third-Party Claim from such third party) notify the Indemnifying Party of the Third-Party Claim.

(3)
Notwithstanding section 2.6(2), no delay on the part of an Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party of any of its obligations under section 2.4 or section 2.5 (as the case may be) unless and then solely to the extent that the Indemnifying Party is irrevocably prejudiced by such delay.

(4)
The notice given by an Indemnified Party under section 2.6(2) must include a description of the Third-Party Claim and copies of all documents relating to the Third-Party Claim.  Any Indemnifying Party will have the right to assume and thereafter conduct the defence of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party. The Indemnified Party will have the right to retain its own counsel at its own cost unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defenses), in which case the cost of such counsel must be paid by the Indemnifying Party. Notwithstanding the foregoing the Indemnifying Party must not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless the judgment or proposed settlement fully releases such Indemnified Party with respect to such Third-Party Claim or involves only the payment of money damages that are covered in full by the indemnity and does not impose an injunction or other equitable relief upon the Indemnified Party and is subject to confidentiality provisions acceptable to the Indemnified Party (which approval of such provisions must not be unreasonably withheld, conditioned or delayed by the Indemnified Party).

(5)
An election to assume the defence of a Third-Party Claim will not be deemed to be an admission that the Indemnifying Party is liable to the Indemnified Party in respect of such Third-Party Claim.  Unless and until an Indemnifying Party assumes the defence of the Third-Party Claim as provided for in this section 2.6 the Indemnified Party may defend against the Third-Party Claim in any manner it reasonably may deem appropriate.

(6)	To the extent the Indemnifying Party controls or participates in the defence, settlement or compromise of a Third-Party Claim, the Indemnified Party must, from time to time:
(a)
provide the Indemnifying Party and its counsel access to, during normal business hours, documentation and other information of the Indemnified Party relevant to the Third-Party Claim but excluding any documentation or advice (whether in permanent or electronic form):

(i)	the disclosure of which would cause the Indemnified Party to breach any contract of insurance to which the Indemnified Party or its Affiliates is a party; or
(ii)	which is the subject of legal professional privilege; or
(iii)	which is confidential or proprietary information of the Indemnified Party;
(b)	permit the Indemnifying Party and its counsel to consult with the Personnel and counsel of the Indemnified Party; and
(c)
cooperate with the Indemnifying Party in any reasonable manner requested by the Indemnifying Party and use commercially reasonable efforts to assist the Indemnifying Party in the defence, settlement or compromise of such Third-Party Claim as and when requested by the Indemnifying Party.

2.7	South32 Access
(1)
At any time prior to the expiration of the Option Period and upon reasonable prior written notice, the Silver Bull Parties will deliver, grant access or otherwise cause to be made available to South32 and its authorized Personnel all information (whether in tangible or electronic form) comprising or relating to the Assets of the Company or Contratistas, the Company, Contratistas, the Disclosure Material, the Exploration Data and the Property.

(2)
The Silver Bull Parties authorize South32 (and any of its authorized Personnel) to access, examine, audit and make copies (in a paper and electronic form) of any of the information and other documents and records provided pursuant to section 2.7(1) (“Silver Bull Records”).

(3)
The Silver Bull Parties will, at the risk and cost of South32 and upon reasonable notice, give South32 and any of its authorized Personnel access to the Property to conduct such inspections and investigations of the Property as South32 considers fit. In connection with and to facilitate such access to the Property by South32 and any of its authorized Personnel, reasonable assistance will be provided by the Silver Bull Parties to South32 at no additional cost to South32.

(4)
In connection with any review, access or investigation conducted by South32 pursuant to this section 2.7, the Silver Bull Parties will, upon reasonable notice, grant access to or otherwise make available for the purposes of conducting interviews or meetings, any relevant Personnel of the Silver Bull Parties.

3.	Option
3.1	Right to Subscribe
(1)
On the terms and conditions set out in this Agreement, the Silver Bull Parties hereby grant to South32 the sole, exclusive and irrevocable right for South32 to subscribe for from, respectively, the Company and Contratistas, be issued and to acquire (in the manner specified in section 4) 70% of the Company Shares and 70% of the Contratistas Shares (“Option”) free and clear of any Encumbrance.

(2)
To give effect to the grant of the Option by the Silver Bull Parties pursuant to section 3.1(1), the Silver Bull Parties must, and must cause Metalline to, waive all preferential or pre-emptive rights to subscribe for the Option Shares or any portion of the Option Shares, and must carry out, and cause Metalline to carry out, all corporate acts required for the Company and Contratistas, respectively, to issue the Option Shares, including voting the Existing Shares at a meeting of the shareholders of each of the Company and Contratistas so as to authorize the issue the Option Shares upon the exercise of the Option by South32 in accordance with section 4.2(6).

3.2 First Tranche
(1)
To maintain the Option in good standing in Year 1, South32 must, in accordance with section 3.9, advance to the Company the First Tranche to fund the Qualifying Expenditures to be incurred in undertaking the Operations contemplated by the Year 1 Approved Program.

(2)
If pursuant to section 6.11(8) the Technical Committee approves an alteration or modification of the Year 1 Approved Program and an increase in the Approved Budget that relates to the Year 1 Program, then South32 must, in accordance with section 3.9, make an additional advance of capital to the Company to fund the Additional Qualifying Expenditure.

(3)
Subject to and in accordance with section 6, the Operator must use commercially reasonable efforts to apply the entire First Tranche to fund the Qualifying Expenditures to be incurred in undertaking the Operations contemplated by the Year 1 Approved Program within Year 1.

(4)	If the Operator does not apply the entire First Tranche as required by section 3.2(3) then as long as the Operator has otherwise complied with its obligations under section 3.2(3):
(a)	no Party will be taken to be in default of this Agreement; and
(b)
any amount of the First Tranche not applied will be held by the Operator and carried forward and applied solely to fund the Qualifying Expenditures to be incurred in undertaking the Operations contemplated by the Year 2 Approved Program.

3.3 Second Tranche
(1)
Subject to exercise of the Option, to maintain the Option in good standing in Year 2, South32 must, in accordance with section 3.9 and after the date on which South32 gives the Silver Bull Parties notice under section 4.2(1)(a)(i), advance to the Company the Second Tranche to fund the Qualifying Expenditures to be incurred in undertaking the Operations contemplated by the Year 2 Approved Program.

(2)
If pursuant to section 6.11(8) the Technical Committee approves an alteration or modification of the Year 2 Approved Program and an increase in the Approved Budget that relates to the Year 2 Program, then South32 must, in accordance with section 3.9, make an additional advance of capital to the Company to fund the Additional Qualifying Expenditure.

(3)
Subject to and in accordance with section 6, the Operator must use commercially reasonable efforts to apply the entire Second Tranche to fund the Qualifying Expenditures to be incurred in undertaking the Operations contemplated by the Year 2 Approved Program within Year 2.

(4)	If the Operator does not apply the entire Second Tranche as required by section 3.3(3) then as long as the Operator has otherwise complied with its obligations under section 3.3(3):
(a)	no Party will be taken to be in default of this Agreement; and
(b)
any amount of the Second Tranche not applied will be held by the Operator and carried forward and applied solely to fund the Qualifying Expenditures to be incurred in undertaking the Operations contemplated by the Year 3 Approved Program.

3.4 Third Tranche
(1)
Subject to the exercise of the Option, to maintain the Option in good standing in Year 3, South32 must, in accordance with section 3.9 and after the date on which South32 gives the Silver Bull Parties notice under section 4.2(2)(a)(i), advance to the Company the Third Tranche to fund the Qualifying Expenditures to be incurred in undertaking the Operations contemplated by the Year 3 Approved Program.

(2)
If pursuant to section 6.11(8) the Technical Committee approves the alteration or modification of the Year 3 Approved Program and an increase in the Approved Budget that relates to the Year 3 Program, then South32 must, in accordance with section 3.9, make an additional advance of capital to the Company to fund the Additional Qualifying Expenditure.

(3)
Subject to and in accordance with section 6, the Operator must use commercially reasonable efforts to apply the entire Third Tranche to fund the Qualifying Expenditures to be incurred in undertaking the Operations contemplated by the Year 3 Approved Program within Year 3.

(4)	If the Operator does not apply the entire Third Tranche as required by section 3.4(3) then as long as the Operator has otherwise complied with its obligations under section 3.4(3):
(a)	no Party will be taken to be in default of this Agreement; and
(b)
any amount of the Third Tranche not applied will be held by the Operator and carried forward and applied solely to fund the Qualifying Expenditures to be incurred in undertaking the Operations contemplated by the Year 4 Approved Program.

3.5 Fourth Tranche
(1)
Subject to the exercise of the Option, to maintain the Option in good standing in Year 4, South32 must, in accordance with section 3.9 and after the date on which South32 gives the Silver Bull Parties notice under section 4.2(3)(a)(i), advance to the Company the Fourth Tranche to fund the Qualifying Expenditures to be incurred in undertaking the Operations contemplated by the Year 4 Approved Program.

(2)
If pursuant to section 6.11(8) the Technical Committee approves the alteration or modification of the Year 4 Approved Program and an increase in the Approved Budget that relates to the Year 4 Program, then South32 must, in accordance with section 3.9, make an additional advance of capital to the Company to fund the Additional Qualifying Expenditure.

(3)
Subject to and in accordance with section 6, the Operator must use commercially reasonable efforts to apply the entire Fourth Tranche to fund the Qualifying Expenditures to be incurred in undertaking the Operations contemplated by the Year 4 Approved Program within Year 4.

(4)	If the Operator does not apply the entire Fourth Tranche as required by section 3.5(3) then as long as the Operator has otherwise complied with its obligations under section 3.5(3):
(a)	no Party will be taken to be in default of this Agreement;
(b)
if the Option Period is extended pursuant to section 3.6 then any amount of the Fourth Tranche not applied will be held by the Operator and carried forward and applied solely to fund the Qualifying Expenditures to be incurred in undertaking the Operations to be conducted in such extension;

(c)
if South32 exercises the Option pursuant to section 4.2(4), any amount of the Fourth Tranche not applied will be applied solely to fund the initial program and budget prepared and approved pursuant to the Shareholders Agreement; and

(d)
if South32 terminates this Agreement without exercising the Option, then any amount of the Fourth Tranche not applied must be returned to South32 by the Company within fourteen (14) days of the date of such termination and the Silver Bull Parties will have no Claim against South32 with respect to it.

(5)
If the Operator does not apply the entire Fourth Tranche as required by section 3.5(3) and has not otherwise complied with its obligations under section 3.5(3) and South32 terminates this Agreement without exercising the Option, then any amount of the Fourth Tranche not applied will be returned to South32 by the Company within fourteen (14) days of the date of such termination.

3.6 Extension of Option Period
(1)
Without limiting section 8, the Parties agree that if for any reason (other than South32 failing to advance the Fourth Tranche in accordance with section 3.5(1)) the Operator is unable to complete the Operations and incur at least 90% of all the Qualifying Expenditure contemplated by the Year 4 Approved Program within Year 4 then the Year 4 Option Exercise Date will be extended by the period that is necessary to complete such Operations and incur such Qualifying Expenditure but in no event will the Year 4 Option Exercise Date be extended under this section 3.6(1) for a period exceeding twelve (12) months.

(2)
The Operator must, as soon as reasonably possible after it becomes aware that the Operator is unable to complete the Operations and incur at least 90% of all the Qualifying Expenditure contemplated by the Year 4 Approved Program within Year 4, give notice (“Delay Notice”) to each other Party which must specify:

(a)
(in reasonable detail) the events or circumstances that have caused or will cause (as the case may be) the Operator to be unable to complete the Operations contemplated by the Year 4 Approved Program within Year 4;

(b)	an estimate of all the Qualifying Expenditure incurred by the Operator in carrying out the Operations contemplated by the Year 4 Approved Program up to and including the date of the Delay Notice; and
(c)	an estimate of the time required within Year 5 for the Operator to complete the Operations.
(3)
Within thirty (30) days after receipt by South32 of the Delay Notice the Parties must meet and confer (either in person or by electronic means) to determine and agree the extension to the Year 4 Option Exercise Date. Failing agreement but subject to section 3.6(1), the extension to the Year 4 Option Exercise Date will be determined by South32, acting reasonably.

(4)
In the event of an extension of the Year 4 Option Exercise Date pursuant to this section 3.6, any date or period provided for in this Agreement will (as applicable) be extended by a period equivalent to the extension of the Year 4 Option Exercise Date.

3.7 Extension of Approved Program
(1)
Without limiting section 8, the Parties agree that if for any reason (other than South32 failing to advance the relevant Tranche in accordance with section 3.9) the Operator in Year 1, Year 2 or Year 3 (as the case may be) incurs less than 60% of all the Qualifying Expenditure contemplated by the relevant Approved Program and Approved Budget for the relevant Year then:

(a)	the incomplete Operations will be completed and the associated Qualifying Expenditure (all as contemplated by the relevant Approved Program) will be completed and incurred in the following Year;
(b)	the relevant Year and the following Year (referred to in section 3.7(1)(a)) will together, for the purposes of this Agreement, constitute Year 1, Year 2, or Year 3 (as the case may be);
(c)	any date or period provided for in this Agreement will (as applicable) be extended by a period equivalent to a Year; and
(d)
unless the Parties otherwise expressly agree, the Operator will not, in accordance with section 6.5(1) be required to prepare and submit a program and budget for the following Year (referred to in section 3.7(1)(a)) unless such following Year is Year 4.

(2)
Without limiting section 8, the Parties agree that if for any reason (other than South32 failing to advance the relevant Tranche in accordance with section 3.9) the Operator in Year 1, Year 2, or Year 3 (as the case may be) incurs more than 60% but less than 100% of all the Qualifying Expenditure contemplated by the relevant Approved Program and Approved Budget for the relevant Year then:

(a)
the amount of the Qualifying Expenditure that was not expended (as contemplated by the relevant Approved Program and Approved Budget) must be included by the Operator in the following Year’s Program and Budget (that is to be prepared in accordance with section 6.5) and will be incurred in the following Year;

(b)
the following Year will be extended by that period that is reasonably required to expend the remaining Qualifying Expenditure (referred to in section 3.7(2)(a)) and to complete the Operations the subject of relevant Approved Program but any such extension will not exceed that period of the following Year that is proportionate to the amount (expressed as a percentage) that the remaining Qualifying Expenditure (referred to in section 3.7(2)(a)) is of the entire Qualifying Expenditure contemplated by the relevant Approved Budget for the preceding Year; and

(c)	any date or period provided for in this Agreement will (as applicable) be extended by a period equivalent to the extension referred to in section 3.7(2)(b).
3.8	Application of South32 Initial Funding
(1)
The Company must open in its own name and maintain special purpose bank accounts (which must be interest-bearing if possible), in both Mexican pesos and US Dollars, to be styled the “Option Agreement Accounts” into which account all Capital Advances by South32 on account of any Tranche must be deposited and from which all Qualifying Expenditure which is to be funded by South32 will be paid or reimbursed to the Company.

(2)	Subject to section 3.8(3) and for greater certainty all Capital Advances by South32 on account of any Tranche will be held by the Company in the Option Agreement Accounts subject to the following:
(a)
the approval or deemed approval of any Approved Program by the Technical Committee will be deemed to be South32’s consent for the Company to withdraw and remit (without deduction of any kind) to the Operator the funds in the Option Agreement Accounts to be expended by the Operator as contemplated by such Approved Program; and

(b)
South32 will have no further rights or interests in the Option Agreement Accounts or the South32 Initial Funding upon the expiry or exercise of the Option or upon the termination of this Agreement in accordance with its terms.

(3)
If the Company or the Operator is the subject of any of the events described in section 11.1(2) such that the Company or the Operator becomes an Insolvent Party then immediately preceding the happening of any such event, any consent of South32 and any right or authority of the Company to withdraw any funds standing in the Option Agreement Accounts or to remit to the Operator any funds withdrawn from the Option Agreement Accounts will be deemed immediately terminated.

(4)
Unless otherwise expressly agreed in writing by South32, all South32 Initial Funding must be applied solely in funding Qualifying Expenditures incurred in undertaking Operations pursuant to Approved Programs and Approved Budgets.

(5)
Without limiting section 3.8(1) and during the Option Period, no part of the South32 Initial Funding (whether in cash or other form or thing to which any part of the South32 Initial Funding may be converted) may be paid, transferred or applied (either directly or indirectly) for the benefit of Silver Bull, any Affiliate of Silver Bull (other than the Company and Contratistas) or any director, officer, consultant or adviser of a Silver Bull Party except as reimbursement of the cost of activities undertaken by a Silver Bull Party or its Personnel as part of the Operations authorized by the relevant Approved Program and where the cost of such activities is Qualifying Expenditure contemplated by the relevant Approved Budget.

3.9	South32 Initial Funding and Capital Advance Notices
(1)
For so long as the Company is Operator, the Operator, subject to section 3.9(2), must, in respect of each three (3) month period of an Approved Program and Budget, issue a notice to South32 (“Capital Advance Notice”) which notice must specify:

(a)	the Tranche to which it relates; and
(b)
the part (expressed as a dollar amount) of the relevant Tranche which the Operator requires South32 to advance to it (“Capital Advance”), which Capital Advance must be equal to the projected Qualifying Expenditure for that three (3) month period. The projected Qualifying Expenditure for any three (3) month period must, to the extent reasonably possible, be calculated by reference to the relevant Approved Program and Budget.

(2)	The first Capital Advance Notice issued by the Operator to South32 must be in respect of the period commencing on the Effective Date and expiring on August 31, 2018.
(3)
Except for the first Capital Advance Notice, any Capital Advance Notice must not be issued more than thirty (30) days but not less than fourteen (14) days in advance of the three (3) month period to which the Capital Advance Notice relates and must contain reasonable detail as to how the Capital Advance specified in the Capital Advance Notice was calculated.

(4)
Except where South32 (acting reasonably) disputes that the Capital Advance specified in a Capital Advance Notice has been calculated in accordance with section 3.9(1)(b), South32 must remit to the Operator the Capital Advance specified in a Capital Advance Notice on or prior to the commencement of the three (3) month period to which the Capital Advance Notice relates.

3.10	Tax Inclusive
(1)
Subject to section 3.11, each Party acknowledges and agrees that the South32 Initial Funding and the Subscription Amount are inclusive of any and all Taxes imposed by a Governmental Authority on those advances or payments.

(2)	Subject to section 3.11, each Party will be responsible for its own corporate and income taxes with respect to any payments contemplated under this Agreement,
(3)
Any value added tax refund from a Governmental Authority of Mexico received by the Company following the Effective Date, with respect to the time period prior to the Effective Date, will be allocated at the sole discretion of the Silver Bull Parties.

3.11	Tax Indemnity
(1)
Subject to section 3.10(3) and section 3.11(2), if South32 terminates this Agreement pursuant to section 4.9 and as a consequence of that termination any South32 Initial Funding advanced by South32 to the Company prior to the date of termination is, pursuant to applicable taxation Law in Mexico, assessed as income that has been received by the Company in respect of which the Company is liable to pay income tax to an applicable Governmental Authority in Mexico (such income tax being the “Additional Income Tax”) then South32 must:

(a)	remit to the Company the amount of the Additional Income Tax, which amount may be allocated at the sole discretion of the Silver Bull Parties; and
(b)	indemnifies the Company for the Additional Income Tax incurred by the Company.

(2)	Notwithstanding section 3.11(1), South32 will not be liable to the Company under section 3.11(1):
(a)	in respect of any Additional Income Tax that arises as a result of a breach of, or a failure to comply with, applicable Law by a Silver Bull Party or its Personnel;
(b)
for any Additional Income Tax unless the Company has first applied all available operating losses, deductions, Tax credits and any other applicable Tax attributes to reduce, eliminate or mitigate the amount of Additional Income Tax payable by the Company; and

(c)
unless the Company has provided South32 with a draft of any Tax return to be filed by the Company with an applicable Governmental Authority that includes an amount payable in respect of Additional Income Tax at least thirty (30) days prior to the due date for the filing of such Tax return.

(3)	For certainty, the Silver Bull Parties acknowledge and agree that:
(a)
upon South32 remitting to the Company the relevant amount of the Additional Income Tax pursuant to section 3.11(1) the liability of South32 under section 3.11(1) will immediately cease and forever be extinguished; and

(b)
South32 will have no liability whatsoever to any Silver Bull Party arising out of or in connection with the allocation by the Silver Bull Parties of the relevant amount of the Additional Income Tax pursuant to section 3.11(1).

4.	Exercise and Termination of Option
4.1	Condition of Exercise of Option
The exercise of the Option is conditional on:
(1)
in the case where South32 elects to exercise the Option after completion of the Year 1 Approved Program, South32 having performed all of its obligations under section 3.2 and, if prior to the date on which South32 elects to exercise the Option South32 has given written notice of its intention to advance further South32 Initial Funding pursuant to section 4.2(1)(a)(i), section 3.3;

(2)
in the case where South32 elects to exercise the Option after completion of the Year 2 Approved Program, South32 having performed all of its obligations under sections 3.2 and 3.3 and, if prior to the date on which South32 elects to exercise the Option South32 has given written notice of its intention to advance further South32 Initial Funding pursuant to section 4.2(2)(a)(i), section 3.4;

(3)
in the case where South32 elects to exercise the Option after completion of the Year 3 Approved Program, South32 having performed all of its obligations under sections 3.2, 3.3 and 3.4 and, if prior to the date on which South32 elects to exercise the Option South32 has given written notice of its intention to advance further South32 Initial Funding pursuant to section 4.2(3)(a)(i), section 3.5; or

(4)	in the case where South32 elects to exercise the Option after completion of the Year 4 Approved Program, South32 having performed all of its obligations under sections 3.2, 3.3, 3.4 and 3.5,
(“Option Condition”).

4.2	Further South32 Initial Funding or Exercise of Option
(1)	Subject to section 3.7 and the Operator having submitted to South32 the Year 1 Report and Budget in accordance with section 6.5(2)(a), South32 will:
(a)	on or before the date that is thirty (30) days prior to the Year 1 Expiration Date, give the Silver Bull Parties:
(i)	written notice of its intention to advance further South32 Initial Funding in accordance with section 3.3; or
(ii)	written notice of its intention not to advance any further South32 Initial Funding; and
(b)
on or within ninety (90) days after the Year 1 Expiration Date, give the Silver Bull Parties the Option Exercise Notice in accordance with section 4.2(6) or written notice of its election not to exercise the Option at that time, and if South32:
(c)	has not given written notice to the Silver Bull Parties under section 4.2(1)(a)(i); and
(d)	fails to give the Option Exercise Notice or gives written notice of its election not to exercise the Option at that time under section 4.2(1)(b) then, this Agreement and the Option will automatically terminate and, subject to section 14.15, be of no further force and effect, and South32 will have no further claims against the Silver Bull Parties in respect of any interest in the Property, the Company, the Exploration Data or any of the South32 Initial Funding advanced prior to the date of termination.

(2)	Subject to section 3.7 and the Operator having submitted to South32 the Year 2 Report and Budget in accordance with section 6.5(2)(b), South32 will:
(a)	on or before the date that is thirty (30) days prior to the Year 2 Expiration Date, give the Silver Bull Parties:
(i)	written notice of its intention to advance further South32 Initial Funding in accordance with section 3.4; or
(ii)	written notice of its intention not to advance any further South32 Initial Funding; and
(b)
on or within ninety (90) days after the Year 2 Expiration Date, give the Silver Bull Parties the Option Exercise Notice in accordance with section 4.2(6) or written notice of its election not to exercise the Option at that time, and if South32:
(c)	has not given written notice to the Silver Bull Parties under section 4.2(2)(a)(i); and
(d)	fails to give the Option Exercise Notice or gives written notice of its election not to exercise the Option at that time under section 4.2(2)(b) then, this Agreement and the Option will automatically terminate and, subject to section 14.15, be of no further force and effect, and South32 will have no further claims against the Silver Bull Parties in respect of any interest in the Property, the Company, the Exploration Data or any of the South32 Initial Funding advanced prior to the date of termination.
(3)	Subject to section 3.7 and the Operator having submitted to South32 the Year 3 Report and Budget in accordance with section 6.5(2)(c):
(a)	on or before the date that is thirty (30) days prior to the Year 3 Expiration Date, give the Silver Bull Parties:
(i)	written notice of its intention to advance further South32 Initial Funding in accordance with section 3.5; or
(ii)	written notice of its intention not to advance any further South32 Initial Funding; and
(b)
on or within ninety (90) days after the Year 3 Expiration Date, give the Silver Bull Parties the Option Exercise Notice in accordance with section 4.2(6) or written notice of its election not to exercise the Option at that time, and if South32:
(c)	has not given written notice to the Silver Bull Parties under section 4.2(3)(a)(i); and
(d)	fails to give the Option Exercise Notice or gives written notice of its election not to exercise the Option at that time under section 4.2(3)(b) then, this Agreement and the Option will automatically terminate and be of no further force and effect, and, subject to section 14.15, South32 will have no further claims against the Silver Bull Parties in respect of any interest in the Property, the Company, the Exploration Data or any of the South32 Initial Funding advanced prior to the date of termination.
(4)
Subject to sections 3.6 and 4.2(5) and the Operator having given to South32, on or before the date that is thirty (30) days prior to the Year 4 Expiration Date, an Annual Exploration Report with respect to the Year 4 Approved Program South32 will, on or within ninety (90) days after receipt by it of the Year 4 Expiration Date (“Year 4 Option Exercise Date”) give the Silver Bull Parties:

(a)	the Option Exercise Notice in accordance with section 4.2(6); or

(b)
written notice of its termination of this Agreement and the Option, as a consequence of which this Agreement and the Option will automatically terminate and be of no further force and effect, and South32 will have no further claims against the Silver Bull Parties in respect of any interest in the Property, the Company, the Exploration Data or any of the South32 Initial Funding,

failing which, this Agreement and the Option will automatically terminate and, subject to section 14.15, be of no further force and effect, and South32 will have no further claims against the Silver Bull Parties in respect of any interest in the Property, the Company, the Exploration Data or any of the South32 Initial Funding.
(5)
If the Operator has not expended all South32 Initial Funding advanced by the Year 4 Expiration Date such that the Year 4 Option Exercise Date has been extended in accordance with section 3.6(3), then South32 will, on or within sixty (60) days after the date on which the Operator has given to South32 an Annual Exploration Report (updated to reflect any material Exploration Data learned or obtained from the Operations conducted to complete the Year 4 Program) with respect to the Year 4 Approved Program, give the Silver Bull Parties:

(a)	the Option Exercise Notice in accordance with section 4.2(6); or
(b)
written notice of its termination of this Agreement and the Option, as a consequence of which this Agreement and the Option will automatically terminate and be of no further force and effect, and South32 will have no further claims against the Silver Bull Parties in respect of any interest in the Property, the Company, the Exploration Data or any of the South32 Initial Funding,

failing which, this Agreement and the Option will automatically terminate and be of no further force and effect, and South32 will, subject to section 14.15, have no further claims against the Silver Bull Parties in respect of any interest in the Property, the Company, the Exploration Data or any of the South32 Initial Funding.
(6)
South32 may, on or before the dates or within the periods specified in sections 4.2(1), 4.2(2), 4.2(3), 4.2(4) or 4.2(5) (as the case may be), give the Silver Bull Parties a notice (“Option Exercise Notice”) by which:

(a)	South32 confirms its exercise of the Option; and
(b)	states its intention to complete the subscription for the Option Shares contemplated by the exercise of the Option in accordance with sections 4.3 to 4.8 inclusive.
(7)
If the Operator does not give South32 a Report and Budget on or before the date specified for the same in any of sections 4.2(1), 4.2(2), 4.2(3) or the Annual Exploration Report on or before the date specified for the same in section 4.2(5) then each other date or period in the relevant section will be automatically extended by a period equivalent to the period of delay in receipt by South32 of the relevant Report.

4.3	Completion Date and Location
(1)
Conditional upon the Antitrust Authorization having been granted to South32, the subscription for the Option Shares by South32 contemplated by the exercise of the Option will, subject to section 4.3(2), be completed within sixty (60) days after the date on which South32 has been granted the Antitrust Authorization at the offices of South32’s counsel, Fasken Martineau DuMoulin LLP at Suite 2900 – 550 Burrard Street, Vancouver, British Columbia, or on or at such other date, time or location as may be agreed upon in writing by the Parties.

(2)
If the Antitrust Authorization has not been granted to South32 within twelve (12) months after the date on which South32 has given the Silver Bull Parties the Option Exercise Notice, then unless the Parties expressly agree otherwise, this Agreement will be deemed to have been terminated by agreement of the Parties.

4.4	Obligations of the Silver Bull Parties Prior to Completion
If South32 gives an Option Exercise Notice to the Silver Bull Parties in accordance with section 4.2, then prior to or concurrent with Completion, the Silver Bull Parties must:
(1)	ensure that the shareholders of the Company and Contratistas:
(a)	take all action necessary and waive any preferential, pre-emptive or similar rights that any of them may have to subscribe for the Option Shares (whether before or on the Completion Date); and
(b)	without limiting section 4.4(1)(a), vote the Existing Shares to pass all required resolutions for the issuance of the Option Shares and for the right for South32 to subscribe for the Option Shares;
(2)	take all corporate and legal action necessary to:

(a)
ensure that at Completion the only shareholders of each of the Company and Contratistas are Silver Bull and South32 including causing Metalline to sell and Silver Bull to purchase as of Completion the shares held by Metalline in the capital stock of the Company and Contratistas; and

(b)	permit the Company and Contratistas to issue the Option Shares to South32 in accordance with their Charter Documents applicable Law;
(3)
cause the Company and Contratistas to issue the Option Shares and, if applicable, to amend the Charter Documents of the Company and of Contratistas to remove any inconsistency between the provisions of the Company Shareholders Agreement and the Contratistas Shareholders Agreement and the Charter Documents of the Company and of Contratistas, respectively;

(4)	prepare and issue share certificates in the name of South32 representing the Option Shares (“Share Certificates”);
(5)	record the issue of the Option Shares on the share ledgers of the Company and Contratistas;
(6)	procure that, prior to Completion all accrued obligations and liabilities as described in section 2.2(35) of the Disclosure Schedule of each of:
(a)	the Company; and
(b)	Contratistas,
are duly performed, satisfied or waived prior to Completion. Notwithstanding the foregoing, this section 4.4(6) will not apply to severance payable described in section 2.2(35) of the Disclosure Schedule for any employees of either the Company or Contratistas who are not terminated prior to the Completion;
(7)	procure that, prior to Completion all debts owed (on any account whatsoever) including those described in section 2.2(36) of the Disclosure Schedule), or any amounts owing but unbilled, by each of:
(a)	the Company; and
(b)	Contratistas,
to Silver Bull or any other Affiliate of Silver Bull are duly waived or capitalised prior to Completion; and
(8)	fully co-operate with South32 and deliver all information and documents required by South32 to obtain the Antitrust Authorization, as reasonably requested by South 32.
4.5	Obligations of South32 Prior to Completion
(1)
If South32 gives an Option Exercise Notice to the Silver Bull Parties in accordance with section 4.2, then prior to or concurrent with Completion, South32 must, at its cost and expense, apply for, and use reasonable efforts to obtain, the Antitrust Authorization. For certainty, the requirement for South32 to use reasonable efforts to obtain the Antitrust Authorization does not include any obligation on South32 to offer any undertakings or accept any undertakings or conditions required by any Governmental Authority.

(2)
Notwithstanding section 4.5(1), the Silver Bull Parties acknowledge and agree that to the extent permitted by applicable Law South32 is entitled, at its cost and expense, to apply for the Antitrust Authorization prior to South32 giving the Silver Bull Parties the Option Exercise Notice.

(3)
South32 must timely advance sufficient capital to the Company to fund the Expenditure necessary to keep the Property in good standing during the Application Period as required by applicable Law including the Expenditure necessary for the payment of all rentals, taxes, assessments, renewal fees or other charges, the doing and filing of all necessary work and the doing of all other acts and things and making all other payments which may be necessary in that regard.

(4)	Any advances of capital made by South32 pursuant to section 4.5(3) will:
(a)	form part of the Initial Contribution that will be deemed to have been made by Silver Bull and South32 to the Company pursuant to section 5.5(2) of the Company Shareholders Agreement; and
(b)
will be deemed to have been contributed by Silver Bull and South32 to the Company in proportion to the Percentage Interest of each of Silver Bull and South32 as set out in section 5.5(2) of the Company Shareholders Agreement.

4.6	Subscription Price and Documents to be Delivered by South32
South32 must, subject to the performance by the Silver Bull Parties of their respective obligations under sections 4.4 and 4.7, prior to or concurrent with Completion:
(1)	pay the Subscription Price to the Company by way of wire transfer, certified cheque or other immediately available funds;
(2)
deliver a certified copy of resolutions of the directors of South32 authorizing the execution and delivery of the Company Shareholders Agreement, the Contratistas Shareholders Agreement and any other documents required to be executed or delivered (or both, as the case may be) on Completion by South32 under this Agreement;

(3)	deliver to the Silver Bull Parties two counterparts of the Company Shareholders Agreement and the Contratistas Shareholders Agreement duly executed by South32; and
(4)	deliver to the Silver Bull Parties a copy of the Antitrust Authorization.
4.7	Documents to be Delivered by Silver Bull Parties
Prior to or concurrent with Completion, the Silver Bull Parties must deliver or cause to be delivered to South32:
(1)
evidence, in form and substance satisfactory to South32, of the issue of the Option Shares to South32 by the Company and Contratistas, in accordance with the Company’s and Contratistas’ Charter Documents and applicable Law;

(2)
certified copies of resolutions of the directors and, as applicable, of the shareholders of the Company and Contratistas authorizing the execution and delivery of the Company Shareholders Agreement and the Contratistas Shareholders Agreement and any other documents required to be executed or delivered (or both, as the case may be) on Completion by the Company under this Agreement;

(3)	certified copies of the shareholders’ resolutions of the Company and Contratistas approving, respectively:
(a)	the issuance of the Option Shares, and the waiver by the shareholders of the Company and Contratistas to subscribe the Option Shares or any portion of the Option Shares;
(b)	the right for South32 to subscribe for the Option Shares;

(c)
amendments to the Charter Documents of each of the Company and Contratistas, so that the Charter Documents are consistent with the Company Shareholders Agreement and the Contratistas Shareholders Agreement; and

(d)
the adoption of any other resolution pursuant to the Company Shareholders Agreement and the Contratistas Shareholders Agreement necessary or desirable to give effect to the transactions contemplated by this Agreement;

(4)	the Share Certificates;
(5)	two counterparts of the Company Shareholders Agreement duly executed by the Company and Silver Bull;
(6)	two counterparts of the Contratistas Shareholders Agreement duly executed by Contratistas and Silver Bull;
(7)
two executed copies of the share purchase agreements dated executed between Metalline (as seller), and Silver Bull (as purchaser), pursuant to which Metalline sold and Silver Bull purchased all of the shares held by Metalline in the capital stock of the Company and Contratistas; and

(8)	such further documents or instruments as may be contemplated by this Agreement or as South32 may reasonably require.
4.8	Certification of Completion
Subject to the performance by each Party of its obligations under sections 4.4, 4.6 and 4.7, at Completion each Party must execute a certificate by which each Party certifies that Completion has been completed.
4.9	South32’s Election to Terminate Without Cause
(1)	South32 may at any time elect to terminate this Agreement by delivering notice of its election to terminate this Agreement to the Silver Bull Parties.
(2)	The notice given under section 4.9(1) must specify the date on which the termination of this Agreement will take effect.
4.10	Effect of Termination
(1)	Subject to section 14.15, if this Agreement is terminated in accordance with section 4.2 or section 4.9, then:
(a)
South32 will pay to the Operator severance payments for the termination of employees of the Company or Contratistas who were engaged by either the Company or Contratistas solely in order to conduct the Operations during the Option Period if such employees are terminated within three (3) months of the date of termination of this Agreement in accordance with section 4.2 or section 4.9. For certainty, South32 will not be required to pay severance payments for or in respect of any person other than employees of the Company or Contratistas or for any period of employment of such employees other than the Option Period. The liability of South32 to pay any amount on account of severance payments under this section 4.10(1)(a) is conditional upon the Operator first giving South32 an invoice which sets out in reasonable detail how the amount of severance payments has been calculated. South32 will pay to the Operator the amount of such invoice within thirty (30) days of receipt;

(b)
South32 will have no interest in the Company, Contratistas, the South32 Initial Funding advanced to the date of termination nor any interest in the Property or any Exploration Data relating to the Property; and

(c)	each Party will be released from further performance of its obligations under this Agreement.
(2)	Termination will not release or discharge any Party from any Claim that arose or accrued prior to the date of termination.
5.	Covenants of the Silver Bull Parties
5.1	General
(1)	During the term of this Agreement Silver Bull:
(a)	must cause the Company and Contratistas to observe and perform each covenant and obligation to be observed and performed by the Company and Contratistas under this Agreement; and
(b)
unconditionally and irrevocably guarantees to South32 the due and punctual performance by the Company and Contratistas of each covenant and obligation to be observed and performed by the Company and Contratistas under this Agreement.

(2)
The liability of Silver Bull under section 5.1(1) will not be affected by any act, omission, matter or thing that would otherwise operate in Law or in equity to reduce or release Silver Bull from that liability and Silver Bull further agrees that it will not be necessary for South32 to institute or exhaust any remedies or causes of action against the Company or Contratistas (or both, as the case may be) as a condition of the performance by Silver Bull of its obligations as a guarantor under section 5.1(1).

(3)	During the term of this Agreement:
(a)	each of Silver Bull and the Company must use its best efforts to ensure that the Company continues to be legally entitled to hold the Property;
(b)
each Silver Bull Party must ensure that the Company and Contratistas continue to be entitled to grant the Option and to issue to South32 upon exercise of the Option the Option Shares free and clear of any Encumbrance; and

(c)	each Silver Bull Party must not, and Silver Bull must not allow or permit any other Silver Bull Party to take or omit to take any action that would cause:
(i)	the Company to not be legally entitled to hold the Property; and
(ii)	the Company and Contratistas to not be entitled to grant the Option and to issue to South32 upon exercise of the Option the Option Shares free and clear of any Encumbrance.
5.2	Encumbrances on Property and Assets
Except as expressly provided otherwise by this Agreement or in an Approved Program and Budget, during the term of this Agreement the Company and Contratistas must not, respectively, create, or if created, permit to remain, any Encumbrance, other than the Permitted Encumbrances, upon the Company, the Property or other Assets of the Company or upon Contratistas or the Assets of Contratistas without the express prior written approval of South32 first being obtained (which approval may be refused, withheld or conditioned at the absolute discretion of South32).

5.3	No Transfer of Property or Assets
Except as expressly provided otherwise by this Agreement or in an Approved Program and Budget, during the term of this Agreement the Company and Contratistas must not, respectively, allow or permit the Company or Contratistas (or both, as the case may be) to enter into any agreement or understanding to, sell, transfer, assign or otherwise dispose of any of its material Assets (which in the case of the Company, includes the Property) or any interest in any of its material Assets (which in the case of the Company, includes the Property) without the express written consent of South32 first being obtained.
5.4	No Transfer of Shares or Control
(1)	Except as expressly provided otherwise by this Agreement, during the term of this Agreement Silver Bull must not and must not allow or permit the Company or Contratistas (or both, as the case may be):
(a)	to transfer, assign or otherwise dispose of any of the Existing Shares; or
(b)	to create, or if created, permit to remain, any Encumbrance upon any of the Existing Shares.
(2)	During the term of this Agreement Silver Bull must ensure each of the Company and Contratistas is Controlled by Silver Bull and remains a wholly owned subsidiary of Silver Bull.
(3)
For greater certainty, nothing in this Agreement will prohibit or restrict in any manner any transaction involving Silver Bull securities including a change of Control of Silver Bull as a result of the sale of securities to an arm’s length third party pursuant to an unsolicited or solicited take-over bid or similar transaction.

5.5	Other Dealings
Except as expressly provided otherwise by this Agreement or as is expressly authorized pursuant to an Approved Program and Budget, during the term of this Agreement Silver Bull must:
(1)
not allow the Company or Contratistas to issue, enter into or grant any right, agreement, warrant, option or commitment, present or future, contingent or absolute, or anything capable of becoming a right, agreement or option with the passage of time or the occurrence of any event or otherwise:

(a)
to require the Company or Contratistas to issue any further or other shares or any other security or other instrument convertible or exchangeable into shares of the Company or Contratistas or to convert or exchange any security or other instrument into or for shares of the Company or Contratistas;

(b)	for the issue or allotment of any of the unissued shares of the Company or Contratistas;
(c)	to require the Company or Contratistas to purchase, redeem or otherwise acquire any of the Existing Shares;
(d)	to purchase or acquire any of the Existing Shares; or
(e)	for the Company or Contratistas to incur any indebtedness, except for such indebtedness as may be incurred in the normal and ordinary course of business consistent with past practices;
(2)	cause the Company and Contratistas, respectively, not to:

(a)
amalgamate, merge, consolidate or otherwise enter into an arrangement, scheme or other business combination or corporate reorganization (including any and all spin offs) with any other person or acquire all or substantially all of the shares or the business or assets of any other person, or agree to do any of the foregoing;

(b)
except as expressly contemplated by this Agreement, or as may be required to give effect to the arrangements and agreements contemplated by the Shareholders Agreement, make changes to its Charter Documents;

(c)
increase, reduce or otherwise change its share capital, or transfer an amount to its share capital account from any of its other accounts, or allot or issue any shares or any securities or loan capital convertible into shares, or purchase, redeem, retire or acquire any such shares or securities, or agree to do so, or sell or give any option, right to purchase, mortgage, charge, pledge, lien or other form of security or encumbrance over any such shares or securities;

(d)
without the prior written consent of South32, acquire any material Assets or any Mineral Rights or enter into a capital commitment or make any unusual or extraordinary expenditures (whether capital or operating);

(e)	change the nature of its business or do any act or thing that would materially adversely affect its business, Assets, prospects or financial condition; or
(f)	without the prior written consent of South32, make or implement a Material Decision.
5.6	No Dividends of the Company and Contratistas
During the term of this Agreement, the Company and Contratistas must, respectively, not declare, pay or commit itself to pay any dividend or other distribution with respect to any share in the capital of the Company or Contratistas, other ownership interest in the Company or Contratistas or in any of its Assets or business without the express written consent of South32 first being obtained.
5.7	Conduct of Business of the Company and Contratistas
(1)	During the term of this Agreement:
(a)
the Company and Contratistas, without limiting any of their other obligations under this Agreement, must, for so long as the Company is Operator, carry on their respective businesses only in accordance with Approved Programs and Approved Budgets; and

(b)
subject to section 5.7(2), the Company and Contratistas must, respectively, carry on its business in the normal and ordinary course consistent with past practices which includes the maintenance of all insurance policies existing at the Effective Date; and

(c)
without limiting section 5.7(1)(b), the Company and Contratistas must, respectively, conduct its business, operations and activities (including all activities to acquire interests in, on or in respect of the Property) in compliance in all material respects with all applicable Law (including Anti-corruption Law).

(2)
Nothing in this Agreement will restrict the Company from incurring reasonable costs associated with certain litigation described in section 2.2(15) of the Disclosure Schedule but in no event will those costs constitute Qualifying Expenditure for the purposes of this Agreement. To the extent not provided for elsewhere in this Agreement or in an Approved Program and Budget, the Company and Contratistas may, respectively, take such action as it determines, acting reasonably, as is necessary or advisable to preserve its Assets and, in the case of the Company and without limiting the foregoing, the Property and any Mineral Rights.

(3)
The Company and Contratistas must, respectively, at all times during the term of this Agreement do and cause to be done all things necessary or advisable in order to maintain its respective corporate existence, including the making of all filings with any person necessary to maintain its corporate existence.  South32 and its Personnel will be entitled to inspect and copy the corporate, financial and other records and documents pertaining to the Company and Contratistas at all reasonable times upon reasonable notice.

(4)
If the Technical Committee does not approve a Report and Budget, and further South32 Initial Funding has not been provided prior to or on the expiration date of a Year, then the Operator is authorized to conduct Operations and incur Expenditures utilizing South32 Initial Funding as is necessary to preserve the Property, in its discretion, acting reasonably.

5.8	Existing Agreements
Without limiting any other provision of this section 5, during the term of this Agreement Silver Bull must:
(1)
cause the Company and Contratistas to observe and perform each covenant and obligation to be observed and performed by the Company or Contratistas (or both, as the case may be) under the Existing Agreements; and

(2)	ensure that each of the Company and Contratistas does not assign, transfer, encumber or otherwise deal with its rights and interests under the Existing Agreements.
6.	Operations
6.1	Operator
Subject to section 6.2, commencing on the Effective Date, the Company will be the Operator until the exercise of the Option by South32.
6.2	Removal of Operator
The Operator will be deemed to have resigned and South32 (or its nominee) will become Operator, upon written notice from South32 to each Silver Bull Party and effective on the date designated in the notice, if:
(1)	the Operator:
(a)	fails to perform any obligation imposed upon it as Operator under section 6.6 or section 14.19; and
(b)	such failure, in the opinion of South32, acting reasonably, has, or is likely to have, a material adverse effect on:
(i)	the Property or the Option; or
(ii)	South32’s rights and interests (direct or indirect) under this Agreement;

and action to rectify or remedy that failure is not taken within thirty (30) days after receiving a written notice from South32 demanding performance; or
(2)	the Operator becomes an Insolvent Party.
If the Operator is removed pursuant to section 6.2(2), then the appointment of any successor Operator will be deemed to pre-date the date on which the Operator becomes the subject of an Insolvency Event.
6.3	Affiliate as Operator and Third Party Operator
(1)	Where a Party’s Affiliate acts as Operator that Party must cause the Affiliate to comply with the terms of this Agreement as if the Affiliate was bound by it.
(2)	Except for a Party’s Affiliate, no third party may be retained to act as the Operator unless:
(a)	Silver Bull and South32 agree in writing but Silver Bull’s agreement will not be required where the Operator is deemed to have resigned pursuant to section 6.2; and
(b)	the third party agrees in writing to be bound by all of the same duties and obligations imposed on the Operator under this Agreement and, in particular, under this section 6.
6.4	Authority of Operator
Subject to this Agreement, the Operator will have:
(1)
full physical possession and control of the Assets of the Company and all powers and authorities necessary or desirable to enable the Operator to carry out or procure the carrying out of all Operations; and

(2)	without limiting section 6.4(1), the sole and exclusive right to:
(a)	enter in, under or upon the Property and to conduct the Operations and related activities on the Property;
(b)	exclusive and quiet possession of the Property;
(c)	bring upon and erect upon the Property buildings, plant, machinery and equipment as the Operator may deem advisable;
(d)	remove from the Property and dispose of, reasonable quantities of ores, minerals and metals for the purpose of obtaining assays or making other tests; and
(e)	do such prospecting, exploration, development or other mining work on and under the Property as contemplated by an Approved Program.
6.5	Programs, Budgets and Reports
(1)
The Year 1 Approved Program is attached to this Agreement as Schedule 5. Each Party acknowledges and agrees that the Year 1 Approved Program is deemed to have been unanimously approved by the Technical Committee and the Operator is authorized to undertake the Operations specified in and incidental to the program of Operations set out in the Year 1 Approved Program and to incur the Qualifying Expenditure specified in the Approved Budget forming part of the Year 1 Approved Program.

(2)	The Operator must:
(a)
at least sixty (60) days prior to the Year 1 Expiration Date, prepare and submit to the Technical Committee a report and budget (“Year 1 Report and Budget”) for approval by the members of the Technical Committee containing:

(i)
a report on the Operations conducted on or with respect to the Property, during such time period reasonably covered by such report, summarizing any significant technical data learned or obtained and providing a breakdown of Qualifying Expenditure incurred in carrying out the Operations for Year 1 to the date of such report; and

(ii)	a proposed program of Operations and budget of Qualifying Expenditure for Year 2 (or such other period otherwise unanimously agreed by the Parties);
(b)
at least sixty (60) days prior to the Year 2 Expiration Date, prepare and submit to the Technical Committee a report and budget (“Year 2 Report and Budget”) for approval by the members of the Technical Committee containing:

(i)
a report on the Operations conducted on or with respect to the Property, during such time period reasonably covered by such report, summarizing any significant technical data learned or obtained and providing a breakdown of Qualifying Expenditure incurred in carrying out the Operations for any time period in Year 1 not covered in the Year 1 Report and Budget and for Year 2 to the date of such report; and

(ii)	a proposed program of Operations and budget of Qualifying Expenditure for Year 3 (or such other period otherwise unanimously agreed by the Parties); and
(c)
at least sixty (60) days prior to the Year 3 Expiration Date, prepare and submit to the Technical Committee a report and budget (“Year 3 Report and Budget”) for approval by the members of the Technical Committee containing:

(i)
a report on the Operations conducted on or with respect to the Property, during such time period reasonably covered by such report, summarizing any significant technical data learned or obtained and providing a breakdown of Qualifying Expenditure incurred in carrying out the Operations for any time period in Year 2 not covered in the Year 2 Report and Budget and Year 3 to the date of such report; and

(ii)	a proposed program of Operations and budget of Qualifying Expenditure for Year 4 (or such other period otherwise unanimously agreed by the Parties).
(3)	Each proposed Report and Budget must:
(a)	contain the detail specified by South32, acting reasonably; and
(b)
make adequate provision for the Expenditures to be incurred in maintaining the Property in good standing (including land maintenance costs and any monies expended as required to comply with applicable Law), in curing title defects and in acquiring and maintaining surface and other ancillary rights.

6.6	Operator’s Obligations
For so long as it is Operator, the Operator covenants to and must:
(1)
conduct all Operations in a manner consistent with good exploration, engineering and mining practice and in compliance with the anti-corruption requirements set out in section 14.19 and any applicable Law (including applicable Environmental Law);

(2)	carry out each Approved Program in accordance with the Approved Budget;

(3)	pay all Qualifying Expenditure properly incurred pursuant to an Approved Program promptly as and when due;
(4)
keep the Property in good standing as required by applicable Law including by payment of all rentals, taxes, assessments, renewal fees or other charges, the doing and filing of all necessary work and by the doing of all other acts and things and making all other payments which may be necessary in that regard and upon the written request of the Non-operating Party, provide it with evidence of such payments;

(5)
except for the Permitted Encumbrances, keep the Property free and clear of all Encumbrances (except liens for taxes not yet due, other inchoate liens and liens contested in good faith by the Operator) and to proceed with all diligence to contest and discharge any such Encumbrance that is filed;

(6)	subject to section 6.7, permit any Personnel of the Non-operating Party:
(a)	at their own expense and risk, access to the Property at all reasonable times; and
(b)	access to all records (whether in tangible or electronic form) of the Operator pertaining to the Operations and the Property;
(7)	permit the Non-operating Party, upon being provided with reasonable notice, to inspect and copy, at all reasonable times, any Exploration Data;
(8)
implement and maintain an internal account controls system and anti-corruption policy and procedures that meet South32’s anti-corruption/anti-bribery requirements (as applicable to the Operator and the Company) to ensure the proper authorisation, recording and reporting of all transactions, and to provide reasonable assurance that it (and its Personnel) will comply with the requirements of section 14.19 and that violations of Anti-corruption Law will be prevented, detected and deterred;

(9)
during the term of this Agreement and for a period of 2 years after the expiry or termination of this Agreement maintain true and correct books, accounts and records of Expenditure and otherwise in accordance with U.S. GAAP;

(10)
during the execution of each Approved Program deliver to each Party monthly progress reports indicating the status of any Operations being conducted on the Property and disclosing any significant Exploration Data learned or obtained in connection with such work, but no reports will be required during those periods in which there is no work being conducted;

(11)	deliver to each Party as soon as is practicable and in any event on or before the Year 4 Expiration Date, all Exploration Data learned or obtained from the Operations carried out during Year 4;
(12)
deliver to each Party on or before the Year 4 Expiration Date, a report on the Operations conducted on or with respect to the Property during Year 4 summarizing any significant technical data learned or obtained and providing a breakdown of Qualifying Expenditure incurred in carrying out the Operations for Year 4 (“Annual Exploration Report”);

(13)	promptly notify each Party of any material exploration results or adverse events; and
(14)
place and maintain, with a reputable insurer or insurers, not less than CAD$5,000,000 in third party liability insurance in respect of its operations on the Property, and upon the written request of the Non-operating Party, provide the Non-operating Party with documents that record or are evidence of the existence and coverage of such insurance.

6.7	Indemnity on Access
The Party that is not the Operator ("Non-operating Party") must indemnify the Operator and its Personnel from and against any Claim that the Operator or its Personnel suffer, sustain or incur arising out of or in connection with any injury (including injury causing death) to any Personnel of the Non-operating Party while in or on the Property, except to the extent that any injury is caused by the gross negligence or willful misconduct of the Operator or its Personnel.
6.8	Unsafe Acts or Conditions
(1)
If at any time South32 observes an Unsafe act or condition or becomes aware of a planned Unsafe act on the Property in connection with or as a consequence of the Operations, then South32 may direct the Operator to:

(a)	stop or not proceed with the Unsafe act; and
(b)	take action to rectify or remove the Unsafe act or condition, and the Operator must comply with that direction and modify the carrying out of the Operations in order to prevent, discontinue, mitigate, rectify or remove the Unsafe act or condition.
(2)
South32 may at any time, either in connection with an Unsafe act or condition or generally in connection with the carrying out of the Operations, direct the Operator to adopt and implement methods, standards (including standards of health and safety) and procedures in carrying out the Operations and the Operator must comply with that direction and adopt and implement those methods, standards and procedures.

(3)	The Parties acknowledge and agree that:
(a)
any cost or expense incurred by the Operator in the performance of its obligations under sections 6.8(1) and 6.8(2) and funded by South32 will constitute Qualifying Expenditure for the purposes of this Agreement; and

(b)
any delay caused by the Operator’s performance of its obligations under sections 6.8(1) and 6.8(2) will result in the Option Period being extended by a period equivalent to the period of delay or such longer period as is reasonable in the circumstances.

6.9	Obligations to Inform
During the term of this Agreement, each Silver Bull Party must, and must cause its Affiliates to:
(1)
promptly deliver to South32 any notice, demand or other material communication relating to any of the material Assets of the Company (including the Property) or Contratistas that it or any of its Affiliates receive; and

(2)
obtain the prior written consent of South32 to the sending by it or its Affiliates of any notice, demand or other material communication relating to the Property, the Existing Agreements or any of the other significant Assets of the Company or Contratistas to any third person including any adjacent property owner or any Governmental Authority where such notice, demand or other material communication is likely to have a material adverse effect on the Property, the Company, Contratistas or the Option or South32’s rights and interests (direct or indirect) under this Agreement.

6.10	Property Matters
(1)	During the term of this Agreement the Company must:

(a)
subject to applicable Law and the terms of the Mineral Rights comprising the Property, not (directly or indirectly) abandon, surrender, excise or relinquish by any means any of the Mineral Rights or the Other Rights comprising the Property without the prior written consent of South32; and

(b)
to the maximum extent possible under applicable Law and the terms of the Mineral Rights comprising the Property, ensure that the Company remains the registered holder and beneficial owner of the Mineral Rights that comprise a part of the Property.

(2)
If the Company is required by applicable Law or by virtue of a condition or covenant of any Mineral Right forming part of the Property to relinquish (whether periodically or otherwise) any Mineral Right or part of a Mineral Right comprising the Property then within thirty (30) days prior to the date on which such relinquishment will take place, the Company must by notice to South32:

(a)	identify the Mineral Right or part of it that the Company recommends and proposes be relinquished and the reasons for that recommendation; and
(b)	include with the notice all Exploration Data (if any) that pertains to the geographical area the subject of the Mineral Right or part of it that the Company recommends and proposes be relinquished.
6.11	Technical Committee
(1)	Upon the Effective Date, a technical committee (“Technical Committee”) will be formed comprised of two (2) representatives of Silver Bull and two (2) representatives of South32.
(2)	Meetings of the Technical Committee will be held:
(a)	during any part of a Year in which no Operations are being conducted, quarterly in Vancouver (or at such other intervals or places as Silver Bull and South32 may agree); and
(b)	during any part of a Year in which Operations are being conducted, monthly in Vancouver (or at such other intervals or places as Silver Bull and South32 may agree).
(3)	Meetings will be called on fourteen (14) days’ notice by either Silver Bull or South32. Either Silver Bull or South32 may on fourteen (14) days’ notice call an ad hoc meeting.
(4)
For each meeting an agenda must, at least seven (7) days prior to that meeting, be distributed to Silver Bull and South32 by the person calling that meeting.  Silver Bull must cause minutes of each meeting to be taken and distributed to South32 for comments within fourteen (14) days subsequent to that meeting and will be the subject of approval at the next meeting.  A representative of Silver Bull or South32 may attend any meeting by conference telephone, so long as all attendees at that meeting can hear and be heard by all other attendees.

(5)	The Technical Committee will, among other things, review:
(a)	each Report and Budget; and
(b)	all Exploration Data learned or obtained in connection with the Operations.
(6)	The Technical Committee must endeavour to approve a Report and Budget within thirty (30) days of its receipt of that Report and Budget.

(7)
The Technical Committee may approve programs and budgets proposed by the Operator with or without amendment, addition, deletion or other alteration or modification as the Technical Committee considers fit or reject the same and in the case of rejection the Technical Committee may give such directions to the Operator regarding the preparation and submission of a further program and budget in respect of the Year concerned as the Technical Committee may determine.

(8)
Each Party acknowledges and agrees that the Technical Committee may approve the alteration or modification proposed by South32 of an Approved Program to expand the Operations to be undertaken as part of that Approved Program and to increase the Approved Budget that relates to that Approved Program and any such approval will not be unreasonably withheld.

(9)
In the absence of agreement by the members of the Technical Committee in respect of any program and budget proposed by the Operator, the Operations or any other matter before the Technical Committee, any direction or decision concerning, or final approval of, programs, budgets, Operations or any other matter before the Technical Committee during the term of this Agreement will be given or made (as the case may be) solely by South32.

6.12	Audit
(1)
Within sixty (60) days following the completion of an Approved Program, the Operator must provide each Party with a certified itemized statement of Qualifying Expenditure incurred during the completion of that Approved Program. The itemized statement of Qualifying Expenditure incurred in any period certified to be correct by an officer of the Operator will be conclusive evidence of the making of the Qualifying Expenditure recorded in the statement unless within the ninety (90) days after receipt of that statement a Party delivers a written objection to the statement to the Operator. If a Party delivers such an objection, then it will be entitled to request that the auditor of the Operator audit the Qualifying Expenditure recorded in the statement of Qualifying Expenditure that is the subject of the objection. At the conclusion of that audit:

(a)
if the auditor determines that the statement of Qualifying Expenditure was accurate within five percent (5%) percent of actual Qualifying Expenditure, then the reasonable costs of the audit will be borne by the objecting Party; or

(b)
if the auditor determines that the statement of Qualifying Expenditure overstated or understated Qualifying Expenditure actually made by greater than a five percent (5%) margin, then the reasonable costs of the audit will be borne by the Operator, and, in all events and whatever the misstatement, only the actual Qualifying Expenditure so determined will constitute Qualifying Expenditure for the purposes of the relevant Year.
(2)
Notwithstanding anything in this Agreement to the contrary, the auditor’s determination of Qualifying Expenditure will be final and determinative of the amounts stated in the statement in question, and will not be or constitute a Dispute subject to section 12.

7.	Assignment
7.1	Assignment by Silver Bull Party
(1)
Each Silver Bull Party must not assign or otherwise deal with its rights or obligations under this Agreement without the prior written consent of South32, (which consent may be refused, withheld or conditioned at the absolute discretion of South32). No assignment of this Agreement will be effective unless and until the proposed assignee has entered into an agreement with South32, in form and substance satisfactory to South32 (acting reasonably), by which the proposed assignee agrees to be bound by the provisions of this Agreement as if it was an original party to this Agreement in place of the assigning Party.

(2)	In this section 7 “assign” includes, either directly or indirectly, to:
(a)	sell, assign, transfer, licence or otherwise dispose or part with possession of; or
(b)	mortgage, charge, grant a lien, pledge, hypothecate, declare a trust in respect of or grant any interest in, by way of security or otherwise;
(3)
Notwithstanding sections 7.1(1) and 7.1(2), a change of Control of Silver Bull after the Effective Date will not be considered an assignment by Silver Bull or the Company for the purposes of section 7.1(1).

7.2	Assignment by South32
South32 may assign, transfer, novate or otherwise deal with any or all of South32's rights or obligations under this Agreement at any time to any Affiliate of South32. Subject to the foregoing, South32 may not assign or otherwise deal with its rights or obligations under this Agreement without the prior written consent of Silver Bull (which consent may be refused, withheld or conditioned at the absolute discretion of Silver Bull). No assignment of this Agreement will be effective unless and until the proposed assignee has entered into an agreement with Silver Bull, in form and substance satisfactory to Silver Bull (acting reasonably), by which the proposed assignee agrees to be bound by the provisions of this Agreement as if it was an original party to this Agreement in place of the assigning Party.
7.3	Exceptions
Nothing in this section 7 or elsewhere in this Agreement applies to or restricts in any manner an amalgamation, plan of arrangement, public listing or corporate reorganization involving a Party (other than the Company) which has the effect in law of the amalgamated, resulting or surviving corporation possessing substantially all the property, rights and interests and being subject to substantially all the debts, liabilities and obligations of each amalgamating or predecessor corporation, or the transfer of Control of a Party whose shares are listed on one or more stock exchanges to an arm’s length third party pursuant to an unsolicited or solicited take-over bid or similar transaction.
8.	Force Majeure
8.1	Notice of Force Majeure
Subject to section 8.4, a Party will not be liable for any delay or failure to perform any of its obligations under this Agreement (other than an obligation of indemnification or to pay money) if as soon as possible after the beginning of the Force Majeure affecting the ability of the Party to perform any of its obligations under this Agreement, it gives a notice to each other Party that complies with section 8.2.
8.2	Force Majeure notice
A notice given under section 8.1 must:
(1)	specify the obligations the Party cannot perform;
(2)	fully describe the Force Majeure;
(3)	estimate the time during which the Force Majeure will continue; and

(4)	specify the measures proposed to be adopted to remedy or abate the Force Majeure.
8.3	Obligation to remedy and mitigate
(1)	The Party that is prevented from carrying out its obligations under this Agreement as a result of Force Majeure must:
(a)	remedy the Force Majeure to the extent reasonably practicable and resume performance of its obligations as soon as reasonably possible;
(b)
take all action reasonably practicable (but without any obligation to make any monetary payment) to mitigate any liability suffered by any other Party as a result of its failure to carry out its obligations under this Agreement; and

(c)
inform each other Party in writing every thirty (30) days (or any other period agreed in writing by the Parties) after the date of notification of the Force Majeure pursuant to section 8.2 of the ongoing effect of, and the steps taken to remove the effects of, the Force Majeure.

(2)
Notwithstanding section 8.3(1), nothing in this section 8.3 will require the Party that is prevented from performing its obligations under this Agreement as a result of Force Majeure to resolve or compromise any labour or industrial dispute or to question or to test the validity of any Law or to perform its obligations under this Agreement if Force Majeure renders performance impossible.

8.4	Effect of Force Majeure on Time and Payment
(1)
In the event of Force Majeure, any time period provided for in this Agreement will be extended by a period equivalent to the period of delay caused by the event of Force Majeure or such longer period as is reasonable in the circumstances.

(2)
If at any time before the exercise of the Option by South32 Force Majeure arises, then from the date the Force Majeure arises until the Force Majeure is remedied or abates South32 will not be obliged to advance the relevant Tranche or part of it, as the case may be. Notwithstanding the foregoing, during the period of Force Majeure South32 must advance such Qualifying Expenditure as is necessary to pay any maintenance, rental, holding fee, or other payment required to maintain the Property in good standing.

(3)
If the Force Majeure is subsequently remedied or abates then, subject to section 8.4(1), South32 must advance the relevant Tranche or part of it, as the case may be that, but for the Force Majeure, South32 would have been required to advance during the period of Force Majeure.

9.	Confidential Information
9.1	Confidentiality
The Parties agree that this Agreement (including any drafts of it), all information (whether in tangible or electronic form) exchanged between the Parties or their Affiliates under this Agreement and all information concerning or relating to the Property or the Operations of which it becomes aware (“Confidential Information”) is confidential and must be kept confidential and must not be disclosed to any person at any time or in any manner except:
(1)	to another Party;
(2)	with the prior written consent of each other Party;
(3)	disclosure of Confidential Information by a Party to its Affiliates;

(4)	to the extent that the Confidential Information was publicly available at the Effective Date or becomes publicly available subsequent to the Effective Date without breach of this Agreement;
(5)	as may be necessary in seeking approval of any Governmental Authority:
(a)	in seeking to maintain the Property or acquire additional Mineral Rights or Other Rights; or
(b)	to perform the Operations;
(6)	by a Party to legal, financial and other professional or technical advisers, auditors and other consultants, officers and employees of:
(a)	that Party; or
(b)	that Party’s Affiliates,
in any case requiring the information for the purposes of this Agreement (or any transactions contemplated by this Agreement), or for the purpose of advising that Party in relation to this Agreement;
(7)
to the extent required by Law or by a lawful requirement of any Governmental Authority or stock exchange having jurisdiction over a Party or its Affiliates (and the Parties expressly acknowledge that this Agreement may be required to be filed under Silver Bull’s SEDAR profile at www.sedar.com and with the SEC at www.sec.gov/edgar/, subject to such redactions permitted under such Law or lawful requirements as a Party may require);

(8)	if required in connection with legal proceedings or arbitration relating to this Agreement or for the purpose of advising a Party in relation to legal proceedings or arbitration;
(9)
to any bona fide enquirer contemplating purchase of an interest of a Party under this Agreement under section 7 as long as the enquirer has first entered into an agreement in favour of the Parties to preserve confidentiality of information disclosed in a manner at least as onerous on the enquirer as this section 9.1 is onerous on the Parties;

(10)
to a banker or other financial institution considering the provision of or, which has provided financial accommodation to, a Party or an Affiliate of a Party or to a trustee, representative or agent of that banker or financial institution; or

(11)
to a stock exchange (including any regulator or securities commission having jurisdiction over a stock exchange) or similar public market for trading shares upon which securities of a Party or of an Affiliate of a Party are quoted after the reasonable prior consultation, if practicable, with the other Party taking place as to the nature and form of the disclosure (which does not imply that the consent or approval, of the other Party must or need be obtained). Notwithstanding the foregoing, any disclosure must be to the standards required by the applicable stock exchange, regulator, securities commission or applicable Law.

9.2	Public Announcements
(1)	Any initial public announcement of the transaction the subject of this Agreement will be in the form agreed between the Parties prior to the Effective Date.
(2)	Subject to section 9.2(1), a Party may not make any public announcement in relation to this Agreement or any matter arising under this Agreement unless:

(a)	the wording of the announcement is agreed between the Parties, such agreement not to be unreasonably withheld; or
(b)	the announcement is otherwise permitted under section 9.2(3).
(3)
A Party is entitled to make announcements with respect to matters relating to this Agreement only to the extent necessary to comply with the listing rules of an applicable stock exchange on which its shares (or that of its Affiliate) are listed or the requirements of a regulator, securities commission or Law. The Party proposing to make such an announcement will endeavour to give the other Party as much notice as is possible (and in any event will endeavour to give at least 24 hours’ notice) of its intention to make the announcement, and will take into account the reasonable requests of the other Party in relation to the wording of the announcement.

9.3	Effect of Disclosure
Any consent of a Party given to another Party to disclose Confidential Information or to make a public announcement will not be considered an approval or certification of the consenting Party:
(1)	as to the accuracy of any information contained in that Confidential Information or public announcement; or
(2)
that the Confidential Information or public announcement complies with applicable Law or the rules, policies, by-laws and disclosure standards of any Governmental Authority, stock exchange, regulator or securities commission.

10.	Area of Interest
10.1	AOI Property
If, during the term of this Agreement, any Party, directly or indirectly, has the opportunity to stake or otherwise acquire any AOI Property (in addition to that described in Schedule 1 as at the Effective Date), then the Party who has such opportunity (“Acquiring Party”) must notify each other Party (“Other Party”) in writing of that opportunity without undue delay, and, in any event, within twenty (20) days of the opportunity arising, including the terms on which the AOI Property is able to be staked or acquired and an assessment of the likely benefits to the Parties (“AOI Property Notice”). An Acquiring Party may stake AOI Property in its own name if the Acquiring Party believes it is necessary to do so in order to preserve the opportunity to acquire such AOI Property.  In such event the Acquiring Party will be staking the AOI Property subject to the right of the Party who is not the Acquiring Party under this section 10.1 and if a decision is made to stake or acquire the AOI Property pursuant to section 10.2, such AOI Property will become subject to this Agreement and form part of the Property on the basis contemplated by section 10.2.
10.2	Election to stake or acquire AOI Property
(1)
The Other Party must within fifteen (15) days from the date its receipt of the AOI Property Notice decide whether the AOI Property should be staked or acquired on behalf of the Parties. If a decision is made to stake or acquire the AOI Property, then the Parties must use commercially reasonable efforts to acquire or stake such AOI Property which will become subject to this Agreement and form part of the Property. The costs and expenses associated with staking or acquiring the AOI Property will constitute Qualifying Expenditure and such costs and expenses will be funded from the South32 Initial Funding.

(2)
If the Other Party decides the AOI Property should not be staked or acquired pursuant to section 10.2(1), then the Acquiring Party may, at its cost and expense, itself stake or acquire such AOI Property on terms not more favourable to the Acquiring Party than those specified in the AOI Property Notice within three (3) months of the giving of such notice.

11.	Termination and Remedies
11.1	Events of Default
A Party (“Non-Defaulting Party”) may terminate this Agreement by notice in writing to the other Parties if:
(1)	a Party (“Defaulting Party”) commits a material breach of any material provision of this Agreement and:
(a)	the breach is incapable of remedy; or
(b)	the breach is capable of remedy and:
(i)	the Non-Defaulting Party has given notice to the Defaulting Party specifying the breach and requesting that it be remedied; and
(ii)
the Defaulting Party has failed to remedy that breach or has failed to take reasonable steps to commence rectifying that breach (or overcome its effects) within thirty (30) days of receiving that notice;

(2)	any one of the following occurs in relation to a Party (“Insolvent Party”):
(a)
the Insolvent Party becomes, or informs the other Party, creditors of the Insolvent Party generally or any particular creditor of the Insolvent Party that it is, insolvent or unable to pay its debts as and when they fall due;

(b)	a liquidator or provisional liquidator is appointed in respect of the Insolvent Party;
(c)	a receiver or receiver and manager or an analogous person is appointed to the Insolvent Party or any of its property;
(d)	the Insolvent Party has a mortgagee seeking to exercise a right of possession or control over the whole or a part of its property;
(e)
the Insolvent Party enters into, or calls a meeting of its members or creditors with a view to entering into, a composition, compromise or arrangement with, or an assignment for the benefit of, any of its members or creditors, or a court orders that a meeting be convened in respect of a proposed composition, compromise or arrangement between the Insolvent Party and its creditors or any class of its creditors, other than for the purpose of reconstruction or amalgamation;

(f)
the Insolvent Party has any execution, writ of execution, mareva or standstill injunction or similar order, attachment or other process made, levied or issued against it or in relation to any of its assets which has material adverse effect on the Party’s business, assets or financial condition or its ability to perform its obligations under this Agreement;

(g)
any application is made or other process commenced (not being an application or process withdrawn, discontinued or dismissed within thirty (30) days of being filed) seeking an order for the appointment of a provisional liquidator, a liquidator, a receiver or a receiver and manager to the Insolvent Party;

(h)	the Insolvent Party is declared bankrupt or has filed for some form of protection from its creditors under applicable Law relating to or governing bankruptcy;

(i)	there is a resolution of creditors or members, or an order of a court, to place in liquidation or bankruptcy or wind up the Insolvent Party; or
(j)
an event happens analogous to an event specified in sections 11.1(2)(a) to 11.1(2)(i) to which the law of another jurisdiction applies and the event has an effect in that jurisdiction similar to the effect which the event would have had if the law of Canada applied; or

(3)
except as expressly permitted or contemplated by this Agreement, a change of Control occurs in relation to the Company and the original Control position is not restored with fourteen (14) days of the occurrence of the change of Control.

11.2	Other Rights
(1)
Notwithstanding any other provision of this Agreement to the contrary, upon written notice to the Silver Bull Parties (including the Operator), if South32 determines (acting reasonably) that any Silver Bull Party, including the Operator (if the Operator is a Silver Bull Party), has engaged or will engage in Bribery contrary to the undertakings set out in sections 14.19(1)(a) or 14.19(1)(b) (or both, as the case may be), then South32 may, to the extent permissible, exercise one or more of the following rights (without any liability whatsoever whether under this Agreement or otherwise):

(a)
suspend all payments or further payments (as the case may be) to be made by it under this Agreement until the Silver Bull Parties demonstrate that the breach has been remedied or is capable of remedy (in either case to South32’s satisfaction);

(b)	terminate this Agreement subject to and in accordance with section 11.1; or
(c)	become the Operator subject to and in accordance with section 6.2.
11.3	Consequences of Termination
Termination of this Agreement under this section 11 or pursuant to another provision of this Agreement will not derogate from, affect or prejudice any rights or remedies of a Party whether arising under this Agreement or at Law that have accrued prior to the date of, or arise as a consequence of, termination.
11.4	Interpretation and Other Matters
Notwithstanding anything in this section 11 to the contrary, during the Option Period:
(1)	if a Silver Bull Party is a Defaulting Party then no other Silver Bull Party may exercise any rights or remedies of a Non-Defaulting Party under this section 11 or at Law; or
(2)	if a Silver Bull Party is an Insolvent Party then no other Silver Bull Party may exercise any rights or remedies of a Party under section 11 or at Law.
12.	Disputes and Arbitration
12.1	Disputes
If there is any Dispute between the Parties concerning or arising out of or in relation to this Agreement, whether before or after the expiration of this Agreement (including any Dispute as to whether any issue or matter is arbitrable), then a Party may give to each other Party a notice (“Dispute Notice”) specifying the Dispute and requiring its resolution under this section 12. All Disputes must be resolved solely in accordance with this section 12.

12.2	Dispute Representatives to Seek Resolution
(1)
If the Dispute is not resolved within fourteen (14) days after a Dispute Notice is given by a Party to each other Party, each Party must nominate one (1) representative from its senior management to resolve the Dispute (each, a “Dispute Representative”), who must negotiate in good faith using their respective commercially reasonable efforts to attain a resolution of the Dispute.

(2)
If the Dispute is not resolved within fourteen (14) days of the Dispute being referred to the respective Dispute Representatives or a Party fails to nominate a Dispute Representative, then any Party may submit the Dispute to arbitration in accordance with section 12.3.

12.3	Arbitration
(1)	Any Dispute which has not been resolved under section 12.2 must be referred to and finally resolved by arbitration under the then current domestic commercial arbitration rules of the BCICAC (“Rules”).
(2)	The Parties agree that:
(a)	the seat, or legal place of arbitration, will be Vancouver, British Columbia. The language used in the arbitral proceedings will be English;
(b)
all arbitral proceedings will be private and confidential and may be attended only by the arbitrators, the Parties and their representatives, and witnesses to the extent they are testifying in the proceedings;

(c)
subject to section 12.3(2)(d), any Dispute will be heard by a single arbitrator and the Parties must attempt to agree upon a qualified individual to serve as arbitrator.  If the Parties are unable to so agree within thirty (30) days of the first attempt by the Parties to select the arbitrator, then a Party may request that the BCICAC select and appointed the arbitrator;

(d)
if any Party’s claim or counterclaim equals or exceeds five million dollars ($5,000,000), exclusive of interest or legal fees, then the Dispute must be heard and determined by three (3) arbitrators and in the event that three (3) arbitrators will hear the Dispute, each Party must, within thirty (30) days after commencement of the arbitration, select one (1) person to act as arbitrator.  The two (2) arbitrators so selected must, within fourteen (14) days of their appointment, select a third arbitrator who will serve as the chairperson of the arbitral panel;

(e)
if a Party fails to appoint an arbitrator as required under section 12.3(2)(d), or if the arbitrators selected by the Parties are unable or fail to agree upon a third arbitrator within fourteen (14) days of their appointment, then a Party may request that the BCICAC select and appoint that arbitrator;

(f)	the arbitrator (or each of them as the case may be) must be independent of the Parties, a senior qualified and practising lawyer in Canada with expertise in the subject matter of the Dispute;
(g)
if an arbitrator dies, resigns, refuses to act, or becomes incapable of performing his or her functions as an arbitrator, then the BCICAC may declare a vacancy on the panel and the vacancy must be filled by the method by which that arbitrator was originally appointed;

(h)	the arbitral panel may determine all questions of law and jurisdiction (including questions as to whether or not a Dispute is arbitrable) and all matters of procedure relating to the arbitration;
(i)
arbitration will be the sole and exclusive forum for resolution of a Dispute and any award or determination of the arbitral panel will be final and binding upon the Parties in respect of all matters relating to the arbitration, the procedure, the conduct of the Parties during the proceedings and the final determination of the issues in the arbitration; and

(j)	there will be no appeal from any award or determination of the arbitral panel to any court and judgment on any arbitral award may be entered in any court of competent jurisdiction.
(3)
If for any reason the BCICAC cannot or does not make the appointment or appointments required under the Rules or this section 12, either Party may apply to the Supreme Court of British Columbia to appoint the arbitrator or arbitrators, as the case may be.

(4)	No arbitration proceeding may be commenced under this section 12 unless commenced within the time period permitted for actions by the applicable statute of limitations.
(5)	All papers, notices or process pertaining to an arbitration under this Agreement may be served on a Party in accordance with section 13.
(6)
The Parties must treat as Confidential Information, in accordance with the provisions of section 9, the existence of the arbitral proceedings; written notices, pleadings and correspondence in relation to the arbitration; reports, summaries, witness statements, memorials, briefs and other documents prepared in respect of the arbitration; contemporaneous or historical documents exchanged or produced for the purposes of the arbitration; and the contents of any award or ruling made in respect of the arbitration. Notwithstanding the foregoing, a Party may disclose such Confidential Information in judicial proceedings to enforce an award or ruling and as permitted under this section 12.

12.4	Inconsistency between Rules and Agreement
If there is a conflict between the provisions of this Agreement and the provisions of the Rules, then the provisions of this Agreement will prevail.
12.5	Effect of Arbitration
Nothing in this section 12 will prejudice the right of a Party to institute legal proceedings to seek urgent interlocutory or declaratory relief, including in the circumstances described in section 14.14. Subject to the foregoing, the arbitration will be the sole and exclusive forum for resolution of a Dispute and the award will be final and binding.
12.6	Enforcement
The award rendered by an arbitral panel may be enforced by an order or judgment of any court having jurisdiction or an application may be made to such court for acceptance of the award and an order of enforcement, as the case may be.
12.7	Performance of Obligations During Dispute
During the existence of any Dispute, the Parties must continue to perform all of their obligations under this Agreement which are not the subject of the Dispute without prejudice to their position in respect of such Dispute, unless the Parties otherwise agree.

12.8	Consolidation of Arbitration
If a Party is or becomes involved in any arbitration proceeding with another Party and with any Affiliate of another Party, all such arbitrations may at such Party's discretion be consolidated or joined with the other arbitration or arbitrations such that all Disputes between the Parties and any Affiliates of the Parties, are resolved by a single arbitral panel.
13.	Notice
13.1	Form of Notice
A notice, demand, approval, consent or other communication required, given or made under this Agreement (“Notice” or “notice”) must be:
(1)	in writing; and
(2)	delivered by hand or by prepaid, registered or certified mail to the address or if sent electronically as an attachment to an email to the email or other internet address, specified in section 13.3.
13.2	Delivery
(1)	A Notice is effective:
(a)	if delivered by hand, on the date it is delivered to the addressee;
(b)	if mailed to an address in the city of postage, on the date which is five (5) days after the date of postage; or
(c)	if mailed to a city in Canada (other than the city of postage), on the date which is ten (10) days after the date of postage;
(d)	if sent electronically:
(i)	at the time shown in the delivery confirmation report generated by the sender's email system; or
(ii)
if the sender's email system does not generate a delivery confirmation report within twelve (12) hours of the time the email is sent, unless the sender receives a return email notification that the email was not delivered, undeliverable or similar, at the time which is twelve (12) hours from the time the email was sent, unless a later time is specified in the Notice.
(2)	A Notice received after 5 p.m. in the place of receipt is taken to be received on the next Business Day in the place of receipt.
(3)	A Party may, from time to time, notify the other Party in writing of any change to its details in section 13.3.
(4)	An email does not itself constitute a Notice but a Notice may be transmitted as an attachment to an email.
13.3	Address for Notice
(1)	Silver Bull’s delivery address and electronic mail address are:

Silver Bull Resources Inc.
Suite 1610, 777 Dunsmuir Street
Vancouver, British Columbia
Canada V7Y 1K4
Attention:  ########
Email:  ########
(2)	the Company’s delivery address, facsimile number and electronic mail address are:

Minera Metalin S.A. de C.V.
c/o Silver Bull Resources Inc.
Suite 1610, 777 Dunsmuir Street
Vancouver, British Columbia
Canada V7Y 1K4
Attention:  ########
Email:  ########
(3)	the Contratistas’ delivery address, facsimile number and electronic mail address are:

Contratistas de Sierra Mojada S.A.de C.V.
c/o Silver Bull Resources Inc.
Suite 1610, 777 Dunsmuir Street
Vancouver, British Columbia
Canada V7Y 1K4
Attention:  ########
Email:  ########
(4)	South32’s delivery address and electronic mail address are:
South32 International Investment Holdings Pty Ltd
Level 35, 108 St Georges Terrace
Perth, Western Australia
Australia 6000

Attention: ########
Email:  ########
14.	General
14.1	Parties
Where a Party comprises two or more persons, each of them is, to the extent permitted by Law, jointly and severally liable for the obligations and liabilities of that Party created by, arising under or in connection with this Agreement.
14.2	Relationship of Parties
The Parties agree and declare that this Agreement is not and must not be construed as constituting an association, corporation, mining partnership or any other kind of partnership and, except as expressly provided otherwise in this Agreement, nothing in this Agreement will be deemed to:
(1)	constitute a Party a partner, agent or legal representative of any other Party for any purpose whatsoever; or
(2)	create a fiduciary relationship between the Parties.

14.3	No Holding Out
No Party may, except as expressly permitted by this Agreement, directly or indirectly use or permit the use of the name of any other Party for any purpose related to the Property or this Agreement.
14.4	No Obligations
No term of this Agreement and no act or omission of South32 will oblige South32:
(1)	to exercise the Option; or
(2)	to take any action, other than those actions expressly required by this Agreement.
14.5	Other Activities and Interests
(1)
The rights and obligations of the Parties under this Agreement are strictly limited to the Property. Each Party may enter into, conduct and benefit from any business venture of any kind whatsoever, whether or not competitive with the activities undertaken under this Agreement, without disclosing those activities to any other Party or inviting or allowing any other Party to participate in that business venture.

(2)	Except to the extent expressly provided otherwise in this Agreement and without limiting section 14.5(1), nothing in this Agreement will prevent or may be construed to prevent a Party from:
(a)	acquiring any Mineral Right or interest in any Mineral Right outside of the Property or the Area of Interest;
(b)	acquiring any Mineral Right or interest in any Mineral Right within the Property or in the Area of Interest that has been abandoned or surrendered in accordance with this Agreement; or
(c)	using, for any reason not related to the Property, any geological, geophysical, geochemical, metallurgical or operational concept, model or principle of any kind, and each Party will be free to so acquire and use with no obligation whatsoever to any other Party.
14.6	Recording of this Agreement
This Agreement, or a memorandum of this Agreement, will, be recorded in the recording district or office of the applicable Governmental Authority where the Property is located, in order to give notice to third persons of South32’s interests (whether direct or indirect) in the Property or that arise under this Agreement.  Each Silver Bull Party agrees with South32 to execute, notarize, deliver, file or register (as the case may be) those documents that may be necessary to perfect such recording or registration.
14.7	Entire Agreement
(1)	This Agreement:
(a)	is the entire agreement and understanding between the Parties on everything connected with the subject matter of this Agreement; and
(b)	supersedes any prior agreement or understanding on anything connected with that subject matter.

(2)	The Parties acknowledge and agree that with effect from the Effective Date the Confidentiality Agreement will automatically terminate and be of no further force or effect.
14.8	Amendment and variation
This Agreement may not be amended, modified, varied or supplemented except in writing signed by the Parties.
14.9	Consents or Approvals
Except where expressly specified otherwise in this Agreement, if the doing of any act, matter or thing under this Agreement is dependent on the consent or approval of a Party or is within the discretion of a Party, then the consent or approval may be given or the discretion may be exercised conditionally or unconditionally or withheld by the Party in its absolute discretion.
14.10	Waiver
The Parties agree that:
(1)	a Party’s failure or delay to exercise a power or right does not operate as a waiver of that power or right;
(2)	the exercise of a power or right does not preclude either its exercise in the future or the exercise of any other power or right;
(3)	a waiver is not effective unless it is in writing; and
(4)	waiver of a power or right is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.
14.11	Costs and outlays
Each Party must pay its own costs and expenses connected with the preparation, negotiation and execution of this Agreement including all legal, accounting and brokers or finders fees and disbursements relating to this Agreement. Under no circumstances will any Party’s legal, accounting and brokers or finders fees and disbursements relating to this Agreement constitute Qualifying Expenditure for the purposes of this Agreement.
14.12	Manner of Payment
Any payment to be made to a Party may be made by electronic funds transfer of immediately available funds to that Party’s bank as designated by that Party by notice from time to time.  That bank will be deemed the agent of the designating Party for the purposes of receiving, collecting and receipting such payment.
14.13	Further Assurances
Each Party must promptly at its own cost do all things (including executing and if necessary delivering all documents) reasonably necessary or desirable to give full effect to this Agreement and the transactions contemplated by it.
14.14	Special Remedies
Each Party acknowledges and agrees that:
(1)	any breach by it of section 7 or section 9 would constitute an injury and cause damage to the other Party which is impossible to measure monetarily;

(2)	monetary damages alone would not be a sufficient remedy for a breach of section 7 or section 9;
(3)
in addition to any other remedy which may be available in law or equity, a Party is entitled to interim, interlocutory and permanent injunctions or any of them to prevent breach of section 7 or section 9 and to compel specific performance of any one or more of those sections; and

(4)	any Party intending to breach or which breaches section 7 or section 9 hereby waives any defence it may have at law, in equity or under statute to such injunctive or equitable relief.
14.15	Survival
Sections 2.4, 2.5, 3.11, 4.10, 9, 11.3, and 12 and all rights accrued prior to completion, termination, or expiration of this Agreement will not merge on completion, termination, or expiration of this Agreement, but will continue in full force and effect after any termination or expiration of this Agreement as will any other provision of this Agreement which expressly or by implication from its nature is intended to survive the termination or expiration of this Agreement.
14.16	Governing Law
(1)
Except for matters of title to the Property or its assignment or transfer, which will be governed by the law of its situs, this Agreement is solely governed by the law in force in British Columbia and the laws of Canada applicable in British Columbia without giving effect to the conflict of laws principles in British Columbia and without reference to the laws of any other jurisdiction.

(2)	Subject to section 12, each Party:
(a)
irrevocably and unconditionally submits to and accepts the exclusive jurisdiction of the courts exercising jurisdiction in British Columbia, and any court that may hear appeals from any of those courts, for any proceeding in connection with this Agreement, subject to the right to enforce a judgement obtained in any of those courts in any other jurisdiction; and

(b)	irrevocably waives any objection to the venue of any legal process commenced in the courts of British Columbia on any basis including that the process has been brought in an inconvenient forum.
14.17	Violation of Law of another Jurisdiction
If this Agreement is intended to be performed in more than one jurisdiction, and its performance would be a violation of the applicable law of a jurisdiction where it is intended to be performed, then this Agreement is binding in those jurisdictions in which it is valid and the Parties will use their reasonable efforts to re-negotiate and amend this Agreement so that its performance does not involve a violation of the applicable law of the jurisdiction where its performance would be a violation.
14.18	Language
(1)
At the request of the Parties this Agreement has been drafted in the English language. If required by applicable Law, this Agreement may be translated into Spanish but in the event of any inconsistency between the Spanish version of this Agreement and the English version of this Agreement, the English version will prevail and govern.

(2)
All the documents, notices, waivers and other communications given or made between the Parties in connection with this Agreement must be in the English language unless the Parties agree to the use of Spanish for any or all communications.  In the event of a discrepancy between the English language version and the Spanish language translation of any document, notice, waiver or other communication, the English language version will prevail and govern.

14.19	Corrupt Practices
(1)	Each Party, including the Operator, represents, warrants and agrees that, in connection with this Agreement, the Mineral Rights comprising the Property, and its operation of the Assets and Property:
(a)
neither it, nor any of its Affiliates nor its Personnel, directly or indirectly, has engaged (prior to entering into this Agreement), or will engage, in the Bribery of a Government Official or any person;

(b)	it (including its Affiliates and Personnel) has complied with any Anti-corruption Laws and will comply with any Law related to Bribery that is applicable to any Party;
(c)	except as disclosed to the other Party, neither it (including any of its Personnel) nor any other entity in which the Party has an ownership interest:
(i)
is directly or indirectly owned or controlled, in whole or in part, by any Government Official unless the interest held is less than 5% of any securities of the Party that are publicly traded on a major stock exchange; and

(ii)	has an officer, director, or employee who is, or currently expects to become, such a Government Official during the term of this Agreement;
(d)
it must notify each other Party promptly, and in any event not less than seven (7) days, upon becoming aware that any officer, director, employee or owner becomes, or expects to become, a Government Official in a position to take or influence official action for or against the Property or this Agreement;

(e)
if it engages a Subcontractor or other third party to interact with others on its behalf, it will perform appropriate risk based anti-corruption due diligence on that Subcontractor or third party, will keep records of the same, and take reasonable measures to ensure they comply with sections 14.19(1)(a), 14.19(1)(b) and 14.19(1)(c); and

(f)	it will notify each other Party promptly upon becoming aware of any actual or potential breach of sections 14.19(1)(a), 14.19(1)(b), 14.19(1)(c) or 14.19(1)(d).
(2)	Each Party, including the Operator, represents, warrants and agrees that, in connection with this Agreement, it will:
(a)
keep and maintain accurate and reasonably detailed books and financial records of expenses and receipts in connection with its performance under, and payments made or received in connection with, this Agreement; and

(b)
upon request, as soon as reasonably practicable but no later than seven (7) days, provide any information and reasonable assistance to the other Party to audit any books and financial records to verify compliance with the representations, warranties and undertakings under this Agreement, and otherwise reasonably co-operate with any Party investigation of any related matters.

14.20	Severability
(1)	If anything in this Agreement is unenforceable, illegal or void then it is severed and the rest of this Agreement remains in force.
(2)
Where a provision of this Agreement is prohibited or unenforceable, the Parties must negotiate in good faith to replace the invalid provision by a provision which is in accordance with the applicable Law and which must be as close as possible to the Parties’ original intent and appropriate consequential amendments (if any) will be made to this Agreement.

14.21	Successors and Assigns
This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.
14.22	Counterparts
This Agreement may be executed in any number of counterparts.  Each counterpart is an original, but the counterparts together are one and the same document.  This Agreement is binding on the Parties on the exchange of counterparts.  A copy of a counterpart sent by facsimile machine or by electronic mail:
(1)	must be treated as an original counterpart;
(2)	is sufficient evidence of the execution of the original; and
(3)	may be produced in evidence for all purposes in place of the original.

14.23	Execution – Authorized Officer to Sign
Each person signing this Agreement as an authorized officer of a Party hereby represents and warrants that he or she is duly authorized to sign this Agreement for that Party and that this Agreement will, upon having been so executed, be binding on that Party in accordance with its terms.

EXECUTED as an AGREEMENT

Silver Bull Resources Inc.		Minera Metalin S.A. de C.V.
By:	/s/ Timothy Barry	By:	/s/ Timothy Barry
	Authorized officer		Authorized officer
	Timothy Barry		Timothy Barry
	Name		Name
	President and CEO		President
	Title		Title

Contratistas de Sierra Mojada S.A. de D.V.		South32 Group International Investment Holdings Pty Ltd
By:	/s/ Timothy Barry	By:	/s/ Brian Purdy
	Authorized officer		Authorized officer
	Timothy Barry		Brian Purdy
	Name		Name
	President		Director
	Title		Title

Schedule 1 – Property Description

Concession Number	Concession Name	Concession Area (Ha)	Grant Date	Expiry Date
235371	Sierra Mojada	4818.4850	17-Nov-2009	18-Nov-2043
245217	Dormidos	405.0000	09-Apr-2016	09-Apr-2057
245216	Cola Sola	622.0000	23-Aug-2011	22-Aug-2061
235372	Sierra Mojada Fraccion I	0.0472	17-Nov-2009	29-Nov-2043
235373	Sierra Mojada Fraccion II	0.0082	18-Nov-2009	29-Nov-2043
235374	Sierra Mojada Fraccion III	0.3287	18-Nov-2009	29-Nov-2043
235375	Sierra Mojada Fraccion IV	1.1835	18-Nov-2009	29-Nov-2043
212169	Esmeralda	117.5025	22-Sep-2000	21-Sep-2050
238678	Esmeralda I	95.5320	11-Oct-2011	30-Mar-2050
238679	Esmeralda I Fraccion I	0.7404	11-Oct-2011	30-Mar-2050
238680	Esmeralda I Fraccion II	0.0349	11-Oct-2011	30-Mar-2050
220569	La Blanca	33.5044	28-Aug-2003	27-Aug-2053
160461	Fortuna	13.9582	21-Aug-1974	21-Aug-2024
236714*	Vulcano	4.5996	25-Aug-2010	24-Aug-2060
169343*	Unificacion Mineeros Norteños	336.7905	11-Nov-1981	10-Nov-2031
223093	Los Ramones	8.6039	15-Oct-2004	14-Oct-2054
224873	Volcan Dolores	10.4946	16-Jun-2005	15-Jun-2055
236837*	Veta Rica o La Inglesa	10.9877	07-Sep-2010	06-Sep-2060
195811	Olympia	8.9747	22-Sep-1992	21-Sep-2042
239512	Alote Fracc. VI	7.5366	15-Dec-2011	14-Dec-2061
To be determined	Alote Fraccion II	2251.7523	To be determined	To be determined
To be determined	San Antonio	68	To be determined	To be determined
Notes:
The Mining Registry will not conclude the registration of the “Veta Rica” concession title in favor of the Company until the Company files the missing link between Mr. Garcia Decanini’s death and the transfer of his estate to his heir, Silvia Yolanda García Landeros.
Silver Bull and the Company monitor the official mining records in Mexico City to determine if there are annotations indicating the existence of a legal challenge against the validity of any of the Mineral Rights held by the Company which comprise the Property.  As of the Effective Date, and to the best of the knowledge of Silver Bull and the Company, there are no such annotations, nor is Silver Bull or the Company aware of any challenges from any Governmental Authority or from third parties, except as described in Section 2.2(5) of the Disclosure Schedule.

Area of Interest

Silver Bull Licences with 10km Area Of Interest
Silver Bull Licences
Licences owned
Licence under application
N
0
10
20
kilometres
590,000 mE
600,000 mE
610,000 mE
620,000 mE
630,000 mE
640,000 mE
650,000 mE
660,000 mE
670,000 mE
680,000 mE
3,000,000 mN
3,010,000 mN
3,020,000 mN
3,030,000 mN
3,040,000 mN
3,050,000 mN
3,060,000 mN

Schedule 2 – Existing Agreements
1.	Haynes Boone Engagement Mineros Nortenos Lawsuit
2.	Water Access Contract Esmeralda Ejido
3.	Purchase of Surface Rights and Buildings from Mineros Nortenos
4.	Equipment Purchase Mineros Nortenos
5.	Purchase Agreement Vulcano and Unificacion Mineros Nortenos Concessions 1997
6.	Purchase Agreement Vulcano and Unificacion Mineros Nortenos Concessions 2000
7.	Services Agreement between Contratistas and the Company
8.	Agreement to Purchase Sierra Mojada and Mojada 3 Concessions (Mojada 3 Subsequently Dropped)
9.	Esmeralda Option Agreement
10.	Esmeralda Option Agreement Completion
11.	Esmeralda 1 Option Agreement
12.	Esmeralda 1 Transfer Completion Option Agreement
13.	La Blanca Option Agreement
14.	La Blanca Transfer Completion Option Agreement
15.	Fortuna Purchase Agreement
16.	Los Ramones Purchase Agreement
17.	Volcano Dolores Option Agreement
18.	Volcano Dolores Option Agreement Completion
19.	Olympia Option Agreement
20.	Olympia Option Agreement Amendment
21.	Olympia Option Agreement Completion
22.	Veta Rica Option Agreement
23.	Veta Rica Completion of Option Agreement
24.	Joint Exploration and Development Agreement
25.	Election of Net Smelter Return Royalty and Assignment of Interest
26.	1998 Master Agreement

27.	1998 Net Smelter Return Royalty Agreement
28.	1998 Joint Venture Agreement
29.	1999 Concession Purchase Agreement
30.	Agreement for Private Sale of Net Smelter Return Royalty and for Quitclaims(unsigned)

Schedule 3 – Company Shareholders Agreement

SHAREHOLDERS AGREEMENT

OF
MINERA METALIN, S.A. DE C.V.

EFFECTIVE AS OF [●]

10.	Programs and Budgets	103
10.1	Programs & Budgets for Financial Year	103
10.2	Election to Participate	103
10.3	Operations Pursuant to Programs and Budgets	104
10.4	Budget Overruns	104
10.5	Emergency or Unexpected Expenditures	104

11.	Financing of Company	104
11.1	Funding	104
11.2	Financing of Approved Programs and Approved Budgets	104
11.3	Called Sums	105
11.4	Failure to Contribute Called Sums	105

12.	Financial Information and Accounting Requirements	105
12.1	Financial Information	105
12.2	Accounting principles	106
12.3	Access to Financial Information	106
12.4	Distribution Policy	106

13.	Term and Termination	107
13.1	Former Shareholder not bound	107
13.2	Effective Date and Term	107
13.3	Termination not to affect certain provisions	107
13.4	Winding Up of Company	107
13.5	Right to Data After Termination	107

14.	Area of Interest	107
14.1	Disclosure of AOI Property	107
14.2	Election of Non-Acquiring Shareholder	108
14.3	Option Not Exercised	108

15.	Abandonment and Surrender Of Property	108
15.1	Surrender or Abandonment	108
15.2	Reacquisition	109

16.	Transfer of Interest	109
16.1	General	109
16.2	Limitations on Free Transferability of Interest	109
16.3	Acquisition Right	110
16.4	Exceptions to Acquisition Right	111
16.5	Encumbrance of Shares	111
16.6	Conditions of Transfer	112
16.7	Costs and Expenses	112
16.8	Change in Control of a Shareholder	112
16.9	Determination of Fair Market Value.	114
16.10	Non-Compete Covenants	114
16.11	Compulsory Acquisition Option on Insolvency	114

17.	Confidentiality	114
17.1	General	114
17.2	Public Announcements	116
17.3	Duration of Confidentiality	116
17.4	Canadian Disclosure Rules	116

18.	Anti-Corruption, Internal Controls and Compliance Policies	117
18.1	Adequate anti-corruption policies and internal controls - Company	117
18.2	Representations and Covenants	117

19.	Disputes and Arbitration	118
19.1	Disputes	118
19.2	Dispute Representatives to Seek Resolution	118

19.3	Arbitration	119
19.4	Inconsistency between Rules and Agreement	120
19.5	Effect of Arbitration	120
19.6	Enforcement	120
19.7	Performance of Obligations During Dispute	120
19.8	Consolidation of Arbitration	120
19.9	Expert Determination	120
19.10	Appointment of Expert	121
19.11	Instruction of Expert and Procedures	121
19.12	Determination of Expert	121

20.	Notice	122
20.1	Form of Notice	122
20.2	Delivery	122
20.3	Address for Notice	122

21.	General	123
21.1	Parties	123

22.	Entire Agreement	123
22.1	No Third Party Beneficiaries	123
22.2	Further Assurances	123
22.3	Amendment and variation	123
22.4	Consents or Approvals	124
22.5	Waiver	124
22.6	Survival	124
22.7	Governing Law	124
22.8	Language	124
22.9	Severability	125
22.10	Successors and Assigns	125
22.11	Counterparts	125
22.12	Execution – Authorized Officer to Sign	125

EXHIBITS
Schedule 1 - Property
Schedule 2 - Royalty Agreement

SHAREHOLDERS AGREEMENT
THIS SHAREHOLDERS AGREEMENT is made and entered into as of this [●] day of [●], [●] (“Effective Date”), by and among
Silver Bull Resources Inc. of 1610 - 777 Dunsmuir Street, Vancouver, British Columbia, Canada, V7Y 1K4
(“Silver Bull”)
AND:
Minera Metalin, S.A. de C.V. of [●]
(“Company”)
AND:
South32 International Investment Holdings Pty Ltd. of 108 St Georges Terrace, Perth, Western Australia, Australia 6000
(“South32”)
INTRODUCTION
A.
Pursuant to an Option Agreement made as of the 1st day of June, 2018, among Silver Bull, the Company, Contratistas de Sierra Mojada, S.A. de C.V. and South32 (“Option Agreement”), South32 was granted the exclusive and irrevocable right and option to acquire, directly, an undivided seventy percent (70%) right, title and ownership interest in the Company and in Contratistas de Sierra Mojada, S.A. de C.V. and, indirectly, a seventy percent (70%) ownership interest in the Property.

B.
South32 has exercised such right and option and acquired such direct interest in the Company and such indirect interest in the Property, all upon and subject to the terms and conditions given in the Option Agreement.

C.
Pursuant to the Option Agreement, South32 and Silver Bull agreed, among other things, that upon the completion of the exercise of the option by South32, Silver Bull and South32 would enter into a shareholders agreement for, among other things, the management and operation of the Company and, if warranted, further exploration, development and exploitation of the Property by and through the Company.

D.	This Agreement is the shareholders agreement described in Introduction C.
In Consideration Of, among other things, the mutual promises contained in this Agreement, the Parties agree as follows:
1.	Definitions and Interpretation
1.1	Definitions
Unless the context otherwise expressly requires, in this Agreement:
(1)	“Abandonment Date” has the meaning given in section 15.1;
(2)	“Abandonment Property” has the meaning given in section 15.1;
(3)	“Abandonment Property Interest” has the meaning given in section 15.2;
(4)	“Acquiring Shareholder” has the meaning given in section 14.1;

(5)	“Affiliate” means any person which directly or indirectly Controls, is Controlled by, or is under common Control with, a Shareholder;
(6)	“Agreement” or “this Agreement” means this document including any schedule or appendix to it;
(7)	“AOI Property” has the meaning given in section 14.1;
(8)
“Anti-Corruption Law” means any anti-corruption Law applicable to any Shareholder (including any Affiliate) or this Agreement, and includes (but is not limited to) the Criminal Code Act 1995 and other applicable Laws of Australia, Canadian Corruption of Foreign Public Officials Act, the Canadian Proceeds of Crime (Money Laundering) and Terrorist Financing Act, the Criminal Code of Canada, the U.S. Foreign Corrupt Practices Act, and any applicable federal and state law of the United Mexican States regarding Bribery or other corruption (including the Mexican Federal Criminal Code and Mexican General Law of Administrative Responsibilities);

(9)	“Approved Budget” means a Budget approved by the Board in accordance with section 10.1;
(10)	“Approved Program” means a Program approved by the Board in accordance with section 10.1;
(11)	“Area of Interest” means the land included within the area which is more particularly described and depicted as the Area of Interest in Schedule 1;
(12)	“Articles” means the bylaws and articles of incorporation of the Company, as amended from time to time in accordance with this Agreement and applicable Law;
(13)	“Assets” means the Property, Products, and all other real and personal property, tangible and intangible, held by the Company;
(14)
“Audited Accounts” mean the auditors’ report and audited accounts (including a balance sheet, profit and loss statement and cash-flow statement) of the Company for the Financial Year ending on the relevant Financial Year End;

(15)	“Auditors” means such internationally recognised firm of chartered accountants as are appointed as the auditors of the Company by the Board, in accordance with applicable Law, from time to time;
(16)	“Board” means the Directors or those of them who are present at a Board Meeting and eligible (in accordance with the terms of this Agreement and the Articles) to vote at that Board Meeting;
(17)	“Board Meeting” means a meeting of the Directors at which there is a quorum as required by this Agreement and the Articles;
(18)	“Board Supermajority Vote” has the meaning given in section 9.5(4);
(19)
“Bribery” means the offering, authorising, giving, soliciting or accepting any monetary or other benefit to influence action of a Government Official in an official capacity, or to otherwise influence any person to act improperly. Bribery includes the making of facilitation payments, which are improper payments made to induce required routine official action;

(20)
“Budget” means a detailed estimate of all costs to be incurred by the Company with respect to a Program and a schedule of cash or capital contributions to be made by the Shareholders with respect to such Program;

(21)	“Business” has the meaning given in section 5.1;
(22)	“Business Day” means any day other than a Saturday, Sunday or a public or statutory holiday in the place where an act is to be performed or a payment is to be made;
(23)	“Called Sum” has the meaning given in section 11.3;
(24)	“Called Sum Notice” has the meaning given in section 11.3;
(25)	“CC Option” has the meaning given in section 16.8;
(26)	“CC Shareholder” has the meaning given in section 16.8;
(27)	“CEO” means the chief executive officer of the Company appointed by the Board in accordance with section 9.8 including any successor CEO;
(28)	“Chair” means the chairman of the Board appointed in accordance with section 9.3(1);
(29)	“Change in Control” means the occurrence of any of the following events:
(a)
any person (other than a Shareholder or an Affiliate of a Shareholder), alone or together with a Joint Actor (other than a Shareholder or an Affiliate of a Shareholder), becomes the beneficial owner of, or acquires the power to exercise control or direction over, directly or indirectly, securities (or securities convertible into, or exchangeable for, such securities) representing fifty percent (50%) or more of the votes exercisable by holders of the then-outstanding securities generally entitled to vote for the election of directors (“Voting Shares”) of a Shareholder or any Affiliate of a Shareholder that controls (either directly or indirectly) a Shareholder;

(b)
a Shareholder or any Affiliate of a Shareholder that controls (either directly or indirectly) a Shareholder, is merged, amalgamated, consolidated or reorganized into or with another person (other than a Shareholder or an Affiliate of a Shareholder) and, as a result of such business combination, securities representing more than fifty (50%) of the votes exercisable by holders of the Voting Shares of any such entity or such person into which the Voting Shares of such entity is converted immediately after such transaction are held by a person (other than a Shareholder or an Affiliate of a Shareholder) alone or together with any Joint Actor (other than a Shareholder or an Affiliate of a Shareholder) and such person, together with such Joint Actor, held securities representing less than fifty (50%) of the votes exercisable by the holders of the Voting Shares of such entity immediately prior to such transaction;

(c)
the capital of a Shareholder or any Affiliate of a Shareholder that controls (either directly or indirectly) a Shareholder is reorganized and, as a result of such reorganization, securities representing more than fifty percent (50%) of the votes exercisable by the holders of the Voting Shares of such entity immediately after such reorganization are held by a person (other than a Shareholder or an Affiliate of a Shareholder) alone or together with any Joint Actor (other than a Shareholder or an Affiliate of a Shareholder) and such person, together with such Joint Actor, held securities representing less than fifty percent (50%) of the votes exercisable by the holders of the Voting Shares of such entity immediately prior to such reorganization;

(d)
a change in the power to direct or cause direction of management and policies of a Shareholder or an Affiliate of a Shareholder that controls a Shareholder through ownership of voting securities, contract, voting trust or otherwise;

and for greater certainty, specifically excludes:
(e)	the events contemplated in section 16.4(2); and
(f)
a Change in Control of a Shareholder or any Affiliate of a Shareholder that controls (either directly or indirectly) a Shareholder as part of a transaction involving the whole or principal elements of the business of the group of companies in which the ultimate holding company of that Shareholder or any Affiliate of a Shareholder that controls (either directly or indirectly) a Shareholder has:

(i)	a Controlling Interest; and
(ii)	the value of the Shares of such Shareholder is less than 25% of the entire value of that transaction;
(30)	“Change in Control Notice” has the meaning given in section 16.8;
(31)	“Charter Documents” means a constitution, articles, articles of incorporation, notice of articles, memoranda, by-laws or any similar constating document of a corporate entity;
(32)
“Claim” means any claim, action, proceeding, damage, loss, liability, cost, charge, expense, outgoing, payment or demand of any nature and whether present or future, fixed or unascertained, actual or contingent and whether at law, in equity, under statute, contract or otherwise;

(33)	“Company” has the meaning given in the introductory paragraph to this Agreement, and being a corporation incorporated under the laws of Mexico governed by this Agreement and the Articles;
(34)	“Confidential Information” has the meaning given in section 17.1;
(35)	“Consent” means, as to any person, any consent, waiver, approval, authorization, exemption, registration, declaration, expiration of waiting period, or filing;
(36)	“Continuing Shareholder” or “Continuing Shareholders” has the meaning given in section 16.8;
(37)
“Control” means, in relation to any person, possession, directly or indirectly, of the power to direct or cause direction of management and policies of that person through ownership of voting securities, contract, voting trust or otherwise;

(38)
“Controlling Interest” means an interest (direct or indirect, including under an agreement, arrangement or understanding) which entitles the interest holder or gives the interest holder the capacity to:

(a)	in the case of an interest in a company:
(i)	vote more than 50% of the shares in that company; or
(ii)	determine the outcome or decisions about that company's financial, marketing or operating policies, including the appointment of a majority of the directors on the board of that company;
(b)	in the case of an interest in a joint venture or assets:
(i)	vote more than 50% of the votes able to be cast on any operating committee of the joint venture or any other committee governing the management of that asset; and

(ii)	determine, either independently or by majority interest, whether or how the assets, (whether held in joint venture or otherwise) are to be operated, developed, sold or abandoned;
(39)
“Continuing Obligations” means obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Property have ceased or are suspended, such as future monitoring, stabilization, or Environmental Compliance;

(40)
“Development” means all preparation (other than Exploration) for the removal and recovery of Products, including the construction or installation of leach pads, a mill or any other improvements to be used for the mining, handling, milling, beneficiation or other processing of Products;

(41)	“Development Period” means the period commencing on the Effective Date and ending immediately prior to a decision by the Board to develop and construct a mine on the Property;
(42)
“Director” means any director for the time being of the Company appointed pursuant to this Agreement and the Articles, including where applicable, any alternate Director appointed pursuant to this Agreement and the Articles;

(43)	“Discloser” has the meaning given in section 17.4;
(44)	“Dispute Notice” has the meaning given in section 19.1;
(45)	“Dispute Representative” has the meaning given in section 19.2;
(46)	“Effective Date” has the meaning given in the introductory paragraph to this Agreement;
(47)	“Encumbered Interest” has the meaning given in section 16.5(3);
(48)
“Encumbrance” means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, option, earn-in, licence or licence fee, royalty, production or streaming payment, back-in right, claw-back right, restrictive covenant or other encumbrance of any nature or any agreement to give or create any of the foregoing, whether registerable or not;

(49)	“Environment” means components of the earth including:
(a)	land, air or water;
(b)	any layer of the atmosphere;
(c)	any organic or inorganic matter and any living organism,
and includes interacting natural ecosystems that include any of the components of the kind referred to in sections 1.1(49)(a) to 1.1(49)(c);
(50)
“Environmental Compliance” means action performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Property or other compliance with Environmental Laws;

(51)
“Environmental Laws” means any applicable Law relating to restoration or reclamation of the Property, abatement of pollution, protection of the Environment, protection of wildlife including endangered species, ensuring public safety from environmental hazards, protection of cultural or historic resources, management, storage or control of Regulated Substances, releases or threatened release of Regulated Substances into the Environment (including ambient air, surface water, ground water and land) and all other Laws relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Regulated Substances;

(52)
“Environmental Liabilities” means all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, settlements, costs, disbursements or expenses (including without limitation attorney's fees and experts' fees) of any kind or of any nature whatsoever (including liability for study, testing or investigatory costs, cleanup costs, response actions or costs, removal actions or costs, remediation costs, containment costs, restoration costs, reclamation costs, corrective action costs, closure costs, natural resources damages, nuisances, property damages, business losses, penalties or fines) arising out of, based upon or resulting from, relating to, connected with or caused by the Assets or operations on or related to the Assets, however and by whomsoever caused, and whether caused by a breach of or arising under Environmental Laws, or otherwise, including without limiting the generality of the foregoing those existing as, arising from or related to:

(a)	the presence, release, threatened release, discharge or emission into the Environment of any Regulated Substance;
(b)	the violation or alleged violation of any Environmental Law;
(c)	surface, underground, air, ground water, surface water or marine environment contamination;
(d)	reclamation obligations;
(e)	the removal of or failure to remove foundations, structures or equipment; and
(f)	losses or damages suffered, sustained, paid or incurred by third parties as a result of any of the matters described in the foregoing provisions of this definition;
(53)	“Election Period” has the meaning given in section 16.3(4);
(54)	“Expert” means an expert appointed under section 19.10 and acting pursuant to sections 19.10 to 19.12 (inclusive).
(55)	“Exploration” means activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products;
(56)	“Financial Year” means a period of twelve (12) calendar months ending on a Financial Year End;
(57)	“Financial Year End” means June 30 or such other date as may be fixed for such purpose by the Board from time to time in accordance with this Agreement;
(58)
“Governmental Authority” means any federal, provincial, state, territorial, regional, municipal, local government or authority, quasi government authority, fiscal or judicial body, government or self-regulatory organisation, commission, board, tribunal, organisation, stock exchange or any regulatory, administrative or other agency, or any political or other subdivision, department, or branch of any of the foregoing including any indigenous or native body (or both) exercising governance powers by right, title or custom;

(59)	“Government Official” includes any:
(a)
individual who is employed by or acting on behalf of a Governmental Authority, a person Controlled by a Governmental Authority (including state owned enterprises) or a public international organisation;

(b)	political party, party official or political office candidate;
(c)	individual who holds or performs the duties of an appointment, office or position created by custom or convention, including, potentially, some tribal leaders and members of royal families; or
(d)	individual who holds themselves out to be the authorised intermediary of any person specified in sections 1.1(61)(a), 1.1(61)(b), and 1.1(61)(c);
(60)	“IFRS” means the international financial reporting standards adopted by the International Accounting Standards Board, as amended from time to time or any successor standards;
(61)	“Initial Contribution” means the capital contribution that each Shareholder is deemed to have made in the Company pursuant to section 6.3(2);
(62)	“Insolvency Event” means the happening of any one or more of the following events in relation to a Shareholder:
(a)
the Shareholder becomes, or informs the other Shareholder, creditors of the Shareholder generally or any particular creditor of the Shareholder that it is, insolvent or unable to pay its debts as and when they fall due;

(b)	a liquidator or provisional liquidator is appointed in respect of the Shareholder;
(c)	a receiver or receiver and manager or an analogous person is appointed to the Shareholder or any of its property;
(d)	the Shareholder has a mortgagee seeking to exercise a right of possession or control over the whole or a part of its property;
(e)
the Shareholder enters into, or calls a meeting of its members or creditors with a view to entering into, a composition, compromise or arrangement with, or an assignment for the benefit of, any of its members or creditors, or a court orders that a meeting be convened in respect of a proposed composition, compromise or arrangement between the Shareholder and its creditors or any class of its creditors, other than for the purpose of reconstruction or amalgamation;

(f)
the Shareholder has any execution, writ of execution, mareva or standstill injunction or similar order, attachment or other process made, levied or issued against it or in relation to any of its assets which has material adverse effect on the Shareholder’s business, assets or financial condition or its ability to perform its obligations under this Agreement;

(g)
any application is made or other process commenced (not being an application or process withdrawn, discontinued or dismissed within twenty (20) Business Days of being filed) seeking an order for the appointment of a provisional liquidator, a liquidator, a receiver or a receiver and manager to the Shareholder;

(h)	the Shareholder is declared bankrupt or has filed for some form of protection from its creditors under applicable Law relating to or governing bankruptcy;
(i)	there is a resolution of creditors or members, or an order of a court, to place in liquidation or bankruptcy or wind up the Shareholder; or

(j)
an event happens analogous to an event specified in sections 1.1(62)(a) to 11.1(2)(i) to which the law of another jurisdiction applies and the event has an effect in that jurisdiction similar to the effect which the event would have had if the law of Canada applied;

(63)	“Insolvent Party” has the meaning given in section 16.11;
(64)
“Interest” means, for any Shareholder, all of the right, title and interest (including any economic interests) of that Shareholder in and to any of the Shares, any Loan, the revenues and benefits derived from the Company as a shareholder, and that Shareholder’s interest in and under this Agreement;

(65)
“Joint Actor” means a person acting “jointly or in concert with” another person within the meaning of Section 96 of the Securities Act (British Columbia) or as such section may be amended or re-enacted from time to time;

(66)	“Law” includes:
(a)	Federal, Provincial, State, borough, and local government legislation including regulations and by-laws;
(b)	legislation of any jurisdiction other than those referred to in section 1.1(67)(a) with which a Party must comply;
(c)	common law and equity;
(d)	judgments, decrees, writs, administrative interpretations, guidelines, policies, injunctions, orders or the like, of any Governmental Authority with which a Party is legally required to comply; and
(e)	Governmental Authority requirements and consents, certificates, licences, permits and approvals (including conditions in respect of those consents, certificates, licences, permits and approvals);
(67)
“Loan” means, at the relevant time, any amounts advanced by a Shareholder to the Company and outstanding, or advanced by another person to the Company and assigned to a Shareholder and outstanding, together with accrued interest thereon, less in either case any amounts owing by that Shareholder to the Company;

(68)	“LGSM” means the Mexican General Law of Commercial Companies of Mexico (Ley General de Sociedades Mercantiles);
(69)	“Mexico” means the United Mexican States;
(70)
“Mineral Rights” means any claim, prospecting licence, exploration licence, exploration or mining lease, mining licence, mining claim, mineral concession, mineral claim and other forms of mineral tenure (including any application for the grant or issue of any of the foregoing) or other rights to minerals, or to work upon lands for the purpose of searching for, developing or extracting minerals under any form of mineral title recognized under applicable Law in Mexico, whether contractual, statutory or otherwise;

(71)	“Mining Operations” means the mining, extracting, producing, handling, milling or other processing of Products;
(72)	“MXN” means Pesos, the legal currency of Mexico;
(73)
“NI 43-101” means National Instrument 43-101, “Standards of Disclosure for Mineral Projects” published by the Canadian Securities Administrators, as amended from time to time, as amended from time to time or any successor instrument, rule or policy;

(74)	“Non-Acquiring Shareholder” has the meaning given in section 14.1;
(75)	“Non-secured Shareholder” has the meaning given in section 16.5(3);
(76)	“Notice” or “notice” has the meaning given in section 21.1;
(77)	“Offered Interest” has the meaning given in section 16.3(2);
(78)	“Operations” means the activities carried out by the Company under this Agreement;
(79)	“Option Agreement” has the meaning given in Introduction A;
(80)	“Ordinary Resolution” has the meaning given in section 9.5(2);
(81)
“Other Rights” means any interest in real property, whether freehold, leasehold, licence, right of way, easement, any other surface or other right in relation to real property, and any right, licence or permit in relation to the use or diversion of water, but excluding any Mineral Rights;

(82)	“Party” means either Silver Bull, the Company or South32, as the context dictates;
(83)	“Parties” means Silver Bull, the Company and South32;
(84)
“Percentage Interest”, subject to section 6.4, means, at any time with respect to any Shareholder, the proportion that the total contributions by such Shareholder at such time bears to the total of all contributions by all Shareholders as of such time.  Percentage Interests must be calculated to three decimal places and rounded to two (e.g., 1.519% rounded to 1.52%).  Decimals of .005 or more must be rounded up, decimals of less than .005 must be rounded down.  The initial Percentage Interests of the Shareholders are given in section 6.3(2);

(85)	“Permitting” means the application for all necessary permits, approvals and consents to develop, construct and operate the Property;
(86)	“Personnel” means:
(a)
in relation to a Party, any of its (or any Affiliates) directors, officers, employees, agents, consultants, invitees, Subcontractors (including Subcontractors’ Personnel) and representatives involved either directly or indirectly in the performance of the Party’s obligations under this Agreement; and

(b)
in relation to a Subcontractor, any of its directors, officers, employees, agents, consultants, invitees, subcontractors or representatives involved either directly or indirectly in the performance of a Party’s obligations under this Agreement;

(87)	“Prime Rate” means the Royal Bank of Canada’s prime commercial lending rate of interest on Canadian funds, as designated from time to time by the Bank’s head office in Canada;
(88)
“Processed Products” means Products that have been delivered by the Company to a refinery, smelter or other processor and subsequently refined, smelted or otherwise treated to produce a mineral product in a form that is commonly sold;

(89)	“Products” means all ores, minerals and mineral resources produced from the Property under this Agreement, and includes Processed Products;
(90)	“Program” means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Company for a Financial Year or any longer period;

(91)	“Project Security” means any Encumbrance over all or any of the Assets or the Company (or both, as the case may be) which the Board has approved as Project Security;
(92)
“Property” means the Mineral Rights and Other Rights, if any, described in Schedule 1, together with any present or future renewal, extension, modification, substitution, amalgamation or variation of any of those Mineral Rights or Other Rights that derive directly from those Mineral Rights or Other Rights (whether granting or conferring the same, similar or any greater rights and whether extending over the same or a greater or lesser domain);

(93)	“Qualified Person” has the meaning given in NI 43-101, as the same may be modified from time to time;
(94)
“Regulated Substances” means all pollutants, contaminants, chemicals, industrial, toxic, hazardous or noxious substances or wastes or any other materials or substances that are now or hereafter prohibited, controlled, prescribed or regulated by any Governmental Authority or applicable Law, or the presence or quantity of which now or hereafter requires reporting, monitoring, investigation, removal or remediation by any Governmental Authority or applicable Law, including:

(a)
any petroleum or petroleum compound (refined or crude), natural gas, natural gas liquids or related hydrocarbons, flammable substance, explosive, radioactive material or any other material or pollutant that poses a hazard or potential hazard to the Environment or any person;

(b)	asbestos or any asbestos-containing material of any kind or character, any materials or substances containing polychlorinated biphenyls or urea formaldehyde insulation;
(c)	any materials or substances designated as a “hazardous waste”, “hazardous substance”, “toxic pollutant” or “contaminant” under any Environmental Law; and
(d)	any materials or substances that are toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous;
(95)
“Relevant Transaction” means any transaction between the Company (on the one hand) and any Shareholder or Affiliate of any Shareholder (on the other hand) where the total consideration payable under the contract documenting the transaction exceeds two million dollars ($2,000,000);

(96)	“Remaining Shareholder” has the meaning given in section 16.3(1);
(97)	“Royalty Agreement” means a royalty agreement in the form attached as Schedule 2 to this Agreement;
(98)	“Royalty Interest” has the meaning given in section 8.6;
(99)	“Rules” has the meaning given in section 19.3(1);
(100)	“Security” has the meaning given in section 16.5(1);
(101)	“Security Holder” has the meaning given in section 16.5(3);
(102)	“Selling Shareholder” has the meaning given in section 16.3(2);
(103)	“Shareholder” means each of South32 and Silver Bull and each person who or which after the Effective Date acquires any Shares and is admitted as a Shareholder;

(104)	“Shareholding Percentage” means, in relation to a Shareholder, the percentage of the total number of all the issued and outstanding Shares that are held by that Shareholder from time to time;
(105)	“Shareholders Supermajority Vote” has the meaning given in section 8.1(6);
(106)	“Share Interest” has the meaning given in section 16.8;
(107)	“Shares” means common shares in the capital of the Company with voting rights;
(108)	“Subcontractor” means any person engaged by the Company to perform any part of the Company’s obligations under this Agreement;
(109)	“Subseries A Shareholder” has the meaning given in section 6.3(1);
(110)	“Subseries B Shareholder” has the meaning given in section 6.3(1);
(111)	“Tax” means:
(a)	a tax, levy, charge, impost, duty, fee, deduction, compulsory loan or withholding; or
(b)	income, stamp or transaction duty, tax or charge,
(or both, as the case may be) that is or may be at any time assessed, levied, imposed or collected by a Governmental Authority and includes interest, fines, penalties, charges, fees or other amounts imposed on or in respect of any of the foregoing;
(112)	“Technical Report” a report prepared, filed and certified in accordance with this Agreement and NI 43-101;
(113)	“Transfer” means to sell, grant, assign, encumber, pledge or otherwise commit or dispose of, and with respect to any Interest or any economic interest in any Interest. A Transfer also means:
(a)
when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Interest (or any participation or interest in such Interest), whether directly or indirectly (including pursuant to a derivative transaction), or agree or commit to do any of the foregoing; and

(b)
when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Interest (or any participation or interest in such Interest), or any agreement or commitment to do any of the foregoing;

(114)	“Transfer Notice” has the meaning given in section 16.3(2);
(115)	“Transferee” has the meaning given in section 16.3(2); and
(116)	“U.S. GAAP” means generally accepted accounting principles in the United States of America.
1.2	Interpretation
Unless the context otherwise expressly requires, in this Agreement:
(1)	the singular includes the plural and conversely and a gender includes all genders;

(2)	if a word or phrase is defined, its other grammatical forms have a corresponding meaning;
(3)
a reference to a person (including a Party) includes an individual, company, other body corporate, association, partnership (including a limited liability partnership), limited partnership (including a limited liability limited partnership), firm, joint venture, trust or Governmental Authority;

(4)	a reference to a section, schedule or annexure is a reference to a section of or a schedule or annexure to this Agreement;
(5)	a reference to any party (including a Party) includes that party’s executors, administrators, substitutes (including, but not limited to, persons taking by novation), successors and permitted assigns;
(6)
a reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced except to the extent prohibited by this Agreement or that other agreement or document;

(7)
a reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation, code, by-law, ordinance or statutory instrument issued under it;

(8)	a reference to writing includes a facsimile or electronic mail transmission and any means of reproducing words in a tangible and permanently visible form;
(9)	a reference to, “dollars”, “$” or “USD” is to currency of the United States of America;
(10)	the word “including” means “including without limitation” and “include” and, “includes” will be construed similarly;
(11)	headings and any table of contents or index are for convenience only and do not form part of this Agreement or affect its interpretation;
(12)
a provision of this Agreement must not be construed to the disadvantage of a Party merely because that Party was responsible for the preparation of this Agreement or the inclusion of the provision in this Agreement;

(13)	if an act is prescribed to be done on a specified day which is not a Business Day, it must be done instead on the next Business Day; and
(14)
a reference to a thing (including a right, obligation or concept) includes a part of that thing but nothing in this section 1.2(17) implies that performance of part of an obligation constitutes performance of the obligation.

2.	Representations and Warranties
2.1	Representations and Warranties of Shareholders
Each Shareholder represents and warrants to the other Shareholder that as at the Effective Date:
(1)	it is duly formed, incorporated, amalgamated or continued (as the case may be) and validly exists under the law of its place of formation, incorporation, amalgamation or continuance;
(2)	it is in good standing under the legislation under which it was formed, incorporated, amalgamated or continued (as the case may be);
(3)	it has full legal capacity and power:

(a)	to own its property and assets and to carry on its business; and
(b)	to enter into this Agreement and to perform its obligations under this Agreement.
(4)	it has taken all action (whether corporate or otherwise) that is necessary to authorize its entry into this Agreement and to perform its obligations under this Agreement;
(5)
this Agreement constitutes a legal, valid and binding obligation of it enforceable in accordance with its terms by appropriate legal remedy subject to laws generally affecting creditors’ rights and to principles of equity (where applicable);

(6)
the execution, delivery and performance by it of this Agreement does not or will not (with or without the lapse of time, the giving of notice or both) contravene, conflict with or result in a breach of or default under:

(a)	its Charter Documents;
(b)	any material term or provision of any security arrangement, undertaking, agreement or deed; or
(c)	any writ, order or injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it or any of its property is bound;
(7)
no litigation, arbitration, mediation, conciliation or administrative proceedings are taking place, pending or, to its knowledge, threatened against it which if adversely decided could, in the reasonable opinion of the Party’s management, have a material adverse effect on the Party’s business, assets or financial condition such as to materially impair its ability to perform its obligations under this Agreement;

(8)	no liquidator, trustee in bankruptcy, receiver or receiver and manager or other external administrator is currently appointed in relation to it or any of its property; and
(9)
to its knowledge, there are no facts, matters or circumstances which give any person the right to appoint or to apply to appoint (as the case may be) a liquidator, trustee in bankruptcy, receiver or receiver and manager or other external administrator to it or any of its property.

2.2	No Other Representations and Warranties
Except for the representations and warranties expressly set out in section 2.1, the Shareholders make no representation or warranty, express or implied, at law or in equity, and there are no implied conditions in respect of any Assets, liabilities or Operations, including with respect to merchantibility or fitness for any particular purpose and any such other representations or warranties or conditions are hereby expressly disclaimed.
3.	Company and Assets
3.1	General
The Shareholders agree that all of their rights with respect to the Company and all of the Operations will be subject to and governed by this Agreement and the Articles, as applicable.
3.2	Title to Assets
All right, title and interest in and to the Assets must be held by the Company.
3.3	Registered Office
The registered office of the Company will be situate in Mexico, at the address the Board may approve from time to time.  The Board may from time to time designate a successor registered office.

3.4	Notation in Shareholder Register and Share Certificates
The shareholder register of the Company and each certificate evidencing the Shares must contain a notation in Spanish to the following effect: “The shares of [insert name of Company] evidenced by the certificate [insert certificate number] are subject to the terms and conditions, including transfer restrictions, of a Shareholders’ Agreement executed by means of private document between Silver Bull, the Company and South32, dated [insert date], and the Articles.  No transfer of any share or other interest in [Company] will be valid unless it is effected in accordance with the terms of such Shareholders’ Agreement and the Articles.”
4.	Operation of Agreement
4.1	Inconsistency between Agreement and Articles
(1)	The Shareholders must take all necessary action (including, as applicable, the actions described in section 4.3):
(a)	to procure that the provisions of this Agreement are reflected in the Articles to the maximum extent permitted by applicable Mexican Law; and
(b)	to procure that no provisions contrary to or inconsistent with the provisions of this Agreement are contained in the Articles, except to the minimum extent required by applicable Mexican Law.
(2)
In the event of any conflict or inconsistency between the Articles and this Agreement, the Shareholders must immediately amend the Articles to remove such conflict or inconsistency to the maximum extent permitted by Mexican Law.

4.2	Agreement provision may be included in the Articles
If it is necessary to include a provision in the Articles to ensure that a provision of this Agreement is effective in accordance with its terms, then the Shareholders must (by an applicable resolution of the Shareholders) procure that the necessary amendment is, to the maximum extent permitted by applicable Mexican Law, made to the Articles.
4.3	Shareholders to observe and implement Agreement
(1)	Each Shareholder undertakes with each other Party to:
(a)	exercise all its votes, powers and rights under the Articles so as to give full force and effect to the provisions and intentions of this Agreement;
(b)	observe and comply fully and promptly with the provisions of the Articles so that each provision of the Articles is enforceable by the Parties among themselves and in whatever capacity; and
(c)
exercise all its votes, powers and rights in relation to the Company so as to ensure that the Company fully and promptly observes, complies with and gives effect to the requirements and intentions of this Agreement and the Articles.

(2)
The obligations in section 4.3(1) include an obligation to exercise its powers both as a Shareholder and, where applicable and to the extent permitted by Law, through any Director appointed by it and to ensure that any Director appointed by it (whether alone or jointly with any other person) does or obtains that matter or thing.

4.4	Company to observe and implement Agreement
The Company must do all things necessary or desirable to give effect to the provisions and intentions of this Agreement in accordance with its terms and is bound by all provisions of this Agreement which expressly or by implication apply to the Company, but nothing in this Agreement will be construed as the Company agreeing not to exercise any of its powers expressly conferred by statute.
5.	Organization, Business and Conduct of Business
5.1	Organization
The Company was incorporated as a sociedad anónima de capital variable pursuant to the applicable Laws of Mexico under the corporate name “Minera Star Morning, S.A. de C.V., as evidenced in public instrument no. 37,150, dated 10 July 1996, granted before Mr. Adrian R. Iturbide Galindo, Notary Public No. 139 of Mexico City, registered in the Public Registry of Commerce under mercantile folio 211,349. The Company changed its corporate name in 1997 to Minera Metalín, S.A. de C.V., as evidenced in public instrument no. 39,626, dated 22 September 1997, granted before Mr. Adrian R. Iturbide Galindo, Notary Public No. 139 of Mexico City, registered in the Public Registry of Commerce under mercantile folio 211,349.
5.2	Corporate Purpose and Business
The Company is formed for the following purposes and for no others, and will serve as the exclusive means by which the Shareholders, or either of them, accomplish such purposes:
(1)	to conduct Exploration within the Property and the Area of Interest;
(2)	to acquire additional property within the Area of Interest;
(3)	to evaluate the possible Development of the Property;
(4)	to conduct the Permitting necessary or required to construct and operate the Property;
(5)	to engage in Development and Mining Operations on the Property;
(6)	to complete and satisfy all Environmental Compliance obligations and Continuing Obligations affecting the Property, and
(7)	to perform any other activity necessary, appropriate, or incidental to any of the foregoing,
(collectively, the “Business”).
The purposes described above will be reflected in the Articles together with any ancillary or incidental provisions required by applicable Mexican Law.
6.	Scope of Company Business
The Shareholders acknowledge and agree that:
(1)	unless and to the extent approved by a meeting of the Shareholders, the business of the Company must be confined to the conduct of the Business; and
(2)	the Company may conduct any activities not prohibited by applicable Law and may exercise rights and incur obligations to conduct such activities as are related to the Business.

6.2	Conduct by Company of Business
Each Shareholder (to the extent that it can lawfully do so) must exercise its rights under this Agreement and its powers in relation to the Company to ensure that:
(1)	the Company performs and complies with all of its obligations under this Agreement and the Articles;
(2)	the Business is conducted by the Company:
(a)	in accordance with sound and good business practice;
(b)	in accordance with internationally accepted practice in the international resources industry;
(c)	in accordance with applicable Law in Mexico;
(d)	without the Company engaging in any Bribery or other breach of Anti-Corruption Law; and
(e)	in accordance with the policies, procedures, practices and standards approved and adopted by the Board or the Shareholders (as the case may be).
6.3	Capital Stock
(1)
The capital stock of the Company will be variable. The Shares will have [no-par value (sin valor nominal)/nominal value of $[•], each]. The capital stock will be divided into “Class I” and “Class II” Shares representing the fixed and variable portions of such capital respectively. Both “Class I” and “Class II” portions of the capital stock will be further divided into “Subseries A” and “Subseries B” Shares. Only Silver Bull will hold Subseries A Shares (“Subseries A Shareholder”) and only South32 will hold Subseries B Shares (“Subseries B Shareholder”). A meeting of the Shareholders meeting may, from time to time, modify or determine a new series or subseries of Shares. The Subseries A Shares will represent thirty percent (30%) of the capital stock of the Company and the Subseries B Shares will represent the remaining seventy percent (70%) of the capital stock of the Company. Except as specified otherwise in this Agreement or as determined from time to time by a meeting of the Shareholders, all classes and subseries of Shares will have the same legal and economic rights.

(2)	As of the Effective Date, the capital stock of the Company, the Percentage Interest of each Shareholder and the Initial Contribution of each Shareholder will be as follows:

Shareholder	Fixed Capital Shares	Variable Capital Shares	Percentage Interest	Initial Contribution
Silver Bull	[●]	[●]	30%	$42,857,143
South32	[●]	[●]	70%	$100,000,000
The Shareholders will be deemed to have made the Initial Contributions allocated to each Shareholder in the table above.
6.4	Determining Percentage Interests
For the purposes of section 1.1(84), each Shareholder’s:
(1)	Initial Contribution; and

(2)	additional contributions (including by any of the methods described in or contemplated by section 11), will be taken into account in determining at any time with respect to any Shareholder, the total contributions by such Shareholder at such time or the total of all contributions by all Shareholders as of such time.
7.	Corporate Opportunity and Relationship of the Shareholders
7.1	Corporate and Other Business Opportunities
(1)	Except as expressly provided otherwise in this Agreement and to the fullest extent permitted by applicable Law:
(a)	each Shareholder will have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Operations, without consulting the other; and
(b)	the doctrines of “corporate opportunity”, “business opportunity” or any analogous doctrine will not be applied to any other activity, venture, or operation of either Shareholder.
(2)
Neither Shareholder will have any obligation to any Shareholder or the Company with respect to any opportunity to acquire any property outside the Area of Interest at any time, or, except as otherwise provided in section 16.5, within the Area of Interest after the termination of the Company.  Except as otherwise provided in section 14, no Shareholder nor any of its Affiliates will have any obligation:

(a)
to refrain from engaging in the same or similar activities or lines of business as the Company or developing or marketing any products or services that compete, directly or indirectly, with those of the Company;

(b)
to refrain from investing or owning any interest publicly or privately in, or developing a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Company or doing business with any client or customer of the Company; or

(c)	to mill, beneficiate or otherwise treat any Products or any other Party’s share of Products in any facility owned or controlled by that Shareholder.
7.2	Implied Covenants
There are no implied covenants contained in this Agreement.
7.3	Relationship of the Shareholders
(1)	Neither this Agreement nor the Articles will be interpreted as constituting:
(a)
the relationship of the Shareholders as a partnership, quasi-partnership, association or any other relationship in which one or more of the Shareholders may (except as specifically provided for in this Agreement) be liable generally for the acts or omissions of any other Shareholder; or

(b)
any Shareholder as the partner, agent or representative of any other Shareholder or of the Company for any purpose whatsoever (with the exception of any powers of attorney specifically granted or contemplated by this Agreement) and nothing in this Agreement or the Articles will create or be deemed to create a fiduciary relationship between the Shareholders, or between the Company and the Shareholders or any of them.

(2)
Without limiting section 7.3(1), no Shareholder has the authority to pledge or purport to pledge the credit of any other Shareholder or the Company or to make or give (or purport to make or give) any representations, warranties or undertakings for or on behalf of any other Shareholder or the Company.

(3)
The rights, duties, obligations and liabilities of the Parties will be several and not joint or collective.  Each Shareholder will be responsible only for its obligations and will be liable only for its share of the costs and expenses as expressly set out in this Agreement.  Each Party must indemnify, defend and hold harmless each other Party and its Personnel from and against any Claim arising out of any act or any assumption of liability by the indemnifying Party or any of its Personnel done or undertaken or apparently done or undertaken on behalf of any other Party, except pursuant to the authority expressly granted in or pursuant to this Agreement or as otherwise agreed in writing between the Parties.

7.4	No Holding Out
No Shareholder will, except as permitted by this Agreement, directly or indirectly use or permit the use of the name of any other Shareholder or the Company for any purpose related to the Operations, the Property, the Project or this Agreement.
8.	Shareholders’ Action and Percentage Interests
8.1	Shareholders’ Meetings
(1)
The Shareholders may hold general and special meetings of the Shareholders. General meetings of the Shareholders may be ordinary meetings or extraordinary meetings. The Shareholders must meet at least once each calendar year within the first four (4) months of each calendar year in order to hold an annual general ordinary meeting of the Shareholders in accordance with Article 181 of the LGSM.

(2)
Notwithstanding any provision of this section 8.1. to the contrary, the Shareholders may in lieu of a meeting of the Shareholders take action by unanimous written consent signed by all of the Shareholders.

(3)	The holders of any subseries of the Shares will be entitled to call for and hold a special meeting of the Shareholders, in accordance with Article 195 of the LGSM and the Articles.
(4)
The quorum required for the transaction of business at an ordinary meeting of the Shareholders held pursuant to a first call for an ordinary meeting of the Shareholders will be one (1) or more Shareholders who holds or who together hold a Shareholding Percentage at least equal to fifty percent (50%) with the right to vote at such meeting, and pursuant to a second or third call for an ordinary meeting of the Shareholders, will be whatever Shareholder or Shareholders are present or represented at such meeting. Subject to section 8.1(6), resolutions at an ordinary meeting of the Shareholders will be adopted by the majority vote of the Shareholders with the right to vote.

(5)
The quorum required for the transaction of business at an extraordinary meeting of the Shareholders held pursuant to a first call for an extraordinary meeting of the Shareholders will be one (1) or more Shareholders who holds or who together hold a Shareholding Percentage at least equal to seventy five percent (75%) with the right to vote at such meeting, and pursuant to a second or third call for extraordinary meeting of the Shareholders, will be one (1) or more Shareholders who holds or who together hold a Shareholding Percentage at least equal to fifty percent (50%) with the right to vote at such meeting. Subject to section 8.1(6), resolutions at an extraordinary meeting of the Shareholders will be adopted by the majority vote of the Shareholders with the right to vote.

(6)
Unless expressly provided otherwise by this Agreement, the affirmative vote of the Subseries A Shareholder and the affirmative vote of the Subseries B Shareholder, will be required at a meeting of the Shareholders held upon the first or any subsequent call of a meeting of the Shareholders, to approve the following matters (a “Shareholders Supermajority Vote”):

(a)	any transformation, merger, consolidation, spin-off, winding up, liquidation, dissolution, change in jurisdiction or any similar business combination involving the Company;
(b)	the creation of new class or series of Shares;
(c)	any change in the determination of the rights and preferences of any class or series of Shares, including the value of any class or series of Shares;
(d)	the bankruptcy or insolvency of the Company;
(e)	amendments to the Articles or the adoption of a new version of the Articles;
(f)
except as expressly provided for in this Agreement, the allotment, issue, amortization, redemption or repurchase of shares in the capital of the Company and any repayment of capital by the Company to any of the Shareholders, or the granting of an option or right to subscribe for or convert any instrument into shares in the capital of the Company;

(g)
the subscription by the Company for, or purchase by the Company of, shares in or debentures of or of any other equity participation in any body, corporate or business, or the entering into of any partnership or joint venture by the Company;

(h)	an exchange of the Company’s debts for Shares;
(i)	a split of or consolidation of the Company’s Shares;
(j)	any resolution which involves any action of the Company which requires a Board Supermajority Vote;
(k)	election of Directors and termination of their powers prior to the expiration of their terms;
(l)	the delegation of any power or authority of the directors of the Company to any person other than to the CEO or another officer of the Company pursuant to this Agreement; and
(m)	any other matter or thing requiring a Shareholders Supermajority Vote under this Agreement.
8.2	Changes in Percentage Interests
A Shareholder’s Percentage Interest will be changed as follows:
(1)	as provided in section 8.6; or
(2)	upon an election by a Shareholder pursuant to sections 8.4 and 10.2 to contribute less to an adopted Program and Budget than the percentage reflected by its Percentage Interest; or
(3)	in the event of default by a Shareholder in making its agreed-upon contribution to an adopted Program and Budget, followed by an election by the other Shareholder to invoke section 8.5(2); or

(4)	upon the Transfer by a Shareholder of all or less than all of its Interest in accordance with section 16; or
(5)	subject to section 8.1, upon the issuance of additional Shares in the Company with the approval of the Shareholders.
8.3	Additional Cash Contributions
Subject to any election permitted by section 8.4, the Shareholders must contribute capital in proportion to their respective Percentage Interests to all Approved Programs and Approved Budgets.  If a Shareholder fails to contribute to any Approved Program and Approved Budget in at least the amount required to maintain its Percentage Interest equal to or greater than ten percent (10%), section 8.6 will apply.
8.4	Voluntary Reduction in Percentage Interest
A Shareholder may elect, in the manner provided in section 10.2, to limit its contributions to an Approved Program and Approved Budget as follows:
(1)	to some lesser amount than its respective Percentage Interest; or
(2)	by not contributing any amount to the adopted Program and Budget.
If a Shareholder elects, as permitted by this section 8.4, to contribute to an Approved Program and Approved Budget some lesser amount than its proportionate share of such Approved Program and Approved Budget based on its Percentage Interest, or not to contribute any amount, and the other Shareholder elects to contribute the shortfall amount, then as long as the Company carries out the Approved Program and the Approved Budget the Percentage Interest of the Shareholder electing to contribute a lesser amount or not at all will be recalculated at the time of election to equal the result obtained by dividing:
(3)	the sum of:
(a)	the agreed value of the Shareholder’s Initial Contribution under section 6.3(2), plus
(b)	the total of all of the Shareholder’s additional contributions, plus
(c)	the amount, if any, the Shareholder elects to contribute to the adopted Program and Budget;
(4)	by the sum of paragraphs (a), (b) and (c) above for both Shareholders and then multiplying the result by one hundred.
The Percentage Interest of the other Shareholder will thereupon become the difference between one hundred percent (100%) and the recalculated Percentage Interest.
8.5	Default in Making Contributions
(1)
If a Shareholder defaults in making a contribution required by an approved Program and Budget in respect of which as provided in section 10.2 it has elected, or is deemed to have elected, to contribute, the non-defaulting Shareholder may, in addition to all other rights and remedies available to it, advance the defaulted contribution on behalf of the defaulting Shareholder and treat the same, together with any accrued interest, as a demand loan to the defaulting Shareholder, bearing interest from the date of the advance at the rate provided in section 11.4.  The failure to repay the loan upon demand will be a default.  A non-defaulting Shareholder may elect any applicable remedy under section 8.5(2) or any other rights and remedies available to such Shareholder at law or in equity.  All such remedies will be cumulative and, except as otherwise provided in this Agreement, the election of one or more remedies will not waive the election of any other remedies.

(2)
If a Shareholder defaults in making a contribution as required under this Agreement, then the non-defaulting Shareholder may, on not less than thirty (30) days prior notice to the defaulting Shareholder of its intention to exercise its rights under this section 8.5(2), elect, as its sole and exclusive remedy, with respect to any such default not cured within such thirty (30) day notice period, to have the defaulting Shareholder’s Percentage Interest permanently reduced by a percentage equal to the percentage that is calculated as provided in section 8.4, multiplied by one and a half (1.5).  For the avoidance of doubt, in calculating the reduction in the Percentage Interest of a defaulting Shareholder pursuant to this section 8.5(2), if the percentage reduction of the defaulting Shareholder’s Percentage Interest under section 8.4 is five percentage points (5.0%), then, upon election of the non-defaulting Shareholder to exercise its rights under this section 8.5(2), the Percentage Interest of the defaulting Shareholder will be permanently reduced by seven and a half percentage points (7.5%).  Amounts treated as a loan pursuant to section 8.5(1) and interest thereon will be included in the calculation of the defaulting Shareholder’s reduced Percentage Interest.  The non-defaulting Shareholder’s Percentage Interest will, at such time, become the difference between one hundred percent (100%) and the further reduced Percentage Interest.  Such reductions will be effective as of the date of the default.

8.6	Adjustments to Shareholding Percentage and Loans
(1)
Without prejudice to the other terms of this Agreement, if and whenever the Shareholding Percentage of any Shareholder exceeds its Percentage Interest, then the Shareholders must (for nominal consideration only):

(a)
procure the prompt transfer of Shares as between the Shareholders such that, following the completion of such transfers, the Shareholding Percentage of each Shareholder is (as nearly as may be achievable) equal to each Shareholder’s Percentage Interest; and

(b)
procure the prompt transfer to the other Shareholder by the Shareholder whose Shareholding Percentage exceeds its Percentage Interest an amount of the Loans owed to such Shareholder by the Company such that the total amount of all Loans owed by the Company to and held by each Shareholder is (expressed as a percentage) equal to each Shareholder’s Percentage Interest.

(2)
Prior to the completion of any transfers contemplated by section 8.6(1), the rights and obligations of the Shareholders under this Agreement will be determined in all respects as if such transfers had been completed.

8.7	Elimination of Minority Interest; Royalty
(1)
If the Percentage Interest of a Shareholder is reduced to less than ten percent (10%) for any reason, such Shareholder must promptly (and in any event within five (5) Business Days) surrender its Interest to the Company, for cancellation, and release the Company from liability in respect of any Loans owed to such Shareholder, in exchange for a two percent (2%) net smelter returns royalty (a “Royalty Interest”) on Products produced and sold from the Property on the terms and conditions set out in the Royalty Agreement.  Any Interest not so surrendered prior to the expiration of such five (5) Business Day period will be deemed cancelled, released and no longer outstanding (but without prejudice to the obligation of the Company to enter into the Royalty Agreement).

(2)
Upon surrender by a Shareholder of all of its Interest or the cancellation and release of such Interest in accordance with section 8.7(1), such Shareholder thereafter will have no Percentage Interest in the Company and will have no voting rights under this Agreement (other than those required by Law) or any interest in the Company, the Property or the Assets, other than the Royalty Interest.

(3)
Any Tax imposed on the surrender by a Shareholder of all of its Interest or the deemed cancellation and release of such Interest and the grant to that Shareholder of the Royalty Interest in accordance with section 8.7(1), must be borne by such Shareholder.

8.8	Withdrawal during Development Period
(1)	If at any time during the Development Period a Shareholder (“Withdrawing Shareholder”):
(a)	has a Percentage Interest equal to or greater that ten percent (10%);
(b)	is not a defaulting Shareholder for the purposes of section 8.5, then subject to sections 8.8(2), 8.8(3) and 8.8(4), that Shareholder may, at any time prior to the expiration of the Development Period, by notice to the other Shareholder and the Company elect to withdraw from the Company as an owner of equity in the Company and surrender its Shares to the Company for cancellation and release the Company from liability in respect of any Loans owed to such Shareholder, in exchange for the Royalty Interest on Products produced and sold from the Property on the terms and conditions set out in the Royalty Agreement.
(2)
A withdrawal by a Shareholder from the Company as an owner of equity in the Company pursuant to an election made by that Shareholder pursuant to section 8.8(1) will take effect and will be conditional upon the expiration of the then current Approved Program and the withdrawing Shareholder having made all contributions required by it to be made to the Company pursuant to the then current Approved Budget.

(3)
Upon surrender by a Shareholder of all of its Shares in accordance with section 8.8(1), such Shareholder thereafter will have no Percentage Interest in the Company and will have no voting rights under this Agreement (other than those required by Law) or any interest in the Company, the Property or the Assets, other than the Royalty Interest.

(4)
A Shareholder that withdraws pursuant to this section 8.8 will remain liable for any obligations accrued by the Company prior to the effective time of such withdrawal in an amount equal to its Percentage Interest immediately prior to such withdrawal.

9.	Board
9.1	Authority of Board of Directors
(1)
The Board of Directors will exercise authority with respect to all matters in connection with the Company.  Without limiting the foregoing, the Board will be responsible for the management of the Business and will determine overall policies, objectives, procedures, methods and actions of the Company.

(2)
Without limiting section 9.1(1), the Board will have the powers and authority set out in the Articles and applicable Law. The Articles may contain other rules applicable to the Board as long as such rules are consistent with this Agreement.

9.2	Directors
(1)	The Board will have a maximum of seven (7) Directors.
(2)
Subject to section 9.2(3), each Shareholder having a Percentage Interest of fifteen percent (15%) or more is entitled to directly nominate and replace from time to time, a number of Directors equivalent to the number of percentage points of its Percentage Interest divided by fifteen (15). Fractions in the number of Directors are to be disregarded in this calculation.

(3)
For the purpose of determining a Shareholder’s Percentage Interest under section 9.2(2), the shareholding of the Shareholder and its Affiliates will be aggregated and such aggregate Percentage Interest will confer upon such Shareholders collectively (acting through one or more of such Shareholders) the rights set out in section 9.2(2).

(4)
A Shareholder will be entitled to remove a Director nominated by it and no Shareholder may take any action to remove a Director not nominated by it unless requested to do so by the relevant nominating Shareholder.

(5)
The Shareholders must nominate the individual(s) it wishes to be elected by the Shareholders as Directors in accordance with its entitlement pursuant to section 9.2(2), by notice in writing to the Company from an authorised signatory of that Shareholder and the Shareholders must procure that any such individual(s) is (or are) nominated as Directors in accordance with applicable Law promptly following such nomination.

(6)	Each Shareholder must endeavour to provide the other Shareholders with reasonable advance notice of the identity of any person whom it proposes to nominate as a Director.
(7)
Each Director will hold office until his or her successor is elected by the relevant nominating Shareholder in a meeting of the Shareholders and takes office, or until his or her resignation or removal in accordance with the terms of this Agreement.

(8)
Subject to applicable Law, a Director appointed by a Shareholder may take into account the interests of that Shareholder and may act on the directions of that Shareholder in performing any of his or her duties or exercising any power, right or discretion as a Director, except in any particular case where no honest and reasonable director could have formed the view that, in so doing, the Director was acting in good faith in the best interests of the Company.

(9)
Subject to applicable Law, each Director may appoint any person, either for a stated period or until the happening of a specified event, to act as an alternate Director whenever the Director is unable to attend to duties as a Director as a result of absence, illness or otherwise. Any such appointment must be in writing and signed by the appointing Director and a copy of the instrument of appointment must be given to the Company and to the other Shareholder. Subject to applicable Law, an alternate Director will entitled to exercise all of the rights of his or her appointing Director (including the right to receive notice of Board Meetings and to attend and vote at Board Meetings if his or her appointing Director is not present) and will, subject to any restrictions set out in the instrument of appointment, be entitled to exercise all the powers (except the power to appoint an alternate Director) and perform all the duties of his or her appointing Director.

(10)
Without limiting any other provision of this section 9.2, after the expiration of the term of a Director (as set out in this section 9.2) the Shareholder that appointed that Director will, at any ordinary meeting of the Shareholders at which Directors are to be elected to the Board, be entitled to appoint a new Director and any person to act as an alternate Director. No failure to elect a Director at an annual or special meeting of the Shareholders will prevent a Shareholder from thereafter appointing a Director to fill such vacancy or will constitute a waiver of such Shareholder’s rights under this section 9.2. Directors and their respective alternates may be re-elected by their respective appointing Shareholder.

(11)	Subject to this section 9.2, the appointment, removal, resignation and replacement of Directors and alternate Directors will occur in accordance with the Articles and applicable Law.

9.3	Chair and Secretary of the Board
(1)
During the term of this Agreement, South32 may appoint, remove or replace (as the case may be) the Chair of the Board and the secretary of the Board (who may or may not be a member of the Board). The Chair of the Board must be appointed (and may be removed or replaced) by resolution of an ordinary meeting of the Shareholders.

(2)	If the Chair of the Board is not present at any Board Meeting, the Board Meeting will be chaired by a Director elected by the Directors present at that meeting.
(3)	The Chair of the Board will not have a casting vote on any matter.
9.4	Board Meetings
(1)	Board Meetings must be held not less than once every three (3) months, or with such other frequency as may be agreed from time to time by the Shareholders.
(2)
Subject to the Articles, Board Meetings may be called at any time by any Director. All Board Meetings must be called by a Director or by a person so authorized by applicable Law. No call will be necessary if all the Directors are present at any Board Meeting. Calls of a Board Meeting must be delivered to each Director and his or her respective alternate, if any, to the address registered with the Company at least ten (10) Business Days prior to the date scheduled for the Board Meeting. The meeting may be held without prior notice, if all of the Directors or their respective alternates are present at the time of voting and waive the requirements of prior call under this section 9.4(2). In case of emergency, reasonable notice of a special Board Meeting will suffice.

(3)
Each notice of a call of a Board Meeting must be in writing and contain, among other things, the place, date and time of the Board Meeting and an agenda specifying in reasonable detail the matters to be discussed at the relevant meeting and must be accompanied by any relevant papers for discussion at that Board Meeting. Unless otherwise agreed by each of the Directors, a meeting of the Board may only resolve matters specifically described in the agenda.

(4)
The Chair must cause written minutes of all meetings to be prepared and distributed to the Directors within ten (10) Business Days after the relevant Board Meeting.  The Directors will have ten (10) Business Days from the date of receipt of a copy of the minutes to raise objections or to request revisions to the minutes by notice to the Chair.  If no such objection or request is made by a Director within such ten (10) Business Day period, such minutes will be binding on the Directors and the Board.  If a Director raises objections or requests revisions to the minutes, that Director must provide in writing a reasonable alternative to the provisions in the minutes distributed by the Chair and the Directors must attempt to revise the minutes, taking into account the objections or comments raised and the alternative provisions proposed.  If the Shareholders do not agree on the minutes of the Board Meeting within twenty (20) days after receipt of the notice from the objecting Director, then the minutes of the meeting as prepared by the Chair together with the proposed changes submitted by the objecting Director will collectively constitute the record of the meeting.

(5)
A resolution in writing, signed by all the Directors (with the signature of a Director’s alternate being deemed to be the signature of that Director) will be as valid and effectual as if it had been a resolution passed at a meeting of the Board duly convened and held and any such resolution may consist of several counterparts (which may be facsimile or electronically transmitted copies of signed originals) in like form, each signed by one or more of the Directors (or alternates).

(6)
Each Shareholder must bear all travelling and other expenses incurred by any Director appointed by it in attending and returning from meetings of the Board and performing his or her duties as a Director.

(7)
Subject to the Articles, the quorum for Board Meetings must comprise at least one Director appointed by each Shareholder entitled to appoint one or more Directors under section 9.2. Each Shareholder must use its reasonable endeavours to ensure that a Director appointed by it attends each meeting of the Board and that a quorum is present throughout the meeting.

(8)
If a quorum is not present within two (2) hours of the scheduled time for a Board meeting, then the meeting must be adjourned to the same day of the second following week at the same time and the same place, or as may otherwise be agreed by all of the Directors, as long as it takes place not later than ten (10) Business Days after the initially scheduled meeting. Each Director must be notified of the time, date and place of the adjourned meeting as soon as practicable. Unless otherwise approved by all of the Directors, if a quorum is not present within two (2) hours of the rescheduled time for the meeting, then the Directors then present will constitute a quorum.

(9)	Directors may participate in Board Meetings by video or telephone conference call and such participation will be deemed to constitute presence in person at such meeting.
9.5	Voting
(1)	Each Director may vote on any action or resolution proposed at any Board Meeting unless the Director is prohibited from voting on that matter by the Articles or applicable Law.
(2)	Except as otherwise provided in this Agreement, all decisions of the Board will be decided by a simple majority of the votes cast (“Ordinary Resolution”).
(3)
No Shareholder or Director appointed by a Shareholder will have the power or authority in its individual capacity to bind the Company.  All documents and instruments executed on behalf of the Company must be signed by the CEO or an Officer, employee or agent of the Company to whom the Board has delegated the necessary general or specific authority.

(4)
Except as otherwise provided in this Agreement, the affirmative vote of at least one (1) Director appointed by the Subseries A Shareholder will be required at a Board Meeting, to approve the following matters (a “Board Supermajority Vote”):

(a)	the expansion of the business of the Company beyond the conduct of the Business;
(b)	any Transfer by the Company of all or a substantial part of the Assets;
(c)	the surrender or abandonment of all or substantially all of the Property.
9.6	Delegation
Subject to approval by the Board by Ordinary Resolution and applicable Law, the Board may delegate the power and authority for the management of the business and affairs of the Company to the CEO and to other officers of the Company, except for any matter which pursuant to the terms of this Agreement expressly requires action by the Board.

9.7	Action Without Meeting
Any action required or permitted to be taken at a Board Meeting may be taken without a Board Meeting and without prior notice if the action is evidenced by a unanimous written consent of the Directors.
9.8	Initial Board Resolutions
The Shareholders must procure that on the Effective Date a duly convened meeting of the Board is convened and held at which a quorum is present and acting throughout at which the following matters are approved in accordance with this Agreement:
(1)	[●] are appointed as the Auditors of the Company;
(2)	if not already the case, December 31 is adopted as the Financial Year End of the Company;
(3)	the appointment of a chief executive officer as nominated by South32;
(4)
the signatories of all bank accounts maintained by the Company are changed to the CEO and one other senior employee approved by the Board at such Board Meeting with, in each case, signing authority approved by the Board at such Board Meeting; and

(5)	any existing powers of attorney of the Company are revoked.
9.9	Relevant Transactions
(1)	Sections 9.9(2) to 9.9(4) will apply in respect of Relevant Transactions.
(2)	The Company is permitted, without the prior approval of the Shareholders, to enter into Relevant Transactions, but each Relevant Transaction must be:
(a)	at a competitive market price;
(b)	on commercial terms comparable to what would be agreed between unrelated parties; and
(c)	promptly disclosed to the Shareholders.
(3)
Each Director may vote on any Relevant Transaction. If a Shareholder considers that a Relevant Transaction does not meet the criteria of section 9.9(2), then it may give notice to the Company and the other Shareholders, and the following provisions will apply:

(a)
the notice must be given within twenty (20) Business Days of the Relevant Transaction being disclosed to the Shareholder and must include reasons why the Shareholder believes the Relevant Transaction does not meet the criteria of section 9.9(2);

(b)	the Relevant Transaction must be discussed at the next Board Meeting;
(c)
if a Shareholder is not satisfied with the discussion on the Relevant Transaction at that Board Meeting, it must give notice to the other Shareholder and the Board within five (5) Business Days after that meeting, and the Shareholders will then jointly appoint a suitably qualified independent expert to assess whether or not the Relevant Transaction meets the criteria in section 9.9(2);

(d)
if the Shareholders cannot agree on an independent expert within ten (10) Business Days of the notice under section 9.9(3)(c), the independent expert will be chosen by an internationally recognised and reputable audit and accounting firm jointly agreed upon by the Shareholders;

(e)
if the independent expert finds that the Relevant Transaction does not meet the criteria in section 9.9(2), then that Relevant Transaction will not be void, however, the Shareholder that is a party to the Relevant Transaction (or whose Affiliate is a party to the Relevant Transaction) will be liable for any loss caused to the Company as a result of the departure from the criteria in section 9.9(2); and

(f)	notwithstanding the finding of the independent expert, the Company will bear all the costs of the independent expert.
(4)
At the request of a Shareholder, the Company and the other Shareholders will provide that Shareholder with information reasonably necessary to satisfy that the Relevant Transaction meets the criteria in section 9.9(2).

10.	Programs and Budgets
10.1	Programs & Budgets for Financial Year
(1)
Within ten (10) Business Days after the Effective Date, the Company must submit to the Board the first proposed Program and Budget for the Company in respect of the remainder of the Financial Year and the Board of Directors must, within twenty (20) Business Days thereafter meet in order to consider and vote on that Program and Budget.

(2)
Forty (40) Business days before the commencement of each Financial Year thereafter, the Company must prepare and submit to the Board, for approval, a draft Program and Budget for the Company for that Financial Year.

(3)
The Board of Directors must consider and vote on each Program and Budget at least twenty (20) Business Days before the commencement of the Financial Year. Approval of a Program and Budget constitutes authority for the Company and the CEO to undertake all relevant action and incur all approved expenditure for that Program and Budget.

(4)	The Company may, if circumstances require it, prepare a revised or supplementary Program and Budget and submit it to the Board for approval.
(5)	If Board fails to approve a Program and Budget at a meeting called to consider a proposed Program and Budget at which a quorum is present:
(a)
after the expiration of the current Approved Program and Approved Budget and until a new Program and Budget is approved by the Board, the Company must conduct Operations and incur expenditure necessary to preserve the Assets;

(b)
such Operations must be funded by the Shareholders making additional capital contributions to the Company in proportion to their respective Percentage Interests at the time the preceding Approved Program and Approved Budget expired; and

(c)	the Company must promptly prepare and submit to the Board a revised proposed Program and Budget, taking into account any instructions from the Board.
10.2	Election to Participate
(1)
By notice to the Company and the other Shareholder within twenty (20) Business Days of the approval of a Program and Budget by the Board, a Shareholder may elect to contribute (in the manner determined by the Board in accordance with section 11.2) to such Approved Program and Approved Budget in an amount equal to its Percentage Interest or in some lesser amount than its respective Percentage Interest, or may elect not to contribute any amount, in which cases its Percentage Interest must be recalculated as provided in section 8.4.  If a Shareholder fails to make such an election within such twenty (20) Business Day period, then the Shareholder will be deemed to have elected to contribute to such Approved Program and Approved Budget in proportion to its respective Percentage Interest as of the beginning of the period covered by the Approved Program and Approved Budget.

(2)
If a Shareholder elects pursuant to section 10.2(1) not to contribute to an Approved Program and Approved Budget or to contribute in some lesser amount than its respective Percentage Interest, then the other Shareholder may, within ten (10) Business Days of the twenty (20) Business Day period referred to in section 10.2(1), elect to withdraw its votes in favor of the Approved Program and Approved Budget and if such withdrawal results in fewer votes in favor of the Approved Program and Approved Budget than are required to adopt it, to require a new vote on the proposed Program and Budget.

10.3	Operations Pursuant to Programs and Budgets
Subject to section 10.5, Operations must be conducted, expenditure must be incurred, and Assets must be acquired only pursuant to Approved Programs and Approved Budgets.  Each Program and Budget approved by the Board must budget and provide for reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget.
10.4	Budget Overruns
The Company must immediately notify the Board of any material departure from an Approved Program and Approved Budget.  Overruns of ten percent (10%) or less of the amount of an Approved Budget must be borne by the Shareholders in proportion to their respective Percentage Interests as of the time the overrun occurs. Subject to section 10.5, overruns of more than ten percent (10%) of an Approved Budget may only be authorized by the Board.
10.5	Emergency or Unexpected Expenditures
In case of emergency, the Company may take any reasonable action it deems necessary to protect life, limb or property, to protect the Assets or to comply with applicable Law.  The Company must promptly notify the Shareholders of the emergency.  The cost incurred in responding to the emergency must be funded by the Shareholders making additional capital contributions to the Company in proportion to their respective Percentage Interests at the time the emergency expenditures are incurred. In case of emergency expenditures exceeding $10 million, the Board must meet within twenty (20) days after receipt of notice of such expenditures to reconsider the then Approved Program and Approved Budget, and such Program and Budget must become subject to re-approval in accordance with section 10.1(3).
11.	Financing of Company
11.1	Funding
The Shareholders will not be obliged to provide funding to the Company beyond the obligations set out in this Agreement.
11.2	Financing of Approved Programs and Approved Budgets
The Parties intend that funding of the Company to meet the projected cash requirements of the Company under Approved Programs and Approved Budgets will be discharged by the methods (or by a combination of methods) as determined by the Board from time to time, including:

(1)	by way of common equity (via the issue of Shares); and
(2)	by debt.
Any Loans advanced by the Shareholders to the Company pursuant to this section 11.2 will be on the same terms and conditions.
11.3	Called Sums
On the basis of the Approved Program and Approved Budget, the Company must submit to each Shareholder at least ten (10) Business Days prior to the end of each month, a notice (“Called Sum Notice”) to contribute funds in accordance with their Percentage Interests to meet the projected cash requirements of the Company under the Approved Program and Approved Budget for the next month (each such contribution, a “Called Sum”).  Within ten (10) days after receipt of each Called Sum Notice, each Shareholder must contribute to the Company its share of such estimated cash requirements by the method of funding determined by the Board in accordance with section 11.2.  Time is of the essence for payment of such Called Sum Notices.  The Company must at all times maintain a cash balance approximately equal to the rate of disbursement for a period of approximately forty (40) Business Days.  All funds in excess of immediate cash requirements must be invested in interest-bearing accounts with the Company’s bank.
11.4	Failure to Contribute Called Sums
Except as provided in section 10.2, a Shareholder that fails to contribute any Called Sum in the amount, by the method and at the times specified in section 11.3 will be in default, and the amount of the defaulted Called Sum will bear interest from the date due at an annual rate equal to the Prime Rate plus two percentage points (2%), but in no event must such rate of interest exceed the maximum permitted by Law.  The non-defaulting Shareholder will have those rights, remedies and elections specified in section 8.5.
12.	Financial Information and Accounting Requirements
12.1	Financial Information
The Company must provide to each Director and Shareholder (at the cost and expense of the Company):
(1)
as soon as practicable (and in any event not later than fifteen (15) Business Days) after the end of each calendar month, unaudited management accounts for that calendar month and Financial Year-to-date including:

(a)	a profit and loss account, balance sheet and cash-flow statement; and
(b)	a review of the Approved Budget and a reconciliation of results against that Approved Budget;
(2)	as soon as practicable (and in any event not later than 120 days) after the end of each Financial Year, copies of the Audited Accounts;
(3)	at the time of the approval of a Program and Budget, an annual plan for the cash requirements of the Company, indicating forecast sources and uses of cash over the following 12 month period; and
(4)
any other information that the Director or Shareholder may at any time reasonably require with respect to any matter relating to the business or financial condition of the Company including for the purpose of any Shareholder or its Affiliates which is a public company whose shares are listed on a stock exchange satisfying their respective public reporting or similar obligations imposed by the relevant securities exchange on which their shares are listed.

12.2	Accounting principles
The Company must keep written financial records that correctly record and explain its transactions and financial position and performance and ensure that each financial statement and other document provided under section 12.1:
(1)	is presented in dollars or MXN, as applicable;
(2)	complies with IFRS, consistently applied, (except to the extent disclosed in them) and all applicable Laws;
(3)	provides sufficient detail to allow for the conversion of financial information from IFRS to U.S. GAAP; and
(4)
gives a true and fair view of its consolidated and unconsolidated financial position as at the date, and performance for the period ending on the date, on which those statements or documents are prepared.

12.3	Access to Financial Information
Any Shareholder and its designated Personnel (which for this purpose will include the auditors of each Shareholder or each Shareholder’s ultimate parent corporation, as applicable), upon notice in writing to the Company, will be provided with reasonable access during regular business hours to the information necessary to audit either internally or externally, the Company’s accounts, records and systems relating to the accounting of the Company under this Agreement for any Financial Year within the 12-month period following the end of such Financial Year as long as such rights are exercised in a manner that does not interfere with the conduct of the Business or expeditious completion by the Company of its Audited Accounts for a Financial Year.  Where two or more Shareholders or their designated representatives wish to conduct an audit, they must make every reasonable effort to conduct joint or simultaneous audits in a manner which will result in a minimum of inconvenience to the Company.  No audit expense incurred pursuant to this section 12.3 by either the Company or the Shareholders, or by audit firms employed by either, will be charged to the Company, and such audit expenses will be for the account of the Shareholder or Shareholders requesting the audit, except for expenses incurred in the annual audit of the Company referred to in section 12.1(2).
12.4	Distribution Policy
From the date the Company receives payment for the sale of Processed Products, the Company, through a meeting of the Shareholders, may approve a distribution (which may include a dividend, return of capital, interest payment on shareholder loans or repayment of shareholder loans) in cash equal to the amount of the Company’s Available Cash at such time as determined by the meeting of the Shareholders. For purposes of this section, “Available Cash” means the maximum amount of cash legally available under applicable Law and contracts to be distributed to the Shareholders pursuant to this section 12.4, minus an amount that the meeting of the Shareholders determines in good faith should be retained in the Company to meet or fund debt service commitments (but excluding principal and interest payments on shareholder loans), working capital requirements, legal reserve fund, capital expenditures, or other business needs of the Company. Any distribution (whether quarterly or otherwise) must be made on a pro rata basis in accordance with the Percentage Interests of the Shareholders.

13.	Term and Termination
13.1	Former Shareholder not bound
This Agreement ceases to apply to a Shareholder which has transferred all its Shares as permitted by this Agreement and the Articles, except for any provision of this Agreement which is expressed to continue in force thereafter.
13.2	Effective Date and Term
This Agreement will be effective as of the Effective Date and continues in full force and effect until either:
(1)	the termination of this Agreement by unanimous written agreement of the Shareholders;
(2)	one Shareholder holding all of the issued Shares (including any Shares held by an Affiliate of that Shareholder); or
(3)	an effective resolution is passed, or a binding order is made, for the winding up of the Company by a court of competent jurisdiction.
13.3	Termination not to affect certain provisions
Any termination of this Agreement however caused, or the ceasing by any Shareholder to hold any Shares as contemplated by section 13.1 will not affect any provision of this Agreement which is expressed to come into effect on, or to continue in effect after, that termination or cessation.
13.4	Winding Up of Company
On the winding up of the Company, the relevant rules in the General Law of Commercial Companies (Ley General de Sociedades Mercantiles) will apply. In addition, each Shareholder must use its reasonable efforts in good faith, by exercise of its powers as a Shareholder, to ensure that:
(1)	adequate arrangements are made for payment of, or security for, reclamation and closure costs;
(2)	the Company surrenders to the Shareholder the license of any intellectual property licensed to it by that Shareholder; and
(3)	any other arrangements between the Company and any Shareholder in relation to the Business and Assets of the Company are terminated.
13.5	Right to Data After Termination
After the termination of the Company pursuant to section 13.1, each Shareholder will be entitled to copies of all information acquired by the Company before the effective date of termination not previously given to it, but a Shareholder that surrenders, has cancelled, forfeits or transfers its entire Shares, will not be entitled to any such information after any such surrender, cancellation, forfeiture or transfer.
14.	Area of Interest
14.1	Disclosure of AOI Property
If at any time during the term of this Agreement a Shareholder or an Affiliate of a Shareholder (“Acquiring Shareholder”) acquires, directly or indirectly, any interest (including any Mineral Rights) in any property which is all or partly within the Area of Interest (“AOI Property”), then the Acquiring Shareholder must, within twenty (20) Business Days after the date of the acquisition of the AOI Property, disclose the acquisition (including all information it has relating to the AOI Property) promptly to the other Shareholder (“Non-Acquiring Shareholder”) and the Company. The Acquiring Shareholder’s notice must describe in detail the acquisition, the AOI Property and the mineralization believed to be present within the AOI Property, the cost of the acquisition, and the reasons why the Acquiring Shareholder believes that the acquisition of the AOI Property may be in the best interests of the Company.  In addition to such notice, the Acquiring Shareholder must make all information in its possession or control concerning the AOI Property available for inspection by the other Shareholder.

14.2	Election of Non-Acquiring Shareholder
At any time within twenty (20) Business Days after the Non-Acquiring Shareholder has been given notice of the acquisition of AOI Property by the Acquiring Shareholder in accordance with section 14.1, the Non-Acquiring Shareholder may by notice in writing to the Acquiring Shareholder elect to make the AOI Property part of the Property and to be subject to this Agreement.  If the Non-Acquiring Shareholder elects to make the AOI Property part of the Property pursuant to this section 14.2, then the Acquiring Shareholder must promptly thereafter at its cost do all things (including executing and if necessary delivering all documents) necessary or desirable to transfer or facilitate transfer of title to the AOI Property to the Company.  Upon title to the AOI Property being transferred to the Company:
(1)
the Non-Acquiring Shareholder must promptly contribute to the Company its proportionate share, based on its Percentage Interests at such time of the Acquiring Shareholder’s actual out-of-pocket acquisition costs of the AOI Property; and

(2)	the Company must reimburse the Acquiring Shareholder the amount of such contribution made by the Non-Acquiring Shareholder in respect of the AOI Property.
14.3	Option Not Exercised
If the Non-Acquiring Shareholder fails to make an election within the twenty (20) Business Day period referred to in section 14.2, then the AOI Property will not form part of the Property, will thereafter be excluded from the Area of Interest and neither Non-Acquiring Shareholder nor the Company will have any interest in the AOI Property, and the AOI Property will not be a part of the Property or otherwise be subject to this Agreement.
15.	Abandonment and Surrender Of Property
15.1	Surrender or Abandonment
The Board may authorize the Company to surrender or abandon part or all of the Property (“Abandonment Property”).  If the Board authorizes any such surrender or abandonment then the Company must give notice to each Shareholder at least twenty (20) Business Days in advance of the proposed date of surrender or abandonment (“Abandonment Date”) together with details of the Abandonment Date and details of any Encumbrance on the Abandonment Property created by, through or under the Company. Each Shareholder will have a period of ten (10) Business Days from receipt of the notice to elect by notice to the Company to take an assignment of the Abandonment Property, which assignment will be on an “as is” basis for a total consideration equal to ten dollars ($10).  If a Shareholder elects to take an assignment of the Abandonment Property, then the Company must assign to the electing Shareholder or its nominee, by agreement or other applicable instrument and at the cost of the electing Shareholder, all of the Company’s interest in the Abandonment Property, and the Abandonment Property will cease to be part of the Property and the Company will have no further right, title or interest in the Abandonment Property.  With effect from date of assignment, the electing Shareholder taking an assignment of the Abandonment Property, and subject to applicable Law:
(1)
must assume all of the liabilities (including any Encumbrance) accruing or attaching to the registered holder or beneficial owner of the Abandonment Property irrespective of whether such liabilities arose or accrued before, on or after the date of assignment to the electing Shareholder; and

(2)
is solely liable for any Claim, and must indemnify the other Shareholder and the Company from and against any Claim, arising out of or in connection with the Abandonment Property irrespective of whether the Claim arose before, on or after the date of assignment of the Abandonment Property to the electing Shareholder or was caused or contributed to by any act or omission of the other Shareholder or the Company.

If a Shareholder does not give notice to the Company within the period of twenty (20) Business Days referred to above electing to take an assignment of the Abandonment Property, then the Company may surrender or abandon the Abandonment Property on the Abandonment Date and will thereafter have no further obligation to maintain the title to the Abandonment Property.
15.2	Reacquisition
If any Abandonment Property is abandoned or surrendered pursuant to section 15.1, then except as provided in section 15.1, unless this Agreement is earlier terminated, neither Shareholder nor any Affiliate of a Shareholder may acquire any interest in such Abandonment Property or a right to acquire such Abandonment Property (“Abandonment Property Interest”) for a period of two (2) years following the Abandonment Date.  If a Shareholder or any Affiliate of a Shareholder acquires any Abandonment Property Interest in breach of this section 15.2, then the other Shareholder may elect by notice to the acquiring Shareholder within twenty (20) Business Days after it has actual notice of such acquisition, to have such Abandonment Property Interest contributed to the Company.  Until contributed to the Company in accordance with this section 15.2, the acquiring Shareholder must hold, or cause such Abandonment Property Interest to be held, in trust for the exclusive use and benefit of the Company and the other Shareholder. After such Notice to contribute the Abandonment Property Interest, the Shareholder that has acquired the Abandonment Property Interest must convey (including execute all necessary documents) or cause to be conveyed to the other Shareholder an interest in such Abandonment Property Interest equal to the Percentage Interest of the other Shareholder at the time and thereafter each Shareholder must contribute the interest it holds in the Abandonment Property Interest to the Company.  In the event such an election is made, the contributed Abandonment Property Interest must thereafter be treated and form part of the Property, and the costs of acquisition will be borne solely by the Shareholder that or whose Affiliate (as the case may be) initially acquired the Abandonment Property Interest.  No adjustment to the Shareholders’ respective Percentage Interests will be made as a result of such contribution.
16.	Transfer of Interest
16.1	General
A Shareholder will have the right to Transfer to any third party all or any part of its Interest, solely as provided in this section 16.
16.2	Limitations on Free Transferability of Interest
The Transfer right of a Shareholder in section 16.1 will be subject to the following terms and conditions:
(1)
no Transfer of an Interest will be valid or recognized by the Company unless and until the transferring Shareholder has provided to the other Shareholder notice of the Transfer, and the transferee has complied with section 16.6;

(2)	the transferring Shareholder and the transferee must bear all Tax consequences of the Transfer;

(3)
except as approved by a Shareholders Supermajority Vote or as otherwise expressly authorized by this Agreement, no Shareholder may give or create or purport to give or create any Encumbrance in or over the Assets;

(4)	no Shareholder, without approval by a Shareholders Supermajority Vote, may make a Transfer of a part of its Interest that is equal to or less than 10% of all Interests held by the Shareholders; and
(5)
for certainty, each Transfer of an Interest to a transferee must include as a part of such Transfer an amount of the Loans then held by the transferring Shareholder, which amount will be proportionate to the amount (expressed as a percentage) that the Shares being transferred as part of such Interest bear to all of the Shares held by the transferring Shareholder immediately prior to such Transfer.

16.3	Acquisition Right
(1)
Except as otherwise provided in section 16.4, if a Shareholder desires to Transfer all or any part of its Interest, then the other Shareholder (“Remaining Shareholder”) will have the right of first refusal to acquire such Interest as provided in this section 16.3.

(2)
A Shareholder (“Selling Shareholder”) intending to Transfer all or any part of its Interest (“Offered Interest”) must, subject to this section 16.3, promptly provide notice to the Remaining Shareholder of its intentions (“Transfer Notice”).  The Transfer Notice must state the price, the identity of the proposed transferee including the identity of the person which is the ultimate holding company of the proposed transferee (“Transferee”) and all other pertinent terms and conditions of the intended Transfer, and must be accompanied by a copy of the proposed offer or contract for sale.  If the consideration for the intended Transfer or any part of it is not in cash, then the Transfer Notice given by the Selling Shareholder must specify the cash value of such consideration or the relevant part of the consideration, as determined by the Selling Shareholder.

(3)
Within ten (10) Business Days after receipt of a Transfer Notice under section 16.3(2) the Remaining Shareholder may object in writing to the Selling Shareholder’s determination of the cash value of the consideration or relevant part of it which is the subject of the intended Transfer and upon such an objection being made the Shareholders must seek to agree upon that cash value but if they cannot reach agreement within five (5) Business Days after the date of objection, then that cash value will constitute a Dispute to be resolved by an Expert in accordance with section 19 (the cost of which determination must be borne, if the cash value determined is less than that determined by the Selling Shareholder, by the Selling Shareholder and in any other case by the Remaining Shareholder).

(4)
The Remaining Shareholder will have forty (40) Business Days from the date the Transfer Notice is delivered or forty (40) Business Days from the date of agreement or determination of the cash value of the consideration or relevant part of it which is the subject of the intended Transfer (whichever is the later) (“Election Period”) to notify the Selling Shareholder whether it elects to acquire the Offered Interest at (subject to section 16.3(2)) the same price and on the same terms and conditions as set out in the Transfer Notice.  If there is more than one Remaining Shareholder then the election will be exercisable by all or any one or more of the Remaining Shareholders and those who exercise it must purchase the Offered Interest of the Selling Shareholder and be liable for the purchase price as between them in proportion to their Percentage Interests inter se or in such other proportions as they may agree. For greater certainty, the Remaining Shareholder will have the right to acquire all but not less than all of the Offered Interest.

(5)
If the Remaining Shareholder elects to acquire the Offered Interest during the Election Period pursuant to section 16.3(2) and the Selling Shareholder receives offers in respect of all but not less than all of the Offered Interest, then the Transfer must be consummated within forty (40) Business Days after the date on which the Selling Shareholder or Remaining Shareholder (or both, as the case may be) have secured (on terms and conditions satisfactory to it) any necessary Consents of any Governmental Authority to the Transfer of the Offered Interest and all waiting periods which applicable Law requires the Selling Shareholder or Remaining Shareholder (or both, as the case may be) to observe have expired. Notwithstanding the foregoing and in any event, the Transfer to the Remaining Shareholder must be consummated within twelve (12) months after notice of such election is delivered to the Selling Shareholder.

(6)
If, after having completed the procedures described above, the Selling Shareholder has not received elections to acquire all but not less than all of the Offered Interest, then the Selling Shareholder will, following the expiration of the Election Period, be entitled to consummate the Transfer to the Transferee within forty (40) Business Days after the date on which the Selling Shareholder has secured (on terms and conditions satisfactory to it) any necessary Consents of any Governmental Authority to the Transfer of the Offered Interest and all waiting periods which applicable Law requires the Selling Shareholder or the Transferee (or both, as the case may be) to observe have expired which Transfer must be at a price and on terms no less favorable than those offered to the Remaining Shareholder in the Transfer Notice.  Notwithstanding the foregoing and in any event, the Transfer of the Offered Interest to the Transferee must be consummated within twelve (12) months after the date on which the Election Period expired.

(7)
If the Selling Shareholder fails to consummate the Transfer to the Transferee within the twelve (12) month period set out in section 16.3(6) or any material alteration of the terms and conditions of the intended Transfer is proposed within such period then the Selling Shareholder must not complete the intended Transfer after that time or as so altered without first having again complied with the foregoing provisions of this section 16.3.

16.4	Exceptions to Acquisition Right
Section 16.3 will not apply to the following:
(1)
transfer by a Shareholder of all or any part of its Interest to an Affiliate as long as if at any time after such Transfer such transferee ceases to be an Affiliate of such Shareholder, then such transferee must promptly Transfer all of its Interest back to such Shareholder;

(2)
an indirect Transfer that results from a change in the shareholding of a public company whose shares are listed on a stock exchange or an amalgamation, reorganization, business combination or other merger transaction completed by such a public company as long as the successor corporation possesses, directly or indirectly, all the property, rights and interests, and all the debts, liabilities and obligations, of each amalgamating or predecessor company;

(3)
an amalgamation or corporate reorganization involving the transferring Shareholder that has the effect in law of the amalgamated or surviving corporation possessing all the property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor corporation provided that the surviving corporation was at all times before such amalgamation, an Affiliate of the transferring Shareholder; or

(4)	the creation by a Shareholder of any Encumbrance over all or any of its Interest as permitted in accordance with section 16.5.
16.5	Encumbrance of Shares
Each Shareholder must not create or permit the creation of any Encumbrance over all or any of its Interest unless:

(1)	the Encumbrance is a mortgage, charge, assignment by way of security or other recognized form of security reasonably acceptable to the other Shareholder (“Security”); and
(2)	the Security is to secure money borrowed by the Shareholder for the purpose of meeting its obligations under this Agreement; and
(3)
the person to whom the Security is granted or given (“Security Holder”) agrees in writing in a legally enforceable manner with the other Shareholder (“Non-secured Shareholder”) that the rights and interests of the Company and the other Shareholder in the Interest and the Assets (whether direct or indirect) will not be subject to or prejudiced by the Security and that the Security Holder and any liquidator, receiver, receiver and manager, trustee, assignee or transferee taking an interest in or relating to the Interest of the Shareholder giving or granting the Security (“Encumbered Interest”) will be bound by the terms of this Agreement and will take subject to the rights and interests in the Encumbered Interest of the Non-secured Shareholder and, in particular, but without limiting the foregoing, that:

(a)
the Security Holder or any receiver or receiver and manager appointed by the Security Holder under the Security, if it desires to exercise any power of sale or foreclosure arising under the Security, must comply with section 16.3 as if such Security Holder, receiver or receiver and manager were the Selling Shareholder and as if reference to the other Shareholder in section 16.3 was to the Non-secured Shareholder; and

(b)	the Security must be subordinate to any then-existing debt or Encumbrance, encumbering the Shareholder’s Interest.
16.6	Conditions of Transfer
A Transfer to a third party under section 16.3 or an Affiliate under section 16.4(1) will have no effect unless and until the third party or the Affiliate (as the case may be):
(1)
except in the case of an indirect Transfer contemplated by section 16.4(2), executes and delivers to the other Shareholder and the Company an agreement or instrument in a form as the other Shareholder may reasonably require, by which the third party or the Affiliate agrees to be bound by and to perform and observe all of the terms and conditions of this Agreement binding upon and to be performed and observed by the transferring Shareholder to the extent of the Shares being transferred and specifying an address for service, including the address and email address for the third party or Affiliate; and

(2)	the third party or the Affiliate secures all necessary Consents of any Governmental Authority to the Transfer.
16.7	Costs and Expenses
The Shareholder making a Transfer to an Affiliate or to a third party must pay all costs, charges and expenses (including the legal costs and expenses of the Company and other Shareholder) of and incidental to the preparation, negotiation, settling, execution and registering of every document required to satisfy section 16.6.
16.8	Change in Control of a Shareholder
Except where a Shareholder’s shares are listed on a recognized stock exchange, if after the Effective Date there is to be a Change in Control of a Shareholder or there is a Change in Control of a Shareholder then the Shareholder in relation to whom a Change in Control is to occur or has occurred (“CC Shareholder”), must promptly give a notice (“Change in Control Notice”) to the other Shareholder (or Shareholders, as the case may be) (“Continuing Shareholder” or “Continuing Shareholders”, as the case may be) of the fact that a Change in Control will occur or has occurred. The Change in Control Notice will (subject to any Project Security) will constitute a grant by the CC Shareholder to the Continuing Shareholder or Continuing Shareholders, as the case may be of an option (“CC Option”) to acquire all of the Interest of the CC Shareholder (“Share Interest”) and the CC Option:

(1)	will be exercisable by the Continuing Shareholder or Continuing Shareholders, as the case may be by notice to the CC Shareholder:
(a)
within ninety (90) days of the date of agreement in writing by the CC Shareholder and the Continuing Shareholder or Continuing Shareholders, as the case may be of the fair market value of the Share Interest; or

(b)
failing agreement pursuant to section 16.8(1)(a) within fourteen (14) days after receipt of the Change in Control Notice, within ninety (90) days after determination of the fair market value of the Share Interest in accordance with section 16.9, whichever is the later;
(2)	will contain the following terms:
(a)	the purchase price will be the fair market value of the Share Interest as agreed in accordance with section 16.8(1)(a) or failing agreement as determined in accordance with section 16.9;
(b)	if there is more than one Continuing Shareholder then:
(i)
the CC Option will be exercisable by all or any one or more of the Continuing Shareholders and those who exercise it must purchase the Share Interest of the CC Shareholder and be liable for the purchase price as between them in proportion to their Percentage Interests inter se or in such other proportions as they may agree;

(ii)
if any Continuing Shareholder exercises the CC Option it must immediately give notice of the exercise of the CC Option to all of the other Continuing Shareholders which will then have thirty (30) days after receipt of that notice within which to exercise the CC Option themselves; and

(iii)
the date of exercise of the CC Option will be deemed to be the date of expiration of the period of thirty (30) days after receipt by all Continuing Shareholders of a notice under section 16.8(2)(b)(ii) from the first Continuing Shareholder to exercise the CC Option;

(c)
the Continuing Shareholder or Continuing Shareholders (as the case may be) exercising the CC Option will purchase and take a transfer from the CC Shareholder of the Share Interest free of all Encumbrances (other than any Project Security in respect of which a Continuing Shareholder or Continuing Shareholders (as the case may be) will covenant with the chargee or encumbrancee under such Project Security to be bound thereby and liable under the Project Security to the same extent as the CC Shareholder);

(d)
if the CC Option is exercised then the CC Shareholder must, within ninety (90) days after the date on which the Continuing Shareholder secures all necessary consents and approvals of any Governmental Authority to the purchase and transfer of the Share Interest, transfer to the Continuing Shareholder or Continuing Shareholders (as the case may be) which exercise the CC Option (and, in the case of more than one Continuing Shareholder who has exercised the CC Option, the proportions between them determined in accordance with section 16.8(2)(b)(i) the Share Interest and thereupon the CC Shareholder will cease to have any further right or interest in the Assets, the Company or the Share Interest; and

(e)
the CC Shareholder and the Company must deliver or cause to be delivered all deeds, instruments, notarizations or documents, duly executed, which in the opinion of the Continuing Shareholder (acting reasonably) are necessary to effect and evidence the purchase and transfer of the Share Interest from CC Shareholder to the Continuing Shareholder free from all Encumbrances as contemplated by this section 16.8.

16.9	Determination of Fair Market Value.
If the fair market value of a Share Interest of a CC Shareholder cannot be agreed to by the CC Shareholder and the Continuing Shareholders within fourteen (14) days after receipt of the Change of Control Notice, then the fair market value of the Share Interest of a CC Shareholder will constitute a Dispute to be resolved by an Expert in accordance with section 19 (the cost of which determination must be borne, if the fair market value determined is less than that determined by the CC Shareholder, by the CC Shareholder and in any other case by the Continuing Shareholders).
16.10	Non-Compete Covenants
A Shareholder that Transfers, surrenders, has cancelled or forfeits its entire Interest, must not and its Affiliates must not directly or indirectly acquire any interest in property within the Area of Interest for two (2) years after the effective date of the Transfer, surrender, cancellation or forfeiture.  If a transferring, surrendering, cancelling or forfeiting Shareholder, or any Affiliate of the foregoing, breaches this section 16.6, such Shareholder or Affiliate must offer to convey to the other Shareholder, without cost, any such property or interest so acquired.  Such offer must be made in writing and can be accepted by such other Shareholder at any time within forty (40) Business Days after it is received by such other Shareholder.
16.11	Compulsory Acquisition Option on Insolvency
If an Insolvency Event occurs in relation to any Shareholder (an “Insolvent Party”), then the other Shareholder will have an option (on a pro rata basis among such other Shareholders) to acquire the Interest of the Insolvent Party for a cash purchase price determined by agreement with the Insolvent Party or its legal representatives to be fair market value. The other Shareholder may exercise such option to purchase by written notice to the Insolvent Party or its legal representatives given within twenty (20) Business Days of it first becoming aware of the Insolvency Event.  If there is more than one Shareholder (other than the Insolvent Party) then the option will be exercisable by all or any one or more of the other Shareholders and those who exercise it must purchase the Interest of the Selling Shareholder and be liable for the cash purchase price as between them in proportion to their Percentage Interests inter se or in such other proportions as they may agree. If no agreement is reached as to the fair market value of the entire Interest of the Insolvent Party within twenty (20) Business Days of the giving of such notice, any Shareholder may refer that matter for determination by an Expert in accordance with section 19.
17.	Confidentiality
17.1	General
The Parties agree that this Agreement (including any drafts of it), all information (whether in tangible or electronic form) exchanged between the Parties or their Affiliates under this Agreement and all information concerning or relating to the Property or the Operations of which it becomes aware (“Confidential Information”) is the exclusive property of the Company, is confidential and must be kept confidential and must not be disclosed to any person at any time or in any manner except:

(1)	to another Shareholder;
(2)	with the prior written consent of the other Shareholder;
(3)	disclosure of Confidential Information by a Shareholder to its Affiliates;
(4)	to the extent that the Confidential Information was publicly available at the Effective Date or becomes publicly available subsequent to the Effective Date without breach of this Agreement;
(5)	as may be necessary in seeking approval of any Governmental Authority:
(a)	in seeking to maintain the Property or acquire additional Mineral Rights or Other Rights; or
(b)	to perform the Operations;
(6)	by a Party to legal, financial and other professional or technical advisers, auditors and other consultants, officers and employees of:
(a)	that Party; or
(b)	that Party’s Affiliates,
in any case requiring the information for the purposes of this Agreement (or any transactions contemplated by this Agreement), or for the purpose of advising that Party in relation to this Agreement;
(7)
to the extent required by Law or by a lawful requirement of any Governmental Authority or stock exchange having jurisdiction over a Shareholder or its Affiliates (and the Parties expressly acknowledge that this Agreement may be required to be filed under Silver Bull’s SEDAR profile at www.sedar.com and with the SEC at www.sec.gov/edgar/, subject to such redactions permitted under such Law or lawful requirements as a Party may require);

(8)	if required in connection with legal proceedings or arbitration relating to this Agreement or for the purpose of advising a Shareholder in relation to legal proceedings or arbitration;
(9)
to any bona fide enquirer contemplating the Transfer to it of the Shares of a Shareholder under this Agreement as long as the enquirer has first entered into an agreement in favour of the Parties to preserve confidentiality of information disclosed in a manner at least as onerous on the enquirer as this section 17.1 is onerous on the Parties;

(10)
to a banker, lender, financial institution or other financing source considering the provision of or, which has provided financing to, a Shareholder or an Affiliate of a Shareholder or to a trustee, representative or agent of such banker, financial institution or other financing source; or

(11)
as required by the rules and regulations of any regulator, securities commission or stock exchange or similar public market for trading shares upon which securities of a Shareholder or of an Affiliate of a Shareholder are quoted after the reasonable prior consultation, if practicable, with the other Shareholder taking place as to the nature and form of the disclosure (which does not imply that the consent or approval, of the other Shareholder must or need be obtained). Notwithstanding the foregoing, any disclosure must be to the standards required by the applicable stock exchange, regulator, securities commission or applicable Law.

17.2	Public Announcements
(1)	Any initial public announcement of this Agreement and its subject matter will be in the form agreed between the Shareholders prior to the Effective Date.
(2)	Subject to section 9.2(1), a Party may not make any public announcement in relation to this Agreement or any matter arising under this Agreement unless:
(a)	the wording of the announcement is agreed between the Shareholders, such agreement not to be unreasonably withheld; or
(b)	the announcement is otherwise permitted under section 9.2(3).
(3)
A Shareholder is entitled to make announcements only to the extent necessary to comply with the listing rules of an applicable stock exchange on which its shares (or that of its Affiliate) are listed or the requirements of a regulator, securities commission or Law. The Shareholder proposing to make such an announcement will endeavour to give the other Shareholder as much notice as is possible (and in any event will endeavour to give at least 24 hours’ notice) of its intention to make the announcement, and will take into account the reasonable requests of the other Shareholder in relation to the wording of the announcement.

17.3	Duration of Confidentiality
This section 17 will apply for two (2) years following termination of this Agreement pursuant to section 13.1, and will continue to apply to any Shareholder who withdraws, who is deemed to have withdrawn, who has forfeited its Interest or who Transfers its Interest, for two (2) years following the date of such occurrence.
17.4	Canadian Disclosure Rules
Where either Shareholder or any Affiliate of either Shareholder (as applicable, the “Discloser”) is required by NI 43-101 to file a Technical Report with respect to the Property:
(1)
the Discloser must prepare and file or cause to be prepared and filed the Technical Report in accordance with NI 43-101 using a Qualified Person retained by or on behalf of the Discloser, and neither the non-disclosing Shareholder nor its Affiliates will have any obligation to the Discloser to prepare or provide the Technical Report or any part of the Technical Report, or to provide or make available a Qualified Person to the Discloser;

(2)
the Discloser must not designate the other Shareholder or any associate, Affiliate or Personnel of or retained by the other Shareholder, or any Qualified Person of the other Shareholder, as the Qualified Person of the Discloser, without the prior written consent of the other Shareholder;

(3)	the Discloser will be responsible for the cost of preparing or providing the Technical Report;
(4)	the Discloser’s designation of a Qualified Person will be subject to the other Shareholder’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed;
(5)
the non-disclosing Shareholder will be entitled to access to all pertinent information related to that portion of the Technical Report pertaining to the Property and must be afforded a reasonable opportunity to review and require changes to that portion of the Technical Report prior to the filing of the Technical Report with applicable regulatory authorities; and

(6)
no representation or warranty is or will be made by the non-disclosing Shareholder or its Affiliates with respect to the accuracy or completeness of the Technical Report, nor with respect to the disclosure by the Discloser of any information relating to the Property, and the Discloser acknowledges and agrees that neither the non-disclosing Shareholder or the Company will be responsible or liable for any Claim arising out of or in connection with the accuracy or completeness of the Technical Report or with respect to the disclosure by the Discloser of any information relating to the Property.

18.	Anti-Corruption, Internal Controls and Compliance Policies
18.1	Adequate anti-corruption policies and internal controls - Company
The Company will adopt adequate written policies and procedures that are acceptable in form and substance to South32 to ensure compliance with Laws relating to Bribery and trade sanction laws.
18.2	Representations and Covenants
(1)	Each Shareholder, including the Company, represents and warrants that, in connection with this Agreement:
(a)	neither it, nor its Personnel, directly or indirectly has engaged (upon entering into this Agreement), or will engage, in the Bribery of a Government Official or any person;
(b)	it (including its Personnel) will otherwise comply with any Anti-Corruption Laws;
(c)	neither it, nor any of its officers or directors, has been convicted of any offence involving a breach of Anti-Corruption Laws;
(d)
it will keep and maintain accurate and reasonably detailed books and financial records of expenses and receipts in connection with its performance under, and payments made or received in connection with, this Agreement; and

(e)
upon request, as soon as reasonably practicable but not later than five (5) Business Days, provide any information and reasonable assistance to another Party to audit any books and financial records to verify compliance with the undertakings under this Agreement, and otherwise reasonably co-operate with a Shareholder investigation of any related matters.

(2)	Each Shareholder represents, warrants and agrees that, in connection with this Agreement, the Assets and the Operations:
(a)
neither it, nor any of its Affiliates nor its Personnel, directly or indirectly, has engaged (prior to entering into this Agreement), or will engage, in the Bribery of a Government Official or any person;

(b)	it (including its Affiliates and Personnel) has and will otherwise comply with any Anti-Corruption Laws;
(c)	except as disclosed to the other Party, neither it (including any of its Personnel) nor any other entity in which the Party has an ownership interest:
(i)
is directly or indirectly owned or controlled, in whole or in part, by any Government Official unless the interest held is less than 5% of any securities of the Party that are publicly traded on a major stock exchange; and

(ii)	has an officer, director, or employee who is, or currently expects to become, such a Government Official during the term of this Agreement;
(d)
it must notify each other Party promptly, and in any event not less than five (5) Business Days, upon becoming aware that any officer, director, employee or owner becomes, or expects to become, a Government Official in a position to take or influence official action for or against the Property, the Operations or this Agreement;

(e)
if it engages a Subcontractor or other third party to interact with others on its behalf, it will perform appropriate risk based anti-corruption due diligence on that Subcontractor or third party, will keep records of the same, and take reasonable measures to ensure they comply with sections 18.2(2)(a), 18.2(2)(b) and 18.2(2)(c); and

(f)	it will notify each other Party promptly upon becoming aware of any potential breach of sections 18.2(2)(a), 18.2(2)(b), 18.2(2)(c) or 18.2(2)(d).
(3)	Each Shareholder represents, warrants and agrees that, in connection with this Agreement, it will:
(a)
keep and maintain accurate and reasonably detailed books and financial records of expenses and receipts in connection with its performance under, and payments made or received in connection with, this Agreement; and

(b)
upon request, as soon as reasonably practicable but no later than five (5) Business Days, provide any information and reasonable assistance to another Party to audit any books and financial records to verify compliance with the representations, warranties and undertakings under this Agreement, and otherwise reasonably co-operate with any Party investigation of any related matters.

19.	Disputes and Arbitration
19.1	Disputes
If there is any Dispute between the Shareholders concerning or arising out of or in relation to this Agreement, whether before or after the expiration of this Agreement (including any Dispute as to whether any issue or matter is arbitrable), then a Shareholder may give to each other Party a notice (“Dispute Notice”) specifying the Dispute and requiring its resolution under this section 19. All Disputes must be resolved solely in accordance with this section 19.
19.2	Dispute Representatives to Seek Resolution
(1)
If the Dispute is not resolved within ten (10) Business Days after a Dispute Notice is given by a Shareholder to each other Party, each Shareholder must nominate one (1) representative from its senior management to resolve the Dispute (each, a “Dispute Representative”), who must negotiate in good faith using their respective commercially reasonable efforts to attain a resolution of the Dispute.

(2)
If the Dispute is not resolved within ten (10) Business Days of the Dispute being referred to the respective Dispute Representatives or a Shareholder fails to nominate a Dispute Representative, then any Shareholder may submit the Dispute to arbitration in accordance with section 19.3.

19.3	Arbitration
(1)	Any Dispute which has not been resolved under section 19.2 must be referred to and finally resolved by arbitration under the then current domestic commercial arbitration rules of the BCICAC (“Rules”).
(2)	The Parties agree that:
(a)	the seat, or legal place of arbitration, will be Vancouver, British Columbia. The language used in the arbitral proceedings will be English;
(b)
all arbitral proceedings will be private and confidential and may be attended only by the arbitrators, the Parties and their representatives, and witnesses to the extent they are testifying in the proceedings;

(c)
subject to section 19.3(2)(d), any Dispute will be heard by a single arbitrator and the Shareholders must attempt to agree upon a qualified individual to serve as arbitrator.  If the Shareholders are unable to so agree within twenty (20) Business Days of the first attempt by the Shareholders to select the arbitrator, then a Shareholder may request that the BCICAC select and appoint the arbitrator;

(d)
if any Shareholders’ claim or counterclaim equals or exceeds five million dollars ($5,000,000), exclusive of interest or legal fees, then the Dispute must be heard and determined by three (3) arbitrators and in the event that three (3) arbitrators will hear the Dispute, each Shareholder must, within twenty (20) Business Days after commencement of the arbitration, select one (1) person to act as arbitrator.  The two (2) arbitrators so selected must, within ten (10) Business Days of their appointment, select a third arbitrator who will serve as the chairperson of the arbitral panel;

(e)
if a Shareholder fails to appoint an arbitrator as required under section 19.3(2)(d), or if the arbitrators selected by the Shareholders are unable or fail to agree upon a third arbitrator within ten (10) Business Days of their appointment, then a Shareholder may request that the BCICAC select and appoint that arbitrator;

(f)	the arbitrator (or each of them as the case may be) must be independent of the Parties, a senior qualified and practising lawyer in Canada with expertise in the subject matter of the Dispute;
(g)
if an arbitrator dies, resigns, refuses to act, or becomes incapable of performing his or her functions as an arbitrator, then the BCICAC may declare a vacancy on the panel and the vacancy must be filled by the method by which that arbitrator was originally appointed;

(h)	the arbitral panel may determine all questions of law and jurisdiction (including questions as to whether or not a Dispute is arbitrable) and all matters of procedure relating to the arbitration;
(i)
arbitration will be the sole and exclusive forum for resolution of a Dispute and any award or determination of the arbitral panel will be final and binding upon the Parties in respect of all matters relating to the arbitration, the procedure, the conduct of the Parties during the proceedings and the final determination of the issues in the arbitration; and

(j)	there will be no appeal from any award or determination of the arbitral panel to any court and judgment on any arbitral award may be entered in any court of competent jurisdiction.

(3)
If for any reason the BCICAC cannot or does not make the appointment or appointments required under the Rules or this section 19, either Shareholders may apply to the Supreme Court of British Columbia to appoint the arbitrator or arbitrators, as the case may be.

(4)	No arbitration proceeding may be commenced under this section 19 unless commenced within the time period permitted for actions by the applicable statute of limitations.
(5)	All papers, notices or process pertaining to an arbitration under this Agreement may be served on a Party in accordance with section 20.
(6)
The Parties must treat as Confidential Information, in accordance with the provisions of section 17, the existence of the arbitral proceedings; written notices, pleadings and correspondence in relation to the arbitration; reports, summaries, witness statements, memorials, briefs and other documents prepared in respect of the arbitration; contemporaneous or historical documents exchanged or produced for the purposes of the arbitration; and the contents of any award or ruling made in respect of the arbitration. Notwithstanding the foregoing, a Shareholder may disclose such Confidential Information in judicial proceedings to enforce an award or ruling and as permitted under this section 19.

19.4	Inconsistency between Rules and Agreement
If there is a conflict between the provisions of this Agreement and the provisions of the Rules, then the provisions of this Agreement will prevail.
19.5	Effect of Arbitration
Nothing in this section 19 will prejudice the right of a Shareholder to institute legal proceedings to seek urgent interlocutory or declaratory relief. Subject to the foregoing, the arbitration will be the sole and exclusive forum for resolution of a Dispute and the award will be final and binding.
19.6	Enforcement
The award rendered by an arbitral panel may be enforced by an order or judgment of any court having jurisdiction or an application may be made to such court for acceptance of the award and an order of enforcement, as the case may be.
19.7	Performance of Obligations During Dispute
During the existence of any Dispute, the Parties must continue to perform all of their obligations under this Agreement which are not the subject of the Dispute without prejudice to their position in respect of such Dispute, unless the Shareholders otherwise agree.
19.8	Consolidation of Arbitration
If a Shareholder is or becomes involved in any arbitration proceeding with another Shareholder and with any Affiliate of another Shareholder, all such arbitrations may at such Shareholders' discretion be consolidated or joined with the other arbitration or arbitrations such that all Disputes between the Shareholders and any Affiliates of the Shareholders, are resolved by a single arbitral panel.
19.9	Expert Determination
If:
(1)	there is any Dispute as to the application of any industry or technical standard or any rules, practices or customs of any trade or profession;

(2)	the terms of this Agreement expressly provide that a Dispute will be resolved by an Expert; or
(3)	whenever, during the term of this Agreement, the Shareholders agree that a Dispute will be resolved by an Expert, then, notwithstanding any other provision of this section 19, the Dispute must be referred to an Expert for determination and sections 19.10 to 19.12 will apply in place of section 19.3.
19.10	Appointment of Expert
The procedure for the appointment of an Expert will be as follows:
(1)	the Shareholder wishing the appointment to be made must give notice in writing to that effect to the other Shareholder and give details of the Dispute which it proposes will be resolved by the Expert;
(2)
if the matter to be referred to the Expert is not resolved by the Shareholders within ten (10) Business Days from the date of the notice referred to in section 19.10(1), then representatives of the Shareholders must meet (either in person or by electronic means) and endeavour to agree upon a single Expert (who must be independent of the Parties and must have qualifications and experience appropriate to the subject matter of the Dispute) to whom the Dispute will be referred for determination; and

(3)
if within fifteen (15) Business Days of the notice referred to in section 19.10(1) the Shareholders fail to agree upon the appointment of a single Expert, then the Shareholders must request the BCICAC to appoint the Expert. If the then President of the BCICAC does not appoint the Expert within seven (7) Business Days of receiving the Shareholders' request, then either Shareholder may make an application to the Supreme Court of British Columbia for the selection of the Expert.

19.11	Instruction of Expert and Procedures
(1)	The Expert will be instructed to:
(a)	determine the Dispute within the shortest practicable time; and
(b)	deliver a report stating its opinion with respect to the Dispute setting out the reasons for the decision.
(2)
The Expert must determine the procedures for the conduct of the process in order to resolve the Dispute and must provide each Shareholder with a fair opportunity to make submissions in relation to the Dispute.

19.12	Determination of Expert
(1)
Any process or determination of the Dispute by the Expert will be made as an expert and not as an arbitrator and the determination of the Expert will be final and binding on the Shareholders without appeal so far as the law allows except in the case of manifest error or where either Shareholder has not been provided with a fair opportunity to make submissions in relation to the Dispute.

(2)	Except as provided otherwise in this Agreement:
(a)	each Shareholder must bear its own costs of and incidental to any proceedings under sections 19.10 to 19.12 (inclusive); and
(b)	the costs of the Expert will be borne by the Shareholders in equal shares.

20.	Notice
20.1	Form of Notice
A notice, demand, approval, consent or other communication required, given or made under this Agreement (“Notice” or “notice”) must be:
(1)	in writing; and
(2)	delivered by hand or by prepaid, registered or certified mail to the address or if sent electronically as an attachment to an email to the email or other internet address, specified in section 13.3.
20.2	Delivery
(1)	A Notice is effective:
(a)	if delivered by hand, on the date it is delivered to the addressee;
(b)	if mailed to an address in the city of postage, on the date which is three (3) Business Days after the date of postage; or
(c)	if mailed to a city in Canada (other than the city of postage), on the date which is seven (7) Business Days after the date of postage;
(d)	if mailed to a city outside of Canada, on the date which is ten (10) Business Days after the date of postage;
(e)	if sent electronically:
(i)	at the time shown in the delivery confirmation report generated by the sender's email system; or
(ii)
if the sender's email system does not generate a delivery confirmation report within twelve (12) hours of the time the email is sent, unless the sender receives a return email notification that the email was not delivered, undeliverable or similar, at the time which is twelve (12) hours from the time the email was sent, unless a later time is specified in the Notice.
(2)	A Notice received after 5 p.m. in the place of receipt is taken to be received on the next Business Day in the place of receipt.
(3)	A Party may, from time to time, notify the other Party in writing of any change to its details in section 13.3.
(4)	An email does not itself constitute a Notice but a Notice may be transmitted as an attachment to an email.
20.3	Address for Notice
(1)	Silver Bull’s delivery address and electronic mail address are:

Silver Bull Resources Inc.
Suite 1610, 777 Dunsmuir Street
Vancouver, British Columbia
Canada V7Y 1K4

Attention:  <@>
Email:  <@>
(2)	the Company’s delivery address and electronic mail address are:

Minera Metalin S.A. de C.V.
c/o South32 International Investment Holdings Pty Ltd
108 St Georges Terrace
Perth, Western Australia
Australia 6000
Attention:  <@>
Email:  <@>
(3)	South32’s delivery address and electronic mail address are:
South32 International Investment Holdings Pty Ltd
108 St Georges Terrace
Perth, Western Australia
Australia 6000

Attention:   <@> <@>
Email:   <@>.<@>@south32.net
21.	General
21.1	Parties
Where a Party comprises two or more persons, each of them is, to the extent permitted by Law, jointly and severally liable for the obligations and liabilities of that Party created by, arising under or in connection with this Agreement.
22.	Entire Agreement
This Agreement:
(1)	is the entire agreement and understanding between the Parties on everything connected with the subject matter of this Agreement; and
(2)	supersedes any prior agreement or understanding on anything connected with that subject matter.
22.2	No Third Party Beneficiaries
Except as expressly provided otherwise in this Agreement, this Agreement is for the sole benefit of the Shareholders, and no other person, including any creditor of any Shareholder, is intended to be a beneficiary of this Agreement or will have any rights under this Agreement.
22.3	Further Assurances
Each Shareholder must take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.
22.4	Amendment and variation
This Agreement may not be amended, modified, varied or supplemented except in writing signed by the Shareholders.

22.5	Consents or Approvals
Except where expressly specified otherwise in this Agreement, if the doing of any act, matter or thing under this Agreement is dependent on the consent or approval of a Shareholder or is within the discretion of a Shareholder, then the consent or approval may be given or the discretion may be exercised conditionally or unconditionally or withheld by the Shareholder in its absolute discretion.
22.6	Waiver
The Parties agree that:
(1)	a Party’s failure or delay to exercise a power or right does not operate as a waiver of that power or right;
(2)	the exercise of a power or right does not preclude either its exercise in the future or the exercise of any other power or right;
(3)	a waiver is not effective unless it is in writing; and
(4)	waiver of a power or right is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.
22.7	Survival
(1)
Sections 7.3, 8.7, 8.8, 13.3, 13.4, 13.5, 15.1, 16.11, 18 and 19 and all rights accrued prior to termination of this Agreement will not merge on termination of this Agreement, but will continue in full force and effect after any termination of this Agreement as will any other provision of this Agreement which expressly or by implication from its nature is intended to survive the termination of this Agreement.

(2)
Sections 16.10 and 17 will not merge on termination of this Agreement, but will continue in full force and effect after any termination of this Agreement and will survive in accordance with their terms.

22.8	Governing Law
(1)
This Agreement is solely governed by the law in force in British Columbia and the laws of Canada applicable in British Columbia without giving effect to the conflict of laws principles in British Columbia and without reference to the laws of any other jurisdiction.

(2)	Subject to section 19, each Party:
(a)
irrevocably and unconditionally submits to and accepts the exclusive jurisdiction of the courts exercising jurisdiction in British Columbia, and any court that may hear appeals from any of those courts, for any proceeding in connection with this Agreement, subject to the right to enforce a judgement obtained in any of those courts in any other jurisdiction; and

(b)	irrevocably waives any objection to the venue of any legal process commenced in the courts of British Columbia on any basis including that the process has been brought in an inconvenient forum.
22.9	Language
(1)
At the request of the Parties this Agreement has been drafted in the English language. If required by applicable Law, this Agreement may be translated into Spanish but in the event of any inconsistency between the Spanish version of this Agreement and the English version of this Agreement, the English version will prevail and govern.

(2)
All the documents, notices, waivers and other communications given or made between the Parties in connection with this Agreement must be in the English language unless the Parties agree to the use of Spanish for any or all communications.  In the event of a discrepancy between the English language version and the Spanish language translation of any document, notice, waiver or other communication, the English language version will prevail and govern.

22.10	Severability
(1)	If anything in this Agreement is unenforceable, illegal or void then it is severed and the rest of this Agreement remains in force.
(2)
Where a provision of this Agreement is prohibited or unenforceable, the Parties must negotiate in good faith to replace the invalid provision by a provision which is in accordance with the applicable Law and which must be as close as possible to the Parties’ original intent and appropriate consequential amendments (if any) will be made to this Agreement.

22.11	Successors and Assigns
This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.
22.12	Counterparts
This Agreement may be executed in any number of counterparts.  Each counterpart is an original, but the counterparts together are one and the same document.  This Agreement is binding on the Parties on the exchange of counterparts.  A copy of a counterpart sent by facsimile machine or by electronic mail:
(1)	must be treated as an original counterpart;
(2)	is sufficient evidence of the execution of the original; and
(3)	may be produced in evidence for all purposes in place of the original.
22.13	Execution – Authorized Officer to Sign
Each person signing this Agreement as an authorized officer of a Party hereby represents and warrants that he or she is duly authorized to sign this Agreement for that Party and that this Agreement will, upon having been so executed, be binding on that Party in accordance with its terms.
 [Signatures on Next Page]

Executed as an agreement as of the Effective Date.

South32 International Investment Holdings Pty Ltd.
By:
Name:
Title:

Silver Bull Resources Inc.
By:
Name:
Title:

Minera Metalin S.A. de C.V.
By:
Name:
Title:

Schedule 1
Property

Concession Number	Concession Name	Concession Area (Ha)	Grant Date	Expiry Date
235371	Sierra Mojada	4818.4850	17-Nov-2009	18-Nov-2043
245217	Dormidos	405.0000	09-Apr-2016	09-Apr-2057
245216	Cola Sola	622.0000	23-Aug-2011	22-Aug-2061
235372	Sierra Mojada Fraccion I	0.0472	17-Nov-2009	29-Nov-2043
235373	Sierra Mojada Fraccion II	0.0082	18-Nov-2009	29-Nov-2043
235374	Sierra Mojada Fraccion III	0.3287	18-Nov-2009	29-Nov-2043
235375	Sierra Mojada Fraccion IV	1.1835	18-Nov-2009	29-Nov-2043
212169	Esmeralda	117.5025	22-Sep-2000	21-Sep-2050
238678	Esmeralda I	95.5320	11-Oct-2011	30-Mar-2050
238679	Esmeralda I Fraccion I	0.7404	11-Oct-2011	30-Mar-2050
238680	Esmeralda I Fraccion II	0.0349	11-Oct-2011	30-Mar-2050
220569	La Blanca	33.5044	28-Aug-2003	27-Aug-2053
160461	Fortuna	13.9582	21-Aug-1974	21-Aug-2024
236714*	Vulcano	4.5996	25-Aug-2010	24-Aug-2060
169343*	Unificacion Mineeros Norteños	336.7905	11-Nov-1981	10-Nov-2031
223093	Los Ramones	8.6039	15-Oct-2004	14-Oct-2054
224873	Volcan Dolores	10.4946	16-Jun-2005	15-Jun-2055
236837*	Veta Rica o La Inglesa	10.9877	07-Sep-2010	06-Sep-2060
195811	Olympia	8.9747	22-Sep-1992	21-Sep-2042
239512	Alote Fracc. VI	7.5366	15-Dec-2011	14-Dec-2061
To be determined	Alote Fraccion II	2251.7523	To be determined	To be determined
To be determined	San Antonio	68	To be determined	To be determined

Area of Interest

Schedule 2
Royalty Agreement
This Agreement dated as of <@>, 20<@>.
Between:
Minera Metalin S.A. DE C.V., a company duly incorporated under the laws of Mexico having an office at <@>
(“Company”)
And:
<*insert name of Royalty Holder>, <@>, having an office at <@>, <@>.
(“Royalty Holder”)
Introduction
A.	By a Shareholders Agreement dated <@> <@>, 20<@> between, among others, the Royalty Holder (as shareholder) and the Company, the Company agreed to grant to the Royalty Holder a royalty.
B.	The Parties have agreed to enter into this Agreement to evidence the terms and conditions upon which the Royalty Holder is entitled to receive the royalty described in Introduction A.
In consideration of, among other things, the mutual promises contained in this Agreement, the Parties agree:
1. Definitions and Interpretation
1.1	Unless the context otherwise requires, in this Agreement:
(1)
“Affiliate” means any person which directly or indirectly controls, is controlled by, or is under common control with, a Party. For purposes of the preceding sentence, “control” means, in relation to any person, possession, directly or indirectly, of the power to direct or cause direction of management and policies of that person through ownership of voting securities, contract, voting trust or otherwise;

(1)	“Agreement” means this document including any schedule or appendix to it;
(2)	“Allowable Deductions” means:
(a)
all costs, Penalties, fees, expenses, charges, and deductions, including tolling charges or deductions, representation expenses, metal losses, umpire charges, assaying and sampling charges, smelting costs and treatment charges, that are incurred by the Company and its Affiliates relating to smelting or refining Mineral Products. In the case of leaching operations or other solution mining techniques, where the metal being treated is precipitated or otherwise directly derived from such leach solution, all processing and recovery costs incurred beyond the point at which the metal being treated is in solution will be considered as treatment charges (it being agreed and understood, however, that such processing and recovery costs will not include the cost of mining, crushing, preparation, distribution of leach solutions or other mining and preparation costs up to the point at which the metal goes into solution);

(b)	all handling and incidental costs and expenses including banking, weighing, loading, unloading, stockpiling and storage;
(c)
all costs, expenses and charges that are incurred by the Company and its Affiliates relating to transportation (including insurance, shipping, freight, handling, loading, port, demurrage, security, delay and forwarding expenses and transaction taxes) of the Mineral Products from the Property, a mill or other place of ore treatment to a smelter or refinery, including such costs, expenses, and charges related to transportation from any such facility to another, and from there to the place or places of storage and sale to the place where sold, and will include costs or charges of any nature for or in connection with insurance, storage or representation at a smelter or refinery for Mineral Products;

(d)	all sales and marketing, representation, agency and brokerage costs and commissions incurred by the Company or its Affiliates in selling or otherwise disposing of Mineral Products;
(e)	administrative and other general overhead costs that are directly attributable and reasonably allocable to the costs set out in sections 1.1(1)(a) to 1.1(1)(d);
(f)	Carried Forward Deductions;
(g)
all sales, production, extraction, net proceeds, use, gross receipts, severance, ad valorem, value added tax, excise, export, import and other taxes, custom duties, governmental royalties and other governmental charges, if any, payable by the Company or its Affiliates with respect to the existence, severance, production, removal, sale, import, export, transportation, or disposition of ore, concentrates, doré, refined gold, refined silver, or other Mineral Products produced from the Property or in respect of the Royalty, but excluding taxes based on net or gross income and like taxes, the value of the Property and any value added or other taxes that are recoverable by the Company or its Affiliates; and

(h)
any other incidental charge or expense incurred between the outer boundary of, or adjacent to, the Property up to the point of delivery of the Mineral Products into a smelter, refinery or other processing facility, including on-site transport and storage;

Notwithstanding the foregoing and irrespective of whether Mineral Product is processed on or off the Property in a facility wholly or partially owned by the Company or a shareholder of the Company or by an Affiliate of the Company or an Affiliate of a shareholder of the Company, Allowable Deductions will not include any costs that are in excess of those which would be incurred on an arm’s length basis, or which would not be Allowable Deductions if that Mineral Product was processed by an independent third party;
(3)	“Average Spot Price” for any expired Quarter means:
(a)
in respect of Gold, the arithmetic average of the mean of the London AM and PM Price Fix for each day of the expired Quarter on which the London Bullion Market Association fixes a spot price per Troy ounce of Gold in United States dollars as published in Metal Bulletin;

(b)
in respect of Silver, the arithmetic average of the London Price Fix for each day of the expired Quarter on which the London Bullion Market Association fixes a spot price per Troy ounce of Silver in United States dollars as published in Metal Bulletin;

(c)
in respect of other precious Metals, the arithmetic average of the price of Metal quoted in United States dollars and published in the Metal Bulletin, for each day of the expired Quarter on which the price of the precious metal is quoted;

(d)
in respect of Copper, the arithmetic average of the LME Grade A Cash Settlement Price for copper in United States dollars as published in Metal Bulletin, for each Business Day of the expired Quarter; and

(e)
in respect of any other Mineral, the arithmetic average of the price in United States dollars of such Mineral for each Business Day of the expired Quarter, where such price is arrived at using global industry standards for establishing the average spot price of any other such Mineral as published in Metal Bulletin;

(4)	“BCICAC” means the British Columbia International Commercial Arbitration Centre or any person which replaces it or which substantially succeeds to its powers or functions;
(5)	“Business Day” means a day that is not a Saturday, Sunday or any other day which is a public holiday or a bank holiday in the place where an act is to be performed or a payment is to be made;
(6)
“Carried Forward Deduction” means the amount of Allowable Deductions that exceeds the Gross Proceeds in a Quarter, which may then be carried forward and deducted from Gross Proceeds in subsequent Quarters;

(7)	“Consumption Tax” means:
(a)
in the case of Canada, the tax payable under Part IX of the Excise Tax Act, R.S.C. 1985, c. E 15, as amended and any harmonized sales tax or provincial sales tax in jurisdictions in which it is applicable;

(b)	in the case of a jurisdiction other than Canada, any goods and services tax, value added tax, sales tax or similar tax levied by a Governmental Authority;
(8)	“Dispute” means a dispute, controversy or claim arising out of or in relation to this Agreement including in relation to its existence, validity, interpretation, performance, breach or termination;
(9)	“Dispute Notice” has the meaning given in section 8.1;
(10)	“Dispute Representative” has the meaning given in section 8.2;
(11)
“Governmental Authority” means any foreign, domestic, national, federal, provincial, territorial, state, regional, municipal or local government or authority, quasi government authority, fiscal or judicial body, government or self regulatory organization, commission, board, tribunal, organization, or any regulatory, administrative or other agency, or any political or other subdivision, department, or branch of any of the foregoing;

(12)	“Gross Proceeds” means, subject to sections 4.9 and 4.10, in respect of an expired Quarter the aggregate of:
(a)
the sale proceeds that are actually received by the Company (or an Affiliate of the Company) from the sale (whether immediate or for future delivery) during the expired Quarter of all Mineral Product extracted from the Property where the sale is effected on an arms-length basis on normal commercial terms; or

(b)
if sales are effected by the Company (or an Affiliate of the Company) on any other basis than on an arms-length basis on normal commercial terms, or if Mineral Product extracted from the Property is disposed of by the Company (or an Affiliate of the Company) otherwise than by sale (whether immediate or for future delivery) during the expired Quarter, an amount equal to the Average Spot Price multiplied by the quantity of the Mineral Product extracted from the Property so sold or otherwise disposed of by the Company (or an Affiliate of the Company) during the expired Quarter;

(13)	“IFRS” means the international financial reporting standards adopted by the International Accounting Standards Board, as amended from time to time or any successor standards;
(14)
“Interest Rate” means that rate which is 2 percentage points higher than the prime rate of the Royal Bank of Canada on the due date for payment or, if the prime rate is not published on that day, on the day before the due date for payment on which the prime rate was most recently published;

(15)
“Metal” means any metallic element in whatever form and however contained, including, by way of example, gold, silver, platinum, palladium, copper, zinc, nickel, iron, lead, cobalt, titanium, iridium and uranium;

(16)
“Minerals” means any naturally occurring substance including gold, all other Metals, coal, all other hydrocarbons, and all industrial minerals, including, diamonds, evaporates, limestone, rock, gravel, sand and clay;

(17)
“Mineral Product” means all Metals, Minerals or other product extracted for use or commercial sale which is produced or extracted by or on behalf of the Company or an Affiliate of the Company from the Property (whether in concentrate or otherwise) but excluding any Minerals or Metals that are associated with or contained in the product that is extracted for use or commercial sale and for which the Company or its Affiliate receives no credit;

(18)
“Mineral Rights” means prospecting licences, exploration licences, mining leases, mining licences, mineral concessions and claims and other forms of mineral tenure or other rights to minerals, or to work upon lands for the purpose of searching for, developing or extracting minerals under any form of mineral title recognized under applicable law in Mexico whether contractual, statutory or otherwise;

(19)	“Net Smelter Returns” means the Gross Proceeds derived from the sale or disposition of Mineral Product less Allowable Deductions;
(20)
“NI 43-101” means National Instrument 43-101, "Standards of Disclosure for Mineral Projects" published by the Canadian Securities Administrators, as amended from time to time, as amended from time to time or any successor instrument, rule or policy;

(21)	“Offer” has the meaning given in section 7.1;
(22)	“Party” means either the Company or the Royalty Holder, as the context requires;
(23)	“Parties” means the Company and the Royalty Holder;

(24)
“Penalty” or “Penalties” means a charge or charges made by a refinery, smelter or other processing facility, in addition to normal refining costs, for removing from the Mineral Product Minerals or other substances which are deleterious to the smelting and refining processes or where the cost of the removal exceeds the value of those Minerals or other substances;

(25)	“Property” means the Mineral Rights as described in Schedule 1, together with any present or future renewal or extension of any of those Mineral Rights;
(26)	“Proposed Assignee”, as the context requires, means:
(a)	the independent third party referred to in section 7.1(1); or
(b)	the person referred to in section 7.1(2);
(27)	“Quarter” means a period of 3 calendar months ending on 31 March, 30 June, 30 September, or 31 December and “Quarterly” has a corresponding meaning;
(28)	“Royalty” means the percentage of the Net Smelter Returns to which the Royalty Holder is entitled under section 2;
(29)	“Royalty Records” means the books, accounts and records maintained by or on behalf of the Company or an Affiliate of the Company showing reasonable detail in relation to:
(a)	the quantity of Mineral Products sold in each Quarter;
(b)	the calculation of each component of the Royalty for each Quarter;
(c)	the payment of the Royalty in each Quarter; and
(d)
where there is any co-mingling in a Quarter of Mineral Products with materials extracted from land outside the boundaries of the Property, the measures, moistures and assays of the Minerals and substances in the Mineral Products extracted and recovered from the Property prior to the co-mingling;

(30)	“Royalty Statement” has the meaning given in section 4.2;
(31)	“Rules” has the meaning given in section 8.4;
(32)	“Trading Activities” has the meaning given in section 4.9.
1.2	Unless the context otherwise requires, in this Agreement:
(1)	the singular includes the plural and conversely and a gender includes all genders;
(2)	if a word or phrase is defined, its other grammatical forms have a corresponding meaning;
(3)	a reference to a person, corporation, trust, partnership, joint venture, unincorporated body or other entity includes any of them;
(4)	a reference to a section, schedule or appendix is a reference to a section of or a schedule or appendix to this Agreement;

(5)
a reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced except to the extent prohibited by this Agreement or that other agreement or document;

(6)
a reference to a party to an agreement (including this Agreement) or document includes the party’s successors and permitted substitutes (including persons taking by novation) or assigns (and, where applicable, the party’s legal personal representatives);

(7)
a reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation, code, by-law, ordinance or statutory instrument issued under it;

(8)	a reference to dollars and $ is to the currency of the United States of America;
(9)	the word “including” means “including without limitation” and “include” and, “includes” will be construed similarly;
(10)	headings and any table of contents or index are for convenience only and do not form part of this Agreement or affect its interpretation;
(11)
a provision of this Agreement must not be construed to the disadvantage of a Party merely because that Party was responsible for the preparation of this Agreement or the inclusion of the provision in this Agreement;

(12)	if an act must be done on a specified day which is not a Business Day, it must be done instead on the next Business Day; and
(13)
a reference to anything (including a right, obligation or concept) includes a part of that thing, but nothing in this section 1.2(13) implies that performance of part of an obligation constitutes performance of the obligation.

2.	Royalty
The Company must pay to the Royalty Holder a royalty equal to 2% of the Net Smelter Returns, on the terms and conditions specified in this Agreement.
3.	Operations on the Property
3.1	The Company (and any Affiliate of the Company):
(1)
may, but is not obliged to, treat, mill, sort, concentrate, refine, or otherwise process, beneficiate or upgrade the ores, concentrates, and other products at sites located on or off the Property, prior to sale, transfer, or conveyance to a purchaser, user, or consumer;

(2)
will have complete discretion concerning the nature, timing and extent of all exploration, development, mining, treating, milling and other operations conducted on or in relation to the Property and may suspend or cease operations and production on the Property at any time it considers prudent or appropriate to do so. Neither the Company nor any Affiliate of the Company will owe the Royalty Holder any duty to explore, develop or mine the Property, or to do so at any rate or in any manner other than that which the Company or any Affiliate of the Company may determine in its sole and unfettered discretion; and

(3)
is not liable for any mineral or commercial value lost in processing ores, concentrates, and Mineral Products extracted from the Property under sound mining practices and procedures and no royalty is due on any such lost value.

3.2
Co-mingling of Mineral Product from the Property with other ores, concentrates, mineral products, Metals and Minerals produced elsewhere is permitted as long as reasonable and customary procedures are established for the weighing, sampling, assaying and other measuring or testing necessary to fairly allocate valuable metals contained in such Mineral Product and in the other ores, concentrates, mineral products, Metals and Minerals.

4.	Payments
4.1	The obligation to pay the Royalty will accrue upon the first receipt by the Company (or by an Affiliate of the Company) of payment from the sale of the Mineral Product.
4.2
The Royalty, will be due and payable Quarterly on the last day of the month next following the end of the Quarter in which the same accrued. Royalty payments will be accompanied by a statement (a “Royalty Statement”) showing in reasonable detail:

(1)	the quantities and grades of Mineral Product sold or deemed sold by the Company (or its Affiliate) in the preceding Quarter;
(2)	the Gross Proceeds for the preceding Quarter;
(3)	the applicable Allowable Deductions for the preceding Quarter;
(4)	any Carried Forward Deductions; and
(5)	other pertinent information in sufficient detail to explain the calculation of the Royalty payment.
4.3
If the Company (or any Affiliate of the Company) is legally required to directly remit to any Governmental Authority any Consumption Tax imposed in respect of a Royalty payment or to deduct any other tax, duty, levy, impost, deduction, charge or withholding from that payment, then the amount of the Consumption Tax or the deduction is for the account of the Royalty Holder.

4.4
If any Party fails to pay any sum payable by it under or in accordance with this Agreement that Party must pay simple interest on that sum from the due date for payment until that sum is paid in full at the rate per annum which is the Interest Rate on the date on which the payment was due calculated daily.  The right to require payment of interest under this section 4.4 is without prejudice to any other rights the non-defaulting Party may have against the defaulting Party under this Agreement, at law or in equity.

4.5
Each Royalty payment will be considered final and in full satisfaction of all obligations of the Company with respect to that payment, unless the Royalty Holder gives the Company written notice describing and setting out a specific objection to the determination of that Royalty payment within six (6) months after receipt by the Royalty Holder of the respective Royalty Statement.

4.6
If the Royalty Holder objects to a particular Royalty Statement, then the Royalty Holder may, for a period of thirty (30) days after the Company’s receipt of notice of such objection, upon reasonable notice and at a reasonable time, have the Company’s Royalty Records (including mining and production records) relating to the calculation of the Royalty payment in question audited by a chartered accountant selected by the Royalty Holder and who enters into a confidentiality undertaking with the Company substantially in the terms of section 6. The Royalty Holder must ensure that a copy of the report of the auditor is provided to the Company as soon as practicable.

4.7
If an audit conducted in accordance with section 4.6 determines that there has been a deficiency or an excess in the payment made to the Royalty Holder (and as long as the Company has been provided with a copy of the report of the auditor and has not disputed the auditor’s findings by giving a Dispute Notice to the Royalty Holder within sixty (60) days of receiving that report), such deficiency or excess will be resolved by adjusting the next Quarterly Royalty payment due under this Agreement. If production has ceased, settlement will be made between the Parties by cash payment. The Royalty Holder will pay all costs of such audit unless a deficiency of five percent (5%) or more of the amount due to the Royalty Holder is determined to exist. The Company will pay the costs of such audit if a deficiency of five percent (5%) or more of the amount due is determined to exist. Failure on the part of the Royalty Holder to make claim on the Company for adjustment within the period of six (6) months specified in section 4.5 will establish the correctness of the payment and preclude the making of any claims for adjustment of the Royalty payment.

4.8
Subject to section 4.3, payments under this Agreement will be made in United States dollars without demand, notice, set-off, or reduction, by wire transfer in good, immediately available funds, to such account or accounts as the Royalty Holder may designate pursuant to wire instructions provided by the Royalty Holder to the Company not less than five (5) days prior to the dates upon which such payments are to be made.

4.9
The Company (and any of its Affiliates) will have the right to market and sell the Mineral Product in any manner it may elect, and will have the right to engage in forward sales, futures trading or commodity options trading and other price hedging, price protection, and speculative arrangements (“Trading Activities”) which may involve the possible physical delivery of Mineral Product. The Royalty will not apply to, and the Royalty Holder will not be entitled to participate in, the proceeds generated by the Company, a shareholder of the Company, or an Affiliate of either in Trading Activities or in the actual marketing or sales of Mineral Product.

4.10
In determining the Royalty, the Company will not be entitled to deduct from the Gross Proceeds any losses suffered by the Company, a shareholder or an Affiliate in Trading Activities.  If the Company (or any Affiliate) engages in Trading Activities in respect of Mineral Product, then the Gross Proceeds will be determined as set out in section 1.1(12)(b).

4.11	All Royalty Records must be kept in accordance with IFRS.
4.12
For the purpose of determining the Gross Proceeds, all receipts and disbursements in a currency other than United States dollars must be converted into United States dollars on the day of receipt or disbursement (at the average rate for the month of receipt or disbursement) as the case may be, all such conversions being determined using the daily mid-point rate for the relevant currency exchange provided by the Bank of Canada noon rates.

5.	Other Interests
This Agreement and the rights and obligations of the Parties under it are limited to the Royalty. For the avoidance of doubt, it is acknowledged and agreed that each Party will have the free and unrestricted right to enter into, conduct and benefit from any and all business ventures of any kind whatsoever (including, in the case of the Company, business ventures in respect of any Mineral Right held by the Company or any of its Affiliates that lies wholly or partially within the boundaries of the Property or that lies outside and adjoins such boundaries), whether or not competitive with any other activities undertaken by itself or the other Party, without disclosing such business ventures to the other Party or inviting or allowing the other to participate in those business ventures.
6.	Assignment
6.1
Subject to section 7, the Royalty Holder may assign all (but not less than all) of the Royalty but no such assignment will be effective against the Company until the assignee or transferee has delivered to the Company a written and enforceable undertaking, by which such assignee or transferee agrees with the Company to be bound by all of the terms and conditions of this Agreement.

6.2
The Company may assign all or any portion of its interest in and to the Property but such assignment will not (except where the assignment is by way of security) be effective until the assignee has delivered to the Royalty Holder a written and enforceable undertaking agreeing to be bound, to the extent of the interest assigned, by all of the terms and conditions of this Agreement.

6.3	For the purposes of this section 6 and section 7, to “assign” and inflexions of “assign” means to sell, assign, transfer, encumber or otherwise dispose of.
7.	Right of First Refusal
7.1	If the Royalty Holder:
(1)
receives a bona fide offer from an independent third party dealing at arm’s length with the Royalty Holder to purchase or take an assignment of the Royalty, which offer the Royalty Holder desires to accept; or

(2)	intends to assign the Royalty to any person,
then the Royalty Holder must first offer (“Offer”) the Royalty in writing to the Company upon terms no less favourable than those offered by the Proposed Assignee or intended to be offered by the Royalty Holder, as the case may be.
7.2
The Offer must specify the price and terms and conditions of such assignment, the name of the Proposed Assignee (which will, in the case of an intended offer by the Royalty Holder, mean the person or persons to whom the Royalty Holder intends to offer the Royalty) and, if the offer received by the Royalty Holder from the Proposed Assignee provides for any consideration payable to the Royalty Holder otherwise than in cash, then the Offer must include the Royalty Holder’s reasonable estimate of the cash equivalent of the non-cash consideration.

7.3
Within fourteen (14) days after receipt of the Offer the Company may object in writing to the determination of the cash equivalent of the non-cash consideration (which is included within the Offer as required by section 7.2) and upon such an objection being made the Parties must seek to agree upon that cash equivalent but if they cannot reach agreement within fourteen (14) days after the date of objection, then that cash equivalent will constitute a Dispute to be resolved in accordance with section 8 (the cost of which determination must be borne, if the cash value determined is less than that determined by the Royalty Holder, by the Royalty Holder and in any other case by the Company).

7.4
If within a period of sixty (60) days of the receipt of the Offer, the Company notifies the Royalty Holder in writing that it or its nominee will accept the Offer, then the Royalty Holder will be bound to assign the Royalty to the Company or its nominee (as the case may be) and the Company or its nominee (as the case may be) will be bound to purchase the Royalty on the terms and conditions of the Offer.

7.5
If the Company fails to notify the Royalty Holder before the expiration of the period specified in section 7.4 that it or its nominee will purchase the Royalty offered, then the Royalty Holder may assign the Royalty to the Proposed Assignee at the price and on the terms and conditions specified in the Offer for a period of sixty (60) days.

7.6	Sections 7.1 to 7.5 (inclusive) will again apply to the Royalty if the assignment to the Proposed Assignee is not completed within sixty (60) day period specified in section 7.5.
7.7
Any assignment under this section 7 will be conditional upon the Proposed Assignee delivering a written agreement to the Company, in form and content satisfactory to the Company, by which the Proposed Assignee agrees with the Company to be bound by the terms and conditions of this section 7 and this Agreement.

8.	Dispute Resolution
8.1
If there is any Dispute between the Parties concerning or arising out of or in relation to this Agreement (including any Dispute as to whether any issue or matter is arbitral), then a Party may give to the other Party a notice (“Dispute Notice”) specifying the Dispute and requiring its resolution under this section 8. All Disputes must be resolved solely in accordance with this section 8.

8.2
If the Dispute is not resolved within fourteen (14) days after a Dispute Notice is given by a Party to the other Party, each Party must nominate one (1) representative from its senior management to resolve the Dispute (each, a “Dispute Representative”), who must negotiate in good faith using their respective commercially reasonable efforts to attain a resolution of the Dispute.

8.3
If the Dispute is not resolved within fourteen (14) days of the Dispute being referred to the respective Dispute Representatives, then any Party may submit the Dispute to arbitration in accordance with the remaining provisions of this section 8.

8.4	Any Dispute which has not been resolved under section 8.2 must be referred to and finally resolved by arbitration under the then current domestic commercial arbitration rules of the BCICAC (“Rules”).
8.5	The Parties agree that:
(1)	the seat, or legal place of arbitration, will be Vancouver, British Columbia. The language used in the arbitral proceedings will be English;
(2)
all arbitral proceedings will be private and confidential and may be attended only by the arbitrators, the Parties and their representatives, and witnesses to the extent they are testifying in the proceedings;

(3)
subject to section 8.5(4), any Dispute will be heard by a single arbitrator and the Parties must attempt to agree upon a qualified individual to serve as arbitrator.  If the Parties are unable to so agree within thirty (30) days of the first attempt by the Parties to select the arbitrator, then the arbitrator will be selected and appointed by the BCICAC;

(4)
if any Party's claim or counterclaim equals or exceeds five million dollars ($5,000,000), exclusive of interest or legal fees, then the Dispute must be heard and determined by three (3) arbitrators and in the event that three (3) arbitrators will hear the Dispute, each Party must, within thirty (30) days after commencement of the arbitration, select one (1) person to act as arbitrator.  The two (2) arbitrators so selected must, within fourteen (14) days of their appointment, select a third arbitrator who will serve as the chairperson of the arbitral panel;

(5)
if a Party fails to appoint an arbitrator as required under section 8.5(4), or if the arbitrators selected by the Parties are unable or fail to agree upon a third arbitrator within fourteen (14) days of their appointment, then that arbitrator will be selected and appointed by the BCICAC;

(6)	the arbitrator (or each of them as the case may be) must be independent of the Parties, a senior qualified and practising lawyer in Canada with expertise in the subject matter of the Dispute;
(7)
if an arbitrator dies, resigns, refuses to act, or becomes incapable of performing his or her functions as an arbitrator, then the BCICAC may declare a vacancy on the panel and the vacancy must be filled by the method by which that arbitrator was originally appointed;

(8)	the arbitral panel may determine all questions of law and jurisdiction (including questions as to whether or not a Dispute is arbitrable) and all matters of procedure relating to the arbitration;
(9)
the fees of the arbitrator or arbitral panel (as the case may be) will be paid by both Parties in equal shares during the course of the arbitration but upon final award being rendered in respect of the Dispute, the Party not substantially prevailing will pay all costs and reimburse all arbitration costs, including the amounts paid by the substantially prevailing Party, subject to the contrary decision of the arbitrator or arbitral panel (as the case may be);

(10)
arbitration will be the sole and exclusive forum for resolution of a Dispute and any award or determination of the arbitral panel will be final and binding upon the Parties in respect of all matters relating to the arbitration, the procedure, the conduct of the Parties during the proceedings and the final determination of the issues in the arbitration; and

(11)	there will be no appeal from any award or determination of the arbitral panel to any court and judgment on any arbitral award may be entered in any court of competent jurisdiction.
8.6
If for any reason the BCICAC cannot or does not make the appointment or appointments required under the Rules or this section 8, either Party may apply to the Supreme Court of British Columbia to appoint the arbitrator or arbitrators, as the case may be.

8.7	No arbitration proceeding may be commenced under this section 8 unless commenced within the time period permitted for actions by the applicable statute of limitations.
8.8	All papers, notices or process pertaining to an arbitration under this Agreement may be served on a Party in accordance with section 10.
8.9
The Parties must treat as Confidential Information, in accordance with the provisions of section 9, the existence of the arbitral proceedings; written notices, pleadings and correspondence in relation to the arbitration; reports, summaries, witness statements, memorials, briefs and other documents prepared in respect of the arbitration; contemporaneous or historical documents exchanged or produced for the purposes of the arbitration; and the contents of any award or ruling made in respect of the arbitration. Notwithstanding the foregoing, a Party may disclose such confidential information in judicial proceedings to enforce an award or ruling and as permitted under this section 8.

8.10	If there is a conflict between the provisions of this Agreement and the provisions of the Rules, then the provisions of this Agreement will prevail.
8.11
Nothing in this section 8 will prejudice the right of a Party to institute legal proceedings to seek urgent interlocutory or declaratory relief. Subject to the foregoing, the arbitration will be the sole and exclusive forum for resolution of a Dispute and the award will be final and binding.

8.12
The award rendered by an arbitrator or arbitral panel (as the case may be) may be enforced by an order or judgment of any court having jurisdiction or an application may be made to such court for acceptance of the award and an order of enforcement, as the case may be.

9.	Confidentiality
9.1
The existence and terms of this Agreement, any draft of this Agreement and all information (whether embodied in tangible or electronic form) obtained by the Royalty Holder in or from Royalty Records, Royalty Statements or otherwise relating to the Royalty or to the business and activities of the Company or any of its Affiliates or any other person in relation to the Property, any Mineral Right held by the Company (or an Affiliate) or any Mineral Product, all of which will, for the purposes of this section 6, be referred to as “Confidential Information”, must be treated by the Royalty Holder as confidential and must not be disclosed to any person, except in the following circumstances:

(1)
the Royalty Holder may disclose the Confidential Information to its auditors, legal counsel, institutional lenders, brokers, underwriters and investment bankers, as long as such non-party users are advised of the confidential nature of the Confidential Information, undertake to maintain the confidentiality of it and are strictly limited in their use of the Confidential Information to those purposes necessary for such non-party users to perform the services for which they were retained by the Royalty Holder;

(2)
the Royalty Holder may disclose the Confidential Information to a bona fide purchaser (whether actual or prospective) of all or part of the Royalty Holder’s rights under this Agreement or to a bona fide financier (whether actual or prospective) as long as such purchaser or financier has first entered into a covenant in favour of the Company to preserve the confidentiality of the Confidential Information to be disclosed in a manner at least as onerous on the purchaser or financier as this section 6 is onerous on the Royalty Holder;

(3)
the Royalty Holder may disclose the Confidential Information where that disclosure is necessary to comply with its disclosure obligations and requirements under any securities law, rules or regulations or stock exchange listing agreements, policies or requirements, as long as the proposed disclosure is limited to factual matters and that the Royalty Holder will have availed itself of the full benefits of any laws, rules, regulations or contractual rights as to disclosure on a confidential basis to which it may be entitled; or

(4)	with the prior written approval of the Company.
9.2	Any Confidential Information that becomes part of the public domain by no act or omission in breach of this section 6 will cease to be Confidential Information for the purposes of this section 6.
9.3
Section 9.1 does not restrict the disclosure or use of Confidential Information for the purposes of, and to the extent required in connection with, legal action to enforce rights under, or to seek remedies in connection with, this Agreement.

9.4
If requested in writing, the Company will provide the Royalty Holder, at the Royalty Holder’s expense, with such data or reports regarding mineral resources and reserves that are subject to the Royalty as are in the Company’s or its Affiliates’ possession and which may be reasonably required by the Royalty Holder to comply with the requirements under NI 43-101 or similar legal requirements applicable to Royalty Holder.  No representation or warranty is or will be made by the Company or its Affiliates with respect to the accuracy or completeness of such data or reports or the interpretation or conclusions drawn by the Royalty Holder or its Affiliates from such data or reports, nor with respect to the disclosure of such information by the Royalty Holder or its Affiliates, and the Royalty Holder acknowledges that the Company will not be responsible for any liability of the Royalty Holder or its Affiliates arising out of or with respect to the disclosure of such information by Royalty Holder.

10.	Notices
10.1
A notice, demand, consent or other communication required, given or made under this Agreement (“Notice”) must be in writing, signed by the sender and either left at the delivery address or sent to the addressee by mail, email or facsimile. If it is sent by mail, it is taken to have been received five (5) Business Days after it is posted.  If it is sent by facsimile, it is taken to have been received at the time shown in the transmission report as the time the facsimile was received.  If it is sent by email it is taken to have been received only when acknowledged by an addressee. Each Party’s delivery address, email address and facsimile number will be as specified in section 10.2 or as notified in writing from time to time.

10.2	Each Party’s delivery address, facsimile number and electronic mail address are:
(1)	in the case of the Company:

Mineral Metalin S.A. DE C.V.
<@> <@>
<@> <@>
<@> <@>

Attention:   Chief Executive Officer
Fax No.:    (<@>) <@> <@>
Email:       <@>@<@> <@>
(2)	in the case of the Royalty Holder:

<*insert name of Royalty Holder>
<*insert address>
<@>, <@>
<@> <*insert zip>

Attention:  Chief Executive Officer
Fax No.:   (<@>) <@>-<@>
Email:       <@>@<@>.<@>
11.	General
11.1
At the request of the Parties this Agreement has been drafted in the English language. If required by applicable Law, this Agreement may be translated into Spanish but in the event of any inconsistency between the Spanish version of this Agreement and the English version of this Agreement, the English version will prevail and govern.

11.2
All the documents, notices, waivers and other communications given or made between the Parties in connection with this Agreement must be in the English language unless the Parties agree to the use of Spanish for any or all communications.  In the event of a discrepancy between the English language version and the Spanish language translation of any document, notice, waiver or other communication, the English language version will prevail and govern.

11.3
Except for matters of title to the Property or its assignment or transfer, which will be governed by the law of its situs, this Agreement is solely governed by the law in force in British Columbia and the laws of Canada applicable in British Columbia without giving effect to the conflict of laws principles in British Columbia and without reference to the laws of any other jurisdiction.

11.4	Subject to section 7, each Party:
(1)
irrevocably and unconditionally submits to and accepts the exclusive jurisdiction of the courts exercising jurisdiction in British Columbia, and any court that may hear appeals from any of those courts, for any proceeding in connection with this Agreement, subject to the right to enforce a judgement obtained in any of those courts in any other jurisdiction; and

(2)	irrevocably waives any objection to the venue of any legal process commenced in the courts of British Columbia on any basis including that the process has been brought in an inconvenient forum.
11.5
This Agreement is not intended to, and will not be deemed to, create any partnership, association or joint venture between the Parties including a mining partnership or commercial partnership. The obligations and liabilities of the Parties will be several and not joint and neither Party will have or purport to have any authority to act for or to assume any obligations or responsibility on behalf of the other Party. Nothing in this Agreement will be deemed to constitute a Party the partner, agent or legal representative of the other Party or to create any fiduciary relationship between the Parties.

11.6
Nothing contained in this Agreement will be construed as conferring upon the Royalty Holder any right to or beneficial interest in the Property. The right to receive a percentage of Net Smelter Returns from the Company as and when due is and will be deemed to be a contractual right only.

11.7	If anything in this Agreement in unenforceable, illegal or void then it is severed and the rest of this Agreement remains in force.
11.8
This Agreement constitutes the entire agreement between the Parties in respect of its subject matter and supersedes all prior agreements, quotation requests, understandings, representations, warranties, promises, statements, negotiations, letters and documents in respect of its subject matter (if any) made or given prior to the date of this Agreement.

11.9
This Agreement, or a memorandum of this Agreement, must, upon the written request of the Royalty Holder, be recorded in the office or register of any Governmental Authority identified in the written request of the Royalty Holder, in order to give notice to third persons of the Royalty Holder’s contractual entitlement to the Royalty under this Agreement.  The Company agrees with the Royalty Holder to execute those documents that may be necessary to perfect such recording.

11.10	Each Party must promptly at its own cost do all things (including executing and if necessary delivering all documents) necessary or desirable to give full effect to this Agreement.
11.11
Sections 5 and 6 will not merge on completion, but will continue in full force and effect after any termination or expiration of this Agreement as will any other provision of this Agreement which expressly or by implication from its nature is intended to survive the termination or expiration of this Agreement.

11.12	An amendment or variation to this Agreement is not effective unless it is in writing and signed by the Parties.
11.13
A Party’s failure or delay to exercise a power or right does not operate as a waiver of that power or right. The exercise of a power or right does not preclude either its exercise in the future or the exercise of any other power or right. A waiver is not effective unless it is in writing. Waiver of a power or right is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.

11.14	This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.
11.15
This Agreement may be executed in any number of counterparts. Each counterpart is an original but the counterparts together are one and the same agreement. This Agreement is binding on the Parties on the exchange of counterparts. A copy of a counterpart sent by facsimile machine or by electronic mail:

(1)	must be treated as an original counterpart;
(2)	is sufficient evidence of the execution of the original; and
(3)	may be produced in evidence for all purposes in place of the original.
11.16
Each person signing this Agreement as an authorized officer of a Party hereby represents and warrants that he or she is duly authorized to sign this Agreement for that Party and that this Agreement will, upon having been so executed, be binding on that Party in accordance with its terms.

Executed as an Agreement.
Minera Metalin S.A. De C.V.
By:	________________________________ Name: Title:
<*>
By:	________________________________ Name: Title:

Schedule 1

Concession Number	Concession Name	Concession Area (sq km)	Grant Date	Expiry Date

Schedule 4 – Contratistas Shareholders Agreement

SHAREHOLDERS AGREEMENT

OF
CONTRATISTAS DE SIERRA MOJADA, S.A. DE C.V.

EFFECTIVE AS OF [●]

9.3	Operations Pursuant to Programs and Budgets	172
9.4	Budget Overruns	172
9.5	Emergency or Unexpected Expenditures	172

10.	Financing of Company	173
10.1	Funding	173
10.2	Financing of Approved Programs and Approved Budgets	173
10.3	Called Sums	173
10.4	Failure to Contribute Called Sums	173

11.	Financial Information and Accounting Requirements	173
11.1	Financial Information	173
11.2	Accounting principles	174
11.3	Access to Financial Information	174
11.4	Distribution Policy	175

12.	Term and Termination	175
12.1	Former Shareholder not bound	175
12.2	Effective Date and Term	175
12.3	Termination not to affect certain provisions	175
12.4	Winding Up of Company	175
12.5	Right to Data After Termination	176

13.	Transfer of Interest	176
13.1	General	176
13.2	Limitations on Free Transferability of Interest	176
13.3	Acquisition Right	176
13.4	Exceptions to Acquisition Right	178
13.5	Encumbrance of Shares	178
13.6	Conditions of Transfer	179
13.7	Costs and Expenses	179
13.8	Change in Control of a Shareholder	179
13.9	Determination of Fair Market Value.	180
13.10	Compulsory Acquisition Option on Insolvency	180

14.	Confidentiality	181
14.1	General	181
14.2	Public Announcements	182
14.3	Duration of Confidentiality	182

15.	Anti-Corruption, Internal Controls and Compliance Policies	182
15.1	Adequate anti-corruption policies and internal controls - Company	182
15.2	Representations and Covenants	183

16.	Disputes and Arbitration	184
16.1	Disputes	184
16.2	Dispute Representatives to Seek Resolution	184
16.3	Arbitration	184
16.4	Inconsistency between Rules and Agreement	186
16.5	Effect of Arbitration	186
16.6	Enforcement	186
16.7	Performance of Obligations During Dispute	186
16.8	Consolidation of Arbitration	186
16.9	Expert Determination	186
16.10	Appointment of Expert	186
16.11	Instruction of Expert and Procedures	187
16.12	Determination of Expert	187

17.	Notice	187
17.1	Form of Notice	187

17.2	Delivery	187
17.3	Address for Notice	187

18.	General	189
18.1	Parties	189
18.2	Entire Agreement	189
18.3	No Third Party Beneficiaries	189
18.4	Further Assurances	189
18.5	Amendment and variation	189
18.6	Consents or Approvals	189
18.7	Waiver	189
18.8	Survival	190
18.9	Governing Law	190
18.10	Language	190
18.11	Severability	190
18.12	Successors and Assigns	191
18.13	Counterparts	191
18.14	Execution – Authorized Officer to Sign	191

SHAREHOLDERS AGREEMENT
THIS SHAREHOLDERS AGREEMENT is made and entered into as of this [●] day of [●], [●] (“Effective Date”), by and among
Silver Bull Resources Inc. of 1610 - 777 Dunsmuir Street, Vancouver, British Columbia, Canada, V7Y 1K4
(“Silver Bull”)
AND:
Contratistas de Sierra Mojada, S.A. de C.V. of [●]
(“Company”)
AND:
South32 International Investment Holdings Pty Ltd. of 108 St Georges Terrace, Perth, Western Australia, Australia 6000
(“South32”)
INTRODUCTION
A.
Pursuant to an Option Agreement made as of the 1st day of June, 2018, among Silver Bull, Minera Metalin S.A, de C.V., the Company and South32 (“Option Agreement”), South32 was granted the exclusive and irrevocable right and option to acquire, among other things, a direct undivided seventy percent (70%) right, title and ownership interest in the Company.

B.	South32 has exercised such right and option and acquired such direct interest in the Company, all upon and subject to the terms and conditions given in the Option Agreement.
C.
Pursuant to the Option Agreement, South32 and Silver Bull agreed, among other things, that upon the completion of the exercise of the option by South32, Silver Bull and South32 would enter into a shareholders agreement for, among other things, the management and operation of the Company.

D.	This Agreement is the shareholders agreement described in Introduction C.
In Consideration Of, among other things, the mutual promises contained in this Agreement, the Parties agree as follows:
1.	Definitions and Interpretation
1.1	Definitions
Unless the context otherwise expressly requires, in this Agreement:
(1)	“Affiliate” means any person which directly or indirectly Controls, is Controlled by, or is under common Control with, a Shareholder;
(2)	“Agreement” or “this Agreement” means this document including any schedule or appendix to it;
(3)
“Anti-Corruption Law” means any anti-corruption Law applicable to any Shareholder (including any Affiliate) or this Agreement, and includes (but is not limited to) the Criminal Code Act 1995 and other applicable Laws of Australia, Canadian Corruption of Foreign Public Officials Act, the Canadian Proceeds of Crime (Money Laundering) and Terrorist Financing Act, the Criminal Code of Canada, the U.S. Foreign Corrupt Practices Act, and any applicable federal and state law of the United Mexican States regarding Bribery or other corruption (including the Mexican Federal Criminal Code and Mexican General Law of Administrative Responsibilities);

(4)	“Approved Budget” means a Budget approved by the Board in accordance with section 10.1;
(5)	“Approved Program” means a Program approved by the Board in accordance with section 10.1;
(6)	“Articles” means the bylaws and articles of incorporation of the Company, as amended from time to time in accordance with this Agreement and applicable Law;
(7)	“Assets” means all the real and personal property, tangible and intangible, held by the Company;
(8)
“Audited Accounts” mean the auditors’ report and audited accounts (including a balance sheet, profit and loss statement and cash-flow statement) of the Company for the Financial Year ending on the relevant Financial Year End;

(9)	“Auditors” means such internationally recognised firm of chartered accountants as are appointed as the auditors of the Company by the Board, in accordance with applicable Law, from time to time;
(10)	“Board” means the Directors or those of them who are present at a Board Meeting and eligible (in accordance with the terms of this Agreement and the Articles) to vote at that Board Meeting;
(11)	“Board Meeting” means a meeting of the Directors at which there is a quorum as required by this Agreement and the Articles;
(12)	“Board Supermajority Vote” has the meaning given in section 9.5(4);
(13)
“Bribery” means the offering, authorising, giving, soliciting or accepting any monetary or other benefit to influence action of a Government Official in an official capacity, or to otherwise influence any person to act improperly. Bribery includes the making of facilitation payments, which are improper payments made to induce required routine official action;

(14)
“Budget” means a detailed estimate of all costs to be incurred by the Company with respect to a Program and a schedule of cash or capital contributions to be made by the Shareholders with respect to such Program;

(15)	“Business” has the meaning given in section 5.1;
(16)	“Business Day” means any day other than a Saturday, Sunday or a public or statutory holiday in the place where an act is to be performed or a payment is to be made;
(17)	“Called Sum” has the meaning given in section 11.3;
(18)	“Called Sum Notice” has the meaning given in section 11.3;
(19)	“CC Option” has the meaning given in section 16.8;
(20)	“CC Shareholder” has the meaning given in section 16.8;
(21)	“CEO” means the chief executive officer of the Company appointed by the Board in accordance with section 9.8 including any successor CEO;

(22)	“Chair” means the chairman of the Board appointed in accordance with section 9.3(1);
(23)	“Change in Control” means the occurrence of any of the following events:
(a)
any person (other than a Shareholder or an Affiliate of a Shareholder), alone or together with a Joint Actor (other than a Shareholder or an Affiliate of a Shareholder), becomes the beneficial owner of, or acquires the power to exercise control or direction over, directly or indirectly, securities (or securities convertible into, or exchangeable for, such securities) representing fifty percent (50%) or more of the votes exercisable by holders of the then-outstanding securities generally entitled to vote for the election of directors (“Voting Shares”) of a Shareholder or any Affiliate of a Shareholder that controls (either directly or indirectly) a Shareholder;

(b)
a Shareholder or any Affiliate of a Shareholder that controls (either directly or indirectly) a Shareholder, is merged, amalgamated, consolidated or reorganized into or with another person (other than a Shareholder or an Affiliate of a Shareholder) and, as a result of such business combination, securities representing more than fifty (50%) of the votes exercisable by holders of the Voting Shares of any such entity or such person into which the Voting Shares of such entity is converted immediately after such transaction are held by a person (other than a Shareholder or an Affiliate of a Shareholder) alone or together with any Joint Actor (other than a Shareholder or an Affiliate of a Shareholder) and such person, together with such Joint Actor, held securities representing less than fifty (50%) of the votes exercisable by the holders of the Voting Shares of such entity immediately prior to such transaction;

(c)
the capital of a Shareholder or any Affiliate of a Shareholder that controls (either directly or indirectly) a Shareholder is reorganized and, as a result of such reorganization, securities representing more than fifty percent (50%) of the votes exercisable by the holders of the Voting Shares of such entity immediately after such reorganization are held by a person (other than a Shareholder or an Affiliate of a Shareholder) alone or together with any Joint Actor (other than a Shareholder or an Affiliate of a Shareholder) and such person, together with such Joint Actor, held securities representing less than fifty percent (50%) of the votes exercisable by the holders of the Voting Shares of such entity immediately prior to such reorganization;

(d)
a change in the power to direct or cause direction of management and policies of a Shareholder or an Affiliate of a Shareholder that controls a Shareholder through ownership of voting securities, contract, voting trust or otherwise;

and for greater certainty, specifically excludes:
(e)	the events contemplated in section 16.4(2); and
(f)
a Change in Control of a Shareholder or any Affiliate of a Shareholder that controls (either directly or indirectly) a Shareholder as part of a transaction involving the whole or principal elements of the business of the group of companies in which the ultimate holding company of that Shareholder or any Affiliate of a Shareholder that controls (either directly or indirectly) a Shareholder has:

(i)	a Controlling Interest; and
(ii)	the value of the Shares of such Shareholder is less than 25% of the entire value of that transaction;

(24)	“Change in Control Notice” has the meaning given in section 16.8;
(25)	“Charter Documents” means a constitution, articles, articles of incorporation, notice of articles, memoranda, by-laws or any similar constating document of a corporate entity;
(26)
“Claim” means any claim, action, proceeding, damage, loss, liability, cost, charge, expense, outgoing, payment or demand of any nature and whether present or future, fixed or unascertained, actual or contingent and whether at law, in equity, under statute, contract or otherwise;

(27)	“Company” has the meaning given in the introductory paragraph to this Agreement, and being a corporation incorporated under the laws of Mexico governed by this Agreement and the Articles;
(28)	“Confidential Information” has the meaning given in section 17.1;
(29)	“Consent” means, as to any person, any consent, waiver, approval, authorization, exemption, registration, declaration, expiration of waiting period, or filing;
(30)	“Continuing Shareholder” or “Continuing Shareholders” has the meaning given in section 16.8;
(31)
“Control” means, in relation to any person, possession, directly or indirectly, of the power to direct or cause direction of management and policies of that person through ownership of voting securities, contract, voting trust or otherwise;

(32)
“Controlling Interest” means an interest (direct or indirect, including under an agreement, arrangement or understanding) which entitles the interest holder or gives the interest holder the capacity to:

(a)	in the case of an interest in a company:
(i)	vote more than 50% of the shares in that company; or
(ii)	determine the outcome or decisions about that company's financial, marketing or operating policies, including the appointment of a majority of the directors on the board of that company;
(b)	in the case of an interest in a joint venture or assets:
(i)	vote more than 50% of the votes able to be cast on any operating committee of the joint venture or any other committee governing the management of that asset; and
(ii)	determine, either independently or by majority interest, whether or how the assets, (whether held in joint venture or otherwise) are to be operated, developed, sold or abandoned;
(33)	“Continuing Obligations” means obligations or responsibilities that are reasonably expected to continue or arise after Operations have ceased or are suspended;
(34)
“Director” means any director for the time being of the Company appointed pursuant to this Agreement and the Articles, including where applicable, any alternate Director appointed pursuant to this Agreement and the Articles;

(35)	“Dispute Notice” has the meaning given in section 19.1;
(36)	“Dispute Representative” has the meaning given in section 19.2;

(37)	“Effective Date” has the meaning given in the introductory paragraph to this Agreement;
(38)	“Encumbered Interest” has the meaning given in section 16.5(3);
(39)
“Encumbrance” means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, option, earn-in, licence or licence fee, royalty, production or streaming payment, back-in right, claw-back right, restrictive covenant or other encumbrance of any nature or any agreement to give or create any of the foregoing, whether registerable or not;

(40)	“Election Period” has the meaning given in section 16.3(4);
(41)	“Expert” means an expert appointed under section 19.10 and acting pursuant to sections 19.10 to 19.12 (inclusive).
(42)	“Financial Year” means a period of twelve (12) calendar months ending on a Financial Year End;
(43)	“Financial Year End” means June 30 or such other date as may be fixed for such purpose by the Board from time to time in accordance with this Agreement;
(44)
“Governmental Authority” means any federal, provincial, state, territorial, regional, municipal, local government or authority, quasi government authority, fiscal or judicial body, government or self-regulatory organisation, commission, board, tribunal, organisation, stock exchange or any regulatory, administrative or other agency, or any political or other subdivision, department, or branch of any of the foregoing including any indigenous or native body (or both) exercising governance powers by right, title or custom;

(45)	“Government Official” includes any:
(a)
individual who is employed by or acting on behalf of a Governmental Authority, a person Controlled by a Governmental Authority (including state owned enterprises) or a public international organisation;

(b)	political party, party official or political office candidate;
(c)	individual who holds or performs the duties of an appointment, office or position created by custom or convention, including, potentially, some tribal leaders and members of royal families; or
(d)	individual who holds themselves out to be the authorised intermediary of any person specified in sections 1.1(61)(a), 1.1(61)(b), and 1.1(61)(c);
(46)	“IFRS” means the international financial reporting standards adopted by the International Accounting Standards Board, as amended from time to time or any successor standards;
(47)	“Initial Contribution” means the capital contribution that each Shareholder is deemed to have made in the Company pursuant to section 6.3(2);
(48)	“Insolvency Event” means the happening of any one or more of the following events in relation to a Shareholder:
(a)
the Shareholder becomes, or informs the other Shareholder, creditors of the Shareholder generally or any particular creditor of the Shareholder that it is, insolvent or unable to pay its debts as and when they fall due;

(b)	a liquidator or provisional liquidator is appointed in respect of the Shareholder;

(c)	a receiver or receiver and manager or an analogous person is appointed to the Shareholder or any of its property;
(d)	the Shareholder has a mortgagee seeking to exercise a right of possession or control over the whole or a part of its property;
(e)
the Shareholder enters into, or calls a meeting of its members or creditors with a view to entering into, a composition, compromise or arrangement with, or an assignment for the benefit of, any of its members or creditors, or a court orders that a meeting be convened in respect of a proposed composition, compromise or arrangement between the Shareholder and its creditors or any class of its creditors, other than for the purpose of reconstruction or amalgamation;

(f)
the Shareholder has any execution, writ of execution, mareva or standstill injunction or similar order, attachment or other process made, levied or issued against it or in relation to any of its assets which has material adverse effect on the Shareholder’s business, assets or financial condition or its ability to perform its obligations under this Agreement;

(g)
any application is made or other process commenced (not being an application or process withdrawn, discontinued or dismissed within twenty (20) Business Days of being filed) seeking an order for the appointment of a provisional liquidator, a liquidator, a receiver or a receiver and manager to the Shareholder;

(h)	the Shareholder is declared bankrupt or has filed for some form of protection from its creditors under applicable Law relating to or governing bankruptcy;
(i)	there is a resolution of creditors or members, or an order of a court, to place in liquidation or bankruptcy or wind up the Shareholder; or
(j)
an event happens analogous to an event specified in sections 11.1(2)(a) to 11.1(2)(i) to which the law of another jurisdiction applies and the event has an effect in that jurisdiction similar to the effect which the event would have had if the law of Canada applied;

(49)	“Insolvent Party” has the meaning given in section 16.11;
(50)
“Interest” means, for any Shareholder, all of the right, title and interest (including any economic interests) of that Shareholder in and to any of the Shares, any Loan, the revenues and benefits derived from the Company as a shareholder, and that Shareholder’s interest in and under this Agreement;

(51)
“Joint Actor” means a person acting “jointly or in concert with” another person within the meaning of Section 96 of the Securities Act (British Columbia) or as such section may be amended or re-enacted from time to time;

(52)	“Law” includes:
(a)	Federal, Provincial, State, borough, and local government legislation including regulations and by-laws;
(b)	legislation of any jurisdiction other than those referred to in section 1.1(67)(a) with which a Party must comply;
(c)	common law and equity;

(d)	judgments, decrees, writs, administrative interpretations, guidelines, policies, injunctions, orders or the like, of any Governmental Authority with which a Party is legally required to comply; and
(e)	Governmental Authority requirements and consents, certificates, licences, permits and approvals (including conditions in respect of those consents, certificates, licences, permits and approvals);
(53)
“Loan” means, at the relevant time, any amounts advanced by a Shareholder to the Company and outstanding, or advanced by another person to the Company and assigned to a Shareholder and outstanding, together with accrued interest thereon, less in either case any amounts owing by that Shareholder to the Company;

(54)	“LGSM” means the Mexican General Law of Commercial Companies of Mexico (Ley General de Sociedades Mercantiles);
(55)	“Mexico” means the United Mexican States;
(56)	“MXN” means Pesos, the legal currency of Mexico;
(57)	“Non-secured Shareholder” has the meaning given in section 16.5(3);
(58)	“Notice” or “notice” has the meaning given in section 21.1;
(59)	“Offered Interest” has the meaning given in section 16.3(2);
(60)	“Operations” means the activities carried out by the Company under this Agreement;
(61)	“Option Agreement” has the meaning given in Introduction A;
(62)	“Ordinary Resolution” has the meaning given in section 9.5(2);
(63)	“Party” means either Silver Bull, the Company or South32, as the context dictates;
(64)	“Parties” means Silver Bull, the Company and South32;
(65)
“Percentage Interest”, subject to section 6.4, means, at any time with respect to any Shareholder, the proportion that the total contributions by such Shareholder at such time bears to the total of all contributions by all Shareholders as of such time.  Percentage Interests must be calculated to three decimal places and rounded to two (e.g., 1.519% rounded to 1.52%).  Decimals of .005 or more must be rounded up, decimals of less than .005 must be rounded down.  The initial Percentage Interests of the Shareholders are given in section 6.3(2);

(66)	“Personnel” means:
(a)
in relation to a Party, any of its (or any Affiliates) directors, officers, employees, agents, consultants, invitees, Subcontractors (including Subcontractors’ Personnel) and representatives involved either directly or indirectly in the performance of the Party’s obligations under this Agreement; and

(b)
in relation to a Subcontractor, any of its directors, officers, employees, agents, consultants, invitees, subcontractors or representatives involved either directly or indirectly in the performance of a Party’s obligations under this Agreement;

(67)	“Prime Rate” means the Royal Bank of Canada’s prime commercial lending rate of interest on Canadian funds, as designated from time to time by the Bank’s head office in Canada;

(68)	“Program” means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Company for a Financial Year or any longer period;
(69)	“Project Security” means any Encumbrance over all or any of the Assets or the Company (or both, as the case may be) which the Board has approved as Project Security;
(70)
“Relevant Transaction” means any transaction between the Company (on the one hand) and any Shareholder or Affiliate of any Shareholder (on the other hand) where the total consideration payable under the contract documenting the transaction exceeds two million dollars ($2,000,000);

(71)	“Remaining Shareholder” has the meaning given in section 16.3(1);
(72)	“Rules” has the meaning given in section 19.3(1);
(73)	“Security” has the meaning given in section 16.5(1);
(74)	“Security Holder” has the meaning given in section 16.5(3);
(75)	“Selling Shareholder” has the meaning given in section 16.3(2);
(76)	“Shareholder” means each of South32 and Silver Bull and each person who or which after the Effective Date acquires any Shares and is admitted as a Shareholder;
(77)	“Shareholding Percentage” means, in relation to a Shareholder, the percentage of the total number of all the issued and outstanding Shares that are held by that Shareholder from time to time;
(78)	“Shareholders Supermajority Vote” has the meaning given in section 8.1(6);
(79)	“Share Interest” has the meaning given in section 16.8;
(80)	“Shares” means common shares in the capital of the Company with voting rights;
(81)	“Subcontractor” means any person engaged by the Company to perform any part of the Company’s obligations under this Agreement;
(82)	“Tax” means:
(a)	a tax, levy, charge, impost, duty, fee, deduction, compulsory loan or withholding; or
(b)	income, stamp or transaction duty, tax or charge,
(or both, as the case may be) that is or may be at any time assessed, levied, imposed or collected by a Governmental Authority and includes interest, fines, penalties, charges, fees or other amounts imposed on or in respect of any of the foregoing;
(83)	“Transfer” means to sell, grant, assign, encumber, pledge or otherwise commit or dispose of, and with respect to any Interest or any economic interest in any Interest. A Transfer also means:
(a)
when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Interest (or any participation or interest in such Interest), whether directly or indirectly (including pursuant to a derivative transaction), or agree or commit to do any of the foregoing; and

(b)
when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Interest (or any participation or interest in such Interest), or any agreement or commitment to do any of the foregoing;

(84)	“Transfer Notice” has the meaning given in section 16.3(2);
(85)	“Transferee” has the meaning given in section 16.3(2); and
(86)	“U.S. GAAP” means generally accepted accounting principles in the United States of America.
1.2	Interpretation
Unless the context otherwise expressly requires, in this Agreement:
(1)	the singular includes the plural and conversely and a gender includes all genders;
(2)	if a word or phrase is defined, its other grammatical forms have a corresponding meaning;
(3)
a reference to a person (including a Party) includes an individual, company, other body corporate, association, partnership (including a limited liability partnership), limited partnership (including a limited liability limited partnership), firm, joint venture, trust or Governmental Authority;

(4)	a reference to a section, schedule or annexure is a reference to a section of or a schedule or annexure to this Agreement;
(5)	a reference to any party (including a Party) includes that party’s executors, administrators, substitutes (including, but not limited to, persons taking by novation), successors and permitted assigns;
(6)
a reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced except to the extent prohibited by this Agreement or that other agreement or document;

(7)
a reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation, code, by-law, ordinance or statutory instrument issued under it;

(8)	a reference to writing includes a facsimile or electronic mail transmission and any means of reproducing words in a tangible and permanently visible form;
(9)	a reference to, “dollars”, “$” or “USD” is to currency of the United States of America;
(10)	a reference to, “peso”, “$MXN” or “MXN” is to currency of Mexico;
(11)	the word “including” means “including without limitation” and “include” and, “includes” will be construed similarly;
(12)	headings and any table of contents or index are for convenience only and do not form part of this Agreement or affect its interpretation;
(13)
a provision of this Agreement must not be construed to the disadvantage of a Party merely because that Party was responsible for the preparation of this Agreement or the inclusion of the provision in this Agreement;

(14)	if an act is prescribed to be done on a specified day which is not a Business Day, it must be done instead on the next Business Day; and
(15)
a reference to a thing (including a right, obligation or concept) includes a part of that thing but nothing in this section 1.2(17) implies that performance of part of an obligation constitutes performance of the obligation.

2.	Representations and Warranties
2.1	Representations and Warranties of Shareholders
Each Shareholder represents and warrants to the other Shareholder that as at the Effective Date:
(1)	it is duly formed, incorporated, amalgamated or continued (as the case may be) and validly exists under the law of its place of formation, incorporation, amalgamation or continuance;
(2)	it is in good standing under the legislation under which it was formed, incorporated, amalgamated or continued (as the case may be);
(3)	it has full legal capacity and power:
(a)	to own its property and assets and to carry on its business; and
(b)	to enter into this Agreement and to perform its obligations under this Agreement.
(4)	it has taken all action (whether corporate or otherwise) that is necessary to authorize its entry into this Agreement and to perform its obligations under this Agreement;
(5)
this Agreement constitutes a legal, valid and binding obligation of it enforceable in accordance with its terms by appropriate legal remedy subject to laws generally affecting creditors’ rights and to principles of equity (where applicable);

(6)
the execution, delivery and performance by it of this Agreement does not or will not (with or without the lapse of time, the giving of notice or both) contravene, conflict with or result in a breach of or default under:

(a)	its Charter Documents;
(b)	any material term or provision of any security arrangement, undertaking, agreement or deed; or
(c)	any writ, order or injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it or any of its property is bound;
(7)
no litigation, arbitration, mediation, conciliation or administrative proceedings are taking place, pending or, to its knowledge, threatened against it which if adversely decided could, in the reasonable opinion of the Party’s management, have a material adverse effect on the Party’s business, assets or financial condition such as to materially impair its ability to perform its obligations under this Agreement;

(8)	no liquidator, trustee in bankruptcy, receiver or receiver and manager or other external administrator is currently appointed in relation to it or any of its property; and
(9)
to its knowledge, there are no facts, matters or circumstances which give any person the right to appoint or to apply to appoint (as the case may be) a liquidator, trustee in bankruptcy, receiver or receiver and manager or other external administrator to it or any of its property.

2.2	No Other Representations and Warranties
Except for the representations and warranties expressly set out in section 2.1, the Shareholders make no representation or warranty, express or implied, at law or in equity, and there are no implied conditions in respect of any Assets, liabilities or Operations, including with respect to merchantibility or fitness for any particular purpose and any such other representations or warranties or conditions are hereby expressly disclaimed.
3.	Company and Assets
3.1	General
The Shareholders agree that all of their rights with respect to the Company and all of the Operations will be subject to and governed by this Agreement and the Articles, as applicable.
3.2	Title to Assets
All right, title and interest in and to the Assets must be held by the Company.
3.3	Registered Office
The registered office of the Company will be situate in Mexico, at the address the Board may approve from time to time.  The Board may from time to time designate a successor registered office.
3.4	Notation in Shareholder Register and Share Certificates
The shareholder register of the Company and each certificate evidencing the Shares must contain a notation in Spanish to the following effect: “The shares of [insert name of Company] evidenced by the certificate [insert certificate number] are subject to the terms and conditions, including transfer restrictions, of a Shareholders’ Agreement executed by means of private document between Silver Bull, the Company and South32, dated [insert date], and the Articles.  No transfer of any share or other interest in [Company] will be valid unless it is effected in accordance with the terms of such Shareholders’ Agreement and the Articles.”
4.	Operation of Agreement
4.1	Inconsistency between Agreement and Articles
(1)	The Shareholders must take all necessary action (including, as applicable, the actions described in section 4.3):
(a)	to procure that the provisions of this Agreement are reflected in the Articles to the maximum extent permitted by applicable Mexican Law; and
(b)	to procure that no provisions contrary to or inconsistent with the provisions of this Agreement are contained in the Articles, except to the minimum extent required by applicable Mexican Law.
(2)
In the event of any conflict or inconsistency between the Articles and this Agreement, the Shareholders must immediately amend the Articles to remove such conflict or inconsistency to the maximum extent permitted by Mexican Law.

4.2	Agreement provision may be included in the Articles
If it is necessary to include a provision in the Articles to ensure that a provision of this Agreement is effective in accordance with its terms, then the Shareholders must (by an applicable resolution of the Shareholders) procure that the necessary amendment is, to the maximum extent permitted by applicable Mexican Law, made to the Articles.

4.3	Shareholders to observe and implement Agreement
(1)	Each Shareholder undertakes with each other Party to:
(a)	exercise all its votes, powers and rights under the Articles so as to give full force and effect to the provisions and intentions of this Agreement;
(b)	observe and comply fully and promptly with the provisions of the Articles so that each provision of the Articles is enforceable by the Parties among themselves and in whatever capacity; and
(c)
exercise all its votes, powers and rights in relation to the Company so as to ensure that the Company fully and promptly observes, complies with and gives effect to the requirements and intentions of this Agreement and the Articles.

(2)
The obligations in section 4.3(1) include an obligation to exercise its powers both as a Shareholder and, where applicable and to the extent permitted by Law, through any Director appointed by it and to ensure that any Director appointed by it (whether alone or jointly with any other person) does or obtains that matter or thing.

4.4	Company to observe and implement Agreement
The Company must do all things necessary or desirable to give effect to the provisions and intentions of this Agreement in accordance with its terms and is bound by all provisions of this Agreement which expressly or by implication apply to the Company, but nothing in this Agreement will be construed as the Company agreeing not to exercise any of its powers expressly conferred by statute.
5.	Organization, Business and Conduct of Business
5.1	Organization
The Company was incorporated as a sociedad anónima de capital variable under the applicable Laws of Mexico as evidenced in public instrument 2,679, dated October 11, 2002, granted before Mr. Luis Raul Flores Saenz, Notary Public number 4 of Chihuahua, registered in the Public Registry of Commerce on May 21, 2003, under number 32, folio 75, volume 195, of the Commerce book.
5.2	Corporate Purpose and Business
The Company is formed for the following purposes and for no others, and will serve as the exclusive means by which the Shareholders, or either of them, accomplish such purposes:
(1)
to hire and supply labour to Minera Metalin S.A, de C.V. for the purposes of the performance of work and services forming part of exploration programs to be undertaken on mineral properties owned by Minera Metalin S.A, de C.V.;

(2)	to hire and supply labour to Minera Metalin S.A, de C.V. for the purposes of administering exploration programs to be undertaken on mineral properties owned by Minera Metalin S.A, de C.V.; and
(3)	to perform any other activity necessary, appropriate, or incidental to any of the foregoing,

(collectively, the “Business”).
The purposes described above will be reflected in the Articles together with any ancillary or incidental provisions required by applicable Mexican Law.
5.3	Scope of Company Business
The Shareholders acknowledge and agree that:
(1)	unless and to the extent approved by a meeting of the Shareholders, the business of the Company must be confined to the conduct of the Business; and
(2)	the Company may conduct any activities not prohibited by applicable Law and may exercise rights and incur obligations to conduct such activities as are related to the Business.
5.4	Conduct by Company of Business
Each Shareholder (to the extent that it can lawfully do so) must exercise its rights under this Agreement and its powers in relation to the Company to ensure that:
(1)	the Company performs and complies with all of its obligations under this Agreement and the Articles;
(2)	the Business is conducted by the Company:
(a)	in accordance with sound and good business practice;
(b)	in accordance with applicable Law in Mexico;
(c)	without the Company engaging in any Bribery or other breach of Anti-Corruption Law; and
(d)	in accordance with the policies, procedures, practices and standards approved and adopted by the Board or the Shareholders (as the case may be).
5.5	Capital Stock
(1)
The capital stock of the Company will be fixed. The Shares will have [no-par value (sin valor nominal)/nominal value of $[•], each]. The capital stock of the Company will be “Series One” shares. A meeting of the Shareholders meeting may, from time to time, modify or determine a new series or subseries of Shares. Except as specified otherwise in this Agreement or as determined from time to time by a meeting of the Shareholders, all classes and subseries of Shares will have the same legal and economic rights.

(2)	As of the Effective Date, the capital stock of the Company, the Percentage Interest of each Shareholder and the Initial Contribution of each Shareholder will be as follows:

Shareholder	Fixed Capital Shares	Percentage Interest	Initial Contribution
Silver Bull	[●]	30%	MXN$50,000
South32	[●]	70%	MXN$117,000
The Shareholders will be deemed to have made the Initial Contributions allocated to each Shareholder in the table above.

5.6	Determining Percentage Interests
For the purposes of section 1.1(84), each Shareholder’s:
(1)	Initial Contribution; and
(2)	additional contributions (including by any of the methods described in or contemplated by section 11), will be taken into account in determining at any time with respect to any Shareholder, the total contributions by such Shareholder at such time or the total of all contributions by all Shareholders as of such time.
6.	Corporate Opportunity and Relationship of the Shareholders
6.1	Corporate and Other Business Opportunities
(1)	Except as expressly provided otherwise in this Agreement and to the fullest extent permitted by applicable Law:
(a)	each Shareholder will have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Operations, without consulting the other; and
(b)	the doctrines of “corporate opportunity”, “business opportunity” or any analogous doctrine will not be applied to any other activity, venture, or operation of either Shareholder.
(2)	No Shareholder nor any of its Affiliates will have any obligation:
(a)
to refrain from engaging in the same or similar activities or lines of business as the Company or developing or marketing any products or services that compete, directly or indirectly, with those of the Company; or

(b)
to refrain from investing or owning any interest publicly or privately in, or developing a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Company or doing business with any client or customer of the Company.

6.2	Implied Covenants
There are no implied covenants contained in this Agreement.
6.3	Relationship of the Shareholders
(1)	Neither this Agreement nor the Articles will be interpreted as constituting:
(a)
the relationship of the Shareholders as a partnership, quasi-partnership, association or any other relationship in which one or more of the Shareholders may (except as specifically provided for in this Agreement) be liable generally for the acts or omissions of any other Shareholder; or

(b)
any Shareholder as the partner, agent or representative of any other Shareholder or of the Company for any purpose whatsoever (with the exception of any powers of attorney specifically granted or contemplated by this Agreement) and nothing in this Agreement or the Articles will create or be deemed to create a fiduciary relationship between the Shareholders, or between the Company and the Shareholders or any of them.

(2)
Without limiting section 7.3(1), no Shareholder has the authority to pledge or purport to pledge the credit of any other Shareholder or the Company or to make or give (or purport to make or give) any representations, warranties or undertakings for or on behalf of any other Shareholder or the Company.

(3)
The rights, duties, obligations and liabilities of the Parties will be several and not joint or collective.  Each Shareholder will be responsible only for its obligations and will be liable only for its share of the costs and expenses as expressly set out in this Agreement.  Each Party must indemnify, defend and hold harmless each other Party and its Personnel from and against any Claim arising out of any act or any assumption of liability by the indemnifying Party or any of its Personnel done or undertaken or apparently done or undertaken on behalf of any other Party, except pursuant to the authority expressly granted in or pursuant to this Agreement or as otherwise agreed in writing between the Parties.

6.4	No Holding Out
No Shareholder will, except as permitted by this Agreement, directly or indirectly use or permit the use of the name of any other Shareholder or the Company for any purpose related to the Operations or this Agreement.
7.	Shareholders’ Action and Percentage Interests
7.1	Shareholders’ Meetings
(1)
The Shareholders may hold general and special meetings of the Shareholders. General meetings of the Shareholders may be ordinary meetings or extraordinary meetings. The Shareholders must meet at least once each calendar year within the first four (4) months of each calendar year in order to hold an annual general ordinary meeting of the Shareholders in accordance with Article 181 of the LGSM.

(2)
Notwithstanding any provision of this section 8.1. to the contrary, the Shareholders may in lieu of a meeting of the Shareholders take action by unanimous written consent signed by all of the Shareholders.

(3)	The holders of any subseries of the Shares will be entitled to call for and hold a special meeting of the Shareholders, in accordance with Article 195 of the LGSM and the Articles.
(4)
The quorum required for the transaction of business at an ordinary meeting of the Shareholders held pursuant to a first call for an ordinary meeting of the Shareholders will be one (1) or more Shareholders who holds or who together hold a Shareholding Percentage at least equal to fifty percent (50%) with the right to vote at such meeting, and pursuant to a second or third call for an ordinary meeting of the Shareholders, will be whatever Shareholder or Shareholders are present or represented at such meeting. Subject to section 8.1(6), resolutions at an ordinary meeting of the Shareholders will be adopted by the majority vote of the Shareholders with the right to vote.

(5)
The quorum required for the transaction of business at an extraordinary meeting of the Shareholders held pursuant to a first call for an extraordinary meeting of the Shareholders will be one (1) or more Shareholders who holds or who together hold a Shareholding Percentage at least equal to seventy five percent (75%) with the right to vote at such meeting, and pursuant to a second or third call for extraordinary meeting of the Shareholders, will be one (1) or more Shareholders who holds or who together hold a Shareholding Percentage at least equal to fifty percent (50%) with the right to vote at such meeting. Subject to section 8.1(6), resolutions at an extraordinary meeting of the Shareholders will be adopted by the majority vote of the Shareholders with the right to vote.

(6)
Unless expressly provided otherwise by this Agreement, the affirmative vote of the Shareholders, will be required at a meeting of the Shareholders held upon the first or any subsequent call of a meeting of the Shareholders, to approve the following matters (a “Shareholders Supermajority Vote”):

(a)	any transformation, merger, consolidation, spin-off, winding up, liquidation, dissolution, change in jurisdiction or any similar business combination involving the Company;
(b)	the creation of new class or series of Shares;
(c)	any change in the determination of the rights and preferences of any class or series of Shares, including the value of any class or series of Shares;
(d)	the bankruptcy or insolvency of the Company;
(e)	amendments to the Articles or the adoption of a new version of the Articles;
(f)
except as expressly provided for in this Agreement, the allotment, issue, amortization, redemption or repurchase of shares in the capital of the Company and any repayment of capital by the Company to any of the Shareholders, or the granting of an option or right to subscribe for or convert any instrument into shares in the capital of the Company;

(g)
the subscription by the Company for, or purchase by the Company of, shares in or debentures of or of any other equity participation in any body, corporate or business, or the entering into of any partnership or joint venture by the Company;

(h)	an exchange of the Company’s debts for Shares;
(i)	a split of or consolidation of the Company’s Shares;
(j)	any resolution which involves any action of the Company which requires a Board Supermajority Vote;
(k)	election of Directors and termination of their powers prior to the expiration of their terms;
(l)	the delegation of any power or authority of the directors of the Company to any person other than to the CEO or another officer of the Company pursuant to this Agreement; and
(m)	any other matter or thing requiring a Shareholders Supermajority Vote under this Agreement.
7.2	Changes in Percentage Interests
A Shareholder’s Percentage Interest will be changed as follows:
(1)	as provided in section 8.6; or
(2)	upon an election by a Shareholder pursuant to sections 8.4 and 10.2 to contribute less to an adopted Program and Budget than the percentage reflected by its Percentage Interest; or
(3)	in the event of default by a Shareholder in making its agreed-upon contribution to an adopted Program and Budget, followed by an election by the other Shareholder to invoke section 8.5(2); or

(4)	upon the Transfer by a Shareholder of all or less than all of its Interest in accordance with section 16; or
(5)	subject to section 8.1, upon the issuance of additional Shares in the Company with the approval of the Shareholders.
7.3	Additional Cash Contributions
Subject to any election permitted by section 8.4, the Shareholders must contribute capital in proportion to their respective Percentage Interests to all Approved Programs and Approved Budgets.  If a Shareholder fails to contribute to any Approved Program and Approved Budget in at least the amount required to maintain its Percentage Interest equal to or greater than ten percent (10%), section 8.6 will apply.
7.4	Voluntary Reduction in Percentage Interest
A Shareholder may elect, in the manner provided in section 10.2, to limit its contributions to an Approved Program and Approved Budget as follows:
(1)	to some lesser amount than its respective Percentage Interest; or
(2)	by not contributing any amount to the adopted Program and Budget.
If a Shareholder elects, as permitted by this section 8.4, to contribute to an Approved Program and Approved Budget some lesser amount than its proportionate share of such Approved Program and Approved Budget based on its Percentage Interest, or not to contribute any amount, and the other Shareholder elects to contribute the shortfall amount, then as long as the Company carries out the Approved Program and the Approved Budget the Percentage Interest of the Shareholder electing to contribute a lesser amount or not at all will be recalculated at the time of election to equal the result obtained by dividing:
(3)	the sum of:
(a)	the agreed value of the Shareholder’s Initial Contribution under section 6.3(2), plus
(b)	the total of all of the Shareholder’s additional contributions, plus
(c)	the amount, if any, the Shareholder elects to contribute to the adopted Program and Budget;
(4)	by the sum of paragraphs (a), (b) and (c) above for both Shareholders and then multiplying the result by one hundred.
The Percentage Interest of the other Shareholder will thereupon become the difference between one hundred percent (100%) and the recalculated Percentage Interest.
7.5	Default in Making Contributions
(1)
If a Shareholder defaults in making a contribution required by an approved Program and Budget in respect of which as provided in section 10.2 it has elected, or is deemed to have elected, to contribute, the non-defaulting Shareholder may, in addition to all other rights and remedies available to it, advance the defaulted contribution on behalf of the defaulting Shareholder and treat the same, together with any accrued interest, as a demand loan to the defaulting Shareholder, bearing interest from the date of the advance at the rate provided in section 11.4.  The failure to repay the loan upon demand will be a default.  A non-defaulting Shareholder may elect any applicable remedy under section 8.5(2) or any other rights and remedies available to such Shareholder at law or in equity.  All such remedies will be cumulative and, except as otherwise provided in this Agreement, the election of one or more remedies will not waive the election of any other remedies.

(2)
If a Shareholder defaults in making a contribution as required under this Agreement, then the non-defaulting Shareholder may, on not less than thirty (30) days prior notice to the defaulting Shareholder of its intention to exercise its rights under this section 8.5(2), elect, as its sole and exclusive remedy, with respect to any such default not cured within such thirty (30) day notice period, to have the defaulting Shareholder’s Percentage Interest permanently reduced by a percentage equal to the percentage that is calculated as provided in section 8.4, multiplied by one and a half (1.5).  For the avoidance of doubt, in calculating the reduction in the Percentage Interest of a defaulting Shareholder pursuant to this section 8.5(2), if the percentage reduction of the defaulting Shareholder’s Percentage Interest under section 8.4 is five percentage points (5.0%), then, upon election of the non-defaulting Shareholder to exercise its rights under this section 8.5(2), the Percentage Interest of the defaulting Shareholder will be permanently reduced by seven and a half percentage points (7.5%).  Amounts treated as a loan pursuant to section 8.5(1) and interest thereon will be included in the calculation of the defaulting Shareholder’s reduced Percentage Interest.  The non-defaulting Shareholder’s Percentage Interest will, at such time, become the difference between one hundred percent (100%) and the further reduced Percentage Interest.  Such reductions will be effective as of the date of the default.

7.6	Adjustments to Shareholding Percentage and Loans
(1)
Without prejudice to the other terms of this Agreement, if and whenever the Shareholding Percentage of any Shareholder exceeds its Percentage Interest, then the Shareholders must (for nominal consideration only):

(a)
procure the prompt transfer of Shares as between the Shareholders such that, following the completion of such transfers, the Shareholding Percentage of each Shareholder is (as nearly as may be achievable) equal to each Shareholder’s Percentage Interest; and

(b)
procure the prompt transfer to the other Shareholder by the Shareholder whose Shareholding Percentage exceeds its Percentage Interest an amount of the Loans owed to such Shareholder by the Company such that the total amount of all Loans owed by the Company to and held by each Shareholder is (expressed as a percentage) equal to each Shareholder’s Percentage Interest.

(2)
Prior to the completion of any transfers contemplated by section 8.6(1), the rights and obligations of the Shareholders under this Agreement will be determined in all respects as if such transfers had been completed.

7.7	Elimination of Minority Interest
(1)
If the Percentage Interest of a Shareholder is reduced to less than ten percent (10%) for any reason, such Shareholder must promptly (and in any event within five (5) Business Days) surrender its Interest to the Company, for cancellation, and release the Company from liability in respect of any Loans owed to such Shareholder.  Any Interest not so surrendered prior to the expiration of such five (5) Business Day period will be deemed cancelled, released and no longer outstanding.

(2)
Upon surrender by a Shareholder of all of its Interest or the cancellation and release of such Interest in accordance with section 8.7(1), such Shareholder thereafter will have no Percentage Interest in the Company and will have no voting rights under this Agreement (other than those required by Law) or any interest in the Company or the Assets.

(3)
Any Tax imposed on the surrender by a Shareholder of all of its Interest or the deemed cancellation and release of such Interest and the grant to that Shareholder of the Royalty Interest in accordance with section 8.7(1), must be borne by such Shareholder.

8.	Board
8.1	Authority of Board of Directors
(1)
The Board of Directors will exercise authority with respect to all matters in connection with the Company.  Without limiting the foregoing, the Board will be responsible for the management of the Business and will determine overall policies, objectives, procedures, methods and actions of the Company.

(2)
Without limiting section 9.1(1), the Board will have the powers and authority set out in the Articles and applicable Law. The Articles may contain other rules applicable to the Board as long as such rules are consistent with this Agreement.

8.2	Directors
(1)	The Board will have a maximum of seven (7) Directors.
(2)
Subject to section 9.2(3), each Shareholder having a Percentage Interest of fifteen percent (15%) or more is entitled to directly nominate and replace from time to time, a number of Directors equivalent to the number of percentage points of its Percentage Interest divided by fifteen (15). Fractions in the number of Directors are to be disregarded in this calculation.

(3)
For the purpose of determining a Shareholder’s Percentage Interest under section 9.2(2), the shareholding of the Shareholder and its Affiliates will be aggregated and such aggregate Percentage Interest will confer upon such Shareholders collectively (acting through one or more of such Shareholders) the rights set out in section 9.2(2).

(4)
A Shareholder will be entitled to remove a Director nominated by it and no Shareholder may take any action to remove a Director not nominated by it unless requested to do so by the relevant nominating Shareholder.

(5)
The Shareholders must nominate the individual(s) it wishes to be elected by the Shareholders as Directors in accordance with its entitlement pursuant to section 9.2(2), by notice in writing to the Company from an authorised signatory of that Shareholder and the Shareholders must procure that any such individual(s) is (or are) nominated as Directors in accordance with applicable Law promptly following such nomination.

(6)	Each Shareholder must endeavour to provide the other Shareholders with reasonable advance notice of the identity of any person whom it proposes to nominate as a Director.
(7)
Each Director will hold office until his or her successor is elected by the relevant nominating Shareholder in a meeting of the Shareholders and takes office, or until his or her resignation or removal in accordance with the terms of this Agreement.

(8)
Subject to applicable Law, a Director appointed by a Shareholder may take into account the interests of that Shareholder and may act on the directions of that Shareholder in performing any of his or her duties or exercising any power, right or discretion as a Director, except in any particular case where no honest and reasonable director could have formed the view that, in so doing, the Director was acting in good faith in the best interests of the Company.

(9)
Subject to applicable Law, each Director may appoint any person, either for a stated period or until the happening of a specified event, to act as an alternate Director whenever the Director is unable to attend to duties as a Director as a result of absence, illness or otherwise. Any such appointment must be in writing and signed by the appointing Director and a copy of the instrument of appointment must be given to the Company and to the other Shareholder. Subject to applicable Law, an alternate Director will entitled to exercise all of the rights of his or her appointing Director (including the right to receive notice of Board Meetings and to attend and vote at Board Meetings if his or her appointing Director is not present) and will, subject to any restrictions set out in the instrument of appointment, be entitled to exercise all the powers (except the power to appoint an alternate Director) and perform all the duties of his or her appointing Director.

(10)
Without limiting any other provision of this section 9.2, after the expiration of the term of a Director (as set out in this section 9.2) the Shareholder that appointed that Director will, at any ordinary meeting of the Shareholders at which Directors are to be elected to the Board, be entitled to appoint a new Director and any person to act as an alternate Director. No failure to elect a Director at an annual or special meeting of the Shareholders will prevent a Shareholder from thereafter appointing a Director to fill such vacancy or will constitute a waiver of such Shareholder’s rights under this section 9.2. Directors and their respective alternates may be re-elected by their respective appointing Shareholder.

(11)	Subject to this section 9.2, the appointment, removal, resignation and replacement of Directors and alternate Directors will occur in accordance with the Articles and applicable Law.
8.3	Chair and Secretary of the Board
(1)
During the term of this Agreement, South32 may appoint, remove or replace (as the case may be) the Chair of the Board and the secretary of the Board (who may or may not be a member of the Board). The Chair of the Board must be appointed (and may be removed or replaced) by resolution of an ordinary meeting of the Shareholders.

(2)	If the Chair of the Board is not present at any Board Meeting, the Board Meeting will be chaired by a Director elected by the Directors present at that meeting.
(3)	The Chair of the Board will not have a casting vote on any matter.
8.4	Board Meetings
(1)	Board Meetings must be held not less than once every three (3) months, or with such other frequency as may be agreed from time to time by the Shareholders.
(2)
Subject to the Articles, Board Meetings may be called at any time by any Director. All Board Meetings must be called by a Director or by a person so authorized by applicable Law. No call will be necessary if all the Directors are present at any Board Meeting. Calls of a Board Meeting must be delivered to each Director and his or her respective alternate, if any, to the address registered with the Company at least ten (10) Business Days prior to the date scheduled for the Board Meeting. The meeting may be held without prior notice, if all of the Directors or their respective alternates are present at the time of voting and waive the requirements of prior call under this section 9.4(2). In case of emergency, reasonable notice of a special Board Meeting will suffice.

(3)
Each notice of a call of a Board Meeting must be in writing and contain, among other things, the place, date and time of the Board Meeting and an agenda specifying in reasonable detail the matters to be discussed at the relevant meeting and must be accompanied by any relevant papers for discussion at that Board Meeting. Unless otherwise agreed by each of the Directors, a meeting of the Board may only resolve matters specifically described in the agenda.

(4)
The Chair must cause written minutes of all meetings to be prepared and distributed to the Directors within ten (10) Business Days after the relevant Board Meeting.  The Directors will have ten (10) Business Days from the date of receipt of a copy of the minutes to raise objections or to request revisions to the minutes by notice to the Chair.  If no such objection or request is made by a Director within such ten (10) Business Day period, such minutes will be binding on the Directors and the Board.  If a Director raises objections or requests revisions to the minutes, that Director must provide in writing a reasonable alternative to the provisions in the minutes distributed by the Chair and the Directors must attempt to revise the minutes, taking into account the objections or comments raised and the alternative provisions proposed.  If the Shareholders do not agree on the minutes of the Board Meeting within twenty (20) days after receipt of the notice from the objecting Director, then the minutes of the meeting as prepared by the Chair together with the proposed changes submitted by the objecting Director will collectively constitute the record of the meeting.

(5)
A resolution in writing, signed by all the Directors (with the signature of a Director’s alternate being deemed to be the signature of that Director) will be as valid and effectual as if it had been a resolution passed at a meeting of the Board duly convened and held and any such resolution may consist of several counterparts (which may be facsimile or electronically transmitted copies of signed originals) in like form, each signed by one or more of the Directors (or alternates).

(6)
Each Shareholder must bear all travelling and other expenses incurred by any Director appointed by it in attending and returning from meetings of the Board and performing his or her duties as a Director.

(7)
Subject to the Articles, the quorum for Board Meetings must comprise at least one Director appointed by each Shareholder entitled to appoint one or more Directors under section 9.2. Each Shareholder must use its reasonable endeavours to ensure that a Director appointed by it attends each meeting of the Board and that a quorum is present throughout the meeting.

(8)
If a quorum is not present within two (2) hours of the scheduled time for a Board meeting, then the meeting must be adjourned to the same day of the second following week at the same time and the same place, or as may otherwise be agreed by all of the Directors, as long as it takes place not later than ten (10) Business Days after the initially scheduled meeting. Each Director must be notified of the time, date and place of the adjourned meeting as soon as practicable. Unless otherwise approved by all of the Directors, if a quorum is not present within two (2) hours of the rescheduled time for the meeting, then the Directors then present will constitute a quorum.

(9)	Directors may participate in Board Meetings by video or telephone conference call and such participation will be deemed to constitute presence in person at such meeting.
8.5	Voting
(1)	Each Director may vote on any action or resolution proposed at any Board Meeting unless the Director is prohibited from voting on that matter by the Articles or applicable Law.
(2)	Except as otherwise provided in this Agreement, all decisions of the Board will be decided by a simple majority of the votes cast (“Ordinary Resolution”).
(3)
No Shareholder or Director appointed by a Shareholder will have the power or authority in its individual capacity to bind the Company.  All documents and instruments executed on behalf of the Company must be signed by the CEO or an Officer, employee or agent of the Company to whom the Board has delegated the necessary general or specific authority.

(4)
Except as otherwise provided in this Agreement, the affirmative vote of at least one (1) Director appointed by each Shareholder will be required at a Board Meeting, to approve the following matters (a “Board Supermajority Vote”):

(a)	the expansion of the business of the Company beyond the conduct of the Business;
(b)	any Transfer by the Company of all or a substantial part of the Assets.
8.6	Delegation
Subject to approval by the Board by Ordinary Resolution and applicable Law, the Board may delegate the power and authority for the management of the business and affairs of the Company to the CEO and to other officers of the Company, except for any matter which pursuant to the terms of this Agreement expressly requires action by the Board.
8.7	Action Without Meeting
Any action required or permitted to be taken at a Board Meeting may be taken without a Board Meeting and without prior notice if the action is evidenced by a unanimous written consent of the Directors.
8.8	Initial Board Resolutions
The Shareholders must procure that on the Effective Date a duly convened meeting of the Board is convened and held at which a quorum is present and acting throughout at which the following matters are approved in accordance with this Agreement:
(1)	[●] are appointed as the Auditors of the Company;
(2)	if not already the case, December 31 is adopted as the Financial Year End of the Company;
(3)	the appointment of a chief executive officer as nominated by South32;
(4)
the signatories of all bank accounts maintained by the Company are changed to the CEO and one other senior employee approved by the Board at such Board Meeting with, in each case, signing authority approved by the Board at such Board Meeting; and

(5)	any existing powers of attorney of the Company are revoked.
8.9	Relevant Transactions
(1)	Sections 9.9(2) to 9.9(4) will apply in respect of Relevant Transactions.
(2)	The Company is permitted, without the prior approval of the Shareholders, to enter into Relevant Transactions, but each Relevant Transaction must be:
(a)	at a competitive market price;
(b)	on commercial terms comparable to what would be agreed between unrelated parties; and
(c)	promptly disclosed to the Shareholders.
(3)
Each Director may vote on any Relevant Transaction. If a Shareholder considers that a Relevant Transaction does not meet the criteria of section 9.9(2), then it may give notice to the Company and the other Shareholders, and the following provisions will apply:

(a)
the notice must be given within twenty (20) Business Days of the Relevant Transaction being disclosed to the Shareholder and must include reasons why the Shareholder believes the Relevant Transaction does not meet the criteria of section 9.9(2);

(b)	the Relevant Transaction must be discussed at the next Board Meeting;
(c)
if a Shareholder is not satisfied with the discussion on the Relevant Transaction at that Board Meeting, it must give notice to the other Shareholder and the Board within five (5) Business Days after that meeting, and the Shareholders will then jointly appoint a suitably qualified independent expert to assess whether or not the Relevant Transaction meets the criteria in section 9.9(2);

(d)
if the Shareholders cannot agree on an independent expert within ten (10) Business Days of the notice under section 9.9(3)(c), the independent expert will be chosen by an internationally recognised and reputable audit and accounting firm jointly agreed upon by the Shareholders;

(e)
if the independent expert finds that the Relevant Transaction does not meet the criteria in section 9.9(2), then that Relevant Transaction will not be void, however, the Shareholder that is a party to the Relevant Transaction (or whose Affiliate is a party to the Relevant Transaction) will be liable for any loss caused to the Company as a result of the departure from the criteria in section 9.9(2); and

(f)	notwithstanding the finding of the independent expert, the Company will bear all the costs of the independent expert.
(4)
At the request of a Shareholder, the Company and the other Shareholders will provide that Shareholder with information reasonably necessary to satisfy that the Relevant Transaction meets the criteria in section 9.9(2).

9.	Programs and Budgets
9.1	Programs & Budgets for Financial Year
(1)
Within ten (10) Business Days after the Effective Date, the Company must submit to the Board the first proposed Program and Budget for the Company in respect of the remainder of the Financial Year and the Board of Directors must, within twenty (20) Business Days thereafter meet in order to consider and vote on that Program and Budget.

(2)
Forty (40) Business days before the commencement of each Financial Year thereafter, the Company must prepare and submit to the Board, for approval, a draft Program and Budget for the Company for that Financial Year.

(3)
The Board of Directors must consider and vote on each Program and Budget at least twenty (20) Business Days before the commencement of the Financial Year. Approval of a Program and Budget constitutes authority for the Company and the CEO to undertake all relevant action and incur all approved expenditure for that Program and Budget.

(4)	The Company may, if circumstances require it, prepare a revised or supplementary Program and Budget and submit it to the Board for approval.
(5)	If Board fails to approve a Program and Budget at a meeting called to consider a proposed Program and Budget at which a quorum is present:

(a)
after the expiration of the current Approved Program and Approved Budget and until a new Program and Budget is approved by the Board, the Company must conduct Operations and incur expenditure necessary to preserve the Assets;

(b)
such Operations must be funded by the Shareholders making additional capital contributions to the Company in proportion to their respective Percentage Interests at the time the preceding Approved Program and Approved Budget expired; and

(c)	the Company must promptly prepare and submit to the Board a revised proposed Program and Budget, taking into account any instructions from the Board.
9.2	Election to Participate
(1)
By notice to the Company and the other Shareholder within twenty (20) Business Days of the approval of a Program and Budget by the Board, a Shareholder may elect to contribute (in the manner determined by the Board in accordance with section 11.2) to such Approved Program and Approved Budget in an amount equal to its Percentage Interest or in some lesser amount than its respective Percentage Interest, or may elect not to contribute any amount, in which cases its Percentage Interest must be recalculated as provided in section 8.4.  If a Shareholder fails to make such an election within such twenty (20) Business Day period, then the Shareholder will be deemed to have elected to contribute to such Approved Program and Approved Budget in proportion to its respective Percentage Interest as of the beginning of the period covered by the Approved Program and Approved Budget.

(2)
If a Shareholder elects pursuant to section 10.2(1) not to contribute to an Approved Program and Approved Budget or to contribute in some lesser amount than its respective Percentage Interest, then the other Shareholder may, within ten (10) Business Days of the twenty (20) Business Day period referred to in section 10.2(1), elect to withdraw its votes in favor of the Approved Program and Approved Budget and if such withdrawal results in fewer votes in favor of the Approved Program and Approved Budget than are required to adopt it, to require a new vote on the proposed Program and Budget.

9.3	Operations Pursuant to Programs and Budgets
Subject to section 10.5, Operations must be conducted, expenditure must be incurred, and Assets must be acquired only pursuant to Approved Programs and Approved Budgets.  Each Program and Budget approved by the Board must budget and provide for reasonably anticipated expenses for all Operations contemplated under the Program and Budget.
9.4	Budget Overruns
The Company must immediately notify the Board of any material departure from an Approved Program and Approved Budget.  Overruns of ten percent (10%) or less of the amount of an Approved Budget must be borne by the Shareholders in proportion to their respective Percentage Interests as of the time the overrun occurs. Subject to section 10.5, overruns of more than ten percent (10%) of an Approved Budget may only be authorized by the Board.
9.5	Emergency or Unexpected Expenditures
In case of emergency, the Company may take any reasonable action it deems necessary to protect life, limb or property, to protect the Assets or to comply with applicable Law.  The Company must promptly notify the Shareholders of the emergency.  The cost incurred in responding to the emergency must be funded by the Shareholders making additional capital contributions to the Company in proportion to their respective Percentage Interests at the time the emergency expenditures are incurred. In case of emergency expenditures exceeding $10 million, the Board must meet within twenty (20) days after receipt of notice of such expenditures to reconsider the then Approved Program and Approved Budget, and such Program and Budget must become subject to re-approval in accordance with section 10.1(3).

10.	Financing of Company
10.1	Funding
The Shareholders will not be obliged to provide funding to the Company beyond the obligations set out in this Agreement.
10.2	Financing of Approved Programs and Approved Budgets
The Parties intend that funding of the Company to meet the projected cash requirements of the Company under Approved Programs and Approved Budgets will be discharged by the methods (or by a combination of methods) as determined by the Board from time to time, including:
(1)	by way of common equity (via the issue of Shares); and
(2)	by debt.
Any Loans advanced by the Shareholders to the Company pursuant to this section 11.2 will be on the same terms and conditions.
10.3	Called Sums
On the basis of the Approved Program and Approved Budget, the Company must submit to each Shareholder at least ten (10) Business Days prior to the end of each month, a notice (“Called Sum Notice”) to contribute funds in accordance with their Percentage Interests to meet the projected cash requirements of the Company under the Approved Program and Approved Budget for the next month (each such contribution, a “Called Sum”).  Within ten (10) days after receipt of each Called Sum Notice, each Shareholder must contribute to the Company its share of such estimated cash requirements by the method of funding determined by the Board in accordance with section 11.2.  Time is of the essence for payment of such Called Sum Notices.  The Company must at all times maintain a cash balance approximately equal to the rate of disbursement for a period of approximately forty (40) Business Days.  All funds in excess of immediate cash requirements must be invested in interest-bearing accounts with the Company’s bank.
10.4	Failure to Contribute Called Sums
Except as provided in section 10.2, a Shareholder that fails to contribute any Called Sum in the amount, by the method and at the times specified in section 11.3 will be in default, and the amount of the defaulted Called Sum will bear interest from the date due at an annual rate equal to the Prime Rate plus two percentage points (2%), but in no event must such rate of interest exceed the maximum permitted by Law.  The non-defaulting Shareholder will have those rights, remedies and elections specified in section 8.5.
11.	Financial Information and Accounting Requirements
11.1	Financial Information
The Company must provide to each Director and Shareholder (at the cost and expense of the Company):
(1)
as soon as practicable (and in any event not later than fifteen (15) Business Days) after the end of each calendar month, unaudited management accounts for that calendar month and Financial Year-to-date including:

(a)	a profit and loss account, balance sheet and cash-flow statement; and
(b)	a review of the Approved Budget and a reconciliation of results against that Approved Budget;
(2)	as soon as practicable (and in any event not later than 120 days) after the end of each Financial Year, copies of the Audited Accounts;
(3)	at the time of the approval of a Program and Budget, an annual plan for the cash requirements of the Company, indicating forecast sources and uses of cash over the following 12 month period; and
(4)
any other information that the Director or Shareholder may at any time reasonably require with respect to any matter relating to the business or financial condition of the Company including for the purpose of any Shareholder or its Affiliates which is a public company whose shares are listed on a stock exchange satisfying their respective public reporting or similar obligations imposed by the relevant securities exchange on which their shares are listed.

11.2	Accounting principles
The Company must keep written financial records that correctly record and explain its transactions and financial position and performance and ensure that each financial statement and other document provided under section 12.1:
(1)	is presented in dollars or MXN, as applicable;
(2)	complies with IFRS, consistently applied, (except to the extent disclosed in them) and all applicable Laws;
(3)	provides sufficient detail to allow for the conversion of financial information from IFRS to U.S. GAAP; and
(4)
gives a true and fair view of its consolidated and unconsolidated financial position as at the date, and performance for the period ending on the date, on which those statements or documents are prepared.

11.3	Access to Financial Information
Any Shareholder and its designated Personnel (which for this purpose will include the auditors of each Shareholder or each Shareholder’s ultimate parent corporation, as applicable), upon notice in writing to the Company, will be provided with reasonable access during regular business hours to the information necessary to audit either internally or externally, the Company’s accounts, records and systems relating to the accounting of the Company under this Agreement for any Financial Year within the 12-month period following the end of such Financial Year as long as such rights are exercised in a manner that does not interfere with the conduct of the Business or expeditious completion by the Company of its Audited Accounts for a Financial Year.  Where two or more Shareholders or their designated representatives wish to conduct an audit, they must make every reasonable effort to conduct joint or simultaneous audits in a manner which will result in a minimum of inconvenience to the Company.  No audit expense incurred pursuant to this section 12.3 by either the Company or the Shareholders, or by audit firms employed by either, will be charged to the Company, and such audit expenses will be for the account of the Shareholder or Shareholders requesting the audit, except for expenses incurred in the annual audit of the Company referred to in section 12.1(2).

11.4	Distribution Policy
The Company, through a meeting of the Shareholders, may approve a distribution (which may include a dividend, return of capital, interest payment on shareholder loans or repayment of shareholder loans) in cash equal to the amount of the Company’s Available Cash at such time as determined by the meeting of the Shareholders. For purposes of this section, “Available Cash” means the maximum amount of cash legally available under applicable Law and contracts to be distributed to the Shareholders pursuant to this section 12.4, minus an amount that the meeting of the Shareholders determines in good faith should be retained in the Company to meet or fund debt service commitments (but excluding principal and interest payments on shareholder loans), working capital requirements, legal reserve fund, capital expenditures, or other business needs of the Company. Any distribution (whether quarterly or otherwise) must be made on a pro rata basis in accordance with the Percentage Interests of the Shareholders.
12.	Term and Termination
12.1	Former Shareholder not bound
This Agreement ceases to apply to a Shareholder which has transferred all its Shares as permitted by this Agreement and the Articles, except for any provision of this Agreement which is expressed to continue in force thereafter.
12.2	Effective Date and Term
This Agreement will be effective as of the Effective Date and continues in full force and effect until either:
(1)	the termination of this Agreement by unanimous written agreement of the Shareholders;
(2)	one Shareholder holding all of the issued Shares (including any Shares held by an Affiliate of that Shareholder); or
(3)	an effective resolution is passed, or a binding order is made, for the winding up of the Company by a court of competent jurisdiction.
12.3	Termination not to affect certain provisions
Any termination of this Agreement however caused, or the ceasing by any Shareholder to hold any Shares as contemplated by section 13.1 will not affect any provision of this Agreement which is expressed to come into effect on, or to continue in effect after, that termination or cessation.
12.4	Winding Up of Company
On the winding up of the Company, the relevant rules in the General Law of Commercial Companies (Ley General de Sociedades Mercantiles) will apply. In addition, each Shareholder must use its reasonable efforts in good faith, by exercise of its powers as a Shareholder, to ensure that:
(1)	adequate arrangements are made for payment of, or security for, reclamation and closure costs;
(2)	the Company surrenders to the Shareholder the license of any intellectual property licensed to it by that Shareholder; and
(3)	any other arrangements between the Company and any Shareholder in relation to the Business and Assets of the Company are terminated.

12.5	Right to Data After Termination
After the termination of the Company pursuant to section 13.1, each Shareholder will be entitled to copies of all information acquired by the Company before the effective date of termination not previously given to it, but a Shareholder that surrenders, has cancelled, forfeits or transfers its entire Shares, will not be entitled to any such information after any such surrender, cancellation, forfeiture or transfer.
13.	Transfer of Interest
13.1	General
A Shareholder will have the right to Transfer to any third party all or any part of its Interest, solely as provided in this section 16.
13.2	Limitations on Free Transferability of Interest
The Transfer right of a Shareholder in section 16.1 will be subject to the following terms and conditions:
(1)
no Transfer of an Interest will be valid or recognized by the Company unless and until the transferring Shareholder has provided to the other Shareholder notice of the Transfer, and the transferee has complied with section 16.6;

(2)	the transferring Shareholder and the transferee must bear all Tax consequences of the Transfer;
(3)
except as approved by a Shareholders Supermajority Vote or as otherwise expressly authorized by this Agreement, no Shareholder may give or create or purport to give or create any Encumbrance in or over the Assets;

(4)	no Shareholder, without approval by a Shareholders Supermajority Vote, may make a Transfer of a part of its Interest that is equal to or less than 10% of all Interests held by the Shareholders; and
(5)
for certainty, each Transfer of an Interest to a transferee must include as a part of such Transfer an amount of the Loans then held by the transferring Shareholder, which amount will be proportionate to the amount (expressed as a percentage) that the Shares being transferred as part of such Interest bear to all of the Shares held by the transferring Shareholder immediately prior to such Transfer.

13.3	Acquisition Right
(1)
Except as otherwise provided in section 16.4, if a Shareholder desires to Transfer all or any part of its Interest, then the other Shareholder (“Remaining Shareholder”) will have the right of first refusal to acquire such Interest as provided in this section 16.3.

(2)
A Shareholder (“Selling Shareholder”) intending to Transfer all or any part of its Interest (“Offered Interest”) must, subject to this section 16.3, promptly provide notice to the Remaining Shareholder of its intentions (“Transfer Notice”).  The Transfer Notice must state the price, the identity of the proposed transferee including the identity of the person which is the ultimate holding company of the proposed transferee (“Transferee”) and all other pertinent terms and conditions of the intended Transfer, and must be accompanied by a copy of the proposed offer or contract for sale.  If the consideration for the intended Transfer or any part of it is not in cash, then the Transfer Notice given by the Selling Shareholder must specify the cash value of such consideration or the relevant part of the consideration, as determined by the Selling Shareholder.

(3)
Within ten (10) Business Days after receipt of a Transfer Notice under section 16.3(2) the Remaining Shareholder may object in writing to the Selling Shareholder’s determination of the cash value of the consideration or relevant part of it which is the subject of the intended Transfer and upon such an objection being made the Shareholders must seek to agree upon that cash value but if they cannot reach agreement within five (5) Business Days after the date of objection, then that cash value will constitute a Dispute to be resolved by an Expert in accordance with section 19 (the cost of which determination must be borne, if the cash value determined is less than that determined by the Selling Shareholder, by the Selling Shareholder and in any other case by the Remaining Shareholder).

(4)
The Remaining Shareholder will have forty (40) Business Days from the date the Transfer Notice is delivered or forty (40) Business Days from the date of agreement or determination of the cash value of the consideration or relevant part of it which is the subject of the intended Transfer (whichever is the later) (“Election Period”) to notify the Selling Shareholder whether it elects to acquire the Offered Interest at (subject to section 16.3(2)) the same price and on the same terms and conditions as set out in the Transfer Notice.  If there is more than one Remaining Shareholder then the election will be exercisable by all or any one or more of the Remaining Shareholders and those who exercise it must purchase the Offered Interest of the Selling Shareholder and be liable for the purchase price as between them in proportion to their Percentage Interests inter se or in such other proportions as they may agree. For greater certainty, the Remaining Shareholder will have the right to acquire all but not less than all of the Offered Interest.

(5)
If the Remaining Shareholder elects to acquire the Offered Interest during the Election Period pursuant to section 16.3(2) and the Selling Shareholder receives offers in respect of all but not less than all of the Offered Interest, then the Transfer must be consummated within forty (40) Business Days after the date on which the Selling Shareholder or Remaining Shareholder (or both, as the case may be) have secured (on terms and conditions satisfactory to it) any necessary Consents of any Governmental Authority to the Transfer of the Offered Interest and all waiting periods which applicable Law requires the Selling Shareholder or Remaining Shareholder (or both, as the case may be) to observe have expired. Notwithstanding the foregoing and in any event, the Transfer to the Remaining Shareholder must be consummated within twelve (12) months after notice of such election is delivered to the Selling Shareholder.

(6)
If, after having completed the procedures described above, the Selling Shareholder has not received elections to acquire all but not less than all of the Offered Interest, then the Selling Shareholder will, following the expiration of the Election Period, be entitled to consummate the Transfer to the Transferee within forty (40) Business Days after the date on which the Selling Shareholder has secured (on terms and conditions satisfactory to it) any necessary Consents of any Governmental Authority to the Transfer of the Offered Interest and all waiting periods which applicable Law requires the Selling Shareholder or the Transferee (or both, as the case may be) to observe have expired which Transfer must be at a price and on terms no less favorable than those offered to the Remaining Shareholder in the Transfer Notice.  Notwithstanding the foregoing and in any event, the Transfer of the Offered Interest to the Transferee must be consummated within twelve (12) months after the date on which the Election Period expired.

(7)
If the Selling Shareholder fails to consummate the Transfer to the Transferee within the twelve (12) month period set out in section 16.3(6) or any material alteration of the terms and conditions of the intended Transfer is proposed within such period then the Selling Shareholder must not complete the intended Transfer after that time or as so altered without first having again complied with the foregoing provisions of this section 16.3.

13.4	Exceptions to Acquisition Right
Section 16.3 will not apply to the following:
(1)
transfer by a Shareholder of all or any part of its Interest to an Affiliate as long as if at any time after such Transfer such transferee ceases to be an Affiliate of such Shareholder, then such transferee must promptly Transfer all of its Interest back to such Shareholder;

(2)
an indirect Transfer that results from a change in the shareholding of a public company whose shares are listed on a stock exchange or an amalgamation, reorganization, business combination or other merger transaction completed by such a public company as long as the successor corporation possesses, directly or indirectly, all the property, rights and interests, and all the debts, liabilities and obligations, of each amalgamating or predecessor company;

(3)
an amalgamation or corporate reorganization involving the transferring Shareholder that has the effect in law of the amalgamated or surviving corporation possessing all the property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor corporation provided that the surviving corporation was at all times before such amalgamation, an Affiliate of the transferring Shareholder; or

(4)	the creation by a Shareholder of any Encumbrance over all or any of its Interest as permitted in accordance with section 16.5.
13.5	Encumbrance of Shares
Each Shareholder must not create or permit the creation of any Encumbrance over all or any of its Interest unless:
(1)	the Encumbrance is a mortgage, charge, assignment by way of security or other recognized form of security reasonably acceptable to the other Shareholder (“Security”); and
(2)	the Security is to secure money borrowed by the Shareholder for the purpose of meeting its obligations under this Agreement; and
(3)
the person to whom the Security is granted or given (“Security Holder”) agrees in writing in a legally enforceable manner with the other Shareholder (“Non-secured Shareholder”) that the rights and interests of the Company and the other Shareholder in the Interest and the Assets (whether direct or indirect) will not be subject to or prejudiced by the Security and that the Security Holder and any liquidator, receiver, receiver and manager, trustee, assignee or transferee taking an interest in or relating to the Interest of the Shareholder giving or granting the Security (“Encumbered Interest”) will be bound by the terms of this Agreement and will take subject to the rights and interests in the Encumbered Interest of the Non-secured Shareholder and, in particular, but without limiting the foregoing, that:

(a)
the Security Holder or any receiver or receiver and manager appointed by the Security Holder under the Security, if it desires to exercise any power of sale or foreclosure arising under the Security, must comply with section 16.3 as if such Security Holder, receiver or receiver and manager were the Selling Shareholder and as if reference to the other Shareholder in section 16.3 was to the Non-secured Shareholder; and

(b)	the Security must be subordinate to any then-existing debt or Encumbrance, encumbering the Shareholder’s Interest.

13.6	Conditions of Transfer
A Transfer to a third party under section 16.3 or an Affiliate under section 16.4(1) will have no effect unless and until the third party or the Affiliate (as the case may be):
(1)
except in the case of an indirect Transfer contemplated by section 16.4(2), executes and delivers to the other Shareholder and the Company an agreement or instrument in a form as the other Shareholder may reasonably require, by which the third party or the Affiliate agrees to be bound by and to perform and observe all of the terms and conditions of this Agreement binding upon and to be performed and observed by the transferring Shareholder to the extent of the Shares being transferred and specifying an address for service, including the address and email address for the third party or Affiliate; and

(2)	the third party or the Affiliate secures all necessary Consents of any Governmental Authority to the Transfer.
13.7	Costs and Expenses
The Shareholder making a Transfer to an Affiliate or to a third party must pay all costs, charges and expenses (including the legal costs and expenses of the Company and other Shareholder) of and incidental to the preparation, negotiation, settling, execution and registering of every document required to satisfy section 16.6.
13.8	Change in Control of a Shareholder
Except where a Shareholder’s shares are listed on a recognized stock exchange, if after the Effective Date there is to be a Change in Control of a Shareholder or there is a Change in Control of a Shareholder then the Shareholder in relation to whom a Change in Control is to occur or has occurred (“CC Shareholder”), must promptly give a notice (“Change in Control Notice”) to the other Shareholder (or Shareholders, as the case may be) (“Continuing Shareholder” or “Continuing Shareholders”, as the case may be) of the fact that a Change in Control will occur or has occurred. The Change in Control Notice will (subject to any Project Security) will constitute a grant by the CC Shareholder to the Continuing Shareholder or Continuing Shareholders, as the case may be of an option (“CC Option”) to acquire all of the Interest of the CC Shareholder (“Share Interest”) and the CC Option:
(1)	will be exercisable by the Continuing Shareholder or Continuing Shareholders, as the case may be by notice to the CC Shareholder:
(a)
within ninety (90) days of the date of agreement in writing by the CC Shareholder and the Continuing Shareholder or Continuing Shareholders, as the case may be of the fair market value of the Share Interest; or

(b)
failing agreement pursuant to section 16.8(1)(a) within fourteen (14) days after receipt of the Change in Control Notice, within ninety (90) days after determination of the fair market value of the Share Interest in accordance with section 16.9, whichever is the later;
(2)	will contain the following terms:
(a)	the purchase price will be the fair market value of the Share Interest as agreed in accordance with section 16.8(1)(a) or failing agreement as determined in accordance with section 16.9;
(b)	if there is more than one Continuing Shareholder then:

(i)
the CC Option will be exercisable by all or any one or more of the Continuing Shareholders and those who exercise it must purchase the Share Interest of the CC Shareholder and be liable for the purchase price as between them in proportion to their Percentage Interests inter se or in such other proportions as they may agree;

(ii)
if any Continuing Shareholder exercises the CC Option it must immediately give notice of the exercise of the CC Option to all of the other Continuing Shareholders which will then have thirty (30) days after receipt of that notice within which to exercise the CC Option themselves; and

(iii)
the date of exercise of the CC Option will be deemed to be the date of expiration of the period of thirty (30) days after receipt by all Continuing Shareholders of a notice under section 16.8(2)(b)(ii) from the first Continuing Shareholder to exercise the CC Option;

(c)
the Continuing Shareholder or Continuing Shareholders (as the case may be) exercising the CC Option will purchase and take a transfer from the CC Shareholder of the Share Interest free of all Encumbrances (other than any Project Security in respect of which a Continuing Shareholder or Continuing Shareholders (as the case may be) will covenant with the chargee or encumbrancee under such Project Security to be bound thereby and liable under the Project Security to the same extent as the CC Shareholder);

(d)
if the CC Option is exercised then the CC Shareholder must, within ninety (90) days after the date on which the Continuing Shareholder secures all necessary consents and approvals of any Governmental Authority to the purchase and transfer of the Share Interest, transfer to the Continuing Shareholder or Continuing Shareholders (as the case may be) which exercise the CC Option (and, in the case of more than one Continuing Shareholder who has exercised the CC Option, the proportions between them determined in accordance with section 16.8(2)(b)(i) the Share Interest and thereupon the CC Shareholder will cease to have any further right or interest in the Assets, the Company or the Share Interest; and

(e)
the CC Shareholder and the Company must deliver or cause to be delivered all deeds, instruments, notarizations or documents, duly executed, which in the opinion of the Continuing Shareholder (acting reasonably) are necessary to effect and evidence the purchase and transfer of the Share Interest from CC Shareholder to the Continuing Shareholder free from all Encumbrances as contemplated by this section 16.8.

13.9	Determination of Fair Market Value.
If the fair market value of a Share Interest of a CC Shareholder cannot be agreed to by the CC Shareholder and the Continuing Shareholders within fourteen (14) days after receipt of the Change of Control Notice, then the fair market value of the Share Interest of a CC Shareholder will constitute a Dispute to be resolved by an Expert in accordance with section 19 (the cost of which determination must be borne, if the fair market value determined is less than that determined by the CC Shareholder, by the CC Shareholder and in any other case by the Continuing Shareholders).
13.10	Compulsory Acquisition Option on Insolvency
If an Insolvency Event occurs in relation to any Shareholder (an “Insolvent Party”), then the other Shareholder will have an option (on a pro rata basis among such other Shareholders) to acquire the Interest of the Insolvent Party for a cash purchase price determined by agreement with the Insolvent Party or its legal representatives to be fair market value. The other Shareholder may exercise such option to purchase by written notice to the Insolvent Party or its legal representatives given within twenty (20) Business Days of it first becoming aware of the Insolvency Event.  If there is more than one Shareholder (other than the Insolvent Party) then the option will be exercisable by all or any one or more of the other Shareholders and those who exercise it must purchase the Interest of the Selling Shareholder and be liable for the cash purchase price as between them in proportion to their Percentage Interests inter se or in such other proportions as they may agree. If no agreement is reached as to the fair market value of the entire Interest of the Insolvent Party within twenty (20) Business Days of the giving of such notice, any Shareholder may refer that matter for determination by an Expert in accordance with section 19.

14.	Confidentiality
14.1	General
The Parties agree that this Agreement (including any drafts of it), all information (whether in tangible or electronic form) exchanged between the Parties or their Affiliates under this Agreement and all information concerning or relating to the Operations of which it becomes aware (“Confidential Information”) is the exclusive property of the Company, is confidential and must be kept confidential and must not be disclosed to any person at any time or in any manner except:
(1)	to another Shareholder;
(2)	with the prior written consent of the other Shareholder;
(3)	disclosure of Confidential Information by a Shareholder to its Affiliates;
(4)	to the extent that the Confidential Information was publicly available at the Effective Date or becomes publicly available subsequent to the Effective Date without breach of this Agreement;
(5)	as may be necessary in seeking approval of any Governmental Authority to perform the Operations;
(6)	by a Party to legal, financial and other professional or technical advisers, auditors and other consultants, officers and employees of:
(a)	that Party; or
(b)	that Party’s Affiliates,
in any case requiring the information for the purposes of this Agreement (or any transactions contemplated by this Agreement), or for the purpose of advising that Party in relation to this Agreement;
(7)
to the extent required by Law or by a lawful requirement of any Governmental Authority or stock exchange having jurisdiction over a Shareholder or its Affiliates (and the Parties expressly acknowledge that this Agreement may be required to be filed under Silver Bull’s SEDAR profile at www.sedar.com and with the SEC at www.sec.gov/edgar/, subject to such redactions permitted under such Law or lawful requirements as a Party may require);

(8)	if required in connection with legal proceedings or arbitration relating to this Agreement or for the purpose of advising a Shareholder in relation to legal proceedings or arbitration;

(9)
to any bona fide enquirer contemplating the Transfer to it of the Shares of a Shareholder under this Agreement as long as the enquirer has first entered into an agreement in favour of the Parties to preserve confidentiality of information disclosed in a manner at least as onerous on the enquirer as this section 17.1 is onerous on the Parties;

(10)
to a banker, lender, financial institution or other financing source considering the provision of or, which has provided financing to, a Shareholder or an Affiliate of a Shareholder or to a trustee, representative or agent of such banker, financial institution or other financing source; or

(11)
as required by the rules and regulations of any regulator, securities commission or stock exchange or similar public market for trading shares upon which securities of a Shareholder or of an Affiliate of a Shareholder are quoted after the reasonable prior consultation, if practicable, with the other Shareholder taking place as to the nature and form of the disclosure (which does not imply that the consent or approval, of the other Shareholder must or need be obtained). Notwithstanding the foregoing, any disclosure must be to the standards required by the applicable stock exchange, regulator, securities commission or applicable Law.

14.2	Public Announcements
(1)	Any initial public announcement of this Agreement and its subject matter will be in the form agreed between the Shareholders prior to the Effective Date.
(2)	Subject to section 9.2(1), a Party may not make any public announcement in relation to this Agreement or any matter arising under this Agreement unless:
(a)	the wording of the announcement is agreed between the Shareholders, such agreement not to be unreasonably withheld; or
(b)	the announcement is otherwise permitted under section 9.2(3).
(3)
A Shareholder is entitled to make announcements only to the extent necessary to comply with the listing rules of an applicable stock exchange on which its shares (or that of its Affiliate) are listed or the requirements of a regulator, securities commission or Law. The Shareholder proposing to make such an announcement will endeavour to give the other Shareholder as much notice as is possible (and in any event will endeavour to give at least 24 hours’ notice) of its intention to make the announcement, and will take into account the reasonable requests of the other Shareholder in relation to the wording of the announcement.

14.3	Duration of Confidentiality
This section 17 will apply for two (2) years following termination of this Agreement pursuant to section 13.1, and will continue to apply to any Shareholder who withdraws, who is deemed to have withdrawn, who has forfeited its Interest or who Transfers its Interest, for two (2) years following the date of such occurrence.
15.	Anti-Corruption, Internal Controls and Compliance Policies
15.1	Adequate anti-corruption policies and internal controls - Company
The Company will adopt adequate written policies and procedures that are acceptable in form and substance to South32 to ensure compliance with Laws relating to Bribery and trade sanction laws.

15.2	Representations and Covenants
(1)	Each Shareholder, including the Company, represents and warrants that, in connection with this Agreement:
(a)	neither it, nor its Personnel, directly or indirectly has engaged (upon entering into this Agreement), or will engage, in the Bribery of a Government Official or any person;
(b)	it (including its Personnel) will otherwise comply with any Anti-Corruption Laws;
(c)	neither it, nor any of its officers or directors, has been convicted of any offence involving a breach of Anti-Corruption Laws;
(d)
it will keep and maintain accurate and reasonably detailed books and financial records of expenses and receipts in connection with its performance under, and payments made or received in connection with, this Agreement; and

(e)
upon request, as soon as reasonably practicable but not later than five (5) Business Days, provide any information and reasonable assistance to another Party to audit any books and financial records to verify compliance with the undertakings under this Agreement, and otherwise reasonably co-operate with a Shareholder investigation of any related matters.

(2)	Each Shareholder represents, warrants and agrees that, in connection with this Agreement, the Assets and the Operations:
(a)
neither it, nor any of its Affiliates nor its Personnel, directly or indirectly, has engaged (prior to entering into this Agreement), or will engage, in the Bribery of a Government Official or any person;

(b)	it (including its Affiliates and Personnel) has and will otherwise comply with any Anti-Corruption Laws;
(c)	except as disclosed to the other Party, neither it (including any of its Personnel) nor any other entity in which the Party has an ownership interest:
(i)
is directly or indirectly owned or controlled, in whole or in part, by any Government Official unless the interest held is less than 5% of any securities of the Party that are publicly traded on a major stock exchange; and

(ii)	has an officer, director, or employee who is, or currently expects to become, such a Government Official during the term of this Agreement;
(d)
it must notify each other Party promptly, and in any event not less than five (5) Business Days, upon becoming aware that any officer, director, employee or owner becomes, or expects to become, a Government Official in a position to take or influence official action for or against the Operations or this Agreement;

(e)
if it engages a Subcontractor or other third party to interact with others on its behalf, it will perform appropriate risk based anti-corruption due diligence on that Subcontractor or third party, will keep records of the same, and take reasonable measures to ensure they comply with sections 18.2(2)(a), 18.2(2)(b) and 18.2(2)(c); and

(f)	it will notify each other Party promptly upon becoming aware of any potential breach of sections 18.2(2)(a), 18.2(2)(b), 18.2(2)(c) or 18.2(2)(d).

(3)	Each Shareholder represents, warrants and agrees that, in connection with this Agreement, it will:
(a)
keep and maintain accurate and reasonably detailed books and financial records of expenses and receipts in connection with its performance under, and payments made or received in connection with, this Agreement; and

(b)
upon request, as soon as reasonably practicable but no later than five (5) Business Days, provide any information and reasonable assistance to another Party to audit any books and financial records to verify compliance with the representations, warranties and undertakings under this Agreement, and otherwise reasonably co-operate with any Party investigation of any related matters.

16.	Disputes and Arbitration
16.1	Disputes
If there is any Dispute between the Shareholders concerning or arising out of or in relation to this Agreement, whether before or after the expiration of this Agreement (including any Dispute as to whether any issue or matter is arbitrable), then a Shareholder may give to each other Party a notice (“Dispute Notice”) specifying the Dispute and requiring its resolution under this section 19. All Disputes must be resolved solely in accordance with this section 19.
16.2	Dispute Representatives to Seek Resolution
(1)
If the Dispute is not resolved within ten (10) Business Days after a Dispute Notice is given by a Shareholder to each other Party, each Shareholder must nominate one (1) representative from its senior management to resolve the Dispute (each, a “Dispute Representative”), who must negotiate in good faith using their respective commercially reasonable efforts to attain a resolution of the Dispute.

(2)
If the Dispute is not resolved within ten (10) Business Days of the Dispute being referred to the respective Dispute Representatives or a Shareholder fails to nominate a Dispute Representative, then any Shareholder may submit the Dispute to arbitration in accordance with section 19.3.

16.3	Arbitration
(1)	Any Dispute which has not been resolved under section 19.2 must be referred to and finally resolved by arbitration under the then current domestic commercial arbitration rules of the BCICAC (“Rules”).
(2)	The Parties agree that:
(a)	the seat, or legal place of arbitration, will be Vancouver, British Columbia. The language used in the arbitral proceedings will be English;
(b)
all arbitral proceedings will be private and confidential and may be attended only by the arbitrators, the Parties and their representatives, and witnesses to the extent they are testifying in the proceedings;

(c)
subject to section 19.3(2)(d), any Dispute will be heard by a single arbitrator and the Shareholders must attempt to agree upon a qualified individual to serve as arbitrator.  If the Shareholders are unable to so agree within twenty (20) Business Days of the first attempt by the Shareholders to select the arbitrator, then a Shareholder may request that the BCICAC select and appoint the arbitrator;

(d)
if any Shareholders’ claim or counterclaim equals or exceeds five million dollars ($5,000,000), exclusive of interest or legal fees, then the Dispute must be heard and determined by three (3) arbitrators and in the event that three (3) arbitrators will hear the Dispute, each Shareholder must, within twenty (20) Business Days after commencement of the arbitration, select one (1) person to act as arbitrator.  The two (2) arbitrators so selected must, within ten (10) Business Days of their appointment, select a third arbitrator who will serve as the chairperson of the arbitral panel;

(e)
if a Shareholder fails to appoint an arbitrator as required under section 19.3(2)(d), or if the arbitrators selected by the Shareholders are unable or fail to agree upon a third arbitrator within ten (10) Business Days of their appointment, then a Shareholder may request that the BCICAC select and appoint that arbitrator;

(f)	the arbitrator (or each of them as the case may be) must be independent of the Parties, a senior qualified and practising lawyer in Canada with expertise in the subject matter of the Dispute;
(g)
if an arbitrator dies, resigns, refuses to act, or becomes incapable of performing his or her functions as an arbitrator, then the BCICAC may declare a vacancy on the panel and the vacancy must be filled by the method by which that arbitrator was originally appointed;

(h)	the arbitral panel may determine all questions of law and jurisdiction (including questions as to whether or not a Dispute is arbitrable) and all matters of procedure relating to the arbitration;
(i)
arbitration will be the sole and exclusive forum for resolution of a Dispute and any award or determination of the arbitral panel will be final and binding upon the Parties in respect of all matters relating to the arbitration, the procedure, the conduct of the Parties during the proceedings and the final determination of the issues in the arbitration; and

(j)	there will be no appeal from any award or determination of the arbitral panel to any court and judgment on any arbitral award may be entered in any court of competent jurisdiction.
(3)
If for any reason the BCICAC cannot or does not make the appointment or appointments required under the Rules or this section 19, either Shareholders may apply to the Supreme Court of British Columbia to appoint the arbitrator or arbitrators, as the case may be.

(4)	No arbitration proceeding may be commenced under this section 19 unless commenced within the time period permitted for actions by the applicable statute of limitations.
(5)	All papers, notices or process pertaining to an arbitration under this Agreement may be served on a Party in accordance with section 20.
(6)
The Parties must treat as Confidential Information, in accordance with the provisions of section 17, the existence of the arbitral proceedings; written notices, pleadings and correspondence in relation to the arbitration; reports, summaries, witness statements, memorials, briefs and other documents prepared in respect of the arbitration; contemporaneous or historical documents exchanged or produced for the purposes of the arbitration; and the contents of any award or ruling made in respect of the arbitration. Notwithstanding the foregoing, a Shareholder may disclose such Confidential Information in judicial proceedings to enforce an award or ruling and as permitted under this section 19.

16.4	Inconsistency between Rules and Agreement
If there is a conflict between the provisions of this Agreement and the provisions of the Rules, then the provisions of this Agreement will prevail.
16.5	Effect of Arbitration
Nothing in this section 19 will prejudice the right of a Shareholder to institute legal proceedings to seek urgent interlocutory or declaratory relief. Subject to the foregoing, the arbitration will be the sole and exclusive forum for resolution of a Dispute and the award will be final and binding.
16.6	Enforcement
The award rendered by an arbitral panel may be enforced by an order or judgment of any court having jurisdiction or an application may be made to such court for acceptance of the award and an order of enforcement, as the case may be.
16.7	Performance of Obligations During Dispute
During the existence of any Dispute, the Parties must continue to perform all of their obligations under this Agreement which are not the subject of the Dispute without prejudice to their position in respect of such Dispute, unless the Shareholders otherwise agree.
16.8	Consolidation of Arbitration
If a Shareholder is or becomes involved in any arbitration proceeding with another Shareholder and with any Affiliate of another Shareholder, all such arbitrations may at such Shareholders' discretion be consolidated or joined with the other arbitration or arbitrations such that all Disputes between the Shareholders and any Affiliates of the Shareholders, are resolved by a single arbitral panel.
16.9	Expert Determination
If:
(1)	there is any Dispute as to the application of any industry or technical standard or any rules, practices or customs of any trade or profession;
(2)	the terms of this Agreement expressly provide that a Dispute will be resolved by an Expert; or
(3)	whenever, during the term of this Agreement, the Shareholders agree that a Dispute will be resolved by an Expert, then, notwithstanding any other provision of this section 19, the Dispute must be referred to an Expert for determination and sections 19.10 to 19.12 will apply in place of section 19.3.
16.10	Appointment of Expert
The procedure for the appointment of an Expert will be as follows:
(1)	the Shareholder wishing the appointment to be made must give notice in writing to that effect to the other Shareholder and give details of the Dispute which it proposes will be resolved by the Expert;
(2)
if the matter to be referred to the Expert is not resolved by the Shareholders within ten (10) Business Days from the date of the notice referred to in section 19.10(1), then representatives of the Shareholders must meet (either in person or by electronic means) and endeavour to agree upon a single Expert (who must be independent of the Parties and must have qualifications and experience appropriate to the subject matter of the Dispute) to whom the Dispute will be referred for determination; and

(3)
if within fifteen (15) Business Days of the notice referred to in section 19.10(1) the Shareholders fail to agree upon the appointment of a single Expert, then the Shareholders must request the BCICAC to appoint the Expert. If the then President of the BCICAC does not appoint the Expert within seven (7) Business Days of receiving the Shareholders' request, then either Shareholder may make an application to the Supreme Court of British Columbia for the selection of the Expert.

16.11	Instruction of Expert and Procedures
(1)	The Expert will be instructed to:
(a)	determine the Dispute within the shortest practicable time; and
(b)	deliver a report stating its opinion with respect to the Dispute setting out the reasons for the decision.
(2)
The Expert must determine the procedures for the conduct of the process in order to resolve the Dispute and must provide each Shareholder with a fair opportunity to make submissions in relation to the Dispute.

16.12	Determination of Expert
(1)
Any process or determination of the Dispute by the Expert will be made as an expert and not as an arbitrator and the determination of the Expert will be final and binding on the Shareholders without appeal so far as the law allows except in the case of manifest error or where either Shareholder has not been provided with a fair opportunity to make submissions in relation to the Dispute.

(2)	Except as provided otherwise in this Agreement:
(a)	each Shareholder must bear its own costs of and incidental to any proceedings under sections 19.10 to 19.12 (inclusive); and
(b)	the costs of the Expert will be borne by the Shareholders in equal shares.
17.	Notice
17.1	Form of Notice
A notice, demand, approval, consent or other communication required, given or made under this Agreement (“Notice” or “notice”) must be:
(1)	in writing; and
(2)	delivered by hand or by prepaid, registered or certified mail to the address or if sent electronically as an attachment to an email to the email or other internet address, specified in section 13.3.
17.2	Delivery
(1)	A Notice is effective:
(a)	if delivered by hand, on the date it is delivered to the addressee;

(b)	if mailed to an address in the city of postage, on the date which is three (3) Business Days after the date of postage; or
(c)	if mailed to a city in Canada (other than the city of postage), on the date which is seven (7) Business Days after the date of postage;
(d)	if mailed to a city outside of Canada, on the date which is ten (10) Business Days after the date of postage;
(e)	if sent electronically:
(i)	at the time shown in the delivery confirmation report generated by the sender's email system; or
(ii)
if the sender's email system does not generate a delivery confirmation report within twelve (12) hours of the time the email is sent, unless the sender receives a return email notification that the email was not delivered, undeliverable or similar, at the time which is twelve (12) hours from the time the email was sent, unless a later time is specified in the Notice.
(2)	A Notice received after 5 p.m. in the place of receipt is taken to be received on the next Business Day in the place of receipt.
(3)	A Party may, from time to time, notify the other Party in writing of any change to its details in section 13.3.
(4)	An email does not itself constitute a Notice but a Notice may be transmitted as an attachment to an email.
17.3	Address for Notice
(1)	Silver Bull’s delivery address and electronic mail address are:

Silver Bull Resources Inc.
Suite 1610, 777 Dunsmuir Street
Vancouver, British Columbia
Canada V7Y 1K4
Attention:  <@>
Email:   <@>
(2)	the Company’s delivery address and electronic mail address are:

Contratistas de Sierra Mojada, S.A. de C.V.
c/o South32 International Investment Holdings Pty Ltd
108 St Georges Terrace
Perth, Western Australia
Australia 6000
Attention:   <@>
Email:   <@>
(3)	South32’s delivery address and electronic mail address are:
South32 International Investment Holdings Pty Ltd
108 St Georges Terrace

Perth, Western Australia
Australia 6000

Attention:  <@> <@>
Email:  <@>.<@>@south32.net
18.	General
18.1	Parties
Where a Party comprises two or more persons, each of them is, to the extent permitted by Law, jointly and severally liable for the obligations and liabilities of that Party created by, arising under or in connection with this Agreement.
18.2	Entire Agreement
This Agreement:
(1)	is the entire agreement and understanding between the Parties on everything connected with the subject matter of this Agreement; and
(2)	supersedes any prior agreement or understanding on anything connected with that subject matter.
18.3	No Third Party Beneficiaries
Except as expressly provided otherwise in this Agreement, this Agreement is for the sole benefit of the Shareholders, and no other person, including any creditor of any Shareholder, is intended to be a beneficiary of this Agreement or will have any rights under this Agreement.
18.4	Further Assurances
Each Shareholder must take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.
18.5	Amendment and variation
This Agreement may not be amended, modified, varied or supplemented except in writing signed by the Shareholders.
18.6	Consents or Approvals
Except where expressly specified otherwise in this Agreement, if the doing of any act, matter or thing under this Agreement is dependent on the consent or approval of a Shareholder or is within the discretion of a Shareholder, then the consent or approval may be given or the discretion may be exercised conditionally or unconditionally or withheld by the Shareholder in its absolute discretion.
18.7	Waiver
The Parties agree that:
(1)	a Party’s failure or delay to exercise a power or right does not operate as a waiver of that power or right;
(2)	the exercise of a power or right does not preclude either its exercise in the future or the exercise of any other power or right;

(3)	a waiver is not effective unless it is in writing; and
(4)	waiver of a power or right is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.
18.8	Survival
(1)
Sections 7.3, 8.7, 13.3, 13.4, 13.5, 16.11, 18 and 19 and all rights accrued prior to termination of this Agreement will not merge on termination of this Agreement, but will continue in full force and effect after any termination of this Agreement as will any other provision of this Agreement which expressly or by implication from its nature is intended to survive the termination of this Agreement.

(2)	Section 17 will not merge on termination of this Agreement, but will continue in full force and effect after any termination of this Agreement and will survive in accordance with their terms.
18.9	Governing Law
(1)
This Agreement is solely governed by the law in force in British Columbia and the laws of Canada applicable in British Columbia without giving effect to the conflict of laws principles in British Columbia and without reference to the laws of any other jurisdiction.

(2)	Subject to section 19, each Party:
(a)
irrevocably and unconditionally submits to and accepts the exclusive jurisdiction of the courts exercising jurisdiction in British Columbia, and any court that may hear appeals from any of those courts, for any proceeding in connection with this Agreement, subject to the right to enforce a judgement obtained in any of those courts in any other jurisdiction; and

(b)	irrevocably waives any objection to the venue of any legal process commenced in the courts of British Columbia on any basis including that the process has been brought in an inconvenient forum.
18.10	Language
(1)
At the request of the Parties this Agreement has been drafted in the English language. If required by applicable Law, this Agreement may be translated into Spanish but in the event of any inconsistency between the Spanish version of this Agreement and the English version of this Agreement, the English version will prevail and govern.

(2)
All the documents, notices, waivers and other communications given or made between the Parties in connection with this Agreement must be in the English language unless the Parties agree to the use of Spanish for any or all communications.  In the event of a discrepancy between the English language version and the Spanish language translation of any document, notice, waiver or other communication, the English language version will prevail and govern.

18.11	Severability
(1)	If anything in this Agreement is unenforceable, illegal or void then it is severed and the rest of this Agreement remains in force.
(2)
Where a provision of this Agreement is prohibited or unenforceable, the Parties must negotiate in good faith to replace the invalid provision by a provision which is in accordance with the applicable Law and which must be as close as possible to the Parties’ original intent and appropriate consequential amendments (if any) will be made to this Agreement.

18.12	Successors and Assigns
This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.
18.13	Counterparts
This Agreement may be executed in any number of counterparts.  Each counterpart is an original, but the counterparts together are one and the same document.  This Agreement is binding on the Parties on the exchange of counterparts.  A copy of a counterpart sent by facsimile machine or by electronic mail:
(1)	must be treated as an original counterpart;
(2)	is sufficient evidence of the execution of the original; and
(3)	may be produced in evidence for all purposes in place of the original.
18.14	Execution – Authorized Officer to Sign
Each person signing this Agreement as an authorized officer of a Party hereby represents and warrants that he or she is duly authorized to sign this Agreement for that Party and that this Agreement will, upon having been so executed, be binding on that Party in accordance with its terms.
[Signatures on Next Page]

Executed as an agreement as of the Effective Date.

South32 International Investment Holdings Pty Ltd.
By:
Name:
Title:

Silver Bull Resources Inc.
By:
Name:
Title:

Contratistas de Sierra Mojada, S.A. de C.V.
By:
Name:
Title:

Schedule 5 – Year 1 Approved Program

SOUTH 32 EXPLORATION SIERRA MOADA APR 2018 - MAR 2019 BUDGET
INGROUND COSTS		$2,055,829
Drilling	$732,000.00
Drill Assay	$150,000.00
Geochem Shipping - Drill	$25,000.00
Lab Analysis - Drill	$125,000.00
Geological Staff	$561,088.53
Surface Assay	$70,000.00
Geochem Shipping - Surface	$7,500.00
Lab Analysis - Surface	$62,500.00
Internal Projects	$0.00
Metallurgical Testing	$0.00
Testing at Laboratories	$0.00
Metallurgical Sample Shipping	$0.00
External Consultants	$80,740.00
Consultant 1	$0.00
Consultant 2	$0.00
Consultant 3	$0.00
Grupo Gap/ Prodemin	$80,740.00
Digital Data	$35,000.00
Geophysics	$427,000.00
RUNNING COSTS		$563,617
SM Camp & Staff	$473,026.82
Camp Staff - Full time	$277,564.67
Camp Staff - Extra	$21,123.83
SM Camp & Office	$34,270.05
Vehicles and Heavy Equipment	$25,922.07
Insurance	$25,200.00
Communication	$9,118.78
Corporate Administration	$62,400.00
HSEC	$17,427.41

Torreon Office	$8,248.73
Travel	$82,341.93
Travel	$72,261.93
Hotels & Accommodation	$6,240.00
Travel Expenses	$3,840.00
LICENCE COSTS		$191,133
Option Payments	$40,532.99
Actual Option Payments	$40,532.99
Tenement Fees	$120,600.00
Actual Tenement Fees	$60,000.00
Land Purchases	$30,000.00
CAPITAL EXPENSES		$89,340
Capital Costs	$82,940.00
Field Equipment	$76,000.00
Office/IT	$0.00
Field Equipment	$6,940.00
Infrastructure	$6,400.00
SPECIAL PROJECTS		$0
N/A	$0.00
CONTINGENCY		$144,996
Contingency 5%	$144,995.95
CORPORATE G&A (VANCOUVER - Full)

2018 BUDGET TOTAL		$3,044,915

PROPORTIONAL SPEND FOR BUDGET
INGROUND COSTS
DRILL	30.17%
GEOLOGICAL	38.55%
RUNNING COSTS
CAMP, OFFICES	11.76%
VEHICLES	0.85%
COMMUNICATIONS	0.30%
HSEC	0.57%
TORREON OFFICE	0.27%
CORPORATE ADMINISTRATION	2.05%
FLIGHTS & ACCOMMODATION	2.70%
LICENCE COSTS
OPTION FEES	1.33%
TENEMENT FEES	3.96%
EJIDO	0.99%
CAPITAL COSTS
CAPITAL COSTS	2.93%
SPECIAL PROJECTS
SPECIAL PROJECTS	0.00%
CONTINGENCY
CONTINGENCY	5.00%

Schedule 6 – Disclosure Schedule
The disclosure set out in this Schedule 6 forms and is incorporated by reference into the Agreement. This Schedule 6 constitutes the Disclosure Schedule for the purposes of the Agreement. The purpose of this Disclosure Schedule is to clarify the disclosure of exceptions to certain representations and warranties contained in the Agreement and to provide other specific disclosure required pursuant to the Agreement.
Capitalized terms used in this Disclosure Schedule, but not otherwise defined in this Schedule 6, have the meanings given to them in the Agreement. The disclosure in any numbered paragraph of the Disclosure Schedule qualifies the corresponding section in the Agreement. Matters disclosed in the Disclosure Schedule will not affect (directly or indirectly) the interpretation of the Agreement or the scope of any disclosure obligation under the Agreement.
Disclosure in one paragraph of this Schedule 6 constitutes disclosure for all purposes under the Agreement and this Disclosure Schedule to the extent that it is reasonably apparent on the face of such disclosure that such disclosure would be applicable to such other paragraph or section of the Agreement and this Disclosure Schedule. References to agreements in this Disclosure Schedule are summaries only and are not intended to be a full description of those agreements.

Section 2.2(5) – Legal Proceedings
On May 20, 2014, a local cooperative named Sociedad Cooperativa de Exploración Minera Mineros Norteños, S.C.L. (“Mineros Norteños”) filed an action in the Local First Civil Court in the District of Morelos, State of Chihuahua, Mexico, against the Company, claiming that the Company breached an agreement regarding the development of the Sierra Mojada Project. Mineros Norteños sought payment of a royalty the Silver Bull Parties had agreed to pay in connection with the purchase of certain mining concessions (the aggregate amount payable under this royalty is capped at $6.875 million), including interest at a rate of 6% per annum since August 30, 2004, even though no revenue has been produced from the applicable mining concessions. It also sought payment of wages to the cooperative’s members since August 30, 2004, even though none of the individuals were ever hired or performed work for the Company under this agreement and the Company never committed to hiring them. On January 19, 2015, the case was moved to the Third District Court (of Federal jurisdiction). On October 4, 2017, the court ruled that Mineros Norteños was time barred from bringing the case. Mineros Norteños has appealed this ruling. Silver Bull and its Mexican legal counsel believe that it is unlikely that the court’s ruling will be overturned. Silver Bull has not accrued any amounts in its consolidated financial statements with respect to this claim.
On February 15, 2016, Messrs. Jaime Valdez Farias and Maria Asuncion Perez Alonso (collectively, “Valdez”) filed an action before the Local First Civil Court of Torreon, State of Coahuila, Mexico, against the Company, claiming that the Company had breached an agreement regarding the development of the Sierra Mojada Property. Valdez sought payment in the amount of $5.9 million for the alleged breach of the agreement. On April 28, 2016, the Company filed its response to the complaint, asserting various defenses, including that the Company terminated the agreement before the payment obligations arose and that certain conditions precedent to such payment obligations were never satisfied by Valdez. Silver Bull and its Mexican legal counsel asserted all applicable defenses. In May 2017, a final judgment was entered finding for the Company, the defendant, acquitting the Company of all of the plaintiff’s claims and demands.

Section 2.2(7) – Royalties
In connection with the purchase of certain mining concessions, the Silver Bull Parties agreed to pay a net royalty interest on revenue from future mineral sales on certain concessions at the Property, including concessions on which a significant portion of the mineralized material is located. The aggregate amount payable under this royalty is capped at $6.875 million, an amount that will only be reached if there is significant future production from the concessions. This royalty is the subject of a dispute with Mineros Norteños, described in section 2.2(5) of this Disclosure Schedule.
In addition, records from prior management indicate that additional royalty interests may have been created, although the continued applicability and scope of these interests are uncertain. The existence of these royalty interests may have a material effect on the economic feasibility of potential future development of the Property.

Section 2.2(9) – Surface Rights
Please see attached memo on the current surface rights at Sierra Mojada.

Section 2.2(12) – Claims
Please see disclosure from section 2.2(5) of this Disclosure Schedule.

Section 2.2(15) – Environmental Liabilities
Sierra Mojada is a 120 year old mining district which has over 50 known mine shafts along a 6 kilometre strike length. This has resulted in numerous small waste dumps composed of limestone, dolomite and mineralized oxide material. There is almost certainly minor remnant sulphide material in these waste dumps.
In addition, a small scale smelting operation has been in operation on the Property in the past. Exact dates of operation of the smelter are unknown but it has not been in operation for at least the last 30 years. A 90 meter x 40 meter slag pile of “clinker” reject material from the smelter is located on the Property.
No environmental assessment has been carried out on any of the waste dumps or slag pile.
It is assumed the very dry nature of the climate, the lack of any significant sulphide material in the waste dumps, and the extensive limestone country rock would nullify any potential acid rock drainage from the historical mining activities.

Section 2.2(16) – Environmental Orders and Directions
Please see disclosure from section 2.2(15) of this Disclosure Schedule.

Section 2.2(18) – Regulated Substances
Please see disclosure from Section 2.2(15) of this Disclosure Schedule.

Section 2.2(19) – Claims by Groups
Please see disclosure from Section 2.2(5) of this Disclosure Schedule.

Section 2.2(36) – Liabilities and Obligations
As of March 23, 2018, the Company and Contratistas have aggregate liabilities of MEX$2,503,084.08. This amount consists of:
1. MEX$818,522.66 in accounts payable;
2. MEX$199,355.74 in accrued liabilities, excluding VAT;
3. MEX$509,705.68 in VAT payable/accrued; and
4. MEX$975,500.00 in severance payable upon the termination of employees.
The figures above may be different as of the Effective Date, as the Company has operated in the ordinary course since March 23, 2018. The Company does not anticipate any material changes in the figures above prior to the Effective Date.
The Parties acknowledge that the liabilities and obligations described above exclude intercompany balances between the Company and Contratistas.

Section 2.2(37) – Intercompany Debt
As of March 23, 2018:
1. the Company owes Silver Bull US$3,762,080; and
2. Contratistas owes Silver Bull US$61,772.
The figures above may be different as of the Effective Date, as the Company has operated in the ordinary course since March 23, 2018. The Company does not anticipate any material changes in the figures above prior to the Effective Date.

Section 2.2(39) – Claims Against Company or Assets
Please see disclosure from section 2.2(5) of this Disclosure Schedule.

Section 2.2(40) – Company Investments
The Company owns 100% of the issued and outstanding shares of Minas de Coahuila SBR S.A. de C.V.